As filed with the Securities and Exchange Commission.

                                                       `33 Act File No. ________


================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                ACT OF 1933                                  [X]

                                       and

                        REGISTRATION STATEMENT UNDER THE
                       INVESTMENT COMPANY ACT OF 1940                        [ ]

                         NATIONWIDE VARIABLE ACCOUNT-II
                           (EXACT NAME OF REGISTRANT)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (NAME OF DEPOSITOR)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                     (Name and Address of Agent for Service)



Approximate date of proposed public offering: Upon the effective date of this Registration Statement. February 13, 2003 requested.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                         NATIONWIDE VARIABLE ACCOUNT-II
                     REFERENCE TO ITEMS REQUIRED BY FORM N-4

Caption in Prospectus and Statement of Additional Information and Other Information

N-4 ITEM                                                                                                                   CAPTION
PART A     INFORMATION REQUIRED IN A PROSPECTUS
Item 1.    Cover Page...................................................................................................Cover Page
Item 2.    Definitions...................................................................................Glossary of Special Terms
Item 3.    Synopsis or Highlights........................................................................Synopsis of the Contracts
Item 4.    Condensed Financial Information.....................................................................................N/A
Item 5.    General Description of Registrant, Depositor, and Portfolio
                Companies ............................................Nationwide Life Insurance Company; Investing in the Contract
Item 6.    Deductions and Expenses..................................................................Standard Charges & Deductions;
                                                             Optional Contract Benefits, Charges, and Deductions
Item 7.    General Description of Variable Annuity Contracts..............................Ownership and Interests in the Contract;
                                                                                       Operation of the Contract
Item 8.    Annuity Period.................................................................................Annuitizing the Contract
Item 9.    Death Benefit............................................................................................Death Benefits
Item 10.   Purchases and Contract Value..................................................................Operation of the Contract
Item 11.   Redemptions.............................................................Surrender (Redemption) Prior to Annuitization;
                                                                                        Surrender (Redemption) After Annuitization
Item 12.   Taxes  ......................................................................................Federal Tax Considerations
Item 13.   Legal Proceedings.....................................................................................Legal Proceedings
Item 14.   Table of Contents of the Statement of Additional
           Information................................................Table of Contents of the Statement of Additional Information

PART B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 15.   Cover Page...................................................................................................Cover Page
Item 16.   Table of Contents.....................................................................................Table of Contents
Item 17.   General Information and History.........................................................General Information and History
Item 18.   Services.......................................................................................................Services
Item 19.   Purchase of Securities Being Offered...............................................Purchase of Securities Being Offered
Item 20.   Underwriters...............................................................................................Underwriters
Item 21.   Calculation of Performance Information...........................................Calculation of Performance Information
Item 22.   Annuity Payments.......................................................................................Annuity Payments
Item 23.   Financial Statements...............................................................................Financial Statements

PART C     OTHER INFORMATION
Item 24.   Financial Statements and Exhibits...............................................................................Item 24
Item 25.   Directors and Officers of the Depositor.........................................................................Item 25
Item 26.   Persons Controlled by or Under Common Control with the Depositor or Registrant..................................Item 26
Item 27.   Number of Contract Owners.......................................................................................Item 27
Item 28.   Indemnification.................................................................................................Item 28
Item 29.   Principal Underwriter...........................................................................................Item 29
Item 30.   Location of Accounts and Records................................................................................Item 30
Item 31.   Management Services.............................................................................................Item 31
Item 32.   Undertakings....................................................................................................Item 32

                        NATIONWIDE LIFE INSURANCE COMPANY

              Flexible Premium Deferred Variable Annuity Contracts

  Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-II

                   The date of this prospectus is February 14,
                                     2003.

--------------------------------------------------------------------------------
Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates. Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

THIS PROSPECTUS CONTAINS BASIC INFORMATION YOU SHOULD UNDERSTAND ABOUT THE CONTRACTS BEFORE INVESTING - THE ANNUITY CONTRACT IS THE LEGALLY BINDING INSTRUMENT GOVERNING THE RELATIONSHIP BETWEEN YOU AND NATIONWIDE SHOULD YOU CHOOSE TO INVEST. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.

This contract contains features that apply credits to the contract value. As a result of the increased contract value from these credits, a contract with credits will have higher asset-based expenses than a contract without credits. Additionally, the benefit of the credits may be more than offset by the additional fees that the contract owner will pay as a result of the increased contract value.

Nationwide has applied to the Securities and Exchange Commission for an exemptive order that would permit the recapture of credits under situations described in this prospectus. Credits will only be recaptured after Nationwide obtains SEC exemptive authority to do so.
--------------------------------------------------------------------------------

The following is a list of the underlying mutual funds available under the contract. The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract owners will receive notice of any such changes that affect their contract. Additionally, not all of the underlying mutual funds listed below are available in every state.

AIM VARIABLE INSURANCE FUNDS
o    AIM V.I. Basic Value Fund: Series II
o    AIM V.I. Capital Appreciation Fund: Series II
o    AIM V.I. Capital Development Fund: Series II

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
o    AllianceBernstein Small Cap Value Portfolio: Class B
o    Growth and Income Portfolio: Class B

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
o    American Century VP Income & Growth Fund: Class II
o    American Century VP International Fund: Class II
o    American Century VP Ultra Fund: Class II
o    American Century VP Value Fund: Class II

AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.
o    American Century VP Inflation Protection Fund: Class II

DREYFUS
o    Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service
     Shares
o    Dreyfus Stock Index Fund, Inc.: Service Shares
o    Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares
o    Dreyfus Variable Investment Fund - Developing Leaders Portfolio: Service
     Shares

FEDERATED INSURANCE SERIES
o    Federated American Leaders Fund II: Service Shares
o    Federated Capital Appreciation Fund II: Service Shares
o    Federated Quality Bond Fund II: Service Shares

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
o    VIP Equity-Income Portfolio: Service Class 2
o    VIP Growth Portfolio: Service Class 2
o    VIP Overseas Portfolio: Service Class 2

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
o    VIP II Contrafund(R)Portfolio: Service Class 2
o    VIP II Investment Grade Bond Portfolio: Service Class 2

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
o    VIP III Mid Cap Portfolio: Service Class 2
o    VIP III Value Strategies Portfolio: Service Class 2

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
o    Franklin Rising Dividends Securities Fund: Class 2
o    Franklin Small Cap Value Securities Fund: Class 2
o    Templeton Foreign Securities Fund: Class 2

GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
o    Comstock GVIT Value Fund: Class II
o    Dreyfus GVIT Mid Cap Index Fund: Class I
o    Federated GVIT High Income Bond Fund: Class I*
o    Gartmore GVIT Emerging Markets Fund: Class II
o    Gartmore GVIT Global Financial Services Fund: Class II
o    Gartmore GVIT Global Health Sciences Fund: Class II
o    Gartmore GVIT Global Technology and Communications Fund: Class II
o    Gartmore GVIT Global Utilities Fund: Class II
o    Gartmore GVIT Government Bond Fund: Class I
o    Gartmore GVIT Investor Destinations Funds
     >>   Gartmore GVIT Investor Destinations Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderately Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderate Fund
     >>   Gartmore GVIT Investor Destinations Moderately Aggressive Fund
     >>   Gartmore GVIT Investor Destinations Aggressive Fund
o    Gartmore GVIT Money Market Fund: Class I
o    Gartmore GVIT Total Return Fund: Class II
o    Gartmore GVIT U.S. Growth Leaders Fund: Class II
o    GVIT Small Cap Growth Fund: Class II
o    GVIT Small Cap Value Fund: Class II
o    GVIT Small Company Fund: Class II
o    MAS GVIT Multi Sector Bond Fund: Class I

JANUS ASPEN SERIES
o    Balanced Portfolio: Service Shares
o    Capital Appreciation Portfolio: Service Shares
o    International Growth Portfolio: Service Shares

MFS(R) VARIABLE INSURANCE TRUST
o    MFS Investors Growth Stock Series: Service Class
o    MFS Value Series: Service Class

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
o    AMT Fasciano Portfolio: Class S
o    AMT Limited Maturity Bond Portfolio: Class I
o    AMT Mid Cap Growth Portfolio: Class S

OPPENHEIMER VARIABLE ACCOUNT FUNDS
o    Oppenheimer Capital Appreciation Fund/VA: Service Class
o    Oppenheimer Global Securities Fund/VA: Service Class
o    Oppenheimer High Income Fund/VA: Service Class*
o    Oppenheimer Main Street Growth & Income Fund/VA: Service Class
o    Oppenheimer Main Street Small Cap Fund/VA: Service Class

VAN KAMPEN
   THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
o    Emerging Markets Debt Portfolio: Class II
o    U.S. Real Estate Portfolio: Class II

*These underlying mutual funds may invest in lower quality debt securities commonly referred to as junk bonds.

Purchase payments not invested in the underlying mutual funds of the Nationwide Variable Account-II ("variable account") may be allocated to the fixed account or the Guaranteed Term Options (Guaranteed Term Options may not be available in every jurisdiction - refer to your contract for specific information).

The annuity described in this prospectus is intended to provide benefits to a single individual and his/her beneficiaries. It is not intended to be used:

o    by institutional investors;

o    in connection with other Nationwide contracts that have the same annuitant;
     or

o in connection with other Nationwide contracts that have different annuitants, but the same contract owner.

By providing these annuity benefits, Nationwide assumes certain risks. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk, including, but not limited to, rescinding the contract and returning the contract value (less any applicable Contingent Deferred Sales Charge and/or market value adjustment). Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete or otherwise deficient information provided by the contract owner.


--------------------------------------------------------------------------------
The Statement of Additional Information (dated February 14, 2003) which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 54.
--------------------------------------------------------------------------------

For general information or to obtain FREE copies of the:

o    Statement of Additional Information;
o prospectus, annual report or semi-annual report for any underlying mutual fund;
o    prospectus for the Guaranteed Term Options;
o    required Nationwide forms; or
o    Nationwide's privacy statement,

call:           1-800-848-6331
          TDD   1-800-238-3035
or write:

       NATIONWIDE LIFE INSURANCE COMPANY
       ONE NATIONWIDE PLAZA, RR1-04-F4
       COLUMBUS, OHIO 43215



The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:
                                   WWW.SEC.GOV

Information about this and other Best of America products can be found at:

                              WWW.BESTOFAMERICA.COM

THIS ANNUITY:
o        IS NOT A BANK DEPOSIT
o        IS NOT FDIC INSURED
o        IS NOT INSURED OR ENDORSED BY A BANK OR ANY FEDERAL GOVERNMENT AGENCY
o        IS NOT AVAILABLE IN EVERY STATE
o        MAY GO DOWN IN VALUE

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the variable account. These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF SPECIAL TERMS


ACCUMULATION UNIT- An accounting unit of measure used to calculate the contract value allocated to the variable account before the annuitization date.

ANNUITIZATION DATE- The date on which Nationwide calculates the schedule of annuity payments and begins the processing necessary to start annuity payments. The date that annuity payments actually begin varies, but generally is within 7 to 10 days after Nationwide calculates the annuity payment schedule.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to begin.

ANNUITY UNIT- An accounting unit of measure used to calculate the value of variable annuity payments.

CONTRACT VALUE- The value of all accumulation units in a contract plus any amount held in the fixed account and any amount held under Guaranteed Term Options.

CONTRACT YEAR- Each year the contract is in force beginning with the date the contract is issued.

FIXED ACCOUNT- An investment option that is funded by Nationwide's general account.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INDIVIDUAL RETIREMENT ACCOUNT- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

INDIVIDUAL RETIREMENT ANNUITY OR IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

INVESTMENT-ONLY CONTRACT- A contract purchased by a qualified pension, profit-sharing or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.

NATIONWIDE- Nationwide Life Insurance Company.

NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

QUALIFIED PLAN- A retirement plan that receives favorable tax treatment under
Section 401 of the Internal Revenue Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

ROTH IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408A of the Internal Revenue Code.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408(k) of the Internal Revenue Code.

SIMPLE IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

SUB-ACCOUNTS- Divisions of the variable account for which accumulation units and annuity units are separately maintained - each sub-account corresponds to a single underlying mutual fund.

TAX SHELTERED ANNUITY- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code. None of the Tax Sheltered Annuities sold under this prospectus are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

VALUATION DATE- Each day the New York Stock Exchange and Nationwide's home office are open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current net asset value of accumulation units or annuity units might be materially affected.

VALUATION PERIOD- The period of time commencing at the close of a valuation date and ending at the close of business for the next succeeding valuation date.

VARIABLE ACCOUNT- Nationwide Variable Account-II, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

TABLE OF CONTENTS


GLOSSARY OF SPECIAL TERMS.....................................
TABLE OF CONTENTS.............................................
CONTRACT EXPENSES.............................................
UNDERLYING MUTUAL FUND ANNUAL EXPENSES........................
EXAMPLE.......................................................
SYNOPSIS OF THE CONTRACTS.....................................
FINANCIAL STATEMENTS..........................................
NATIONWIDE LIFE INSURANCE COMPANY.............................
NATIONWIDE INVESTMENT SERVICES CORPORATION....................
TYPES OF CONTRACTS............................................
     Charitable Remainder Trusts Individual Retirement
       Annuities ("IRAs")
     Investment-Only Contracts (Qualified Plans) Non-Qualified
       Contracts Roth
     IRAs Simplified Employee Pension IRAs ("SEP IRAs") Simple
       IRAs Tax
     Sheltered Annuities (Non-ERISA)

INVESTING IN THE CONTRACT.....................................
     The Variable Account and Underlying Mutual Funds
     Guaranteed Term Options
     The Fixed Account

STANDARD CHARGES AND DEDUCTIONS...............................
     Variable Account Charge
     Contingent Deferred Sales Charge
     Premium Taxes

OPTIONAL CONTRACT BENEFITS, CHARGES
     AND DEDUCTIONS...........................................
     CDSC Options
     Death Benefit Option
     Beneficiary Protector II Option
     Extra Value Options

OWNERSHIP AND INTERESTS IN THE CONTRACT.......................
     Contract Owner
     Joint Owner
     Contingent Owner
     Annuitant
     Contingent Annuitant
     Co-Annuitant
     Joint Annuitant
     Beneficiary and Contingent Beneficiary
     Changes to the Parties to the Contract

OPERATION OF THE CONTRACT.....................................
     Minimum Initial and Subsequent Purchase Payments
     Purchase Payment Credits
     Pricing
     Allocation of Purchase Payments
     Determining the Contract Value
     Transfer Requests
     Transfers Prior to Annuitization
     Transfers After Annuitization

RIGHT TO EXAMINE AND CANCEL...................................

SURRENDER (REDEMPTION) PRIOR TO ANNUITIZATION.................
     Partial Surrenders (Partial Redemptions)
     Full Surrenders (Full Redemptions)

SURRENDER (REDEMPTION) AFTER ANNUITIZATION....................

SURRENDERS UNDER CERTAIN PLAN TYPES...........................
     Surrenders Under a Tax Sheltered Annuity
     Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan

LOAN PRIVILEGE................................................
     Minimum and Maximum Loan Amounts
     Maximum Loan Processing Fee
     How Loan Requests are Processed
     Loan Interest
     Loan Repayment
     Distributions and Annuity Payments
     Transferring the Contract
     Grace Period and Loan Default

ASSIGNMENT....................................................

CONTRACT OWNER SERVICES.......................................
     Asset Rebalancing
     Dollar Cost Averaging
     Enhanced Fixed Account Dollar Cost Averaging
     Fixed Account Interest Out Dollar Cost Averaging
     Systematic Withdrawals

DEATH BENEFITS................................................
     Death of Contract Owner
     Death of Annuitant
     Death of Contract Owner/Annuitant
     Death Benefit Payment
     Death Benefit Calculations
     Spousal Protection Feature

ANNUITY COMMENCEMENT DATE.....................................

ANNUITIZING THE CONTRACT......................................
     Annuitization Date
     Annuitization
     Fixed Annuity Payments
     Variable Annuity Payments
     Frequency and Amount of Annuity Payments

ANNUITY PAYMENT OPTIONS.......................................
     Annuity Payment Options for Contracts with Total Purchase
       Payments Less Than or Equal to $2,000,000
     Annuity Payment Options for Contracts with Total Purchase
       Payments Greater Than $2,000,000

REQUIRED DISTRIBUTIONS........................................
     Required Distributions - General Information
     Required Distributions for Non-Qualified Contracts
     Required Distributions for Tax Sheltered Annuities, IRAs,
       SEP IRAs, Simple IRAs, and Roth IRAs

FEDERAL TAX CONSIDERATIONS....................................
     Federal Income Taxes
     Withholding
     Non-Resident Aliens
     Federal Estate, Gift, and Generation Skipping Transfer Taxes
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS........................................

LEGAL PROCEEDINGS.............................................

ADVERTISING ..................................................

SUB-ACCOUNT PERFORMANCE SUMMARY...............................

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION......

APPENDIX A: UNDERLYING MUTUAL FUNDS...........................

CONTRACT EXPENSES

The following tables describe the fees and expenses that a contract owner will pay when buying, owning, or surrendering the contract.

The first table describes the fees and expenses a contract owner will pay at the time the contract is purchased, surrendered, or when cash value is transferred between investment options. State premium taxes may also be deducted.

------------------------------------------------------------------------------------------------------------------------------------
                       CONTRACT OWNER TRANSACTION EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
MAXIMUM CONTINGENT DEFERRED SALES CHARGE ("CDSC")
(as a percentage of purchase payments surrendered)......................................................................      8%1
     Contracts that contain the standard CDSC schedule will be referred to as "B Schedule" contracts.
----------------------------------------------------------------------------------------------------------------------------- ------
MAXIMUM LOAN PROCESSING FEE..............................................................................................     $25 2
----------------------------------------------------------------------------------------------------------------------------- ------
The next table describes the fees and expenses that a contract owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).

------------------------------------------------------------------------------------------------------------------------------------
                           RECURRING CONTRACT EXPENSES
----------------------------------------------------------------------------------------------------------------------------- ------

VARIABLE ACCOUNT ANNUAL EXPENSES (annualized rate of total variable account charges as a percentage of the daily net assets)3

     VARIABLE ACCOUNT CHARGE.............................................................................................     1.55%
----------------------------------------------------------------------------------------------------------------------------- ------

__________________________
1 Range of CDSC over time:

----------------------------------- ---------- ---------- ---------- ----------- ---------- ---------- ---------- ----------- ------
NUMBER OF COMPLETED YEARS FROM
DATE OF PURCHASE PAYMENT                0          1          2          3           4          5          6          7           8
----------------------------------- ---------- ---------- ---------- ----------- ---------- ---------- ---------- ----------- ------
----------------------------------- ---------- ---------- ---------- ----------- ---------- ---------- ---------- ----------- ------
CDSC PERCENTAGE                        8%         7%         6%          5%         4%         3%         2%          1%         0%
----------------------------------- ---------- ---------- ---------- ----------- ---------- ---------- ---------- ----------- ------

Each contract year, the contract owner may withdraw without a CDSC the greater of:

(1) 15% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC; or

(2) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

This free withdrawal privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year. The Internal Revenue Code may impose restrictions on surrenders from contracts issued as Tax Sheltered Annuities.

2 Nationwide may assess a loan processing fee at the time each new loan is processed. Currently, Nationwide does not assess a loan processing fee. Loans are only available for contracts issued as Tax Sheltered Annuities. Loans are not available in all states. In addition, some states may not permit Nationwide to assess a loan processing fee.

3 These charges apply only to sub-account allocations. They do not apply to allocations made to the fixed account or to the Guaranteed Term Options. They are charged on a daily basis at the annualized rate noted above.

The next table describes the fees and expenses associated with optional benefits that are available under the contract. The fees associated with any optional benefits elected will be in addition to the standard variable account charge.


------------------------------------------------------------------------------------------------------------------------------------
                                                   ADDITIONAL CONTRACT OPTIONS 1
------------------------------------------------------------------------------------------------------------------------------------
CDSC OPTIONS
An applicant may purchase one of two available CDSC options as a replacement for the B Schedule that is standard to every contract.
----------------------------------- ---------- ---------- ---------- ----------- ---------- ---------- ---------- ----------- ------
     FOUR YEAR CDSC OPTION ("L SCHEDULE OPTION").........................................................................     0.20%2
     Total Variable Account Charges (including this option only).........................................................     1.75%

     NO CDSC OPTION ("C SCHEDULE OPTION")................................................................................     0.25%3
     Total Variable Account Charges (including this option only).........................................................     1.80%
----------------------------------------------------------------------------------------------------------------------------- ------

COMBINATION ENHANCED DEATH BENEFIT OPTION................................................................................     0.30%4
Total Variable Account Charges (including this option only)..............................................................     1.85%
----------------------------------------------------------------------------------------------------------------------------- ------
----------------------------------------------------------------------------------------------------------------------------- ------

BENEFICIARY PROTECTOR II OPTION..........................................................................................     0.35%5
Total Variable Account Charges (including this option only)..............................................................     1.90%
------------------------------------------------------------------------------------------------------------------------------------
                            [CONTINUED ON NEXT PAGE.]
------------------------------------------------------------------------------------------------------------------------------------

_________________________
1 Not all optional benefits are available in every state. Optional benefits must be elected at the time of application and once elected, optional benefits may not be removed from the contract. Except as otherwise noted, optional benefit charges will only apply to allocations made to the sub-accounts and are charged daily as a percentage of the average daily variable account value.

2 Range of L Schedule Option CDSC over time:

----------------------------------- ---------- ---------- ---------- ----------- ----------
NUMBER OF COMPLETED YEARS FROM
DATE OF PURCHASE PAYMENT                0          1          2          3           4
----------------------------------- ---------- ---------- ---------- ----------- ----------
CDSC PERCENTAGE                         7%         6%         5%          4%         0%
----------------------------------- ---------- ---------- ---------- ----------- ----------

The charge associated with this option will be assessed for the life of the contract.

3 Election of the C Schedule Option eliminates the B Schedule CDSC schedule; no CDSC will be assessed upon surrenders from the contract. Additionally, election of the C Schedule Option: o eliminates the fixed account as an investment option under the contract; o eliminates Enhanced Rate Dollar Cost Averaging as a contract owner service; and o makes the contract ineligible to receive Purchase Payment Credits that would otherwise be available under the contract. The charge associated with this option will be assessed for the life of the contract.

4 The Combination Enhanced Death Benefit Option is only available for contracts with annuitants age 80 or younger at the time of application.

5 The Beneficiary Protector II Option is only available for contracts with annuitants age 75 or younger at the time of application.


------------------------------------------------------------------------------------------------------------------------------------
                     ADDITIONAL CONTRACT OPTIONS (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------------

EXTRA VALUE OPTIONS
An applicant may purchase one of two available Extra Value Options in order to receive additional credits on purchase payments.

     3% EXTRA VALUE OPTION...............................................................................................    0.10%1
     Total Variable Account Charges (including this option only).........................................................    1.65%

     In addition to the charge assessed to variable account allocations, allocations made to the fixed account and the Guaranteed Term Options for the first 8 contract years will be assessed a fee of 0.10%. Consequently, the interest rate of return credited to assets in the Guaranteed Term
     Options or in the fixed account for the first 8 contract years will be lowered by 0.10% due to the assessment of this charge.

     4% EXTRA VALUE OPTION...............................................................................................    0.25%2
     Total Variable Account Charges (including this option only).........................................................    1.80%

     In addition to the charge assessed to variable account allocations, allocations made to the fixed account and the Guaranteed Term Options for the first 8 contract years will be assessed a fee of 0.25%. Consequently, the interest rate of return credited to assets in the Guaranteed Term
     Options or in the fixed account for the first 8 contract years will be lowered by 0.25% due to the assessment of this charge.
----------------------------------------------------------------------------------------------------------------------------- ------

The next table shows the fees and expenses that a contract owner would pay if he/she elected all of the optional benefits available under the contract (and the most expensive of mutually exclusive optional benefits).

------------------------------------------------------------------------------------------------------------------------------------
                                                SUMMARY OF MAXIMUM CONTRACT EXPENSES
------------------------------------------------------------------------------------------------------------------------------------

Variable Account Charge (applicable to all contracts)....................................................................     1.55%

C Schedule Option........................................................................................................     0.25%

Combination Enhanced Death Benefit Option................................................................................     0.30%

Beneficiary Protector II Option..........................................................................................     0.35%

4% Extra Value Option....................................................................................................     0.25%
----------------------------------------------------------------------------------------------------------------------------- ------

MAXIMUM POSSIBLE TOTAL VARIABLE ACCOUNT CHARGES..........................................................................     2.70%
----------------------------------------------------------------------------------------------------------------------------- ------


_____________

1 Nationwide will discontinue deducting the charge associated with the 3% Extra Value Option 8 years from the date the contract was issued.

2 Nationwide will discontinue deducting the charge associated with the 4% Extra Value Option 8 years from the date the contract was issued.

UNDERLYING MUTUAL FUND ANNUAL EXPENSES
The next table shows the minimum and maximum total operating expenses charged by the underlying mutual funds periodically during the life of the contract. More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.

--------------------------------------------------------------------------------- ---------------------- ----------------------
Total Annual Underlying Mutual Fund Operating Expenses                                   Minimum                Maximum
--------------------------------------------------------------------------------- ---------------------- ----------------------
(expenses that are deducted from underlying mutual fund assets, including                 0.57%                  4.16%
management fees, distribution (12b-1) fees, and other expenses)
--------------------------------------------------------------------------------- ---------------------- ----------------------

EXAMPLE

This Example is intended to help contract owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, variable account annual expenses, and underlying mutual fund fees and expenses.

The Example assumes:

o    a $10,000 investment in the contract for the time periods indicated;

o    a 5% return each year;

o the maximum and the minimum fees and expenses of any of the underlying mutual funds;

o    the B Schedule CDSC schedule; and

o the total variable account charges associated with the most expensive combination of optional benefits (2.70%).

For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.


------------------------------------------------------------------------------------------------------------------------------------
                                      If you surrender your contract         If you do not          If you annuitize your contract
                                       at the end of the applicable            surrender             at the end of the applicable
                                               time period                   your contract                    time period
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                      1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Maximum Total Underlying Mutual Fund
Operating Expenses (4.16%)            1,400   2,624  3,786   6,529    720   2,114   3,446   6,529     *    2,114   3,446    6,529
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Minimum Total Underlying Mutual Fund
Operating Expenses (0.57%)            1,023   1,556  2,111   3,686    343   1,046   1,771   3,686     *    1,046   1,771    3,686
------------------------------------------------------------------------------------------------------------------------------------

*The contracts sold under this prospectus do not permit annuitization during the first two contract years.

SYNOPSIS OF THE CONTRACTS

The contracts described in this prospectus are individual flexible purchase payment contracts.

The contracts can be categorized as:
o        Charitable Remainder Trusts;
o        Individual Retirement Annuities ("IRAs");
o        Investment-Only Contracts (Qualified Plans);
o        Non-Qualified Contracts;
o        Roth IRAs;
o        Simplified Employee Pension IRAs ("SEP IRAs");
o        Simple IRAs; and
o        Tax Sheltered Annuities (Non-ERISA).

For more detailed information with regard to the differences in contract types, please see "Types of Contracts" later in this prospectus.

PURPOSE OF THE CONTRACT

The annuity described in this prospectus is intended to provide benefits to a single individual and his/her beneficiaries. It is not intended to be used:

o    by institutional investors;

o    in connection with other Nationwide contracts that have the same annuitant;
     or

o in connection with other Nationwide contracts that have different annuitants, but the same contract owner.

By providing these annuity benefits, Nationwide assumes certain risks. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk, including, but not limited to, rescinding the contract and returning the contract value (less any applicable Contingent Deferred Sales Charge and/or market value adjustment). Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete or otherwise deficient information provided by the contract owner.



MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- ----------------- ------------------
                     MINIMUM INITIAL        MINIMUM
     CONTRACT        PURCHASE PAYMENT     SUBSEQUENT
       TYPE                                PAYMENTS*
-------------------- ----------------- ------------------
Charitable               $15,000            $1,000
Remainder Trust
-------------------- ----------------- ------------------
IRA                      $15,000            $1,000
-------------------- ----------------- ------------------
Investment-Only          $15,000            $1,000
-------------------- ----------------- ------------------
Non-Qualified            $15,000            $1,000
-------------------- ----------------- ------------------
Roth IRA                 $15,000            $1,000
-------------------- ----------------- ------------------
SEP IRA                  $15,000            $1,000
-------------------- ----------------- ------------------
Simple IRA               $15,000            $1,000
-------------------- ----------------- ------------------
Tax Sheltered            $15,000            $1,000
Annuity
-------------------- ----------------- ------------------

*For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $150.

Subsequent purchase payments may not be permitted in all states.

If the contract owner elects an Extra Value Option, amounts credited to the contract in excess of total purchase payments may not be used to meet the minimum initial and subsequent purchase payment requirements.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

CREDITS ON PURCHASE PAYMENTS

Purchase Payment Credits ("PPCs") are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels. PPCs are available to all contracts except for those where the C Schedule Option has been elected.

Each time a contract owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.

If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract. In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture all PPCs, but under no circumstances will the amount returned to the contract owner be less than the purchase payments made to the contract. In those states that allow a return of contract value, the contract owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.

All PPCs are fully vested after the end of the contractual free-look period.

For further information on PPCs, please see "Purchase Payment Credits" later in this prospectus.

CHARGES AND EXPENSES

Variable Account Charge

Nationwide deducts a Variable Account Charge equal to an annualized rate of 1.55% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing the costs associated with issuing variable annuity contracts.

Contingent Deferred Sales Charge

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, Nationwide may deduct a Contingent Deferred Sales Charge ("CDSC") if any amount is withdrawn from the contract. This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 8% of purchase payments surrendered.

CDSC Options

Two CDSC options are available under the contract at the time of application. If the contract owner elects the L Schedule Option, Nationwide will assess a charge equal to an annualized rate of 0.20% of the daily net assets of the variable account in exchange for a reduced CDSC schedule. If the contract owner elects the C Schedule Option, Nationwide will assess a charge equal to an annualized rate of 0.25% of the daily net assets of the variable account in exchange for elimination of CDSC under the contract.

Death Benefit Option

A death benefit option is available under the contract at the time of application. If the contract owner elects the Combination Enhanced Death Benefit Option, Nationwide will assess a charge equal to an annualized rate of 0.30% of the daily net assets of the variable account. The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

Beneficiary Protector II Option

A Beneficiary Protector II Option is available under the contract at the time of application. This option is only available for contracts with annuitants age 75 or younger at the time of application. If the contract owner of an eligible contract elects the Beneficiary Protector II Option, Nationwide will deduct an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account. Additionally, allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.35%.

Extra Value Options

Two Extra Value Options are available under the contract at the time of application. If the contract owner elects the 3% Extra Value Option, Nationwide will assess a charge equal to an annualized rate of 0.10% of the daily net assets of the variable account. If the contract owner elects the 4% Extra Value Option, Nationwide will assess a charge equal to an annualized rate of 0.25% of the daily net assets of the variable account. Allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee that corresponds to the variable account charge associated with the Extra Value Option elected. For both of the Extra Value Options, Nationwide will discontinue deducting the charge 8 years from the date the contract was issued.

Charges for Optional Benefits

The charges associated with optional benefits are generally only assessed prior to annuitization. However, the charges associated with the L Schedule Option and the C Schedule Option will be assessed both before and after annuitization. Additionally, the charge associated with the Extra Value Options are assessed for the first 8 contract years. Therefore, if a contract owner that elected an Extra Value Option annuitizes before the end of the 8th contract year, the charge for that option will continue to be assessed after annuitization until the end of the 8th contract year.

ANNUITY PAYMENTS

Annuity payments are calculated on the annuitization date and generally begin 7 to 10 days thereafter. Annuity payments will be based on the annuity payment option chosen prior to annuitization.

TAXATION

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

TEN DAY FREE-LOOK

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or other amount required by law (see "Right to Examine and Cancel").

FINANCIAL STATEMENTS

Financial statements for the variable account and Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 3 of this prospectus.

NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

NATIONWIDE INVESTMENT SERVICES CORPORATION

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215. (For contracts issued in the State of Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.) NISC is a wholly owned subsidiary of Nationwide.

TYPES OF CONTRACTS

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

CHARITABLE REMAINDER TRUSTS

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code. Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in three respects:

(1) Waiver of CDSC. A contract issued to a Charitable Remainder Trust may withdraw free of CDSC the greater of: the amount which would otherwise be available for withdrawal without CDSC: and the difference between:

     (a)  the contract value at the close of the day before the withdrawal; and

     (b) the total purchase payments made to the contract (less an adjustment for amounts surrendered).

(2) Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

(3) Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.

INDIVIDUAL RETIREMENT ANNUITIES ("IRAS")

Individual Retirement Annuities or IRAs are contracts that satisfy the provisions of section 408(b) of the Internal Revenue Code, including the following requirements:

o    the contract is not transferable by the owner;

o    the premiums are not fixed;

o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from qualified plans, Tax Sheltered Annuities and other IRAs can be received);

o certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2;

o    the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from Individual Retirement Accounts, other IRAs, Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

INVESTMENT-ONLY CONTRACTS (QUALIFIED PLANS)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

NON-QUALIFIED CONTRACTS

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, a Simple IRA, or a Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.

Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

ROTH IRAS

Roth IRA contracts are contracts that satisfy the requirements of section 408A of the Internal Revenue Code, including the following requirements:

o    the contract is not transferable by the owner;

o    the premiums are not fixed;

o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

o    the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

SIMPLIFIED EMPLOYEE PENSION IRAS ("SEP IRAS")

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:

o    minimum participation rules;
o    top-heavy contribution rules;
o    nondiscriminatory allocation rules; and
o    requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

SIMPLE IRAS

A Simple IRA is an individual retirement annuity which is funded exclusively by a qualified salary reduction arrangement and satisfies:

o    vesting requirements;
o    participation requirements; and

o    administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple
IRA.

TAX SHELTERED ANNUITIES (NON-ERISA)

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludable from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, IRAs, other Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the required period of time.

INVESTING IN THE CONTRACT

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS

Nationwide Variable Account-II is a variable account that invests in the underlying mutual funds listed in Appendix A. Nationwide established the variable account on October 7, 1981 pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions.

Each underlying mutual fund's prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1) shares of a current underlying mutual fund are no longer available for investment; or

(2)  further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

GUARANTEED TERM OPTIONS

Guaranteed Term Options are separate investment options under the contract. A Guaranteed Term Option prospectus should be read along with this prospectus. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000. Allocations to the Guaranteed Term Options are held in Nationwide's general account.

Guaranteed Term Options provide a guaranteed rate of interest over five different maturity durations: one (1), three (3), five (5), seven (7) or ten
(10) years. Note: The guaranteed term may last for up to 3 months beyond the 1, 3, 5, 7, or 10 year period since every guaranteed term will end on the final day of a calendar quarter.

For the duration selected, Nationwide will declare a guaranteed interest rate. The guaranteed interest rate will be credited to amounts allocated to the Guaranteed Term Option(s) unless a distribution is taken before the maturity date. If a distribution occurs before the maturity date, the amount distributed will be subject to a market value adjustment. A market value adjustment can increase or decrease the amount distributed depending on fluctuations in constant maturity treasury rates. No market value adjustment will be applied if Guaranteed Term Option allocations are held to maturity.

Because a market value adjustment can affect the value of a distribution, its effects should be carefully considered before surrendering or transferring from Guaranteed Term Options. Please refer to the prospectus for the Guaranteed Term Options for further information.

Guaranteed Term Options are available only during the accumulation phase of a contract. They are not available after the annuitization date. In addition, Guaranteed Term Options are not available for use with Asset Rebalancing, Dollar Cost Averaging, or Systematic Withdrawals.

Guaranteed Term Options may not be available in every state.

Charges Assessed for Certain Optional Benefits

For contract owners that elect the Beneficiary Protector II Option, allocations made to the Guaranteed Term Options will be assessed a fee of 0.35%. Consequently, the interest rate of return credited to assets in the Guaranteed Term Options will be lowered due to the assessment of this charge.

For contract owners that elect an Extra Value Option, allocations made to the Guaranteed Term Options for the first 8 contract years will be assessed a fee that corresponds to the variable account charge associated with the Extra Value Option elected. Consequently, the interest rate of return credited to assets in the Guaranteed Term Options for the first 8 contract years will be lowered due to the assessment of this charge.

THE FIXED ACCOUNT

The fixed account is an investment option that is funded by assets of Nationwide's general account. The general account contains all of Nationwide's assets other than those in this and other Nationwide separate accounts. The general account is used to support Nationwide's annuity and insurance obligations and may contain compensation for mortality and expense risks. The general account is not subject to the same laws as the variable account and the SEC has not reviewed material in this prospectus relating to the fixed account. However, information relating to the fixed account is subject to federal securities laws relating to accuracy and completeness of prospectus disclosure.

Purchase payments will be allocated to the fixed account by election of the contract owner.

The investment income earned by the fixed account will be allocated to the contracts at varying guaranteed interest rate(s) depending on the following categories of fixed account allocations:

o New Money Rate - The rate credited on the fixed account allocation when the contract is purchased or when subsequent purchase payments are made. Subsequent purchase payments may receive different New Money Rates than the rate when the contract was issued, since the New Money Rate is subject to change based on market conditions.

o Variable Account to Fixed Rate - Allocations transferred from any of the underlying investment options in the variable account to the fixed account may receive a different rate. The rate may be lower than the New Money Rate. There may be limits on the amount and frequency of movements from the variable account to the fixed account.

o Renewal Rate - The rate available for maturing fixed account allocations which are entering a new guarantee period. The contract owner will be notified of this rate in a letter issued with the quarterly statements when any of the money in the contract owner's fixed account matures. At that time, the contract owner will have an opportunity to leave the money in the fixed account and receive the Renewal Rate or the contract owner can move the money to any of the other underlying mutual fund options.

o Dollar Cost Averaging Rate - From time to time, Nationwide may offer a more favorable rate for an initial purchase payment into a new contract when used in conjunction with a dollar cost averaging program.

All of these rates are subject to change on a daily basis; however, once applied to the fixed account, the interest rates are guaranteed until the end of the calendar quarter during which the 12 month anniversary of the fixed account allocation occurs.

Credited interest rates are annualized rates - the effective yield of interest over a one-year period. Interest is credited to each contract on a daily basis. As a result, the credited interest rate is compounded daily to achieve the stated effective yield.

The guaranteed rate for any purchase payment will be effective for not less than twelve months. Nationwide guarantees that the rate will not be less than the minimum interest rate required by applicable state law.

Any interest in excess of the minimum interest rate required by applicable state law will be credited to fixed account allocations at Nationwide's sole discretion. The contract owner assumes the risk that interest credited to fixed account allocations may not exceed the minimum interest rate required by applicable state law for any given year.

Nationwide guarantees that the fixed account contract value will not be less than the amount of the purchase payments allocated to the fixed account, plus interest credited as described above, less any surrenders and any applicable charges including CDSC. Additionally, Nationwide guarantees that interest credited to fixed account allocations will not be less than the minimum interest required by applicable state law.

Fixed Account Interest Rate Guarantee Period

The fixed account interest rate guarantee period is the period of time that the fixed account interest rate is guaranteed to remain the same. During a fixed account interest rate guarantee period, transfers cannot be made from the fixed account, and amounts transferred to the fixed account must remain on deposit.

For new purchase payments allocated to the fixed account and transfers to the fixed account, the fixed account interest rate guarantee period begins on the date of deposit or transfer and ends on the one year anniversary of the deposit or transfer. The guaranteed interest rate period may last for up to 3 months beyond the 1 year anniversary because guaranteed terms end on the last day of a calendar quarter.

The fixed account interest rate guarantee period is distinct from the maturity durations associated with Guaranteed Term Options.

Charges Assessed for Certain Optional Benefits

All interest rates credited to the fixed account will be determined as described above. Based on the criteria listed above, it is possible for a contract with various optional benefits to receive the same rate of interest as a contract with no optional benefits. However, for contract owners that elect the Beneficiary Protector II Option and/or an Extra Value Option, a charge for each option is assessed to assets in the fixed account. Consequently, even though the guaranteed interest rate credited does not change, the charge assessed for the optional benefit will result in investment returns lower than the interest rate credited, as specified below.

For contract owners that elect the Beneficiary Protector II Option, payments or transfers made to the fixed account will be assessed a fee of 0.35%. Consequently, the interest rate of return credited to assets in the fixed account will be lowered due to the assessment of this charge.

For contract owners that elect an Extra Value Option, payments or transfers made to the fixed account will, for the first 8 contract years, be assessed a fee that corresponds to the variable account charge associated with the Extra Value Option elected. Consequently, the interest rate of return credited to assets in the fixed account for the first 8 contract years will be lowered due to the assessment of this charge.

Although there is a fee assessed to the assets in the fixed account for the Extra Value Options and the Beneficiary Protector II Option, Nationwide guarantees that the interest rate credited to any assets in the fixed account will never be less than the minimum interest rate required by applicable state law.

STANDARD CHARGES AND DEDUCTIONS

VARIABLE ACCOUNT CHARGE

Nationwide deducts a Variable Account Charge from the variable account. This amount is computed on a daily basis and is equal to an annualized rate of 1.55% of the daily net assets of the variable account. This fee compensates Nationwide for expenses incurred in the day to day business of distributing, issuing and maintaining annuity contracts. If the Variable Account Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

CONTINGENT DEFERRED SALES CHARGE

No sales charge deduction is made from purchase payments upon deposit into the contracts. However, if any part of the contract is surrendered, Nationwide may deduct a CDSC. The CDSC will not exceed 8% of purchase payments surrendered.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount of purchase payments surrendered.

For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth. Earnings are not subject to the CDSC, but may not be distributed prior to the distribution of all purchase payments. (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)



The CDSC applies as follows:
----------------------------- ---------------------------
 NUMBER OF COMPLETED YEARS               CDSC
   FROM DATE OF PURCHASE              PERCENTAGE
          PAYMENT
----------------------------- ---------------------------
             0                            8%
----------------------------- ---------------------------
             1                            7%
----------------------------- ---------------------------
             2                            6%
----------------------------- ---------------------------
             3                            5%
----------------------------- ---------------------------
             4                            4%
----------------------------- ---------------------------
             5                            3%
----------------------------- ---------------------------
             6                            2%
----------------------------- ---------------------------
             7                            1%
----------------------------- ---------------------------
             8                            0%
----------------------------- ---------------------------

The CDSC is used to cover sales expenses, including commissions (maximum of 8.00% of purchase payments), production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets, which may indirectly include portions of the variable account charges, since Nationwide may generate a profit from these charges.

All or a portion of any withdrawal may be subject to federal income taxes. Contract owners taking withdrawals before age 59 1/2 may be subject to a 10% penalty tax.

Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the same CDSC provisions that were applicable prior to receiving the benefit of the Spousal Protection Feature (see "Spousal Protection Feature" on page 36).

Waiver of Contingent Deferred Sales Charge

Each contract year, the contract owner may withdraw without a CDSC the greater of:
(1) 15% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC; or
(2) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

This CDSC-free withdrawal privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

Purchase payments surrendered under the CDSC-free withdrawal privilege are not, for purposes of other calculations under the contract, considered a surrender of purchase payments.

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


In addition, no CDSC will be deducted:

(1) upon the annuitization of contracts which have been in force for at least 2 years;

(2) upon payment of a death benefit. However, additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the CDSC provisions of the contract (see "Spousal Protection Feature" on page 36);

(3) from any values which have been held under a contract for at least 8 years (4 years if the L Schedule Option is elected); or

(4)  if the contract owner elected the C Schedule Option.

No CDSC applies to transfers among sub-accounts or between or among the Guaranteed Term Options, the fixed account, or the variable account.

A contract held by a Charitable Remainder Trust (within the meaning of Internal Revenue Code Section 664) may withdraw CDSC-free the greater of the amount that would otherwise be available for withdrawal without a CDSC; and the difference between:

(a) the contract value at the close of the day prior to the date of the withdrawal; and

(b) the total purchase payments made to the contract (less an adjustment for amounts surrendered).

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

The waiver of CDSC only applies to partial surrenders. If the contract owner elects to surrender the contract in full, Nationwide will assess a CDSC on the entire amount surrendered. For purposes of the CDSC free withdrawal privilege, a full surrender is:

o multiple surrenders taken within a one-year period that deplete the entire contract value; or

o    any single surrender of 90% or more of the contract value.

Long-Term Care/Nursing Home and Terminal Illness Waiver

The contract includes a Long-Term Care/Nursing Home and Terminal Illness waiver at no additional charge.

Under this provision, no CDSC will be charged if:

(1)  the third contract anniversary has passed; and

(2) the contract owner has been confined to a long-term care facility or hospital for a continuous 90-day period that began after the contract issue date; or

(3) the contract owner has been diagnosed by a physician to have a terminal illness; and

(4) Nationwide receives and records such a letter from that physician indicating such diagnosis.

Written notice and proof of terminal illness or confinement for 90 days in a hospital or long term care facility must be received in a form satisfactory to Nationwide and recorded at Nationwide's home office prior to waiver of the CDSC.

In the case of joint ownership, the waivers will apply if either joint owner meets the qualifications listed above. For those contracts that have a non-natural person as contract owner as an agent for a natural person, the annuitant may exercise the right of the contract owner for purposes described in this provision. If the non-natural contract owner does not own the contract as an agent for a natural person (e.g., the contract owner is a corporation or a trust for the benefit of an entity), the annuitant may not exercise the rights described in this provision.

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:

(1)  the time the contract is surrendered;

(2)  annuitization; or

(3)  such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS

For an additional charge, the following optional benefits are available to contract owners. Not all optional benefits are available in every state. Optional benefits must be elected at the time of application and will replace the corresponding standard contract benefit. Once elected, optional benefits may not be removed from the contract.

The charges associated with optional benefits are generally only assessed prior to annuitization. However, the charges associated with the L Schedule Option and the C Schedule Option will be assessed both before and after annuitization. Additionally, the charge associated with the Extra Value Options are assessed for the first 8 contract years. Therefore, if a contract owner that elected an Extra Value Option annuitizes before the end of the 8th contract year, the charge for that option will continue to be assessed after annuitization until the end of the 8th contract year.

CDSC OPTIONS

L Schedule Option

For an additional charge at an annualized rate of 0.20% of the daily net assets of the variable account, the contract owner may elect the L Schedule Option. Election of the L Schedule Option replaces the B Schedule CDSC schedule with a 4 year CDSC schedule.

The L Schedule Option CDSC schedule applies as follows:

----------------------------------------------------
 NUMBER OF COMPLETED YEARS FROM         CDSC
    DATE OF PURCHASE PAYMENT         PERCENTAGE
----------------------------------------------------
                0                        7%
----------------------------------------------------
                1                        6%
----------------------------------------------------
                2                        5%
----------------------------------------------------
                3                        4%
----------------------------------------------------
                4                        0%
----------------------------------------------------

Under this option, CDSC will not exceed 7% of purchase payments surrendered. The charge associated with the L Schedule Option will be assessed for the life of the contract.

C Schedule Option

For an additional charge at an annualized rate of 0.25% of the daily net assets of the variable account, the contract owner may elect the C Schedule Option, under which no CDSC will be assessed on surrenders from the contract.

Additionally, election of the C Schedule Option:

o    eliminates the fixed account as an investment option under the contract;

o    eliminates Enhanced Rate Dollar Cost Averaging as a contract owner service;
     and

o makes the contract ineligible to receive Purchase Payment Credits that would otherwise be available under the contract.

The charge associated with the C Schedule Option will be assessed for the life of the contract.

DEATH BENEFIT OPTION

For an additional charge at an annualized rate of 0.30% of the daily net assets of the variable account, the contract owner may elect the Combination Enhanced Death Benefit Option. The Combination Enhanced Death Benefit Option is only available for contracts with annuitants age 80 or younger at the time of application. The charge associated with this option will be assessed until annuitization and will be assessed on variable account allocations only.

For contracts that have elected this option, the death benefit will generally be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments , less an adjustment for amounts surrendered;

(3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

(4)  the 5% interest anniversary value.

For more complete information on how this death benefit option is determined, please see "Death Benefit Calculations" on page 34.

The Combination Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

BENEFICIARY PROTECTOR II OPTION

For an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account, the contract owner may purchase the Beneficiary Protector II Option. In addition, allocations to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.35%. The Beneficiary Protector II Option is only available for contracts with annuitants age 75 or younger at the time of application.

The Beneficiary Protector II Option provides that upon the death of the annuitant (and potentially, the co-annuitant, if one is named), and in addition to any death benefit payable, Nationwide will credit an additional amount to the contract (the "benefit"). The amount of the benefit depends on the annuitant's age at the time of application and, if applicable, the co-annuitant's age at the time of the first annuitant's death.

After the death of the last surviving annuitant or after all applicable benefits have been credited to the contract, the charge associated with the Beneficiary Protector II Option will be removed and the beneficiary may:

(a)  terminate the contract; or

(b)  continue the contract, subject to any mandatory distribution rules.

Calculation of the First Benefit

The formula for determining the first benefit, which is paid upon the first annuitant's death, is as follows:

Earnings Percentage x Adjusted Earnings

If the annuitant is age 70 or younger at the time of application, the Earnings Percentage will be 40%. If the annuitant is age 71 through age 75 at the time of application, the Earnings Percentage will be 25%.

Adjusted Earnings = (a) - (b); where:

     a= the contract value on the date the death benefit is calculated and prior to any death benefit calculation; and

     b=   purchase payments, proportionally adjusted for surrenders.

The adjustment for amounts surrendered will reduce purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings used in the first benefit calculation.

Maximum Adjusted Earnings = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the annuitant's death, proportionally adjusted for surrenders.

The benefit will either be paid in addition to the death benefit, or will be credited to the contract if there is a co-annuitant named to the contract.

If there is no co-annuitant named to the contract, the charge associated with the Beneficiary Protector II Option will be removed after the benefit is paid.

Calculation of the Second Benefit

If a co-annuitant is named under the contract, a second benefit will be paid upon the death of the co-annuitant if the co-annuitant is age 75 or younger at the date of the first annuitant's death. If the co-annuitant is older than age 75 at the date of the first annuitant's death, no second benefit will be paid and the charge associated with the Beneficiary Protector II Option will be removed.

The calculation of the second benefit will be based on earnings to the contract after the first benefit was calculated. The formula for calculating the second benefit is as follows:

Earnings Percentage x Adjusted Earnings from the Date of the First Benefit

If the co-annuitant is age 70 or younger at the time of the first annuitant's death, the Earnings Percentage will be 40%. If the co-annuitant is age 71 through age 75 at the time of the first annuitant's death, the Earnings Percentage will be 25%.

Adjusted Earnings from the Date of the First Benefit = (a) - (b) - (c), where:

     a= contract value on the date the second death benefit is calculated (before the second death benefit is calculated);

     b= the contract value on the date the first benefit and the first death benefit were calculated (after the first benefit and the first death benefit were applied), proportionately adjusted for surrenders; and

     c= purchase payments made after the first benefit was applied, proportionately adjusted for surrenders.

The adjustment for amounts surrendered will reduce the beginning contract value and purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings from the Date of the First Benefit used in the second benefit calculation.

Maximum Adjusted Earnings from the Date of the First Benefit = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the co-annuitant's death, proportionally adjusted for surrenders.

After the second benefit is applied, the charge associated with the Beneficiary Protector II Option will be removed.

How the Benefit is Allocated

Any amounts credited to the contract pursuant to the Beneficiary Protector II Option will be allocated among the sub-accounts, the fixed account and/or the Guaranteed Term Options in the same proportion as each purchase payment is allocated to the contract on the date the benefit is applied.

EXTRA VALUE OPTIONS

For an additional charge, the contract owner can elect one of two Extra Value Options.

Applicants should be aware of the following prior to electing an Extra Value
Option:

(1)  Nationwide may make a profit from the Extra Value

     Option charge;

(2) Because the Extra Value Option charge will be assessed against the entire contract value for the first 8 contract years, contract owners who anticipate making additional purchase payments after the first contract year should carefully examine the Extra Value Option and consult their financial adviser regarding its desirability; and

(3) Nationwide may take back or "recapture" all or part of the amount credited under an Extra Value Option in the event of early surrenders, including revocation of the contract during the contractual free-look period.

3% Extra Value Option

For an additional charge at an annualized rate of 0.10% of the daily net assets of the variable account, a contract owner can elect the 3% Extra Value Option. In addition, allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.10%. After the end of the 8th contract year, Nationwide will discontinue assessing the charges associated with the 3% Extra Value Option. At the end of the 7th contract year, the amount credited under this option will be fully vested.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 3% of each purchase payment made to the contract. This credit, which is funded from Nationwide's general account, will be allocated among the sub-accounts, the fixed account, and/or the Guaranteed Term Options in the same proportion that the purchase payment is allocated to the contract. Credits applied under this option are considered earnings, not purchase payments.

4% Extra Value Option

For an additional charge at an annualized rate of 0.25% of the daily net assets of the variable account, a contract owner can elect the 4% Extra Value Option. In addition, allocations made to the fixed account and the Guaranteed Term Options will be assessed a fee of 0.25%. After the end of the 8th contract year, Nationwide will discontinue assessing the charges associated with the 4% Extra Value Option. At the end of the 7th contract year, the amount credited under this option will be fully vested.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 4% of each purchase payment made to the contract. This credit, which is funded from Nationwide's general account, will be allocated among the sub-accounts, the fixed account, and/or the Guaranteed Term Options in the same proportion that the purchase payment is allocated to the contract. Credits applied under this option are considered earnings, not purchase payments.

Removal of the Extra Value Option Charge

After the end of the 8th contract year, Nationwide will discontinue assessing the charges associated with the Extra Value Option. To remove the variable account charge, Nationwide will replace the class of sub-account units corresponding to total variable account charges that include the Extra Value Option charge with another class of sub-account units associated with total variable account charges without the Extra Value Option charge. The latter class of units will have a greater individual unit value than the original class. Therefore, a reduction in the number of units is necessary to ensure that the contract value remains the same as it was prior to the removal of the charge.

From the date of the removal forward, the variable account value will be calculated using the class of sub-account unit values that do not reflect the Extra Value Option charge. Thus, the charge for that option is no longer assessed in the daily sub-account valuation for the contract.

Recapture of Extra Value Option Credits

Nationwide has applied to the Securities and Exchange Commission for an exemptive order that would permit the recapture of credits under situations described in this prospectus. Credits will only be recaptured after Nationwide obtains SEC exemptive authority to do so.

Nationwide will recapture amounts credited to the contract in connection with the Extra Value Options if:

(a) the contract owner cancels the contract pursuant to the contractual free-look provisions;

(b) the contract owner takes a full surrender before the end of the 7th contract year; or

(c) the contract owner takes a partial surrender that is or would be subject to a CDSC under the B Schedule CDSC schedule before the end of the 7th contract year.

If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture the entire amount credited to the contract under this option. In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture the entire amount credited to the contract under this option, but under no circumstances will the amount returned be less than the purchase payments made to the contract. In those states that allow a return of contract value, the contract owner will retain any earnings attributable to the amount credited, but all losses attributable to the amount credited will be incurred by Nationwide.

If the contract owner takes a full surrender of the contract before the end of the 7th contract year, Nationwide will recapture the entire amount credited to the contract under the option.

If the contract owner takes a partial surrender before the end of the 7th contract year that is subject to CDSC (or would be subject to CDSC but for the election of a CDSC-reducing option), Nationwide will recapture a proportional part of the amount credited to the contract under this option.

For example, Mr. X, who elected the 3% Extra Value Option, makes a $100,000 initial deposit to his contract and receives a 3% credit of $3,000. In contract year 2, Mr. X takes a $20,000 surrender. Under the contract Mr. X is entitled to take 15% of purchase payments free of CDSC. Thus, he can take ($100,000 x 15%) = $15,000 without incurring a CDSC. That leaves $5,000 of the surrender subject to a CDSC. For the recapture calculation, Nationwide will multiply that $5,000 by 3% to get the portion of the original credit that Nationwide will recapture. Thus, the amount of the original credit recaptured as a result of the $20,000 partial surrender is $150. The amount recaptured will be taken from the sub-accounts, the fixed account and/or the Guaranteed Term Options in the same proportion that purchase payments are allocated as of the surrender date.

Contract owners should carefully consider the consequences of taking a surrender that subjects part or all of the credit to recapture. If contract value decreases due to poor market performance, the recapture provisions could decrease the amount of contract value available for surrender.

Nationwide will NOT recapture credits under the Extra Value Options under the following circumstances:

(1) If the withdrawal is not, or would not be, subject to a CDSC under the B Schedule CDSC schedule;

(2) If the distribution is taken as a result of a death, annuitization, or to meet minimum distribution requirements under the Internal Revenue Code; or

(3)  If the surrender occurs after the end of the 7th contract year.

OWNERSHIP AND INTERESTS IN THE CONTRACT

CONTRACT OWNER

Prior to the annuitization date, the contract owner has all rights under the contract, unless a joint owner is named. If a joint owner is named, each joint owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

On the annuitization date, the annuitant becomes the contract owner, unless the contract owner is a Charitable Remainder Trust. If the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the contract owner after annuitization.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

JOINT OWNER

Joint owners each own an undivided interest in the contract.

Non-Qualified contract owners can name a joint owner at any time before annuitization. However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners.

Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners. However, if a written election, signed by both contract owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently. If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

If either joint owner dies before the annuitization date, the contract continues with the surviving joint owner as the remaining contract owner.

CONTINGENT OWNER

The contingent owner succeeds to the rights of a contract owner if a contract owner who is not the annuitant dies before the annuitization date, and there is no surviving joint owner.

If a contract owner who is the annuitant dies before the annuitization date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.

The contract owner may name a contingent owner at any time before the annuitization date.

ANNUITANT

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age.

Only Non-Qualified Contract owners may name someone other than himself/herself as the annuitant.

The contract owner may not name a new annuitant without Nationwide's consent.

CONTINGENT ANNUITANT

If the annuitant dies before the annuitization date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age.

If a contingent annuitant is named, all provisions of the contract that are based on the annuitant's death prior to the annuitization date will be based on the death of the last survivor of the annuitant and contingent annuitant.

CO-ANNUITANT

A co-annuitant, if named, must be the annuitant's spouse. The co-annuitant may be named at any time prior to annuitization and will receive the benefit of the Spousal Protection Feature (subject to the conditions set forth in the "Spousal Protection Feature" provision).

If either co-annuitant dies before the annuitization date, the surviving co-annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.

JOINT ANNUITANT

The joint annuitant is designated as a second person (in addition to the annuitant) upon whose continuation of life any annuity payment involving life contingencies depend. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a joint annuitant of greater age.

The contract owner may name a joint owner at any time before the annuitization date.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid. The contract owner can name more than one contingent beneficiary. Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

CHANGES TO THE PARTIES TO THE CONTRACT

Prior to the annuitization date (and subject to any existing assignments), the contract owner may request to change the following:

o    contract owner (Non-Qualified Contracts only);
o    joint owner (must be the contract owner's spouse);
o    contingent owner;
o    annuitant (subject to Nationwide's underwriting and approval);
o    contingent annuitant (subject to Nationwide's underwriting and approval);
o    co-annuitant (must be the annuitant's spouse);
o    joint annuitant (subject to Nationwide's underwriting and approval);
o    beneficiary; or
o    contingent beneficiary.

The contract owner must submit the request to Nationwide in writing and Nationwide must receive the request at its home office before the annuitization date. Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the contract owner or annuitant is living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

In addition to the above requirements, any request to change the contract owner must be signed by the existing contract owner and the person designated as the new contract owner. Nationwide may require a signature guarantee.

If the contract owner is not a natural person and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change, regardless of whether the contract owner named a contingent annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract (see "Purpose of the Contract" earlier in this prospectus).

OPERATION OF THE CONTRACT

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- ----------------- ------------------
                     MINIMUM INITIAL        MINIMUM
     CONTRACT        PURCHASE PAYMENT     SUBSEQUENT
       TYPE                                PAYMENTS*
-------------------- ----------------- ------------------
Charitable               $15,000            $1,000
Remainder Trust
-------------------- ----------------- ------------------
IRA                      $15,000            $1,000
-------------------- ----------------- ------------------
Investment-Only          $15,000            $1,000
-------------------- ----------------- ------------------
Non-Qualified            $15,000            $1,000
-------------------- ----------------- ------------------
Roth IRA                 $15,000            $1,000
-------------------- ----------------- ------------------
SEP IRA                  $15,000            $1,000
-------------------- ----------------- ------------------
Simple IRA               $15,000            $1,000
-------------------- ----------------- ------------------
Tax Sheltered            $15,000            $1,000
Annuity
-------------------- ----------------- ------------------

*For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $150.

Subsequent purchase payments may not be permitted in all states.

If the contract owner elects an Extra Value Option, amounts credited to the contract in excess of total purchase payments may not be used to meet the minimum initial and subsequent purchase payment requirements.

The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent. Nationwide's consent is contingent on a risk analysis that may involve a medical evaluation.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

PURCHASE PAYMENT CREDITS

Purchase Payment Credits ("PPCs") are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels. PPCs are available to all contracts except for those where the C Schedule Option has been elected.

Each time a contract owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit. The formula used to determine the amount of the PPC is as follows:

       (Cumulative Purchase Payments x PPC%)
-      PPCs Paid to Date
------ --------------------------------------------
=      PPCs Payable

Cumulative Purchase Payments = the total of all purchase payments applied to the contract, including the current deposit, minus any surrenders.

PPC% = either 0.0%, 0.5%, or 1.0%, depending on the level of Cumulative Purchase Payments as follows:

     --------------------------- -----------------------------
     If Cumulative Purchase
     Payments are . . .          Then the PPC% is . . .
     --------------------------- -----------------------------
     --------------------------- -----------------------------
           $0 - $499,999           0.0% (no PPC is payable)
     --------------------------- -----------------------------
     --------------------------- -----------------------------
        $500,000 - $999,999                  0.5%
     --------------------------- -----------------------------
     --------------------------- -----------------------------
         $1,000,000 or more                  1.0%
     --------------------------- -----------------------------

PPCs Paid to Date = the total PPCs that Nationwide has already applied to the contract.

PPCs Payable = the PPCs that Nationwide will apply to the contract as a result of the current deposit.

For example, on March 1, Ms. Z makes an initial deposit of $200,000 to her contract. She does not receive a PPC since her Cumulative Purchase Payments are less than $500,000.

On April 1, Ms. Z applies additional purchase payments of $350,000. Cumulative Purchase Payments now equal $550,000. Nationwide will apply PPCs to Ms. Z's contract equal to $2,750, which is (0.5% x $550,000) - $0.

On May 1, Ms. Z takes a surrender of $150,000. Cumulative Purchase Payments now equal $400,000.

On June 1, Ms. Z applies additional purchase payments of $500,000. Cumulative Purchase Payments now equal $900,000. Nationwide will apply PPCs to Ms. Z's contract equal to $1,750, which is ($900,000 x 0.5%) - $2,750. At this point in time, a total of $4,500 in PPCs have been applied to Ms. Z's contract.

On July 1, Ms. Z applies additional purchase payments of $300,000. Cumulative Purchase Payments now equal $1,200,000. Nationwide will apply PPCs to Ms. Z's contract equal to $7,500, which is ($1,200,000 x 1.0%) - $4,500. At this point in time, a total of $12,000 in PPCs have been applied to Ms. Z's contract.

PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.

If the contract owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract. In those states that require the return of purchase payments for IRAs that are surrendered pursuant to the contractual free-look, Nationwide will recapture all PPCs, but under no circumstances will the amount returned to the contract owner be less than the purchase payments made to the contract. In those states that allow a return of contract value, the contract owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.

All PPCs are fully vested after the end of the contractual free-look period.

PRICING

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.

Subsequent purchase payments allocated to sub-accounts will be priced at the next available accumulation unit value after the payment is received.

Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

o        New Year's Day                o        Independence Day
o        Martin Luther King, Jr. Day   o        Labor Day
o        Presidents' Day               o        Thanksgiving
o        Good Friday                   o        Christmas
o        Memorial Day

Nationwide also will not price purchase payments if:

(1)  trading on the New York Stock Exchange is restricted;

(2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

(3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, contract value may be affected since the contract owner will not have access to their account.

ALLOCATION OF PURCHASE PAYMENTS

Nationwide allocates purchase payments to sub-accounts, the fixed account and/or Guaranteed Term Options as instructed by the contract owner. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units. Contract owners can change future allocations to the sub-accounts, fixed account or Guaranteed Term Options. However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any sub-account. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

DETERMINING THE CONTRACT VALUE

The contract value is the sum of:

(1) the value of amounts allocated to the sub-accounts of the variable account; and

(2)  amounts allocated to the fixed account; and

(3)  amounts allocated to a Guaranteed Term Option.

If charges are assessed against the whole contract value, Nationwide will deduct a proportionate amount from each sub-account, the fixed account and any Guaranteed Term Option based on current cash values.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to sub-accounts are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual funds for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor for any particular sub-account is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)  is the sum of:

     (1) the net asset value of the underlying mutual fund as of the end of the current valuation period; and

     (2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period).

(b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period.

(c) is a factor representing the daily total variable account charges, which may include charges for optional benefits elected by the contract owner. The factor is equal to an annualized rate ranging from 1.55% to 2.70% of the daily net assets of the variable account, depending on which optional benefits the contract owner elects.

Based on the change in the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Determining Fixed Account Value

Nationwide determines the value of the fixed account by:

(1) adding all amounts allocated to the fixed account, minus amounts previously transferred or surrendered;

(2)  adding any interest earned on the amounts allocated to the fixed account;
     and

(3)  subtracting charges deducted in accordance with the contract.

Determining the Guaranteed Term Option Value

Nationwide determines the value of a Guaranteed Term Option by:

(1) adding all amounts allocated to the Guaranteed Term Options, minus amounts previously transferred or surrendered (including any market value adjustment);

(2) adding any interest earned on the amounts allocated to the Guaranteed Term Options; and

(3)  subtracting charges deducted in accordance with the contract.

TRANSFER REQUESTS

Nationwide will accept transfer requests in writing, over the telephone, or via the internet. Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone and/or internet exchange privileges upon 30 days written notice to contract owners.

Amounts transferred to the sub-accounts will receive the accumulation unit value next determined after the transfer request is received.

TRANSFERS PRIOR TO ANNUITIZATION

Prior to annuitization, a contract owner is permitted 20 "transfer events" each calendar year without restriction. A "transfer event" is any valuation period on which allocations are moved between investment options, regardless of the quantity of reallocations. For example, if a contract owner moves contract value between 20 underlying mutual funds in one day, the entire reallocation only counts as one transfer event.

If, in any calendar year, a contract owner exceeds the 20 transfer event limit, the contract owner will be required to submit any additional transfer requests via U.S. mail. Nationwide will reset the transfer limit each January 1st. The number of transfer events permitted each year is not cumulative; transfer events not used in a given calendar year may not be carried over into subsequent calendar years.

Transfers from the Fixed Account

A contract owner may transfer allocations from the fixed account to the sub-accounts or a Guaranteed Term Option only upon reaching the end of a fixed account interest rate guarantee period. Fixed account transfers must be made within 45 days after the end of the interest rate guarantee period. The fixed account interest rate guarantee period is the period of time that the fixed account interest rate is guaranteed to remain the same.

Normally, Nationwide will permit 100% of the maturing fixed account allocations to be transferred. However, Nationwide may limit the amount that can be transferred from the fixed account. Nationwide will determine the amount that may be transferred and will declare this amount at the end of the fixed account interest rate guarantee period. The maximum transferable amount will never be less than 10% of the fixed account allocation reaching the end of a fixed account interest rate guarantee period.

Contract owners who use Dollar Cost Averaging may transfer from the fixed account under the terms of that program.

Nationwide reserves the right to limit the number of transfers from the fixed account to the Guaranteed Term Options to one per calendar year.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

Transfers from a Guaranteed Term Option

A contract owner may transfer allocations from a Guaranteed Term Option to the sub-accounts and/or the fixed account at any time. Transfers from a Guaranteed Term Option prior to maturity are subject to a market value adjustment.

Nationwide reserves the right to limit or refuse transfers to the fixed account and to limit the number of transfers out of the Guaranteed Term Options to one per calendar year.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the Guaranteed Term Options for a period of up to 6 months from the date of the transfer request.

Transfers from the Sub-Accounts

A contract owner may transfer allocations from the sub-accounts to the fixed account or a Guaranteed Term Option at any time, subject to terms and conditions imposed by the contract and the underlying mutual funds.

Nationwide reserves the right to limit or refuse transfers to the fixed account and to limit the number of transfers from the sub-accounts to the Guaranteed Term Options to one per calendar year.

Transfers Among the Sub-Accounts

A contract owner may transfer allocations among the sub-accounts at any time, subject to terms and conditions imposed by the contract and the underlying mutual funds.

Sub-Account Transfer Restrictions

Nationwide reserves the right to refuse or limit transfer requests (or take any other action it deems necessary) in order to protect contract owners, annuitants and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices that are employed by some contract owners (or third parties acting on their behalf).

If Nationwide determines that a contract owner (or a third party acting on the contract owner's behalf) is engaging in harmful short-term trading, Nationwide reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified contract owners to submit transfer requests via telephone, facsimile, or over the internet. If Nationwide exercises this right, affected contract owners would be limited to submitting transfer requests via U.S. mail. Any action taken by Nationwide pursuant to this provision will be preceded by a 30 day written notice to the affected contract owner.

TRANSFERS AFTER ANNUITIZATION

After annuitization, the portion of the contract value allocated to fixed annuity payments and the portion of the contract value allocated to variable annuity payments may not be changed.

After annuitization, transfers among sub-accounts may only be made on the anniversary of the annuitization date.

RIGHT TO EXAMINE AND CANCEL

Contract owners have a ten day "free-look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free-look privileges.

If a contract owner who received Purchase Payment Credits and/or elected an Extra Value Option subsequently chooses to cancel the contract under the free-look provision, Nationwide will recapture all credits applied under these programs. For those jurisdictions that provide for a return of contract value, the contract owner will retain any earnings attributable to the amounts credited; all losses attributable to the amounts credited will be incurred by Nationwide.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

SURRENDER (REDEMPTION) PRIOR TO ANNUITIZATION

Prior to annuitization and before the annuitant's death, contract owners may generally surrender some or all of their contract value. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

If an Extra Value Option has been elected, and the amount withdrawn is or would be subject to a CDSC under the B Schedule CDSC schedule, then for the first 8 contract years only, Nationwide will recapture a portion of the amount credited under the Extra Value Option. No recapture will take place after the 8th contract year.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

Nationwide is required by state law to reserve the right to postpone payment of assets in the fixed account and Guaranteed Term Options for a period of up to 6 months from the date of the surrender request.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS)

If a contract owner requests a partial surrender, Nationwide will surrender accumulation units from the sub-accounts and an amount from the fixed account and the Guaranteed Term Options. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

Partial surrenders are subject to the CDSC provisions of the contract. If a CDSC is assessed, the contract owner may elect to have the CDSC deducted from either:

(a)  the amount requested; or

(b) the contract value remaining after the contract owner has received the amount requested.

If the contract owner does not make a specific election, any applicable CDSC will be deducted from the amount requested by the contract owner.

The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC.

FULL SURRENDERS (FULL REDEMPTIONS)

Upon full surrender, the contract value may be more or less than the total of all purchase payments made to the contract. The contract value will reflect:

o
variable account charges;

o    underlying mutual fund charges;

o    the investment performance of the underlying mutual funds;

o    amounts allocated to the fixed account and any interest credited; and

o amounts allocated to the Guaranteed Term Options, plus or minus any market value adjustment.

Full surrenders are subject to the CDSC provisions of the contract. The CDSC-free withdrawal privilege does not apply to full surrenders of the contract. For purposes of the CDSC free withdrawal privilege, a full surrender is:

o multiple surrenders taken within a one-year period that deplete the entire contract value; or

o    any single surrender of 90% or more of the contract value.

SURRENDER (REDEMPTION) AFTER ANNUITIZATION

After the annuitization date, surrenders other than regularly scheduled annuity payments are not permitted.

SURRENDERS UNDER CERTAIN PLAN TYPES

SURRENDERS UNDER A TAX SHELTERED ANNUITY

Contract owners of a Tax Sheltered Annuity may surrender part or all of their contract value before annuitant's death, except as provided below:

(A) Contract value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

     (1) when the contract owner reaches age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code
          Section 72(m)(7)); or

     (2) in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may NOT include any income earned on salary reduction contributions.

(B)  The surrender limitations described in Section A also apply to:

     (1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

     (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

     (3) all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

(C) Any distribution other than the above, including a ten day free-look cancellation of the contract (when available) may result in taxes, penalties, and/or retroactive disqualification of a Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free-look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

SURRENDERS UNDER A TEXAS OPTIONAL RETIREMENT PROGRAM OR A LOUISIANA OPTIONAL RETIREMENT PLAN

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

o    the participant dies;

o    the participant retires;

o    the participant terminates employment due to total disability; or

o the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, contract value may be transferred to other carriers, subject to any sales charges.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

LOAN PRIVILEGE

The loan privilege is only available to contract owners of Tax Sheltered Annuities. Contract owners of Tax Sheltered Annuities may take loans from the contract value beginning 30 days after the contract is issued up to the annuitization date. Loans are subject to the terms of the contract, the plan, and the Internal Revenue Code. Nationwide may modify the terms of a loan to comply with changes in applicable law.

MINIMUM AND MAXIMUM LOAN AMOUNTS

Contract owners may borrow a minimum of $1,000, unless Nationwide is required by law to allow a lesser minimum amount. Each loan must individually satisfy the contract minimum amount.

Nationwide will calculate the maximum non-taxable loan amount based on information provided by the participant or the employer. Loans may be taxable if a participant has additional loans from other plans. The total of all outstanding loans must not exceed the following limits:

------------------------ --------------------------
CONTRACT VALUES          MAXIMUM OUTSTANDING LOAN
                         BALANCE ALLOWED
------------------------ --------------------------
up to $20,000            up to 80% of contract
                         value (not more than
                         $10,000)
------------------------ --------------------------
$20,000 and over         up to 50% of contract
                         value (not more than
                         $50,000*)
------------------------ --------------------------
*The $50,000 limit will be reduced by the highest outstanding balance owed during the previous 12 months.

For salary reduction Tax Sheltered Annuities, loans may be secured only by the contract value.

MAXIMUM LOAN PROCESSING FEE

Nationwide may charge a loan processing fee at the time each new loan is processed. The loan processing fee, if assessed, will not exceed $25 per loan processed. This fee compensates Nationwide for expenses related to administering and processing loans. Loans are not available in all states. In addition, some states may not allow Nationwide to assess a loan processing fee.

The fee is taken from the sub-accounts, fixed account, and Guaranteed Term Options in proportion to the contract value at the time the loan is processed.

HOW LOAN REQUESTS ARE PROCESSED

All loans are made from the collateral fixed account. Nationwide transfers accumulation units in proportion to the assets in each sub-account to the collateral fixed account until the requested amount is reached.

If there are not enough accumulation units available in the contract to reach the requested loan amount, Nationwide next transfers contract value from the fixed account. Contract value transferred from the fixed account to meet the requested loan amount is not subject to the fixed account transfer limitations otherwise applicable under the contract.

Any remaining required collateral will be transferred from the Guaranteed Term Options. Transfers from the Guaranteed Term Options may be subject to a market value adjustment.

No CDSC will be deducted on transfers related to loan processing.

LOAN INTEREST

The outstanding loan balance in the collateral fixed account is credited with interest until the loan is repaid in full. The credited interest rate will be 2.25% less than the loan interest rate fixed by Nationwide. The credited interest rate is guaranteed never to fall below 3.0%.

Specific loan terms are disclosed at the time of loan application or issuance.

LOAN REPAYMENT

Loans must be repaid in five years. However, if the loan is used to purchase the contract owner's principal residence, the contract owner has 15 years to repay the loan.

Contract owners must identify loan repayments as loan repayments or they will be treated as purchase payments and will not reduce the outstanding loan. Loan repayments must be substantially level and made at least quarterly.

Loan repayments will consist of principal and interest in amounts set forth in the loan agreement. Repayments are allocated to the sub-accounts in accordance with the contract, unless Nationwide and the contract owner have agreed to amend the contract at a later date on a case by case basis.

Loan repayments to the Guaranteed Term Options must be at least $1,000. If the proportional share of the repayment to the Guaranteed Term Options is less than $1,000, that portion of the repayment will be allocated to the GVIT - Gartmore GVIT Money Market Fund: Class I unless the contract owner directs otherwise and will be subject to any variable account charges applicable under the contract.

DISTRIBUTIONS AND ANNUITY PAYMENTS

Distributions made from the contract while a loan is outstanding will be reduced by the amount of the outstanding loan plus accrued interest if:

o    the contract owner takes a full surrender of the contract;

o    the contract owner/annuitant dies;

o    the contract owner who is not the annuitant dies prior to annuitization; or

o    the contract owner annuitizes the contract.

TRANSFERRING THE CONTRACT

Nationwide reserves the right to restrict any transfer of the contract while the loan is outstanding.

GRACE PERIOD AND LOAN DEFAULT

If a loan payment is not made when due, interest will continue to accrue. A grace period may be available (please refer to the terms of the loan agreement). If a loan payment is not made by the end of the applicable grace period, the entire loan will be treated as a deemed distribution and will be taxable to the borrower. This deemed distribution may also be subject to an early withdrawal tax penalty by the Internal Revenue Service.

After default, interest will continue to accrue on the loan. Defaulted amounts, plus interest, are deducted from the contract value when the participant is eligible for a distribution of at least that amount. Additional loans are not available while a previous loan is in default.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned without Nationwide's written consent. Nationwide reserves the right to refuse to recognize assignments that alter the nature of the risks that Nationwide assumed when it originally issued the contract.

A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. Once proper notice of assignment is recorded by Nationwide's home office, the assignment will become effective.

Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

CONTRACT OWNER SERVICES

ASSET REBALANCING

Asset Rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis. Asset Rebalancing is not available for assets held in the fixed account or the Guaranteed Term Options. Requests for Asset Rebalancing must be on a Nationwide form.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day. Each Asset Rebalancing reallocation is considered a transfer event and counts towards the annual 20 transfer event limit.

Asset Rebalancing may be subject to employer limitations or restrictions for contracts issued to a Tax Sheltered Annuity plan. Contract owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs.

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from the fixed account and/or certain sub-accounts into other sub-accounts. Nationwide does not guarantee that this program will result in profit or protect contract owners from loss.

Contract owners direct Nationwide to automatically transfer specified amounts from the fixed account and the Federated Insurance Series - Federated Quality Bond Fund II: Service Shares, Fidelity VIP II Investment Grade Bond Portfolio:
Service Class 2, GVIT - Gartmore GVIT Government Bond Fund: Class I, GVIT - Gartmore GVIT Investor Destinations Conservative Fund, GVIT - Gartmore GVIT Money Market Fund: Class I, and Neuberger Berman AMT Limited Maturity Bond
Portfolio: Class I to any other underlying mutual fund(s). Dollar Cost Averaging transfers may not be directed to the fixed account or Guaranteed Term Options.

Transfers occur monthly or on another frequency if permitted by Nationwide. Dollar Cost Averaging transfers are not considered transfer events and do not count towards the annual 20 transfer event limit. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the contract owner instructs Nationwide in writing to stop the transfers.

Transfers from the fixed account must be equal to or less than 1/30th of the fixed account value at the time the program is requested. Contract owners that wish to utilize Dollar Cost Averaging from the fixed account should first inquire whether any Enhanced Fixed Account Dollar Cost Averaging programs are available.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

ENHANCED FIXED ACCOUNT DOLLAR COST AVERAGING

Nationwide may, periodically, offer Enhanced Fixed Account Dollar Cost Averaging programs. Only new purchase payments to the contract are eligible for Enhanced Fixed Account Dollar Cost Averaging and the contract value must be at least $10,000 at the time the purchase payment is applied. Enhanced Fixed Account

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Dollar Cost Averaging is not available for contracts where the contract owner elected the C Schedule Option.

Enhanced Fixed Account Dollar Cost Averaging involves the automatic transfer of a specific amount from the enhanced fixed account into other sub-accounts. Enhanced Fixed Account Dollar Cost Averaging transfers may not be directed to the fixed account or Guaranteed Term Options. Amounts allocated to the enhanced fixed account earn a higher rate of interest than assets allocated in the standard fixed account. Each enhanced interest rate is guaranteed for as long as the corresponding program is in effect.

Transfers occur monthly or on another frequency if permitted by Nationwide. Enhanced Fixed Account Dollar Cost Averaging transfers are not considered transfer events and do not count towards the annual 20 transfer event limit. Nationwide will process transfers until either amounts allocated to the enhanced fixed account are exhausted or the contract owner instructs Nationwide in writing to stop the transfers. For Enhanced Fixed Account Dollar Cost Averaging, when a contract owner instructs Nationwide to stop the transfers, Nationwide will automatically transfer any amount remaining in the enhanced fixed account to the GVIT - Gartmore GVIT Money Market Fund: Class I.

Nationwide reserves the right to stop establishing new Enhanced Fixed Account Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account, including an enhanced fixed account, for a period of up to 6 months from the date of the transfer request.

FIXED ACCOUNT INTEREST OUT DOLLAR COST AVERAGING

Nationwide may, periodically, offer Fixed Account Interest Out Dollar Cost Averaging programs. Fixed Account Interest Out Dollar Cost Averaging involves the automatic transfer of the interest earned on fixed account allocations into any other sub-accounts. Fixed Account Interest Out Dollar Cost Averaging transfers may not be directed to the fixed account or Guaranteed Term Options.

Transfers occur monthly or on another frequency if permitted by Nationwide. Fixed Account Interest Out Dollar Cost Averaging transfers are not considered transfer events and do not count towards the annual 20 transfer event limit. Nationwide will continue to process transfers until the contract owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Fixed Account Interest Out Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the fixed account for a period of up to 6 months from the date of the transfer request.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts and the fixed account proportionately unless Nationwide is instructed otherwise. Systematic Withdrawals are not available from the Guaranteed Term Options.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the contract owner. The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59 1/2 unless the contract owner has made an irrevocable election of distributions of substantially equal payments.

If the contract owner takes Systematic Withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greatest of:

(1) 15% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC;

(2) an amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code; or

(3) a percentage of the contract value based on the contract owner's age, as shown in the table below:

------------------------------ -----------------------
                                   PERCENTAGE OF
      CONTRACT OWNER'S             CONTRACT VALUE
             AGE
------------------------------ -----------------------
        Under age 59 1/2                 5%
------------------------------ -----------------------
   Age 59 1/2through age 61                7%
------------------------------ -----------------------
    Age 62 through age 64                8%
------------------------------ -----------------------
    Age 65 through age 74               10%
------------------------------ -----------------------
       Age 75 and over                  13%
------------------------------ -----------------------

The contract owner's age is determined as of the date the request for Systematic Withdrawals is recorded by Nationwide's home office. For joint owners, the older joint owner's age will be used.

If total amounts withdrawn in any contract year exceed the CDSC-free amount described above, those amounts

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will only be eligible for the CDSC-free withdrawal privilege described in the applicable CDSC provision. The total amount of CDSC for that contract year will be determined in accordance with that provision.

The CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative. Free amounts not taken during any contract year cannot be taken as free amounts in a subsequent contract year.

The Systematic Withdrawal programs terminate automatically each year on the day before the contract anniversary. To continue the Systematic Withdrawal program, a new request must be submitted annually.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs. Systematic Withdrawals are not available before the end of the ten-day free-look period.

DEATH BENEFITS

DEATH OF CONTRACT OWNER

If a contract owner (including a joint owner) who is not the annuitant dies before the annuitization date, the surviving joint owner becomes the contract owner.

If no joint owner is named, the contingent owner becomes the contract owner.

If no contingent owner is named, the beneficiary becomes the contract owner.

If no beneficiary survives the contract owner, the last surviving contract owner's estate becomes the contract owner.

Distributions will be made pursuant to the "Required Distributions for Non-Qualified Contracts" provision.

DEATH OF ANNUITANT

If the annuitant who is not a contract owner dies before the annuitization date, the contingent annuitant becomes the annuitant and no death benefit is payable. If no contingent annuitant is named, a death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the annuitant, the last surviving contract owner's estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH OF CONTRACT OWNER/ANNUITANT

If a contract owner (including a joint owner) who is also the annuitant dies before the annuitization date, a death benefit is payable to the surviving joint owner.

If there is no surviving joint owner, the death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the contract owner/annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the contract owner/annuitant, the last surviving contract owner's estate will receive the death benefit.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH BENEFIT PAYMENT

The recipient of the death benefit may elect to receive the death benefit:
(1)      in a lump sum;
(2)      as an annuity; or
(3)      in any other manner permitted by law and approved by Nationwide.

Nationwide will pay (or will begin to pay) the death benefit within 30 days of receiving proof of death and the instructions as to the payment of the death benefit.

DEATH BENEFIT CALCULATIONS

The contract owner may elect either the standard death benefit or the Combination Enhanced Death Benefit Option, which is offered under the contract for an additional charge. If no election is made at the time of application, the death benefit will be the standard death benefit.

The value of the death benefit is determined as of the date of the annuitant's death.

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Standard Death Benefit

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the standard death benefit will be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments, less an adjustment for amounts surrendered; or

(3) the highest contract value on any contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts surrendered, plus purchase payments received after that contract anniversary.

The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the death benefit will be the greater of (1) or (2) above.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the standard death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A=   the greatest of:

     (1)  the contract value;

     (2) the total of all purchase payments, less an adjustment for amounts surrendered; or

     (3) the highest contract value on any contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts surrendered, plus purchase payments received after that contract anniversary.The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

       The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

       If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B=   the contract value; and

F= the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The standard death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

Combination Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.30% of the daily net assets of the variable account, a contract owner can elect the Combination Enhanced Death Benefit Option. The Combination Enhanced Death Benefit Option is only available for contracts with annuitants age 80 or younger at the time of application.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments , less an adjustment for amounts surrendered;

(3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

(4)  the 5% interest anniversary value.

The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the death benefit will be the greater of (1) or (2) above.

The 5% interest anniversary value is equal to purchase payments, accumulated at 5% annual compound interest until the last contract anniversary prior to the annuitant's 81st birthday, proportionately adjusted for amounts surrendered. The adjustment for amounts surrendered

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

will reduce the accumulated value as of the most recent contract anniversary prior to each partial surrender in the same proportion that the contract value was reduced on the date of the partial surrender. Such total accumulated amount, after the surrender adjustment, shall not exceed 200% of purchase payments adjusted for amounts surrendered.

If, after the first contract anniversary, the fixed account allocation becomes greater than 30% of the contract value due to the application of additional purchase payments, additional surrenders, or transfers among investment options, then for purposes of calculating the 5% interest anniversary value, 0% will accrue for that year. If the fixed account allocation becomes greater than 30% as a result of market performance, interest will continue to accrue at 5% for the interest anniversary value.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A=   the greatest of:

     (1)  the contract value;

     (2) the total of all purchase payments, less an adjustment for amounts surrendered;

     (3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

     (4)  The 5% interest anniversary value.

       The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

       The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

       If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B=   the contract value; and

F= the ratio of $3,000,000 to the total of all purchase payments made to the contract.

In the following scenarios, the 5% interest anniversary value would result in the greatest death benefit:

Scenario 1. The contract owner makes an initial deposit of $100,000, the market performs poorly, and the annuitant dies shortly after 1st contract anniversary.

In this scenario, the beneficiary will receive the greatest of:

(1)  Contract value: $95,000;

(2)  Return of purchase payments: $100,000;

(3)  Anniversary value: $100,000; or

(4)  5% interest anniversary value: $105,000.

The 5% interest anniversary value would result in the highest death benefit.

Scenario 2. The contract owner makes an initial deposit of $100,000 and the annuitant dies shortly after the 2nd contract anniversary. At the 1st contract anniversary, the contract value is $106,000; at the 2nd contract anniversary, the contract value is $108,000.

In this scenario, the beneficiary will receive the greatest of:

(1)  Contract value: $108,000;

(2)  Return of purchase payments: $100,000;

(3)  Anniversary value: $108,000; or

(4)  5% interest anniversary value: $110,250.

The 5% interest anniversary value would result in the highest death benefit.

The Combination Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

SPOUSAL PROTECTION FEATURE

The standard death benefit and the Combination Enhanced Death Benefit Option include a Spousal Protection Feature at no additional charge. The Spousal Protection Feature is not available for contracts issued as Charitable Remainder Trusts. The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse, provided the conditions described below are satisfied:

(1) One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner. For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the contract owner;

(2)  The spouses must be co-annuitants;

(3) Both spouses must be age 85 or younger at the time the contract is issued (if the contract owner elects the Combination Enhanced Death Benefit Option, both spouses must be 80 or younger at the time the contract is issued);

(4)  Both spouses must be named as beneficiaries;

(5) No person other than the spouse may be named as contract owner, annuitant or primary beneficiary;

(6) If both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the contract owner); and

(7) If the contract owner requests to add a co-annuitant after contract issuance, the date of marriage must be after the contract issue date and Nationwide will require the contract owner to provide a copy of the marriage certificate.

If a co-annuitant dies before the annuitization date, the surviving spouse may continue the contract as its sole contract owner. Additionally, if the death benefit value is higher than the contract value at the time of the first co-annuitant's death, Nationwide will adjust the contract value to equal the death benefit value. The surviving co-annuitant may then name a new beneficiary but may not name another co-annuitant.

Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the CDSC provisions of the contract.

ANNUITY COMMENCEMENT DATE

The annuity commencement date is the date on which annuity payments are scheduled to begin. Generally, the contract owner designates the annuity commencement date at the time of application. If no annuity commencement date is designated at the time of application, Nationwide will establish the annuity commencement date as the date the annuitant reaches age 90 for Non-Qualified Contracts and the date the contract owner reaches age 70 1/2 for all other contract types.

The contract owner may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide. The annuity commencement date may not be later than the first day of the first calendar month after the annuitant's 90th birthday unless approved by Nationwide.

ANNUITIZING THE CONTRACT

ANNUITIZATION DATE

The annuitization date is the date that Nationwide calculates the schedule of annuity payments and begins the processing necessary to start annuity payments. The date that annuity payments actually begin varies, but generally is within 7 to 10 days after Nationwide calculates the annuity payment schedule. The annuitization date will be the first day of a calendar month unless otherwise agreed. The annuitization date must be at least 2 years after the contract is issued, but may not be later than either:

o    the age (or date) specified in your contract; or

o    the age (or date) specified by state law, where applicable.

If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first 2 years subject to Nationwide's approval.

On the annuitization date, the annuitant becomes the contract owner unless the contract owner is a Charitable Remainder Trust.

The Internal Revenue Code may require that distributions be made prior to the annuitization dates specified above (see "Required Distributions").

ANNUITIZATION

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

(1)  an annuity payment option; and

(2) either a fixed payment annuity, variable payment annuity, or an available combination.

Any allocations in the fixed account that are to be annuitized as a variable payment annuity must be moved to the variable account prior to the annuitization date. There are no restrictions on fixed account transfers made in anticipation of annuitization.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.

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FIXED ANNUITY PAYMENTS

Fixed annuity payments provide for level annuity payments. Premium taxes are deducted prior to determining fixed annuity payments. The fixed annuity payments will remain level unless the annuity payment option provides otherwise.

VARIABLE ANNUITY PAYMENTS

Variable annuity payments will vary depending on the performance of the underlying mutual funds selected.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

o the portion of purchase payments allocated to provide variable annuity payments;

o    the variable account value on the annuitization date;

o    the age and sex of the annuitant (and joint annuitant, if any);

o    the annuity payment option elected;

o    the frequency of annuity payments;

o    the annuitization date;

o the assumed investment return (the net investment return required to maintain level variable annuity payments);

o    the deduction of applicable premium taxes; and

o    the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the underlying mutual funds chosen by the contract owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular sub-account divided by the annuity unit value for that sub-account as of the annuitization date. This establishes the number of annuity units provided by each sub-account for each variable annuity payment after the first.

The number of annuity units for each sub-account will remain constant, unless the contract owner transfers value from one underlying mutual fund to another.

The number of annuity units for each sub-account is multiplied by the annuity unit value for that sub-account for the valuation period for which the payment is due. The sum of these results for all the sub-accounts in which the contract owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected underlying mutual funds is greater or lesser than the assumed investment return.

Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments. Nationwide uses a 3.5% assumed investment return factor. Therefore, if the net investment performance of each sub-account in which the contract owner invests exactly equals 3.5% for every payment period, then each payment will be the same amount. To the extent that investment performance is not equal to 3.5% for given payment periods, the amount of the payments in those periods will not be the same. Payments will increase from one payment date to the next if the annualized net rate of return is greater than 3.5% during that time. Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than 3.5% during that time.

Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by:

(1) multiplying the annuity unit value for each sub-account for the immediately preceding valuation period by the net investment factor for the sub-account for the subsequent valuation period (see "Determining the Contract Value - Determining Variable Account Value - Valuing an Accumulation Unit"); and then

(2) multiplying the result from (1) by a factor to neutralize the assumed investment return factor.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Annuity payments are based on the annuity payment option elected.

If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $20. The payment frequency will be changed to an interval that will result in payments of at least $20.

ANNUITY PAYMENT OPTIONS

The annuitant must elect an annuity payment option before the annuitization date. If the annuitant fails to elect an annuity payment option, Nationwide will assume a Single Life with a 20 Year Term Certain annuity payment option. Once elected, the annuity payment option may not be changed.

Not all of the annuity payment options may be available in all states. Additionally, the annuity payment options available may be limited based on the annuitant's age (and the joint annuitant's age, if applicable) or requirements under the Internal Revenue Code.

ANNUITY PAYMENT OPTIONS FOR CONTRACTS WITH TOTAL PURCHASE PAYMENTS LESS THAN OR EQUAL TO $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is less than or equal to $2,000,000, the annuity payment options available are:

o    Single Life;

o    Standard Joint and Survivor; and

o    Single Life with a 10 or 20 Year Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the annuitant.

Payments will cease with the last payment before the annuitant's death. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Standard Joint and Survivor

The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant, payments will continue for the life of the survivor.

Payments will cease with the last payment due prior to the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the annuitant's lifetime or for the term selected, whichever is longer. The term may be either 10 or 20 years.

If the annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Annuity payment options not set forth in this provision may be available. Any annuity payment option not set forth in this provision must be approved by Nationwide.

ANNUITY PAYMENT OPTIONS FOR CONTRACTS WITH TOTAL PURCHASE PAYMENTS GREATER THAN $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

(1)  a Fixed Life Annuity with a 20 Year Term Certain; or

(2)  a Fixed Life Annuity with a Term Certain to Age 95.

Additionally, Nationwide will limit the amount that may be annuitized on a single life to $5,000,000. If the total amount to be annuitized is greater than $5,000,000, then, for the purpose of annuitization only, Nationwide will permit additional annuitants to be named.

REQUIRED DISTRIBUTIONS

Any distribution paid that is NOT due to payment of the death benefit may be subject to a CDSC.

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial adviser for more specific required distribution information.

REQUIRED DISTRIBUTIONS - GENERAL INFORMATION

In general, a beneficiary is an entity or person that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, SIMPLE IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the annuitant, or that are made from

Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-5.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

(1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

(2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

     (a) any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

     (b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is NOT a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a) the death of the annuitant will be treated as the death of a contract owner;

(b)  any change of annuitant will be treated as the death of a contract owner;
     and

(c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES, IRAS, SEP IRAS, SIMPLE IRAS, AND ROTH IRAS

Distributions from a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. Distributions may be paid in a lump sum or in substantially equal payments over:

(a) the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or

(b) a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-5, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-5.

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For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.

For IRAs, SEP IRAs and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA or Simple IRA of the contract owner.

If the contract owner's entire interest in a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c) if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c) if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

The tax consequences of purchasing a contract described in this prospectus will depend on:

o    the type of contract purchased;

o    the purposes for which the contract is purchased; and

o the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

o    IRAs;

o    SEP IRAs;

o    Simple IRAs;

o    Roth IRAs;

o    Tax Sheltered Annuities; and

o    Non-Qualified Contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received. If any of the amount contributed to the IRA, SEP IRA or Simple IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA, SEP IRA or Simple IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2 year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

o    used for qualified higher education expenses; or

o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "nonqualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

o    it is made on or after the date on which the contract owner attains age 59
     1/2;

o it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

o    it is attributable to the contract owner's disability; or

o it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not includable in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

o    for qualified higher education expenses; or

o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary; or

o made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59 1/2. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:

o    the result of a contract owner's death;

o the result of a contract owner's disability, (as defined in the Internal Revenue Code);

o one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

o    is allocable to an investment in the contract before August 14, 1982.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural person" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural person rules do not apply to all entity-owned contracts. For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural person rules also do not apply to contracts that are:

o acquired by the estate of a decedent by reason of the death of the decedent;

o issued in connection with certain qualified retirement plans and individual retirement plans;

o purchased by an employer upon the termination of certain qualified retirement plans;

o immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

o    the distribution is made directly to another Tax Sheltered Annuity or IRA;
     or

o the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:

o if the payee does not provide Nationwide with a taxpayer identification number; or

o if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

(1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

(2)  provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

(1) the distribution is connected to the non-resident alien's conduct of business in the United States; and

(2) the distribution is not includable in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 30%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

o    a transfer of the contract from one contract owner to another; or

o    a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

(a) an individual who is two or more generations younger than the contract owner; or

(b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

o who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

o who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

o    the failure to diversify was accidental;

o    the failure is corrected; and

o    a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:

o    generally lowering federal income tax rates;

o increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;

o increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

o    eliminating and/or reducing the highest federal estate tax rates;

o    increasing the estate tax credit; and

o    for persons dying after 2009, repealing the estate tax.

All of the changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form. This creates uncertainty as to future tax requirements and implications. Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.

STATEMENTS AND REPORTS

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

o    statements showing the contract's quarterly activity;

o confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements;

o semi-annual reports as of June 30 containing financial statements for the variable account; and

o annual reports as of December 31 containing financial statements for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by Nationwide and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. On April 16, 2002, Nationwide filed a motion for summary judgment. On May 31, 2002, the Court denied plaintiff's motion to add three new plaintiffs and granted Plaintiff Marcus Shore's request to withdraw as a plaintiff. On November 4, 2002 the Court granted Nationwide's motion for summary judgment. On November 15, 2002 the Court entered judgment in favor of Nationwide and formally dismissed the plaintiff's complaint with prejudice. On December 16, 2002, plaintiff filed a notice of appeal from the Court's orders. Nationwide intends to defend this lawsuit vigorously.

On August 15, 2001, Nationwide was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from Nationwide that allowed plan participants to invest in funds that were offered by separate mutual fund companies; that Nationwide was a fiduciary under ERISA and that Nationwide breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by Nationwide; and that Nationwide violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid higher fees to Nationwide. The amended complaint seeks disgourgement of fees allegedly received by Nationwide and other unspecified compensatory damages. On November 15, 2001, Nationwide filed a motion to dismiss the amended complaint, which has not been decided. On December 13, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to Nationwide's motion to dismiss the amended complaint. On February 22, 2002, Nationwide filed a reply in support of its motion to dismiss. The class has not been certified. On September 11, 2002, Nationwide's motion to dismiss was denied. Nationwide intends to defend this lawsuit vigorously.""

There can be no assurance that any such litigation will not have a material adverse effect on Nationwide in the future.

The general distributor, NISC, is not engaged in any litigation of any material nature.

ADVERTISING
A "yield" and "effective yield" may be advertised for the GVIT - Gartmore GVIT Money Market Fund: Class I. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the GVIT - Gartmore GVIT Money Market Fund: Class I's units. Yield is an annualized figure, which means that it is assumed that the GVIT - Gartmore GVIT Money Market Fund: Class I generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.

Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, underlying mutual fund options with similar or different objectives, or the investment industry as a whole.

Market Indexes

The sub-accounts will be compared to certain market indexes. Indexes are provided for comparison purposes only and are not intended to reflect the performance of the sub-accounts. Individuals cannot invest directly in an index.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by financial news magazines and other services and websites.

These rating services, publications and web-sites rank the underlying mutual funds' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

All performance returns are calculated using underlying mutual fund expenses for the period ended December 31, 2002. However, Nationwide generally will provide performance information more frequently. Information related to performance of the sub-accounts is based upon historical earnings and is not intended to predict or project future results.

Standardized Performance

Nationwide will advertise historical performance of the sub-accounts in accordance with SEC prescribed calculations. Assumptions used in calculating standardized returns will include a $1,000 hypothetical initial investment, time periods of one, five and ten years or the time period the fund has been available as an investment option in the variable account, variable account charges of 2.70% (the maximum variable account charges if the most expensive optional benefits are chosen), and an 8 year CDSC schedule. If a fund has been an option in the variable account for less than one year, the returns are not annualized.

Non-Standardized Performance

Nationwide will advertise historical, hypothetical performance of the sub-accounts. Assumptions used in calculating non-standardized performance are similar to that of the standardized returns except the initial investment will be $25,000, the periods shown may reflect time prior to the fund being available as an option in the variable account, charges will include CDSC but may also be advertised without CDSC and variable account charges will be 1.55%. Non-standardized performance advertising will be accompanied by standardized performance information. If a fund has been in existence for less than a year, the returns will not be annualized.

                         SUB-ACCOUNT PERFORMANCE SUMMARY

STANDARDIZED AVERAGE ANNUAL TOTAL RETURN
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                                                                10 YEARS OR DATE       DATE FUND
                                                               1 Year            5 YEARS       FUND AVAILABLE IN      AVAILABLE IN
                                                                 TO                 TO        VARIABLE ACCOUNT TO   VARIABLE ACCOUNT
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002
------------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Basic Value Fund: Series II                               N/A               N/A              -9.57%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Appreciation Fund: Series II                      N/A               N/A             -13.04%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Development Fund: Series II                       N/A               N/A              -9.38%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AllianceBernstein Small Cap Value Portfolio:  Class B              N/A               N/A              -5.50%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Growth and Income Portfolio: Class B                               N/A               N/A             -10.17%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Income & Growth Fund: Class II                 N/A               N/A              -9.89%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP International Fund: Class II                   N/A               N/A             -10.89%            12/31/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Ultra Fund: Class II                           N/A               N/A             -12.87%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Value Fund: Class II                           N/A               N/A              -7.85%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
DREYFUS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Investment Portfolios - Small Cap Stock Index              N/A               N/A             -29.47%            05/01/02
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Stock Index Fund, Inc.: Service Shares                     N/A               N/A             -11.21%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Appreciation                    N/A               N/A             -11.10%            11/15/02
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Developing Leaders              N/A               N/A              -9.34%            11/15/02
Portfolio: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
FEDERATED INSURANCE SERIES
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated American Leaders Fund II: Service Shares                 N/A               N/A              -7.22%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Capital Appreciation Fund II: Service Shares             N/A               N/A              -9.94%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Quality Bond Fund II: Service Shares                     N/A               N/A              -5.63%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Equity-Income Portfolio: Service Class 2                       N/A               N/A              -9.07%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Growth Portfolio: Service Class 2                              N/A               N/A             -12.86%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Overseas Portfolio: Service Class 2                            N/A               N/A              -9.81%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP II Contrafund(R)Portfolio: Service Class 2                     N/A               N/A              -9.63%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP II Investment Grade Bond Portfolio: Service Class 2            N/A               N/A              -6.09%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP III Mid Cap Portfolio: Service Class 2                         N/A               N/A              -6.95%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP III Value Strategies Portfolio: Service Class 2                N/A               N/A             -11.11%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Rising Dividends Securities Fund: Class 2                 N/A               N/A              -8.04%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Small Cap Value Securities Fund: Class 2                  N/A               N/A              -5.24%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Templeton Foreign Securities Fund: Class 2                         N/A               N/A              -8.61%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus GVIT Mid Cap Index Fund: Class I                       -22.99%               N/A              -9.02%            05/01/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated GVIT High Income Bond Fund: Class I                      N/A               N/A              -5.39%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Emerging Markets Fund: Class II                      N/A               N/A              -9.45%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Financial Services Fund: Class II             N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Health Sciences Fund: Class II                N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Technology and Communications                 N/A               N/A                 N/A              N/A
Fund: Class II
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Utilities Fund: Class II                      N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Government Bond Fund: Class I                      1.19%             3.86%               4.46%            01/02/85
----------------------------------------------------------------------------- --------------- --------------------- ----------------

STANDARDIZED AVERAGE ANNUAL TOTAL RETURN (CONTINUED)
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                                                                10 YEARS OR DATE       DATE FUND
                                                               1 Year            5 YEARS       FUND AVAILABLE IN      AVAILABLE IN
                                                                 TO                 TO        VARIABLE ACCOUNT TO   VARIABLE ACCOUNT
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002
----------------------------------------------------------------------------- --------------- --------------------- ----------------
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Conservative Fund              N/A               N/A              -8.66%            01/25/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                     N/A               N/A             -12.32%            01/25/02
Conservative Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderate Fund                  N/A               N/A             -16.83%            01/25/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                     N/A               N/A             -20.89%            01/25/02
Aggressive Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Aggressive Fund                N/A               N/A             -24.08%            01/25/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Money Market Fund: Class I                        -8.17%             0.76%               1.58%            01/02/85
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Total Return Fund: Class II                          N/A               N/A             -11.55%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT U.S. Growth Leaders Fund: Class II                   N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Growth Fund: Class II                               N/A               N/A             -11.53%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Value Fund: Class II                                N/A               N/A              -7.25%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Company Fund: Class II                                  N/A               N/A              -8.55%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MAS GVIT Multi Sector Bond Fund: Class I                        -2.49%               N/A               1.43%            05/01/00
------------------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Balanced Portfolio: Service Shares                                 N/A               N/A              -9.49%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Capital Appreciation Portfolio: Service Shares                 -23.55%               N/A             -24.99%            05/01/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
International Growth Portfolio: Service Shares                 -32.34%               N/A             -28.82%            05/01/00
------------------------------------------------------------------------------------------------------------------------------------
MFS(R) VARIABLE INSURANCE TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Investors Growth Stock Series: Service Class                   N/A               N/A             -14.09%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Value Series: Service Class                                    N/A               N/A              -9.37%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Fasciano Portfolio: Class S                                    N/A               N/A              -7.53%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Limited Maturity Bond Portfolio: Class I                    -4.31%             1.86%               2.63%            12/01/87
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Mid Cap Growth Portfolio: Class S                              N/A               N/A              -8.00%            12/31/02
------------------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER VARIABLE ACCOUNT FUNDS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Capital Appreciation Fund/VA: Service Class            N/A               N/A             -13.25%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Global Securities Fund/VA: Service Class               N/A               N/A             -11.00%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer High Income Fund/VA: Service Class                     N/A               N/A              -5.47%            11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Growth & Income Fund/VA:                   N/A               N/A             -10.83%            11/15/02
Service Class
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Small Cap Fund/VA: Service Class           N/A               N/A             -10.44%            11/15/02
------------------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN - THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Emerging Markets Debt Portfolio: Class II                          N/A               N/A              -8.00%            12/31/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
U.S. Real Estate Portfolio: Class II                               N/A               N/A              -8.00%            12/31/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------

NON-STANDARDIZED TOTAL RETURN WITH CDSC
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                               1 Year            5 YEARS        10 YEARS OR DATE
                                                                 TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
------------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Basic Value Fund: Series II                           -28.46%               N/A             -20.89%            09/10/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Appreciation Fund: Series II                  -30.44%            -4.64%               5.41%            05/05/93
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Development Fund: Series II                   -27.82%               N/A              -3.72%            05/01/98
------------------------------------------------------------------------------------------------------------------------------------
ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AllianceBernstein Small Cap Value Portfolio:  Class B          -14.00%               N/A              -2.28%            05/01/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Growth and Income Portfolio: Class B                           -28.40%               N/A              -5.49%            06/01/99
----------------------------------------------------------------------------- --------------- --------------------- ----------------

NON-STANDARDIZED TOTAL RETURN WITH CDSC (CONTINUED)
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                               1 Year            5 YEARS        10 YEARS OR DATE
                                                                 TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
------------------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Income & Growth Fund: Class II             -25.98%            -2.68%              -1.07%            10/30/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP International Fund: Class II               -26.88%            -4.08%               1.55%            05/02/94
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Ultra Fund: Class II                       -29.00%               N/A             -20.98%            05/01/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Value Fund: Class II                       -19.84%             1.53%               6.44%            05/01/96
------------------------------------------------------------------------------------------------------------------------------------
DREYFUS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Investment Portfolios - Small Cap Stock Index              N/A               N/A             -28.92%            05/01/02
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Stock Index Fund, Inc.: Service Shares                     N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Appreciation                -23.53%            -0.65%               8.41%            04/05/93
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Developing Leaders          -25.74%            -1.93%              10.74%            08/31/90
Portfolio: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
FEDERATED INSURANCE SERIES
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated American Leaders Fund II: Service Shares                 N/A               N/A             -23.91%            04/30/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Capital Appreciation Fund II: Service Shares             N/A               N/A             -23.42%            04/30/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Quality Bond Fund II: Service Shares                     N/A               N/A               0.00%            04/30/02
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Equity-Income Portfolio: Service Class 2                   -23.76%            -2.10%               7.97%            10/09/86
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Growth Portfolio: Service Class 2                          -35.67%            -2.76%               6.65%            10/09/86
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Overseas Portfolio: Service Class 2                        -26.76%            -6.18%               2.99%            01/28/87
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP II Contrafund(R)Portfolio: Service Class 2                  -16.93%             1.28%              10.36%            01/03/95
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP II Investment Grade Bond Portfolio: Service Class 2          1.60%             5.05%               5.53%            12/05/88
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP III Mid Cap Portfolio: Service Class 2                     -17.31%               N/A              12.85%            12/08/98
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP III Value Strategies Portfolio: Service Class 2                N/A               N/A             -26.64%            02/20/02
------------------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Rising Dividends Securities Fund: Class 2              -9.66%             3.14%               8.23%            01/27/92
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Small Cap Value Securities Fund: Class 2              -16.63%               N/A              -1.87%            04/30/98
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Templeton Foreign Securities Fund: Class 2                     -25.05%            -4.29%               6.10%            05/01/92
------------------------------------------------------------------------------------------------------------------------------------
GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus GVIT Mid Cap Index Fund: Class I                       -22.09%             3.00%               2.92%            10/31/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated GVIT High Income Bond Fund: Class I                   -5.17%            -0.76%              -0.18%            10/31/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Emerging Markets Fund: Class II                  -22.09%               N/A             -22.36%            08/30/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Financial Services Fund: Class II             N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Health Sciences Fund: Class II                N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Technology and Communications                 N/A               N/A                 N/A              N/A
Fund: Class II
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Utilities Fund: Class II                      N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Government Bond Fund: Class I                      2.46%             5.12%               5.70%            11/08/82
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Conservative Fund           -7.86%               N/A              -6.46%            12/12/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                 -11.99%               N/A             -10.20%            12/12/01
Conservative Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderate Fund              -16.92%               N/A             -14.85%            12/12/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                 -21.44%               N/A             -19.06%            12/12/01
Aggressive Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Aggressive Fund            -24.98%               N/A             -22.41%            12/12/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Money Market Fund: Class I                        -7.12%             1.96%               2.76%            11/10/81
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Total Return Fund: Class II                      -24.05%            -4.44%               5.57%            11/08/82
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT U.S. Growth Leaders Fund: Class II                   N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------

NON-STANDARDIZED TOTAL RETURN WITH CDSC (CONTINUED)
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                               1 Year            5 YEARS        10 YEARS OR DATE
                                                                 TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Growth Fund: Class II                           -38.61%               N/A              -2.31%            05/03/99
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Value Fund: Class II                            -32.89%             2.74%               2.40%            11/01/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Company Fund: Class II                              -24.06%             1.60%               8.19%            10/23/95
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MAS GVIT Multi Sector Bond Fund: Class I                        -1.25%             1.99%               2.23%            10/31/97
------------------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Balanced Portfolio: Service Shares                             -14.28%               N/A                 N/A            09/30/93
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Capital Appreciation Portfolio: Service Shares                 -22.65%             4.75%               8.62%            05/01/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
International Growth Portfolio: Service Shares                 -31.56%            -2.16%               6.50%            05/02/94
------------------------------------------------------------------------------------------------------------------------------------
MFS(R) VARIABLE INSURANCE TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Investors Growth Stock Series: Service Class               -33.33%               N/A             -11.21%            05/03/99
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Value Series: Service Class                                    N/A               N/A             -20.72%            01/02/02
------------------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Fasciano Portfolio: Class S                                    N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Limited Maturity Bond Portfolio: Class I                    -3.09%             3.10%               3.84%            09/10/84
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Mid Cap Growth Portfolio: Class S                              N/A               N/A                 N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER VARIABLE ACCOUNT FUNDS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Capital Appreciation Fund/VA: Service Class        -32.77%               N/A             -17.74%            09/18/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Global Securities Fund/VA: Service Class           -28.49%               N/A             -19.75%            07/13/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer High Income Fund/VA: Service Class                 -10.66%               N/A              -6.89%            09/18/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Growth & Income Fund/VA:               -25.43%               N/A             -19.26%            07/13/00
Service Class
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Small Cap Fund/VA: Service Class       -22.67%               N/A             -13.72%            07/16/01
------------------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN - THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Emerging Markets Debt Portfolio: Class II                          N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
U.S. Real Estate Portfolio: Class II                               N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------

NON-STANDARDIZED TOTAL RETURN WITHOUT CDSC
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                               1 Year            5 YEARS        10 YEARS OR DATE
                                                                 TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
------------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Basic Value Fund: Series II                           -23.55%               N/A             -17.28%            09/10/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Appreciation Fund: Series II                  -25.69%            -4.00%               5.41%            05/05/93
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Development Fund: Series II                   -22.85%               N/A              -3.03%            05/01/98
------------------------------------------------------------------------------------------------------------------------------------
ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AllianceBernstein Small Cap Value Portfolio:  Class B           -7.82%               N/A               1.30%            05/01/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Growth and Income Portfolio: Class B                           -23.48%               N/A              -4.38%            06/01/99
------------------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Income & Growth Fund: Class II             -20.85%            -2.02%              -0.58%            10/30/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP International Fund: Class II               -21.83%            -3.44%               1.55%            05/02/94
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Ultra Fund: Class II                       -24.13%               N/A             -18.24%            05/01/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Value Fund: Class II                       -14.17%             2.17%               6.62%            05/01/96
------------------------------------------------------------------------------------------------------------------------------------
DREYFUS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Investment Portfolios - Small Cap Stock Index              N/A               N/A             -24.05%            05/01/02
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Stock Index Fund, Inc.: Service Shares                     N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Appreciation                -18.18%             0.04%               8.41%            04/05/93
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Developing Leaders          -20.59%            -1.25%              10.74%            08/31/90
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------

NON-STANDARDIZED TOTAL RETURN WITHOUT CDSC (CONTINUED)
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                               1 Year            5 YEARS        10 YEARS OR DATE
                                                                 TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
------------------------------------------------------------------------------------------------------------------------------------
FEDERATED INSURANCE SERIES
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated American Leaders Fund II: Service Shares                 N/A               N/A             -18.60%            04/30/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Capital Appreciation Fund II: Service Shares             N/A               N/A             -18.06%            04/30/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Quality Bond Fund II: Service Shares                     N/A               N/A               6.80%            04/30/02
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Equity-Income Portfolio: Service Class 2                   -18.44%            -1.43%               7.97%            10/09/86
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Growth Portfolio: Service Class 2                          -31.38%            -2.09%               6.65%            10/09/86
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP Overseas Portfolio: Service Class 2                        -21.69%            -5.57%               2.99%            01/28/97
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP II Contrafund(R)Portfolio: Service Class 2                  -11.01%             1.92%              10.41%            01/03/95
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP II Investment Grade Bond Portfolio: Service Class 2          8.40%             5.60%               5.53%            12/05/88
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP III Mid Cap Portfolio: Service Class 2                     -11.42%               N/A              13.42%            12/08/98
----------------------------------------------------------------------------- --------------- --------------------- ----------------
VIP III Value Strategies Portfolio: Service Class 2                N/A               N/A             -21.56%            02/20/02
------------------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Rising Dividends Securities Fund: Class 2              -3.11%             3.73%               8.23%            01/27/92
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Small Cap Value Securities Fund: Class 2              -10.69%               N/A              -1.14%            04/30/98
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Templeton Foreign Securities Fund: Class 2                     -19.84%            -3.65%               6.10%            05/01/92
------------------------------------------------------------------------------------------------------------------------------------
GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus GVIT Mid Cap Index Fund: Class I                       -16.62%             3.60%               3.36%            10/31/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated GVIT High Income Bond Fund: Class I                    1.63%            -0.07%               0.31%            10/31/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Emerging Markets Fund: Class II                  -16.62%               N/A             -20.83%            08/30/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Financial Services Fund: Class II             N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Health Sciences Fund: Class II                N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Technology and Communications                 N/A               N/A                 N/A              N/A
Fund: Class II
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Global Utilities Fund: Class II                      N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Government Bond Fund: Class I                      9.26%             5.67%               5.70%            11/08/82
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Conservative Fund           -1.15%               N/A              -0.85%            12/12/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                  -5.64%               N/A              -4.86%            12/12/01
Conservative Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderate Fund              -11.00%               N/A              -9.84%            12/12/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                 -15.91%               N/A             -14.36%            12/12/01
Aggressive Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Aggressive Fund            -19.76%               N/A             -17.94%            12/12/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Money Market Fund: Class I                        -0.34%             2.58%               2.76%            11/10/81
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Total Return Fund: Class II                      -18.75%            -3.80%               5.57%            11/08/82
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT U.S. Growth Leaders Fund: Class II                   N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Growth Fund: Class II                           -34.58%               N/A              -1.15%            05/03/99
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Value Fund: Class II                            -28.36%             3.34%               2.85%            11/01/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Company Fund: Class II                              -18.76%             2.23%               8.26%            10/23/95
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MAS GVIT Multi Sector Bond Fund: Class I                         5.55%             2.61%               2.68%            10/31/97
------------------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Balanced Portfolio: Service Shares                              -8.13%               N/A                 N/A            09/30/93
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Capital Appreciation Portfolio: Service Shares                 -17.23%             5.31%               8.92%            05/01/97
----------------------------------------------------------------------------- --------------- --------------------- ----------------
International Growth Portfolio: Service Shares                 -26.91%            -1.49%               6.50%            05/02/94
------------------------------------------------------------------------------------------------------------------------------------
MFS(R) VARIABLE INSURANCE TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Investors Growth Stock Series: Service Class               -28.84%               N/A             -10.25%            05/03/99
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Value Series: Service Class                                    N/A               N/A             -15.13%            01/02/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------

NON-STANDARDIZED TOTAL RETURN WITHOUT CDSC (CONTINUED)
----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                               1 Year            5 YEARS        10 YEARS OR DATE
                                                                 TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
----------------------------------------------------------------------------- --------------- --------------------- ----------------
------------------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Fasciano Portfolio: Class S                                    N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Limited Maturity Bond Portfolio: Class I                     3.71%             3.69%               3.84%            09/10/84
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Mid Cap Growth Portfolio: Class S                              N/A               N/A                 N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER VARIABLE ACCOUNT FUNDS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Capital Appreciation Fund/VA: Service Class        -28.22%               N/A             -13.87%            09/18/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Global Securities Fund/VA: Service Class           -23.57%               N/A             -18.23%            07/13/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer High Income Fund/VA: Service Class                  -4.19%               N/A              -2.36%            09/18/01
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Growth & Income Fund/VA:               -20.25%               N/A             -17.72%            07/13/00
Service Class
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Small Cap Fund/VA: Service Class       -17.25%               N/A             -10.13%            07/16/01
------------------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN - THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Emerging Markets Debt Portfolio: Class II                          N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------
U.S. Real Estate Portfolio: Class II                               N/A               N/A                 N/A              N/A
----------------------------------------------------------------------------- --------------- --------------------- ----------------

The American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II and the GVIT - Comstock GVIT Value Fund:
Class II were added to the variable account effective February 14, 2003. Therefore, no sub-account performance information is available.

            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
                                                                            PAGE
General Information and History...............................................1
Services......................................................................1
Purchase of Securities Being Offered..........................................1
Underwriters..................................................................2
Calculations of Performance...................................................2
Annuity Payments..............................................................3
Financial Statements..........................................................4

APPENDIX A: UNDERLYING MUTUAL FUNDS
The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met. Total Underlying Mutual Fund Annual Operating Expenses are expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses.

           Please refer to the prospectus for each underlying mutual fund for more detailed information.

AIM VARIABLE INSURANCE FUNDS - AIM V.I. BASIC VALUE FUND: SERIES II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              A I M Advisors, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.55*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------
*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are
1.45%. The reimbursements and waivers are guaranteed to remain in effect until
May 1, 2003.

AIM VARIABLE INSURANCE FUNDS - AIM V.I. CAPITAL APPRECIATION FUND: SERIES II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              A I M Advisors, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Growth of capital.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.10%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

AIM VARIABLE INSURANCE FUNDS - AIM V.I. CAPITAL DEVELOPMENT FUND: SERIES II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              A I M Advisors, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.41%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC. - ALLIANCEBERNSTEIN SMALL CAP VALUE PORTFOLIO: CLASS B
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Alliance Capital Management L.P.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     3.17%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.20%. The reimbursements and waivers are guaranteed to remain in effect until May 1, 2003.

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC. - GROWTH AND INCOME PORTFOLIO: CLASS B
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Alliance Capital Management L.P.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Reasonable current income and reasonable opportunity for appreciation through investments primarily in dividend-paying common stocks of good quality.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.92%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. - AMERICAN CENTURY VP INCOME & GROWTH FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              American Century Investment Management, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.95%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. - AMERICAN CENTURY VP INTERNATIONAL FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              American Century Investment Management, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.44%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. - AMERICAN CENTURY VP ULTRA FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              American Century Investment Management, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital growth by investing in common stocks of growing companies.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.15%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. - AMERICAN CENTURY VP VALUE FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              American Century Investment Management, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth; income is a secondary objective.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.11%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC. - AMERICAN CENTURY VP INFLATION PROTECTION FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              American Century Investment Management, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term total return using a strategy that seeks to protect against U.S.
                                                 inflation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.76%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

DREYFUS INVESTMENT PORTFOLIOS - SMALL CAP STOCK INDEX PORTFOLIO: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              The Dreyfus Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Seeks to match the performance of the Standard & Poor's SmallCap 600 Index.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.60%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

DREYFUS STOCK INDEX FUND, INC.: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              The Dreyfus Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            To provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard &
                                                 Poor's 500 Composite Stock Price Index.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.57%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

DREYFUS VARIABLE INVESTMENT FUND - APPRECIATION PORTFOLIO: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              The Dreyfus Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Fayez, Sarofim & Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Primarily to provide long-term capital growth consistent with the preservation of capital; current income is a secondary investment objective.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.10%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------


DREYFUS VARIABLE INVESTMENT FUND - DEVELOPING LEADERS PORTFOLIO: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              The Dreyfus Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Fayez, Sarofim & Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            To maximize capital appreciation by investing primarily in small-cap companies with total market capitalizations of less than $2 billion at the time of purchase.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.11%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

FEDERATED INSURANCE SERIES - FEDERATED AMERICAN LEADERS FUND II: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Federated Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth.  The Fund's secondary objective is to provide income.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.37%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.12%. The investment adviser may discontinue the reimbursements and waivers at any time.

FEDERATED INSURANCE SERIES - FEDERATED CAPITAL APPRECIATION FUND II: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Federated Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     4.16%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.16%. The investment adviser may discontinue the reimbursements and waivers at any time.

FEDERATED INSURANCE SERIES - FEDERATED QUALITY BOND FUND II: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Federated Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Current income by investing in investment grade fixed income securities.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.25%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 0.95%. The investment adviser may discontinue the reimbursements and waivers at any time.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND - VIP EQUITY-INCOME PORTFOLIO: SERVICE CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Fidelity Management & Research Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Reasonable income.  Also considers the potential for capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.84%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

FIDELITY VARIABLE INSURANCE PRODUCTS FUND - VIP GROWTH PORTFOLIO: SERVICE CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Fidelity Management & Research Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.93%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------


FIDELITY VARIABLE INSURANCE PRODUCTS FUND - VIP OVERSEAS PORTFOLIO: SERVICE CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Fidelity Management & Research Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.18%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II - VIP II CONTRAFUND PORTFOLIO: SERVICE CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Fidelity Management & Research Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.94%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II - VIP II INVESTMENT GRADE BOND PORTFOLIO: SERVICE CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Fidelity Management & Research Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            As high a level of current income as is consistent with preservation of capital.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.82%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III - VIP III MID CAP PORTFOLIO: SERVICE CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Fidelity Management & Research Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital by investing in equity securities of companies with medium market capitalizations.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.94%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III - VIP III VALUE STRATEGIES PORTFOLIO: SERVICE CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Fidelity Management & Research Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.09%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST - FRANKLIN RISING DIVIDENDS SECURITIES FUND: CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Franklin Advisory Services, LLC
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.02%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.01%. The reimbursements and waivers are guaranteed to remain in effect until December 31, 2003.


FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST - FRANKLIN SMALL CAP VALUE SECURITIES FUND: CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Franklin Advisory Services, LLC
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term total return.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.05%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.02%. The reimbursements and waivers are guaranteed to remain in effect until December 31, 2003.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST - TEMPLETON FOREIGN SECURITIES FUND: CLASS 2
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Franklin Advisory Services, LLC
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.16%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.15%. The reimbursements and waivers are guaranteed to remain in effect until December 31, 2003.

GARTMORE VARIABLE INSURANCE TRUST - COMSTOCK GVIT VALUE FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Van Kampen Asset Management Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital growth and income through investments in equity securities, including common stocks, preferred stocks and securities convertible into common and preferred stocks.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.45%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - DREYFUS GVIT MID CAP INDEX FUND: CLASS I
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     The Dreyfus Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.76%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - FEDERATED GVIT HIGH INCOME BOND FUND: CLASS I
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Federated Investment Counseling
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            To provide high current income.  This underlying mutual fund may invest in junk bonds.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.03%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT EMERGING MARKETS FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Global Asset Management Trust, an indirect subsidiary of Nationwide
                                                 Financial Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Gartmore Global Partners, an indirect subsidiary of Nationwide Mutual Insurance
                                                 Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long term capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.61%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT GLOBAL FINANCIAL SERVICES FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Global Asset Management Trust, an indirect subsidiary of Nationwide
                                                 Financial Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Gartmore Global Partners, an indirect subsidiary of Nationwide Mutual Insurance
                                                 Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long term capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.51%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT GLOBAL HEALTH SCIENCES FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.57%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT GLOBAL TECHNOLOGY AND COMMUNICATIONS FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.49%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT GLOBAL UTILITIES FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Global Asset Management Trust, an indirect subsidiary of Nationwide
                                                 Financial Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Gartmore Global Partners, an indirect subsidiary of Nationwide Mutual Insurance
                                                 Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long term capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.33%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT GOVERNMENT BOND FUND: CLASS I
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Seeks as high a level of income as is consistent with the preservation of capital.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.75%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT INVESTOR DESTINATIONS FUNDS
--------------------------- --------------------------------------------------------------------------------------------------------
Investment Adviser:         Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial Services, Inc.
--------------------------- --------------------------------------------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
Gartmore GVIT Investor      Investment Objective:               To maximize total investment return by seeking income and,
Destinations Conservative                                       secondarily, long term growth of capital.  The Fund invests in a
Fund                                                            target allocation mix of 10% large cap U.S. stocks, 5% mid cap U.S.
                                                                stocks, 5% international stocks, 35% bonds, and 45% short-term investments.
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
                            Total Underlying Mutual Fund        1.01%*
                            Annual Operating Expenses:
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
Gartmore GVIT Investor      Investment Objective:               To maximize total investment return by seeking income and,
Destinations Moderately                                         secondarily, growth of capital.  The Fund invests in a target
Conservative Fund                                               allocation mix of 20% large cap U.S. stocks, 10% mid cap U.S.
                                                                stocks, 10% international stocks, 35% bonds, and 25% short-term investments.
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
                            Total Underlying Mutual Fund        1.01*
                            Annual Operating Expenses:
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
Gartmore GVIT Investor      Investment Objective:               To maximize total investment return by seeking growth of capital
Destinations Moderate Fund                                      and income.  The Fund invests in a target allocation mix of 30%
                                                                large cap U.S. stocks, 10% mid cap U.S. stocks, 5% small cap U.S.
                                                                stocks, 15% international stocks, 25% bonds, and 15% short-term investments.
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
                            Total Underlying Mutual Fund        1.01%*
                            Annual Operating Expenses:
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
Gartmore GVIT Investor      Investment Objective:               To maximize total investment return primarily by seeking growth of
Destinations Moderately                                         capital, but also income.  The Fund invests in a target allocation
Aggressive Fund                                                 mix of 35% large cap U.S. stocks, 15% mid cap U.S. stocks, 5% small cap U.S. stocks, 25% international stocks, 15% bonds, and 5%
                                                                short-term investments.
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
                            Total Underlying Mutual Fund        1.01%*
                            Annual Operating Expenses:
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
Gartmore GVIT Investor      Investment Objective:               To maximize total investment return primarily by seeking growth of
Destinations Aggressive                                         capital.  The Fund invests in a target allocation mix of 40% large
Fund                                                            cap U.S. stocks, 15% mid cap U.S. stocks, 10% small cap U.S.
                                                                stocks, 30% international funds, and 5% bonds.
--------------------------- ----------------------------------- --------------------------------------------------------------------
--------------------------- ----------------------------------- --------------------------------------------------------------------
                            Total Underlying Mutual Fund        1.01%*
                            Annual Operating Expenses:
--------------------------- ----------------------------------- --------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 0.61%. The reimbursements and waivers are guaranteed to remain in effect until February 28, 2003. The Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds. Therefore, in addition to the expenses of the Investor Destination Funds, a contract owner will be indirectly paying a proportionate share of the applicable fees and expenses of the underlying funds.

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT MONEY MARKET FUND: CLASS I
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            As high a level of current income as is consistent with the preservation of capital and maintenance of liquidity.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.63%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT TOTAL RETURN FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Seeks total return through a flexible combination of capital appreciation and current income.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.09%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT U.S. GROWTH LEADERS FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.37%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GVIT SMALL CAP GROWTH FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-advisers:                                    Neuberger Berman LLC and Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.38%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GVIT SMALL CAP VALUE FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     The Dreyfus Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.33%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - GVIT SMALL COMPANY FUND: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-advisers:                                    The Dreyfus Corporation, Neuberger Berman LLC, Strong Capital Management, Inc.,
                                                 Waddell & Reed Investment Management Company, and Gartmore Global Partners
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.44%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

GARTMORE VARIABLE INSURANCE TRUST - MAS GVIT MULTI SECTOR BOND FUND: CLASS I
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of Nationwide Financial
                                                 Services, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     Miller, Anderson & Sherrerd, LLP
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Above average total return over a market cycle of three to five years.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.02%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

JANUS ASPEN SERIES - BALANCED PORTFOLIO: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Janus Capital Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth, consistent with preservation of capital and balanced by current income.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.91%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

JANUS ASPEN SERIES - CAPITAL APPRECIATION PORTFOLIO: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Janus Capital Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital by investing primarily in common stocks selected for their growth potential.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.91%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

JANUS ASPEN SERIES - INTERNATIONAL GROWTH PORTFOLIO: SERVICE SHARES
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Janus Capital Corporation
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital by investing, under normal circumstances, at least 80%
                                                 of its net assets in securities of issuers from at least five different countries, excluding the United States.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.96%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

MFS VARIABLE INSURANCE TRUST - MFS INVESTORS GROWTH STOCK SERIES: SERVICE CLASS
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Massachusetts Financial Services Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term growth of capital and future income rather than current income.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.17%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

MFS VARIABLE INSURANCE TRUST - MFS VALUE SERIES: SERVICE CLASS
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Massachusetts Financial Services Company
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.44%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.15%. The reimbursements and waivers are guaranteed to remain in effect until May 1, 2003.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT FASCIANO PORTFOLIO: CLASS S
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Neuberger Berman Management Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth by investing primarily in common stocks of smaller companies.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.40%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT LIMITED MATURITY BOND PORTFOLIO: CLASS I
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Neuberger Berman Management Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            The highest available current income consistent with liquidity and low risk to principal; total return is a secondary objective.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.73%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT MID-CAP GROWTH PORTFOLIO: CLASS S
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Neuberger Berman Management Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.23%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

OPPENHEIMER VARIABLE ACCOUNT FUNDS - OPPENHEIMER CAPITAL APPRECIATION FUND/VA: SERVICE CLASS
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              OppenheimerFunds, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation by investing in securities of well-known established companies.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.91%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

OPPENHEIMER VARIABLE ACCOUNT FUNDS - OPPENHEIMER GLOBAL SECURITIES FUND/VA: SERVICE CLASS
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              OppenheimerFunds, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special appreciation possibilities.  These securities may be considered speculative.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.95%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

OPPENHEIMER VARIABLE ACCOUNT FUNDS - OPPENHEIMER HIGH INCOME FUND/VA: SERVICE CLASS
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              OppenheimerFunds, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            A high level of current income from investment in high-yield fixed-income securities of domestic and foreign issuers.  This underlying mutual fund may invest in junk bonds.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.06%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

OPPENHEIMER VARIABLE ACCOUNT FUNDS - OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA: SERVICE CLASS
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              OppenheimerFunds, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            High total return, with stocks, preferred stocks, convertible securities and warrants.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     0.98%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

OPPENHEIMER VARIABLE ACCOUNT FUNDS - OPPENHEIMER MAIN STREET SMALL CAP FUND/VA: SERVICE CLASS
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              OppenheimerFunds, Inc.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.29%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------


THE UNIVERSAL INSTITUTIONAL FUNDS, INC. - EMERGING MARKETS DEBT PORTFOLIO: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Morgan Stanley Investment Management Inc., which does business in certain instances using the name Van Kampen
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment                                       Objective: High total return by
                                                 investing primarily in fixed
                                                 income securities of government
                                                 and government-related issuers
                                                 and, to a lesser extent, of
                                                 corporate issuers in emerging
                                                 market countries.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.42%
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

THE UNIVERSAL INSTITUTIONAL FUNDS, INC. - U. S. REAL ESTATE PORTFOLIO: CLASS II
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Morgan Stanley Investment Management Inc., which does business in certain instances using the name Van Kampen
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Above average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts.
------------------------------------------------ -----------------------------------------------------------------------------------
------------------------------------------------ -----------------------------------------------------------------------------------
Total Underlying Mutual Fund                     1.40%*
Annual Operating Expenses:
------------------------------------------------ -----------------------------------------------------------------------------------

*The investment adviser has agreed to waive or reimburse certain expenses associated with the underlying mutual fund. Net of such waivers and reimbursements, total underlying mutual fund annual operating expenses are 1.35%. The investment adviser may discontinue the reimbursements and waivers at any time.

                       STATEMENT OF ADDITIONAL INFORMATION

                                FEBRUARY 14, 2003

         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS

                   ISSUED BY NATIONWIDE LIFE INSURANCE COMPANY
                   THROUGH ITS NATIONWIDE VARIABLE ACCOUNT-II

This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated February 14, 2003. The prospectus may be obtained from Nationwide Life Insurance Company by writing One Nationwide Plaza, RR1-04-F4, Columbus, Ohio 43215, or calling
1-800-848-6331, TDD 1-800-238-3035.

                                TABLE OF CONTENTS

                                                                            PAGE
General Information and History................................................1
Services.......................................................................1
Purchase of Securities Being Offered...........................................1
Underwriters...................................................................2
Calculations of Performance....................................................2
Annuity Payments...............................................................3
Financial Statements...........................................................4

GENERAL INFORMATION AND HISTORY

The Nationwide Variable Account-II is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a member of the Nationwide group of companies. All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of its common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $122 billion as of December 31, 2001.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value.

The custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds. Nationwide, or affiliates of Nationwide, may have entered into agreements with either the investment adviser or distributor for the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the contract owner.

The financial statements of Nationwide Variable Account II and Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation. During the fiscal years ended December 31, 2002, 2001 and 2000, no underwriting commissions were paid by Nationwide to NISC.

CALCULATIONS OF PERFORMANCE

Any current yield quotations of the GVIT - Gartmore GVIT Money Market Fund:
Class I, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The GVIT - Gartmore GVIT Money Market Fund: Class I's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the GVIT - Gartmore GVIT Money Market Fund: Class I.

The GVIT - Gartmore GVIT Money Market Fund: Class I's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the GVIT - Gartmore GVIT Money Market Fund: Class I determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described in the fund's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the GVIT - Gartmore GVIT Money Market Fund: Class I is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance returns are calculated using underlying mutual fund expenses for the period ended December 31, 2002. However, Nationwide generally will provide performance information more frequently. Information related to performance of the sub-accounts is based upon historical earnings and is not intended to predict or project future results. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

Standardized Performance

All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual return is found by taking a hypothetical $1,000 investment in each of the sub-account's units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent.

Assumptions used in calculating standardized returns will include a $1,000 hypothetical initial investment, time periods of one, five and ten years or the time period the fund has been available as an investment option in the variable account, variable account charges of 2.70% (the maximum variable account charges if the most expensive optional benefits are chosen), and an 8 year CDSC schedule. If a fund has been an option in the variable account for less than one year, the returns are not annualized.

Non-Standardized Performance

Nationwide will advertise historical, hypothetical performance of the sub-accounts. Assumptions used in calculating non-standardized performance are similar to that of the standardized returns except the initial investment will be $25,000, the periods shown may reflect time prior to the fund being available as an option in the variable account, charges will include CDSC but may also be advertised without CDSC and variable account charges will be 1.55%. Non-standardized performance advertising will be accompanied by standardized performance information. If a fund has been in existence for less than a year, the returns will not be annualized.

ANNUITY PAYMENTS

See "Frequency and Amount of Annuity Payments" located in the prospectus.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors of Nationwide Life Insurance Company and
  Contract Owners of Nationwide Variable Account-II:

    We have audited the accompanying statement of assets, liabilities and contract owners' equity of Nationwide Variable Account-II (comprised of the sub-accounts listed in note 1(b)) (collectively, "the Account") as of December 31, 2001, and the related statements of operations and changes in contract owners' equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 2001, and the results of its operations, changes in contract owners' equity, and financial highlights for each of the periods indicated herein, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Columbus, Ohio
February 20, 2002

                       NATIONWIDE VARIABLE ACCOUNT-II
             STATEMENT OF ASSETS,LIABILITIES AND CONTRACT OWNERS' EQUITY

                                DECEMBER 31, 2001

ASSETS:
  Investments at fair value:
American Century VP - American Century VP Balanced (ACVPBal)
  21,435,466 shares (cost $160,029,611) ...............................................................       $  141,259,723
American Century VP - American Century VP Capital Appreciation (ACVPCapAp)
  30,919,420 shares (cost $403,592,323) ...............................................................          231,895,653
American Century VP - American Century VP Income & Growth (ACVPIncGr)
  9,928,633 shares (cost $71,530,844) .................................................................           64,138,972
American Century VP - American Century VP International (ACVPInt)
  27,936,805 shares (cost $216,971,872) ...............................................................          184,103,545
American Century VP - American Century VP Value (ACVPValue)
  28,349,394 shares (cost $197,648,318) ...............................................................          210,919,488
American VIS - Growth Fund (AVISGro)
  587,037 shares (cost $31,107,386) ...................................................................           26,005,734
American VIS - High-Yield Bond Fund (AVISHiYld)
  136,818 shares (cost $1,699,810) ....................................................................            1,611,720
American VIS - U.S. Government/AAA-Rated Securities Fund (AVISGvt)
  249,192 shares (cost $2,779,634) ....................................................................            2,957,910
Credit Suisse Trust - Global Post-Venture Capital Portfolio (CSWPGPV)
  1,680,911 shares (cost $18,015,740) .................................................................           16,338,453
Credit Suisse Trust - International Equity Portfolio (CSWPIntEq)
  12,056,967 shares (cost $102,104,225) ...............................................................          100,555,102
Credit Suisse Trust - Small Cap Growth Portfolio (CSWPSmCoGr)
  16,947,857 shares (cost $309,017,594) ...............................................................          237,439,470
Dreyfus IP - European Equity Portfolio (DryEuroEq)
  172,051 shares (cost $1,807,134) ....................................................................            1,839,220
The Dreyfus Socially Responsible Growth Fund, Inc. (DrySRGro)
  8,101,816 shares (cost $282,646,092) ................................................................          216,075,425
Dreyfus Stock Index Fund (DryStkIx)
  40,342,118 shares (cost $1,326,329,387) .............................................................        1,184,444,591
Dreyfus VIF - Appreciation Portfolio (DryAp)
  2,976,585 shares (cost $115,024,670) ................................................................          104,120,945
Dreyfus VIF - Growth and Income Portfolio (DryGrInc)
  3,763,960 shares (cost $88,786,996) .................................................................           81,489,728
Fidelity(R) VIP - Equity-Income Portfolio:Initial Class (FidVIPEI)
  69,777,687 shares (cost $1,588,556,902)                                                                      1,587,442,377
Fidelity(R) VIP - Growth Portfolio: Initial Class (FidVIPGr)
  59,411,951 shares (cost $2,643,312,451) .............................................................        1,996,835,673
Fidelity(R) VIP - High Income Portfolio: Initial Class (FidVIPHI)
  41,129,931 shares (cost $299,224,617) ...............................................................          263,642,857

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
     STATEMENT OF ASSETS,LIABILITIES AND CONTRACT OWNERS' EQUITY, CONTINUED

Fidelity(R)VIP - Overseas Portfolio: Initial Class (FidVIPOv)
  20,982,185 shares (cost $328,355,900) ...............................................................           291,232,734
Fidelity(R)VIP II - Asset Manager Portfolio: Initial Class (FidVIPAM)
  42,073,433 shares (cost $669,917,386) ...............................................................           610,485,511
Fidelity(R)VIP II - Contrafund Portfolio: Initial Class (FidVIPCon)
  43,539,319 shares (cost $1,010,727,895) .............................................................           876,446,488
Fidelity(R)VIP III - Growth Opportunities Portfolio: Initial Class (FidVIPGrOp)
  4,647,745 shares (cost $89,331,985) .................................................................            70,320,378
Janus AS - Capital Appreciation Portfolio - Service Shares (JanCapAp)
  2,814,543 shares (cost $63,908,930) .................................................................            57,895,149
Janus AS - Global Technology Portfolio - Service Shares (JanGlTech)
  7,757,619 shares (cost $29,832,175) .................................................................            31,651,087
Janus AS - International Growth Portfolio - Service Shares (JanIntGro)
  1,420,949 shares (cost $32,132,765) .................................................................            33,108,114
Nationwide(R) SAT - Capital Appreciation Fund Class I (NSATCapAp)
  14,128,853 shares (cost $236,555,340) ...............................................................           149,059,395
Nationwide(R) SAT - Dreyfus Mid Cap Index Fund Class I (NSATMidCapIx)
  4,704,358 shares (cost $62,231,275) .................................................................            61,956,397
Nationwide(R) SAT - Gartmore Emerging Markets Fund Class I (NSATEmMkt)
  754,735 shares (cost $5,093,236) ....................................................................             5,343,524
Nationwide(R) SAT -
Gartmore Global Technology & Communications Fund Class I (NSATGlobTC)
  643,224 shares (cost $2,804,542) ....................................................................             2,707,975
Nationwide(R) SAT - Gartmore International Growth Fund Class I (NSATIntGr)
  36,964 shares (cost $225,031) .......................................................................               226,960
Nationwide(R) SAT - Government Bond Fund Class I (NSATGvtBd)
  32,676,201 shares (cost $375,398,362) ...............................................................           381,004,502
Nationwide(R) SAT - MAS NSAT Multi Sector Bond Fund Class I (NSATMSecBd)
  1,435,570 shares (cost $13,329,082) .................................................................            13,121,112
Nationwide(R) SAT - Money Market Fund Class I (NSATMyMkt)
  941,112,430 shares (cost $941,112,430) ..............................................................           941,112,430
Nationwide(R) SAT - Nationwide(R) Small Cap Growth Fund Class I (NSATSmCapG)
  1,356,101 shares (cost $19,124,305) .................................................................            19,636,347
Nationwide(R) SAT - Nationwide(R) Small Cap Value Fund Class I (NSATSmCapV)
  21,897,914 shares (cost $233,924,580) ...............................................................           226,862,387
Nationwide(R) SAT - Nationwide(R) Small Company Fund Class I (NSATSmCo)
  15,058,688 shares (cost $308,613,898) ...............................................................           280,693,953
Nationwide(R) SAT - Strong Mid Cap Growth Fund Class I (NSATStMCap)
  1,464,261 shares (cost $17,730,874) .................................................................            16,970,782
Nationwide(R) SAT - Total Return Fund Class I (NSATTotRe)
  64,130,936 shares (cost $938,364,448) ...............................................................           634,254,958
Nationwide(R) SAT - Turner Growth Focus Fund Class I (NSATGrFoc)
  1,187,146 shares (cost $4,425,824) ..................................................................             4,321,211
Neuberger Berman AMT - Growth Portfolio (NBAMTGro)
  26,613,632 shares (cost $428,172,216) ...............................................................           306,589,040

     Neuberger Berman AMT - Guardian Portfolio (NBAMTGuard)
       3,122,432 shares (cost $48,144,894) ............................................................           45,712,401
     Neuberger Berman AMT - Limited Maturity Bond Portfolio (NBAMTLMat)
       9,840,092 shares (cost $127,993,515) ...........................................................          132,546,039
     Neuberger Berman AMT - Partners Portfolio (NBAMTPart)
       20,341,353 shares (cost $336,092,841) ..........................................................          307,154,426
     Oppenheimer Aggressive Growth Fund/VA (OppAggGro)
       900,140 shares (cost $38,304,342) ..............................................................           36,653,681
     Oppenheimer Bond Fund/VA (OppBdFd)
       23,501,694 shares (cost $268,718,102) ..........................................................          263,453,989
     Oppenheimer Capital Appreciation Fund/VA (OppCapAp)
       6,758,331 shares (cost $306,057,269) ...........................................................          247,219,763
     Oppenheimer Global Securities Fund/VA (OppGlSec)
       25,041,278 shares (cost $692,385,972) ..........................................................          571,942,797
     Oppenheimer Main Street Growth & Income Fund/VA (OppMSGrInc)
       1,235,037 shares (cost $25,353,215) ............................................................           23,453,355
     Oppenheimer Multiple Strategies Fund/VA (OppMult)
       15,936,737 shares (cost $258,487,415) ..........................................................          245,425,749
     Strong Opportunity Fund II, Inc.(StOpp2)
       36,748,738 shares (cost $799,393,986) ..........................................................          714,762,963
     Strong VIF - Strong Discovery Fund II (StDisc2)
       10,249,302 shares (cost $109,670,946) ..........................................................          105,772,797
     Strong VIF - Strong International Stock Fund II (StIntStk2)
       3,304,545 shares (cost $23,972,198) ............................................................           24,585,818
     UIF - Emerging Markets Debt Portfolio (UIFEmMkt)
       1,439,045 shares (cost $10,456,296) ............................................................            9,986,970
     UIF - U.S. Real Estate Portfolio (UIFUSRE)
       10,801,476 shares (cost $127,611,429) ..........................................................          130,481,824
     Van Eck WIT - Worldwide Bond Fund (VEWrldBd)
       4,009,683 shares (cost $38,652,099) ............................................................           37,771,212
     Van Eck WIT - Worldwide Emerging Markets Fund (VEWrldEMkt)
       5,271,195 shares (cost $38,755,799) ............................................................           42,907,527
     Van Eck WIT - Worldwide Hard Assets Fund (VEWrldHAs)
       3,356,804 shares (cost $37,999,343) ............................................................           35,884,235
                                                                                                            ----------------
          Total investments ...........................................................................       14,643,832,566
   Accounts receivable ................................................................................                 --
                                                                                                            ----------------
          Total assets ................................................................................       14,643,832,566
ACCOUNTS PAYABLE ......................................................................................               64,347
                                                                                                            ----------------
CONTRACT OWNERS' EQUITY (NOTE 4) ......................................................................     $ 14,643,768,219
                                                                                                            ================


See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

                                                        Total              ACVPBal           ACVPCapAp            ACVPIncGr
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $    287,683,041           4,421,073                --               659,515
  Mortality and expense risk charges (note 2) ...       (220,219,618)         (2,065,944)         (3,984,483)           (967,985)
                                                  ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................         67,463,423           2,355,129          (3,984,483)           (308,470)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........     10,169,066,707          33,806,479         108,455,866          33,384,674
  Cost of mutual fund shares sold ...............    (11,593,992,027)        (40,905,930)       (122,127,533)        (37,276,122)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........     (1,424,925,320)         (7,099,451)        (13,671,667)         (3,891,448)
  Change in unrealized gain (loss)
    on investments ..............................     (1,954,057,780)         (8,536,268)       (220,847,872)         (3,820,465)
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............     (3,378,983,100)        (15,635,719)       (234,519,539)         (7,711,913)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................      1,049,281,591           5,248,329         120,030,377                --
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $ (2,262,238,086)         (8,032,261)       (118,473,645)         (8,020,383)
                                                    ================    ================    ================    ================


                                                        ACVPInt            ACVPValue            AVISGro           AVISHiYld
                                                   ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................             244,764           1,320,660             192,400             159,558
  Mortality and expense risk charges (note 2) ...          (3,342,104)         (2,106,967)           (387,323)            (21,088)
                                                     ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................          (3,097,340)           (786,307)           (194,923)            138,470
                                                     ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         278,205,027         135,349,648           6,216,515           1,064,783
  Cost of mutual fund shares sold ...............        (418,857,404)       (126,128,620)         (4,379,883)         (1,158,173)
                                                     ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........        (140,652,377)          9,221,028           1,836,632             (93,390)
  Change in unrealized gain (loss)
    on investments ..............................          20,198,409           5,786,290         (16,240,542)             62,160
                                                     ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............        (120,453,968)         15,007,318         (14,403,910)            (31,230)
                                                     ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................          27,025,160                --             7,912,626                --
                                                     ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         (96,526,148)         14,221,011          (6,686,207)            107,240
                                                     ================    ================    ================    ================



                                                       AVISGvt             CSWPGPV            CSWPIntEq          CSWPSmCoGr
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $        171,598                --                  --                  --
  Mortality and expense risk charges (note 2) ...            (40,189)           (299,564)         (1,706,279)         (3,307,263)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................            131,409            (299,564)         (1,706,279)         (3,307,263)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........            510,990          27,110,584         154,877,600         141,201,738
  Cost of mutual fund shares sold ...............           (471,988)        (49,875,769)       (234,696,338)       (279,356,368)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........             39,002         (22,765,185)        (79,818,738)       (138,154,630)
  Change in unrealized gain (loss)
    on investments ..............................              2,994          13,573,928          45,758,832          83,925,609
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............             41,996          (9,191,257)        (34,059,906)        (54,229,021)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................               --                  --                  --                  --
                                                     ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $        173,405          (9,490,821)        (35,766,185)        (57,536,284)
                                                    ================    ================    ================    ================

                                                     DryEuroEq             DrySRGro           DryStkIx              DryAp
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................             15,859             159,847          14,452,223             903,282
  Mortality and expense risk charges (note 2) ...            (30,850)         (3,643,993)        (18,448,439)         (1,589,043)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................            (14,991)         (3,484,146)         (3,996,216)           (685,761)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         55,466,799          77,836,174         519,572,444          51,396,020
  Cost of mutual fund shares sold ...............        (55,795,565)        (77,666,467)       (492,619,541)        (54,471,713)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........           (328,766)            169,707          26,952,903          (3,075,693)
  Change in unrealized gain (loss)
    on investments ..............................            (10,038)        (75,205,006)       (241,252,004)        (10,282,440)
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............           (338,804)        (75,035,299)       (214,299,101)        (13,358,133)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................               --                  --             6,331,855                --
                                                     ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........           (353,795)        (78,519,445)       (211,963,462)        (14,043,894)
                                                    ================    ================    ================    ================




NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF OPERATIONS, CONTINUED
YEAR ENDED DECEMBER 31, 2001

                                                       DryGrInc            FidVIPEI            FidVIPGr            FidVIPHI
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $        400,698          31,766,291           2,043,908          48,692,862
  Mortality and expense risk charges (note 2) ...         (1,101,860)        (23,735,699)        (31,593,429)         (4,312,660)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................           (701,162)          8,030,592         (29,549,521)         44,380,202
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         18,644,854         321,010,248         678,269,126         343,050,162
  Cost of mutual fund shares sold ...............        (18,098,063)       (272,815,672)       (694,720,791)       (487,653,207)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........            546,791          48,194,576         (16,451,665)       (144,603,045)
  Change in unrealized gain (loss)
    on investments ..............................         (7,483,395)       (268,569,663)       (690,323,855)         59,548,303
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............         (6,936,604)       (220,375,087)       (706,775,520)        (85,054,742)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................          1,238,795          89,248,151         192,127,379                --
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $     (6,398,971)       (123,096,344)       (544,197,662)        (40,674,540)
                                                    ================    ================    ================    ================
                                                      FidVIPOv             FidVIPAM            FidVIPCon         FidVIPGrOp
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................         21,808,313          31,269,361           8,673,291             364,492
  Mortality and expense risk charges (note 2) ...         (4,939,480)         (9,130,743)        (13,429,512)         (1,158,287)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................         16,868,833          22,138,618          (4,756,221)           (793,795)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........        379,253,356         151,395,030         243,641,552          44,597,644
  Cost of mutual fund shares sold ...............       (554,345,733)       (147,451,876)       (206,769,112)        (64,326,029)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........       (175,092,377)          3,943,154          36,872,440         (19,728,385)
  Change in unrealized gain (loss)
    on investments ..............................         28,267,282         (80,710,590)       (225,565,521)          4,442,885
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............       (146,825,095)        (76,767,436)       (188,693,081)        (15,285,500)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................         34,471,204          11,726,011          30,611,614                --
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........        (95,485,058)        (42,902,807)       (162,837,688)        (16,079,295)
                                                    ================    ================    ================    ================


                                                       JanCapAp           JanGlTech           JanIntGro          NSATCapAp
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $        553,024             209,516             281,603                --
  Mortality and expense risk charges (note 2) ...           (870,536)           (467,906)           (545,356)         (2,455,524)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................           (317,512)           (258,390)           (263,753)         (2,455,524)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         68,772,723          90,367,650         218,063,092         106,725,083
  Cost of mutual fund shares sold ...............        (89,893,707)       (130,182,912)       (234,016,885)       (240,846,192)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........        (21,120,984)        (39,815,262)        (15,953,793)       (134,121,109)
  Change in unrealized gain (loss)
    on investments ..............................          2,869,732          20,298,330           5,043,862          61,808,298
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............        (18,251,252)        (19,516,932)        (10,909,931)        (72,312,811)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................               --                  --                  --                  --
                                                    ----------------    ----------------    ----------------    ----------------

      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $    (18,568,764)        (19,775,322)        (11,173,684)        (74,768,335)
                                                    ================    ================    ================    ================


                                                    NSATMidCapIx           NSATEmMkt           NSATGlobTC         NSATIntGr
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................            250,966              12,275                --                   502
  Mortality and expense risk charges (note 2) ...           (644,939)            (31,782)            (40,127)             (3,507)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................           (393,973)            (19,507)            (40,127)             (3,005)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         62,777,262          19,219,995          41,394,173          12,443,358
  Cost of mutual fund shares sold ...............        (66,434,235)        (19,485,816)        (42,884,762)        (12,449,247)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........         (3,656,973)           (265,821)         (1,490,589)             (5,889)
  Change in unrealized gain (loss)
    on investments ..............................            712,334             249,207             173,244               1,378
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............         (2,944,639)            (16,614)         (1,317,345)             (4,511)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................            514,545                --                  --                  --
                                                    ----------------    ----------------    ----------------    ----------------

      Net increase (decrease) in contract owners'
        equity resulting from operations ........         (2,824,067)            (36,121)         (1,357,472)             (7,516)
                                                    ================    ================    ================    ================


                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF OPERATIONS, CONTINUED
YEAR ENDED DECEMBER 31, 2001

                                                      NSATGvtBd          NSATMSecBd           NSATMyMkt           NSATSmCapG
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     18,794,539             707,046          34,392,260                --
  Mortality and expense risk charges (note 2) ...         (5,059,523)           (165,739)        (13,391,320)           (171,125)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................         13,735,016             541,307          21,000,940            (171,125)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........        192,868,976          13,286,115       2,864,037,610          23,233,581
  Cost of mutual fund shares sold ...............       (191,549,486)        (13,338,544)     (2,864,037,610)        (25,802,321)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........          1,319,490             (52,429)               --            (2,568,740)
  Change in unrealized gain (loss)
    on investments ..............................          3,831,072            (245,446)               --             1,206,945
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............          5,150,562            (297,875)               --            (1,361,795)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................            514,449                --                  --                  --
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $     19,400,027             243,432          21,000,940          (1,532,920)
                                                    ================    ================    ================    ================



                                                     NSATSmCapV            NSATSmCo            NSATStMCap         NSATTotRe
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................             58,334             317,765                --             5,401,007
  Mortality and expense risk charges (note 2) ...         (2,371,100)         (4,038,649)           (272,948)         (9,683,547)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................         (2,312,766)         (3,720,884)           (272,948)         (4,282,540)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........        254,428,734         176,581,200          89,719,875         145,348,119
  Cost of mutual fund shares sold ...............       (253,993,119)       (210,502,414)       (107,617,695)       (191,253,139)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........            435,615         (33,921,214)        (17,897,820)        (45,905,020)
  Change in unrealized gain (loss)
    on investments ..............................          9,856,905           8,532,676           9,390,826         (80,049,573)
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............         10,292,520         (25,388,538)         (8,506,994)       (125,954,593)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................         15,891,349                --                  --            18,995,468
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         23,871,103         (29,109,422)         (8,779,942)       (111,241,665)
                                                    ================    ================    ================    ================



                                                      NSATGrFoc            NBAMTGro          NBAMTGuard           NBAMTLMat
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $           --                  --               247,645           7,183,887
  Mortality and expense risk charges (note 2) ...            (63,042)         (4,988,905)           (687,620)         (1,719,595)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................            (63,042)         (4,988,905)           (439,975)          5,464,292
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         51,020,060         229,556,134          33,686,917          77,614,032
  Cost of mutual fund shares sold ...............        (53,811,493)       (593,354,615)        (36,761,623)        (80,011,017)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........         (2,791,433)       (363,798,481)         (3,074,706)         (2,396,985)
  Change in unrealized gain (loss)
    on investments ..............................            155,614           8,220,672          (2,463,476)          5,456,547
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............         (2,635,819)       (355,577,809)         (5,538,182)          3,059,562
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................               --           198,293,271           3,537,781                --
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $     (2,698,861)       (162,273,443)         (2,440,376)          8,523,854
                                                    ================    ================    ================    ================


                                                      NBAMTPart             OppAggGro             OppBdFd          OppCapAp
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................          1,370,845             543,342          19,079,611           1,879,992
  Mortality and expense risk charges (note 2) ...         (4,579,887)           (685,016)         (3,639,049)         (3,808,306)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................         (3,209,042)           (141,674)         15,440,562          (1,928,314)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         98,619,399         101,929,569          90,510,790         135,784,330
  Cost of mutual fund shares sold ...............       (130,138,513)       (163,875,158)        (96,900,618)       (156,307,092)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........        (31,519,114)        (61,945,589)         (6,389,828)        (20,522,762)
  Change in unrealized gain (loss)
    on investments ..............................          4,790,368          30,319,868           6,030,326         (51,979,681)
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............        (26,728,746)        (31,625,721)           (359,502)        (72,502,443)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................         13,023,030           8,477,879                --            28,211,592
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........        (16,914,758)        (23,289,516)         15,081,060         (46,219,165)
                                                    ================    ================    ================    ================



NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF OPERATIONS, CONTINUED
YEAR ENDED DECEMBER 31, 2001

                                                       OppGlSec          OppMSGrInc           OppMult               StOpp2
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      4,873,000              87,243          10,049,083           4,507,730
  Mortality and expense risk charges (note 2) ...         (8,684,124)           (265,784)         (3,548,625)        (10,362,526)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................         (3,811,124)           (178,541)          6,500,458          (5,854,796)
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........        233,927,821           5,102,552          54,728,152         152,672,856
  Cost of mutual fund shares sold ...............       (210,600,230)         (6,335,808)        (52,053,254)       (126,912,186)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........         23,327,591          (1,233,256)          2,674,898          25,760,670
  Change in unrealized gain (loss)
    on investments ..............................       (213,722,128)           (666,772)        (21,319,560)       (171,004,754)
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............       (190,394,537)         (1,900,028)        (18,644,662)       (145,244,084)
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................         90,344,262                --            13,422,366         109,245,448
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $   (103,861,399)         (2,078,569)          1,278,162         (41,853,432)
                                                    ================    ================    ================    ================

                                                       StDisc2            StIntStk2             UIFEmMkt          UIFUSRE
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................            788,350                --               880,547           4,796,435
  Mortality and expense risk charges (note 2) ...         (1,510,637)           (438,425)           (131,018)         (1,700,005)
                                                    ----------------    ----------------    ----------------    ----------------
    Net investment activity .....................           (722,287)           (438,425)            749,529           3,096,430
                                                    ----------------    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold ........         36,332,138         216,963,441          26,196,820          78,197,438
  Cost of mutual fund shares sold ...............        (42,390,413)       (228,885,681)        (26,762,979)        (74,626,102)
                                                    ----------------    ----------------    ----------------    ----------------
    Realized gain (loss) on investments .........         (6,058,275)        (11,922,240)           (566,159)          3,571,336
  Change in unrealized gain (loss)
    on investments ..............................        (12,015,504)          3,163,891             550,963             896,242
                                                    ----------------    ----------------    ----------------    ----------------
    Net gain (loss) on investments ..............        (18,073,779)         (8,758,349)            (15,196)          4,467,578
                                                    ----------------    ----------------    ----------------    ----------------
  Reinvested capital gains ......................         20,374,721           1,395,153                --             1,068,776
                                                    ----------------    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........          1,578,655          (7,801,621)            734,333           8,632,784
                                                    ================    ================    ================    ================


                                                      VEWrldBd           VEWrldEMkt          VEWrldHAs
                                                  ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Reinvested dividends ...........................  $      2,160,923                --               535,576
  Mortality and expense risk charges (note 2) ....          (631,301)           (628,845)           (590,096)
                                                    ----------------    ----------------    ----------------
    Net investment activity ......................         1,529,622            (628,845)            (54,520)
                                                    ----------------    ----------------    ----------------

  Proceeds from mutual funds shares sold .........        85,303,864         168,740,038         108,595,497
  Cost of mutual fund shares sold ................       (86,584,489)       (179,957,369)       (111,467,406)
                                                    ----------------    ----------------    ----------------
    Realized gain (loss) on investments ..........        (1,280,625)        (11,217,331)         (2,871,909)
  Change in unrealized gain (loss)
    on investments ...............................        (3,167,993)          9,410,111          (3,111,337)
                                                    ----------------    ----------------    ----------------
    Net gain (loss) on investments ...............        (4,448,618)         (1,807,220)         (5,983,246)
                                                    ----------------    ----------------    ----------------
  Reinvested capital gains .......................              --                  --                  --
                                                    ----------------    ----------------    ----------------
      Net increase (decrease) in contract owners'
        equity resulting from operations .........  $     (2,918,996)         (2,436,065)         (6,037,766)
                                                    ================    ================    ================


See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                  Total                                  ACVPBal
                                                  ------------------------------------    ------------------------------------
                                                         2001               2000                2001                 2000
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $     67,463,423          42,661,049           2,355,129           2,398,844
  Realized gain (loss) on investments .........     (1,424,925,320)      1,595,269,221          (7,099,451)          1,185,984
  Change in unrealized gain (loss)
    on investments ............................     (1,954,057,780)     (5,003,649,641)         (8,536,268)        (13,792,135)
  Reinvested capital gains ....................      1,049,281,591       1,946,976,470           5,248,329           3,115,066
                                                  ----------------    ----------------    ----------------    ----------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................     (2,262,238,086)     (1,418,742,901)         (8,032,261)         (7,092,241)

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        619,484,240       1,059,364,499           4,996,328           8,527,067
  Transfers between funds .....................               --                  --             1,620,142          (7,015,872)
  Redemptions .................................     (2,766,989,098)     (3,887,748,475)        (26,005,013)        (31,482,743)
  Annuity benefits ............................         (3,654,072)         (4,060,823)            (49,126)            (37,053)
  Annual contract maintenance charges
    (note 2) ..................................         (7,477,297)         (8,168,521)            (66,739)            (69,439)
  Contingent deferred sales charges
    (note 2) ..................................        (24,161,467)        (43,763,514)           (245,182)           (340,810)
  Adjustments to maintain reserves ............         (2,043,997)        (21,377,185)            (15,211)             (4,311)
                                                  ----------------    ----------------    ----------------    ----------------
      Net equity transactions .................     (2,184,841,691)     (2,905,754,019)        (19,764,801)        (30,423,161)
                                                  ----------------    ----------------    ----------------    ----------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........     (4,447,079,777)     (4,324,496,920)        (27,797,062)        (37,515,402)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................     19,090,847,996      23,415,344,916         169,055,106         206,570,508
                                                  ----------------    ----------------    ----------------    ----------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $ 14,643,768,219      19,090,847,996         141,258,044         169,055,106
                                                  ================    ================    ================    ================


CHANGES IN UNITS:
  Beginning units .............................        771,858,448         861,079,261           9,044,849          10,612,205
                                                  ----------------    ----------------    ----------------    ----------------
  Units purchased .............................         62,521,368         686,223,855             378,294           1,357,021
  Units redeemed ..............................       (146,208,626)       (775,444,668)         (1,486,826)         (2,924,377)
                                                  ----------------    ----------------    ----------------    ----------------
  Ending units ................................        688,171,190         771,858,448           7,936,317           9,044,849
                                                  ================    ================    ================    ================


                                                                ACVPCapAp                               ACVPIncGr
                                                  ------------------------------------    ------------------------------------
                                                         2001                2000                2001                2000
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Net investment income .......................         (3,984,483)         (6,362,673)           (308,470)           (683,254)
  Realized gain (loss) on investments .........        (13,671,667)         84,327,765          (3,891,448)          4,692,454
  Change in unrealized gain (loss)
    on investments ............................       (220,847,872)        (71,949,602)         (3,820,465)        (14,589,166)
  Reinvested capital gains ....................        120,030,377          13,797,979                --                  --
                                                  ----------------    ----------------    ----------------    ----------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       (118,473,645)         19,813,469          (8,020,383)        (10,579,966)

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................          9,703,763          16,247,133           3,728,528           7,275,267
  Transfers between funds .....................        (52,663,996)        114,306,526           3,865,344          11,636,255
  Redemptions .................................        (47,581,452)        (86,494,032)        (12,905,711)        (14,382,558)
  Annuity benefits ............................            (61,486)            (79,237)             (4,828)               --
  Annual contract maintenance charges
    (note 2) ..................................           (185,921)           (229,741)            (31,777)            (28,774)
  Contingent deferred sales charges
    (note 2) ..................................           (355,382)           (884,203)           (103,631)           (152,567)
  Adjustments to maintain reserves ............            225,903             (76,088)             (2,657)              2,019
                                                  ----------------    ----------------    ----------------    ----------------
      Net equity transactions .................        (90,918,571)         42,790,358          (5,454,732)          4,349,642
                                                  ----------------    ----------------    ----------------    ----------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       (209,392,216)         62,603,827         (13,475,115)         (6,230,324)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        441,520,312         378,916,485          77,612,740          83,843,064
                                                  ----------------    ----------------    ----------------    ----------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........        232,128,096         441,520,312          64,137,625          77,612,740
                                                  ================    ================    ================    ================


CHANGES IN UNITS:
  Beginning units .............................         15,066,723          13,411,163           6,984,800           6,653,902
                                                  ----------------    ----------------    ----------------    ----------------
  Units purchased .............................            449,990          16,993,215             859,557           6,142,015
  Units redeemed ..............................         (4,648,659)        (15,337,655)         (1,460,809)         (5,811,117)
                                                  ----------------    ----------------    ----------------    ----------------
  Ending units ................................         10,868,054          15,066,723           6,383,548           6,984,800
                                                  ================    ================    ================    ================




NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               ACVPInt                             ACVPValue
                                                  --------------------------------    --------------------------------
                                                       2001               2000              2001             2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $   (3,097,340)       (5,486,942)         (786,307)         (168,223)
  Realized gain (loss) on investments .........     (140,652,377)      108,431,689         9,221,028        (5,274,053)
  Change in unrealized gain (loss)
    on investments ............................       20,198,409      (197,284,487)        5,786,290        14,392,026
  Reinvested capital gains ....................       27,025,160         8,963,259              --           1,729,062
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (96,526,148)      (85,376,481)       14,221,011        10,678,812
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        9,789,713        22,841,373         6,253,977         3,770,820
  Transfers between funds .....................      (40,372,359)       44,636,984       116,241,421        34,964,668
  Redemptions .................................      (39,873,893)      (73,855,111)      (23,452,324)       (9,545,139)
  Annuity benefits ............................          (82,888)         (112,426)          (56,845)          (30,410)
  Annual contract maintenance charges
    (note 2) ..................................          (90,155)         (115,576)          (48,910)          (19,067)
  Contingent deferred sales charges
    (note 2) ..................................         (361,804)         (831,697)         (201,581)         (147,698)
  Adjustments to maintain reserves ............          (69,562)           (7,746)            9,300           (13,188)
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................      (71,060,948)       (7,444,199)       98,745,038        28,979,986
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........     (167,587,096)      (92,820,680)      112,966,049        39,658,798
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      351,676,258       444,496,938        97,953,748        58,294,950
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $  184,089,162       351,676,258       210,919,797        97,953,748
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       16,440,926        17,059,506         6,581,121         4,565,160
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          573,389        29,205,948         7,145,464        18,040,408
  Units redeemed ..............................       (4,700,067)      (29,824,528)         (989,243)      (16,024,447)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       12,314,248        16,440,926        12,737,342         6,581,121
                                                  ==============    ==============    ==============    ==============


                                                                AVISGro                         AVISHiYld
                                                 --------------------------------    --------------------------------
                                                      2001               2000             2001              2000
                                                 --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................        (194,923)         (564,005)          138,470            (7,207)
  Realized gain (loss) on investments .........       1,836,632         4,240,937           (93,390)         (134,899)
  Change in unrealized gain (loss)
    on investments ............................     (16,240,542)       (2,180,702)           62,160            73,417
  Reinvested capital gains ....................       7,912,626           279,311              --                --
                                                 --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (6,686,207)        1,775,541           107,240           (68,689)
                                                 --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................         402,894           546,412            33,433            51,406
  Transfers between funds .....................        (595,939)          (15,243)          116,475           (88,959)
  Redemptions .................................      (4,517,550)       (6,436,507)         (350,035)         (314,108)
  Annuity benefits ............................         (14,270)             (871)           (6,147)           (6,447)
  Annual contract maintenance charges
    (note 2) ..................................         (11,422)          (13,351)           (1,022)           (1,028)
  Contingent deferred sales charges
    (note 2) ..................................          (5,935)           (8,022)             (121)             (566)
  Adjustments to maintain reserves ............          (2,941)            2,077               189               212
                                                 --------------    --------------    --------------    --------------
      Net equity transactions .................      (4,745,163)       (5,925,505)         (207,228)         (359,490)
                                                 --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........     (11,431,370)       (4,149,964)          (99,988)         (428,179)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      37,436,411        41,586,375         1,712,146         2,140,325
                                                 --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........      26,005,041        37,436,411         1,612,158         1,712,146
                                                 ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................         553,384           635,473            65,619            78,579
                                                 --------------    --------------    --------------    --------------
  Units purchased .............................           6,813            23,527             5,710            18,384
  Units redeemed ..............................         (86,470)         (105,616)          (13,333)          (31,344)
                                                 --------------    --------------    --------------    --------------
  Ending units ................................         473,727           553,384            57,996            65,619
                                                 ==============    ==============    ==============    ==============





                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               AVISGvt                            CSWPGPV
                                                  --------------------------------    --------------------------------
                                                        2001              2000             2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $      131,409           (23,277)         (299,564)         (729,116)
  Realized gain (loss) on investments .........           39,002           (28,979)      (22,765,185)       12,658,461
  Change in unrealized gain (loss)
    on investments ............................            2,994           355,766        13,573,928       (27,569,954)
  Reinvested capital gains ....................             --                --                --           4,611,094
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................          173,405           303,510        (9,490,821)      (11,029,515)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................           35,491            64,579         1,020,324         2,134,718
  Transfers between funds .....................            2,173          (157,775)       (7,415,106)       (1,479,771)
  Redemptions .................................         (257,142)         (719,337)       (2,962,981)      (12,567,171)
  Annuity benefits ............................           (5,260)           (4,917)           (1,136)             --
  Annual contract maintenance charges
    (note 2) ..................................           (2,222)           (2,259)          (10,550)          (16,054)
  Contingent deferred sales charges
    (note 2) ..................................             (144)           (1,067)          (28,902)         (157,536)
  Adjustments to maintain reserves ............               63               178            (3,841)              176
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................         (227,041)         (820,598)       (9,402,192)      (12,085,638)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........          (53,636)         (517,088)      (18,893,013)      (23,115,153)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        3,011,672         3,528,760        35,233,536        58,348,689
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $    2,958,036         3,011,672        16,340,523        35,233,536
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................          130,826           169,204         2,286,967         3,030,097
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................            1,596             9,498            85,161         6,144,579
  Units redeemed ..............................          (10,899)          (47,876)         (866,208)       (6,887,709)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................          121,523           130,826         1,505,920         2,286,967
                                                  ==============    ==============    ==============    ==============


                                                              CSWPIntEq                          CSWPSmCoGr
                                                  --------------------------------    --------------------------------
                                                       2001               2000             2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................       (1,706,279)       (2,213,978)       (3,307,263)       (6,563,221)
  Realized gain (loss) on investments .........      (79,818,738)       38,658,925      (138,154,630)      141,024,067
  Change in unrealized gain (loss)
    on investments ............................       45,758,832      (123,736,849)       83,925,609      (312,564,956)
  Reinvested capital gains ....................             --          21,145,657              --          76,071,382
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (35,766,185)      (66,146,245)      (57,536,284)     (102,032,728)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        4,198,407         7,893,683         9,838,758        19,704,771
  Transfers between funds .....................      (14,975,548)      (34,133,518)      (21,097,654)       20,272,607
  Redemptions .................................      (17,676,769)      (28,066,807)      (35,088,716)      (75,140,772)
  Annuity benefits ............................          (30,659)          (55,129)          (31,627)          (37,810)
  Annual contract maintenance charges
    (note 2) ..................................          (45,258)          (63,851)         (112,519)         (155,283)
  Contingent deferred sales charges
    (note 2) ..................................         (185,875)         (385,922)         (381,709)         (934,738)
  Adjustments to maintain reserves ............           29,174            (6,032)          (15,702)            2,684
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................      (28,686,528)      (54,817,576)      (46,889,169)      (36,288,541)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........      (64,452,713)     (120,963,821)     (104,425,453)     (138,321,269)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      165,002,809       285,966,630       341,857,684       480,178,953
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........      100,550,096       165,002,809       237,432,231       341,857,684
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       12,854,476        16,297,013        16,612,117        18,854,016
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          389,048        10,421,256           570,621        23,173,813
  Units redeemed ..............................       (3,025,744)      (13,863,793)       (3,258,657)      (25,415,712)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       10,217,780        12,854,476        13,924,081        16,612,117
                                                  ==============    ==============    ==============    ==============



NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                              DryEuroEq                           DrySRGro
                                                  --------------------------------    --------------------------------
                                                        2001              2000              2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $      (14,991)          (10,019)       (3,484,146)       (2,570,687)
  Realized gain (loss) on investments .........         (328,766)             (620)          169,707        16,219,498
  Change in unrealized gain (loss)
    on investments ............................          (10,038)           42,124       (75,205,006)      (62,886,177)
  Reinvested capital gains ....................             --              21,380              --                --
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................         (353,795)           52,865       (78,519,445)      (49,237,366)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................          213,099           138,387        16,095,914        31,950,463
  Transfers between funds .....................          157,771         1,905,481       (36,045,164)       33,742,334
  Redemptions .................................         (155,815)         (113,891)      (36,284,827)      (57,231,777)
  Annuity benefits ............................             --                --             (54,389)          (73,180)
  Annual contract maintenance charges
    (note 2) ..................................             (875)             (168)         (179,024)         (189,350)
  Contingent deferred sales charges
    (note 2) ..................................           (1,242)           (2,605)         (456,051)         (821,264)
  Adjustments to maintain reserves ............           (5,278)               18           (28,455)          190,260
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................          207,660         1,927,222       (56,951,996)        7,567,486
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........         (146,135)        1,980,087      (135,471,441)      (41,669,880)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        1,980,087              --         351,521,180       393,191,060
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $    1,833,952         1,980,087       216,049,739       351,521,180
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................          213,611              --          11,621,929        11,427,105
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................           84,775           310,046           655,575         5,118,572
                                                  --------------    --------------    --------------    --------------
  Units redeemed ..............................          (19,354)          (96,435)       (2,945,949)       (4,923,748)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................          279,032           213,611         9,331,555        11,621,929
                                                  ==============    ==============    ==============    ==============



                                                               DryStkIx                             DryAp
                                                  --------------------------------    --------------------------------
                                                        2001              2000              2001             2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................       (3,996,216)       (8,316,960)         (685,761)       (1,270,806)
  Realized gain (loss) on investments .........       26,952,903       161,450,547        (3,075,693)       18,305,618
  Change in unrealized gain (loss)
    on investments ............................     (241,252,004)     (379,329,471)      (10,282,440)      (22,870,820)
  Reinvested capital gains ....................        6,331,855        26,620,604              --           1,595,808
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................     (211,963,462)     (199,575,280)      (14,043,894)       (4,240,200)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................       56,779,910       107,650,090         6,040,500        10,844,689
  Transfers between funds .....................      (84,678,599)      (84,306,975)      (11,651,456)      (35,364,746)
  Redemptions .................................     (187,691,308)     (289,969,176)      (17,267,221)      (30,678,960)
  Annuity benefits ............................         (458,045)         (501,706)          (32,968)          (37,828)
  Annual contract maintenance charges
    (note 2) ..................................         (596,408)         (654,662)          (53,215)          (56,528)
  Contingent deferred sales charges
    (note 2) ..................................       (2,031,805)       (4,069,893)         (176,284)         (397,911)
  Adjustments to maintain reserves ............          (28,742)          (36,987)            2,970          (158,189)
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................     (218,704,997)     (271,889,309)      (23,137,674)      (55,849,473)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........     (430,668,459)     (471,464,589)      (37,181,568)      (60,089,673)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................    1,615,088,831     2,086,553,420       141,303,087       201,392,760
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........    1,184,420,372     1,615,088,831       104,121,519       141,303,087
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       55,652,644        64,392,991        10,006,977        13,989,497
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................        2,251,597        25,502,607           466,005         3,410,945
                                                  --------------    --------------    --------------    --------------
  Units redeemed ..............................      (10,800,781)      (34,242,954)       (2,230,981)       (7,393,465)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       47,103,460        55,652,644         8,242,001        10,006,977
                                                  ==============    ==============    ==============    ==============





                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               DryGrInc                           FidVIPEI
                                                  --------------------------------    --------------------------------
                                                        2001             2000              2001               2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $     (701,162)         (732,641)        8,030,592        11,372,637
  Realized gain (loss) on investments .........          546,791         4,633,825        48,194,576       150,422,756
  Change in unrealized gain (loss)
    on investments ............................       (7,483,395)      (11,855,217)     (268,569,663)     (198,469,780)
  Reinvested capital gains ....................        1,238,795         3,140,839        89,248,151       146,286,807
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       (6,398,971)       (4,813,194)     (123,096,344)      109,612,420
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        3,998,531         7,186,203        48,439,902        74,208,838
  Transfers between funds .....................        8,420,323         8,087,970       (28,976,366)     (275,599,024)
  Redemptions .................................      (10,743,848)      (11,406,410)     (279,376,867)     (362,107,576)
  Annuity benefits ............................             (302)             (306)         (360,905)         (337,884)
  Annual contract maintenance charges
    (note 2) ..................................          (42,203)          (40,569)         (743,240)         (774,364)
  Contingent deferred sales charges
    (note 2) ..................................         (147,468)         (165,319)       (2,229,709)       (3,793,102)
  Adjustments to maintain reserves ............           (3,760)            3,330           (85,148)            3,130
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................        1,481,273         3,664,899      (263,332,333)     (568,399,982)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       (4,917,698)       (1,148,295)     (386,428,677)     (458,787,562)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................       86,405,082        87,553,377     1,973,780,145     2,432,567,707
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $   81,487,384        86,405,082     1,587,351,468     1,973,780,145
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................        6,251,143         6,013,078        59,929,592        78,576,059
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          141,453         3,875,318         1,639,242        14,120,451
  Units redeemed ..............................          (44,822)       (3,637,253)      (10,434,903)      (32,766,918)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................        6,347,774         6,251,143        51,133,931        59,929,592
                                                  ==============    ==============    ==============    ==============


                                                                FidVIPGr                           FidVIPHI
                                                 --------------------------------    --------------------------------
                                                      2001              2000              2001               2000
                                                 --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................     (29,549,521)      (45,598,473)       44,380,202        32,374,175
  Realized gain (loss) on investments .........     (16,451,665)      316,470,409      (144,603,045)      (45,040,609)
  Change in unrealized gain (loss)
    on investments ............................    (690,323,855)   (1,116,288,993)       59,548,303      (102,409,099)
  Reinvested capital gains ....................     192,127,379       424,521,957              --                --
                                                 --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................    (544,197,662)     (420,895,100)      (40,674,540)     (115,075,533)
                                                 --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................      86,766,808       161,308,102         9,245,802        16,996,455
  Transfers between funds .....................    (203,986,275)       68,932,029         9,584,714       (90,405,155)
  Redemptions .................................    (357,620,105)     (634,373,968)      (56,799,244)      (88,661,923)
  Annuity benefits ............................        (608,611)         (792,975)          (76,716)          (80,581)
  Annual contract maintenance charges
    (note 2) ..................................      (1,229,844)       (1,454,322)         (121,402)         (148,743)
  Contingent deferred sales charges
    (note 2) ..................................      (2,892,615)       (6,523,265)         (506,479)       (1,058,548)
  Adjustments to maintain reserves ............         498,906           171,181            (6,819)           25,594
                                                 --------------    --------------    --------------    --------------
      Net equity transactions .................    (479,071,736)     (412,733,218)      (38,680,144)     (163,332,901)
                                                 --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........  (1,023,269,398)     (833,628,318)      (79,354,684)     (278,408,434)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................   3,020,236,057     3,853,864,375       342,986,029       621,394,463
                                                 --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   1,996,966,659     3,020,236,057       263,631,345       342,986,029
                                                 ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................      60,371,162        67,613,846        22,851,138        31,737,438
                                                 --------------    --------------    --------------    --------------
  Units purchased .............................       2,212,902        25,906,143         1,386,576        14,726,507
  Units redeemed ..............................     (14,323,219)      (33,148,827)       (4,182,385)      (23,612,807)
                                                 --------------    --------------    --------------    --------------
  Ending units ................................      48,260,845        60,371,162        20,055,329        22,851,138
                                                 ==============    ==============    ==============    ==============



NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                 FidVIPOv                                 FidVIPAM
                                                  ------------------------------------    ------------------------------------
                                                        2001                2000                 2001               2000
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $     16,868,833           1,670,281          22,138,618          20,392,743
  Realized gain (loss) on investments .........       (175,092,377)         11,731,713           3,943,154          25,964,839
  Change in unrealized gain (loss)
    on investments ............................         28,267,282        (198,181,756)        (80,710,590)       (170,721,604)
  Reinvested capital gains ....................         34,471,204          60,969,217          11,726,011          77,152,846
                                                  ----------------    ----------------    ----------------    ----------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................        (95,485,058)       (123,810,545)        (42,902,807)        (47,211,176)
                                                  ----------------    ----------------    ----------------    ----------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................         12,349,864          22,740,985          21,817,056          33,846,064
  Transfers between funds .....................        (33,655,110)        (26,568,275)        (27,894,552)        (67,391,149)
  Redemptions .................................        (64,022,543)       (101,162,133)       (134,114,337)       (185,379,446)
  Annuity benefits ............................            (93,200)           (133,225)           (138,418)           (184,847)
  Annual contract maintenance charges
    (note 2) ..................................           (191,975)           (245,840)           (371,956)           (437,360)
  Contingent deferred sales charges
    (note 2) ..................................           (375,540)           (808,148)           (751,795)         (1,401,511)
  Adjustments to maintain reserves ............             10,703               6,161             (17,978)           (134,924)
                                                  ----------------    ----------------    ----------------    ----------------
      Net equity transactions .................        (85,977,801)       (106,170,475)       (141,471,980)       (221,083,173)
                                                  ----------------    ----------------    ----------------    ----------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       (181,462,859)       (229,981,020)       (184,374,787)       (268,294,349)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        472,682,578         702,663,598         794,857,947       1,063,152,296
                                                  ----------------    ----------------    ----------------    ----------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $    291,219,719         472,682,578         610,483,160         794,857,947
                                                  ================    ================    ================    ================


CHANGES IN UNITS:
  Beginning units .............................         22,555,451          26,744,723          33,039,586          41,605,682
                                                  ----------------    ----------------    ----------------    ----------------
  Units purchased .............................            686,531          37,692,359             995,865           2,775,219
  Units redeemed ..............................         (5,429,915)        (41,881,631)         (7,395,086)        (11,341,315)
                                                  ----------------    ----------------    ----------------    ----------------
  Ending units ................................         17,812,067          22,555,451          26,640,365          33,039,586
                                                  ================    ================    ================    ================


                                                                  FidVIPCon                              FidVIPGrOp
                                                  ------------------------------------    ------------------------------------
                                                        2001                 2000               2001                 2000
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Net investment income .......................         (4,756,221)        (13,781,571)           (793,795)            171,611
  Realized gain (loss) on investments .........         36,872,440         104,987,074         (19,728,385)         (2,281,832)
  Change in unrealized gain (loss)
    on investments ............................       (225,565,521)       (392,414,348)          4,442,885         (36,526,452)
  Reinvested capital gains ....................         30,611,614         190,676,735                --            10,773,968
                                                  ----------------    ----------------    ----------------    ----------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       (162,837,688)       (110,532,110)        (16,079,295)        (27,862,705)
                                                  ----------------    ----------------    ----------------    ----------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................         36,002,786          68,639,346           5,023,434          10,981,617
  Transfers between funds .....................        (80,409,181)        (39,246,228)        (13,075,026)        (29,971,684)
  Redemptions .................................       (139,686,864)       (217,473,510)        (15,943,151)        (25,445,667)
  Annuity benefits ............................           (211,006)           (232,101)             (9,312)             (1,659)
  Annual contract maintenance charges
    (note 2) ..................................           (421,296)           (468,015)            (46,652)            (55,536)
  Contingent deferred sales charges
    (note 2) ..................................         (1,602,981)         (3,071,977)           (227,973)           (370,032)
  Adjustments to maintain reserves ............            (56,323)            204,524              27,338            (146,787)
                                                  ----------------    ----------------    ----------------    ----------------
      Net equity transactions .................       (186,384,865)       (191,647,961)        (24,251,342)        (45,009,748)
                                                  ----------------    ----------------    ----------------    ----------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       (349,222,553)       (302,180,071)        (40,330,637)        (72,872,453)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      1,225,646,637       1,527,826,708         110,664,685         183,537,138
                                                  ----------------    ----------------    ----------------    ----------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........        876,424,084       1,225,646,637          70,334,048         110,664,685
                                                  ================    ================    ================    ================


CHANGES IN UNITS:
  Beginning units .............................         52,155,447          59,904,173           9,785,417          13,267,253
                                                  ----------------    ----------------    ----------------    ----------------
  Units purchased .............................          1,775,959          13,582,884             507,393           8,008,606
  Units redeemed ..............................        (10,856,980)        (21,331,610)         (2,930,987)        (11,490,442)
                                                  ----------------    ----------------    ----------------    ----------------
  Ending units ................................         43,074,426          52,155,447           7,361,823           9,785,417
                                                  ================    ================    ================    ================




                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                              JanCapAp                             JanGlTech
                                                  --------------------------------    --------------------------------
                                                        2001             2000               2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $     (317,512)            4,575          (258,390)          (84,833)
  Realized gain (loss) on investments .........      (21,120,984)       (4,830,695)      (39,815,262)       (3,132,706)
  Change in unrealized gain (loss)
    on investments ............................        2,869,732        (8,883,513)       20,298,330       (18,479,419)
  Reinvested capital gains ....................             --                --                --                --
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (18,568,764)      (13,709,633)      (19,775,322)      (21,696,958)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        5,704,500         5,945,786         3,650,706         4,043,794
  Transfers between funds .....................       11,372,530        80,885,718         7,051,234        67,987,874
  Redemptions .................................       (7,694,198)       (5,787,914)       (3,999,636)       (5,408,156)
  Annuity benefits ............................             --                --                --                --
  Annual contract maintenance charges
    (note 2) ..................................          (27,438)           (8,638)          (15,303)           (7,030)
  Contingent deferred sales charges
    (note 2) ..................................          (75,015)          (79,495)          (43,404)          (75,417)
  Adjustments to maintain reserves ............              526           (56,978)            2,933           (62,618)
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................        9,280,905        80,898,479         6,646,530        66,478,447
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       (9,287,859)       67,188,846       (13,128,792)       44,781,489
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................       67,188,846              --          44,781,489              --
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $   57,900,987        67,188,846        31,652,697        44,781,489
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................        8,545,715              --           6,665,928              --
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................        1,314,672        12,761,083         1,213,240        10,479,996
  Units redeemed ..............................         (311,573)       (4,215,368)         (259,476)       (3,814,068)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................        9,548,814         8,545,715         7,619,692         6,665,928
                                                  ==============    ==============    ==============    ==============


                                                              JanIntGro                           NSATCapAp
                                                  --------------------------------    --------------------------------
                                                        2001              2000              2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................         (263,753)        1,138,324        (2,455,524)       (4,652,399)
  Realized gain (loss) on investments .........      (15,953,793)       (6,135,778)     (134,121,109)       12,104,689
  Change in unrealized gain (loss)
    on investments ............................        5,043,862        (4,068,513)       61,808,298      (177,949,935)
  Reinvested capital gains ....................             --                --                --          59,008,658
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (11,173,684)       (9,065,967)      (74,768,335)     (111,488,987)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        3,765,579         3,791,484        10,646,866        23,122,348
  Transfers between funds .....................        2,105,291        56,127,529       (22,422,753)     (141,081,622)
  Redemptions .................................       (5,479,762)       (6,785,812)      (26,155,882)      (68,934,884)
  Annuity benefits ............................           (5,500)             --             (74,990)         (119,788)
  Annual contract maintenance charges
    (note 2) ..................................          (16,780)           (6,286)         (140,732)         (215,726)
  Contingent deferred sales charges
    (note 2) ..................................          (54,051)          (69,288)         (314,320)         (984,867)
  Adjustments to maintain reserves ............           27,327           (50,768)          (10,408)           (1,435)
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................          342,104        53,006,859       (38,472,219)     (188,215,974)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........      (10,831,580)       43,940,892      (113,240,554)     (299,704,961)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................       43,940,892              --         262,292,577       561,997,538
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........       33,109,312        43,940,892       149,052,023       262,292,577
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................        5,575,706              --          12,153,485        18,882,447
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          210,789         9,152,773           689,463         4,665,995
  Units redeemed ..............................         (226,990)       (3,577,067)       (3,145,825)      (11,394,957)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................        5,559,505         5,575,706         9,697,123        12,153,485
                                                  ==============    ==============    ==============    ==============






NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                             NSATMidCapIx                         NSATEmMkt
                                                  --------------------------------    --------------------------------
                                                         2001            2000              2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $     (393,973)          (32,193)          (19,507)           (1,513)
  Realized gain (loss) on investments .........       (3,656,973)       (1,487,020)         (265,821)         (150,520)
  Change in unrealized gain (loss)
    on investments ............................          712,334          (987,211)          249,207             1,081
  Reinvested capital gains ....................          514,545         1,086,470              --                --
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       (2,824,067)       (1,419,954)          (36,121)         (150,952)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        2,958,338         1,115,977            58,429            16,876
  Transfers between funds .....................       34,891,005        36,264,135         5,599,879           198,887
  Redemptions .................................       (7,234,125)       (1,701,756)         (339,523)             (645)
  Annuity benefits ............................             --                --                --                --
  Annual contract maintenance charges
    (note 2) ..................................          (15,303)           (2,253)             (847)              (21)
  Contingent deferred sales charges
    (note 2) ..................................          (57,965)          (16,851)           (3,667)             --
  Adjustments to maintain reserves ............           (1,225)             (734)              758               577
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................       30,540,725        35,658,518         5,315,029           215,674
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       27,716,658        34,238,564         5,278,908            64,722
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................       34,238,564              --              64,722              --

CONTRACT OWNERS' EQUITY END OF PERIOD .........   $   61,955,222        34,238,564         5,343,630            64,722
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................        3,284,843              --               7,451              --

  Units purchased .............................        3,272,953         5,268,708           687,371             7,725
  Units redeemed ..............................         (452,562)       (1,983,865)          (36,826)             (274)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................        6,105,234         3,284,843           657,996             7,451
                                                  ==============    ==============    ==============    ==============


                                                              NSATGlobTC                          NSATIntGr
                                                  --------------------------------    --------------------------------
                                                        2001              2000              2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................          (40,127)           (7,094)           (3,005)           (1,419)
  Realized gain (loss) on investments .........       (1,490,589)         (666,792)           (5,889)          (44,806)
  Change in unrealized gain (loss)
    on investments ............................          173,244          (269,811)            1,378               552
  Reinvested capital gains ....................             --              37,037              --                --
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       (1,357,472)         (906,660)           (7,516)          (45,673)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................          228,966            62,797            20,268            10,547
  Transfers between funds .....................        2,564,472         2,610,774           210,787            73,704
  Redemptions .................................         (474,074)          (13,333)          (33,125)           (1,003)
  Annuity benefits ............................             --                --                --                --
  Annual contract maintenance charges
    (note 2) ..................................           (1,172)             (159)             (114)              (19)
  Contingent deferred sales charges
    (note 2) ..................................           (2,557)               (7)             (943)             --
  Adjustments to maintain reserves ............           (1,251)           (2,719)              112                42
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................        2,314,384         2,657,353           196,985            83,271
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........          956,912         1,750,693           189,469            37,598
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        1,750,693              --              37,598              --
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........        2,707,605         1,750,693           227,067            37,598
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................          291,857              --               4,076              --
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          580,536           342,970            34,779             4,430
  Units redeemed ..............................          (73,556)          (51,113)           (3,875)             (354)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................          798,837           291,857            34,980             4,076
                                                  ==============    ==============    ==============    ==============



                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               NSATGvtBd                                NSATMSecBd
                                                  ------------------------------------    ------------------------------------
                                                        2001                2000                2001                 2000
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $     13,735,016          14,423,072             541,307             163,272
  Realized gain (loss) on investments .........          1,319,490         (12,422,436)            (52,429)             12,751
  Change in unrealized gain (loss)
    on investments ............................          3,831,072          30,923,586            (245,446)             37,475
  Reinvested capital gains ....................            514,449                --                  --                  --
                                                  ----------------    ----------------    ----------------    ----------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................         19,400,027          32,924,222             243,432             213,498
                                                  ----------------    ----------------    ----------------    ----------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................         13,910,001          12,898,393             524,757             114,661
  Transfers between funds .....................         80,627,100           8,155,023           6,878,958           7,714,710
  Redemptions .................................        (78,102,232)        (66,556,621)         (2,344,252)           (202,253)
  Annuity benefits ............................            (59,190)            (39,947)               --                  --
  Annual contract maintenance charges
    (note 2) ..................................           (141,827)           (123,151)             (3,092)               (286)
  Contingent deferred sales charges
    (note 2) ..................................           (536,096)           (604,961)            (18,476)               (629)
  Adjustments to maintain reserves ............             23,452               8,234                 (36)                 51
                                                  ----------------    ----------------    ----------------    ----------------
      Net equity transactions .................         15,721,208         (46,263,030)          5,037,859           7,626,254
                                                  ----------------    ----------------    ----------------    ----------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........         35,121,235         (13,338,808)          5,281,291           7,839,752
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        345,881,047         359,219,855           7,839,752                --
                                                  ----------------    ----------------    ----------------    ----------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $    381,002,282         345,881,047          13,121,043           7,839,752
                                                  ================    ================    ================    ================


CHANGES IN UNITS:
  Beginning units .............................         15,898,580          17,934,615             753,923                --
                                                  ----------------    ----------------    ----------------    ----------------
  Units purchased .............................          1,601,762          11,353,116             587,863           1,235,074
  Units redeemed ..............................           (498,925)        (13,389,151)           (113,966)           (481,151)
                                                  ----------------    ----------------    ----------------    ----------------
  Ending units ................................         17,001,417          15,898,580           1,227,820             753,923
                                                  ================    ================    ================    ================


                                                                 NSATMyMkt                              NSATSmCapG
                                                  ------------------------------------    ------------------------------------
                                                        2001                 2000               2001                 2000
                                                  ----------------    ----------------    ----------------    ----------------
INVESTMENT ACTIVITY:
  Net investment income .......................         21,000,940          45,451,893            (171,125)            (58,586)
  Realized gain (loss) on investments .........               --                  --            (2,568,740)         (2,088,074)
  Change in unrealized gain (loss)
    on investments ............................               --                  --             1,206,945            (694,904)
  Reinvested capital gains ....................               --                  --                  --                31,939
                                                  ----------------    ----------------    ----------------    ----------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................         21,000,940          45,451,893          (1,532,920)         (2,809,625)
                                                  ----------------    ----------------    ----------------    ----------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................         53,110,487         110,433,202             815,658             567,409
  Transfers between funds .....................        318,595,458        (152,174,871)         13,210,508          11,770,408
  Redemptions .................................       (362,119,337)       (384,141,359)         (1,812,847)           (527,774)
  Annuity benefits ............................            (56,250)            (28,500)               --                  --
  Annual contract maintenance charges
    (note 2) ..................................           (333,612)           (326,295)             (5,031)             (1,235)
  Contingent deferred sales charges
    (note 2) ..................................         (3,058,154)         (4,393,475)            (14,892)             (6,866)
  Adjustments to maintain reserves ............             69,090              26,232               3,382             (18,430)
                                                  ----------------    ----------------    ----------------    ----------------
      Net equity transactions .................          6,207,682        (430,605,066)         12,196,778          11,783,512
                                                  ----------------    ----------------    ----------------    ----------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........         27,208,622        (385,153,173)         10,663,858           8,973,887
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        913,908,289       1,299,061,462           8,973,887                --
                                                  ----------------    ----------------    ----------------    ----------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........        941,116,911         913,908,289          19,637,745           8,973,887
                                                  ================    ================    ================    ================


CHANGES IN UNITS:
  Beginning units .............................         50,718,825          76,321,484           1,115,196                --
                                                  ----------------    ----------------    ----------------    ----------------
  Units purchased .............................          2,473,137          89,756,741           1,849,737           1,652,614
  Units redeemed ..............................           (817,168)       (115,359,400)           (189,968)           (537,418)
                                                  ----------------    ----------------    ----------------    ----------------
  Ending units ................................         52,374,794          50,718,825           2,774,965           1,115,196
                                                  ================    ================    ================    ================





NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                              NSATSmCapV                           NSATSmCo
                                                  --------------------------------    --------------------------------
                                                        2001              2000              2001             2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $   (2,312,766)         (985,007)       (3,720,884)       (4,872,452)
  Realized gain (loss) on investments .........          435,615         1,069,734       (33,921,214)       77,654,310
  Change in unrealized gain (loss)
    on investments ............................        9,856,905       (14,334,385)        8,532,676      (111,734,964)
  Reinvested capital gains ....................       15,891,349        17,275,169              --          60,835,212
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       23,871,103         3,025,511       (29,109,422)       21,882,106
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        6,872,616         4,209,501        10,694,880        18,519,351
  Transfers between funds .....................      128,798,355        49,241,577        (6,377,842)       44,182,558
  Redemptions .................................      (29,142,463)      (11,255,256)      (42,248,717)      (57,810,368)
  Annuity benefits ............................           (9,655)           (2,436)          (84,985)          (82,654)
  Annual contract maintenance charges
    (note 2) ..................................          (63,165)          (20,657)         (127,945)         (123,412)
  Contingent deferred sales charges
    (note 2) ..................................         (240,692)         (130,591)         (439,503)         (711,384)
  Adjustments to maintain reserves ............           (2,616)          (42,402)          (69,487)           27,586
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................      106,212,380        41,999,736       (38,653,599)        4,001,677
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........      130,083,483        45,025,247       (67,763,021)       25,883,783
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................       96,748,069        51,722,822       348,444,350       322,560,567
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $  226,831,552        96,748,069       280,681,329       348,444,350
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................        8,200,472         4,810,078        14,297,584        14,227,024
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................        8,224,624        17,470,899           503,491        16,304,158
  Units redeemed ..............................       (1,235,775)      (14,080,505)       (2,289,228)      (16,233,598)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       15,189,321         8,200,472        12,511,847        14,297,584
                                                  ==============    ==============    ==============    ==============


                                                             NSATStMCap                          NSATTotRe
                                                 --------------------------------    --------------------------------
                                                      2001               2000             2001              2000
                                                 --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................        (272,948)         (186,031)       (4,282,540)       (7,301,627)
  Realized gain (loss) on investments .........     (17,897,820)         (975,240)      (45,905,020)      112,525,311
  Change in unrealized gain (loss)
    on investments ............................       9,390,826       (10,150,918)      (80,049,573)     (463,580,827)
  Reinvested capital gains ....................            --             326,797        18,995,468       324,128,385
                                                 --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (8,779,942)      (10,985,392)     (111,241,665)      (34,228,758)
                                                 --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................       1,114,179           517,066        24,607,440        41,693,697
  Transfers between funds .....................     (15,327,508)       58,098,955       (38,498,349)     (131,948,139)
  Redemptions .................................      (3,426,847)       (4,144,902)     (110,217,090)     (165,266,764)
  Annuity benefits ............................            --                --            (209,486)         (285,658)
  Annual contract maintenance charges
    (note 2) ..................................          (6,195)           (3,963)         (433,694)         (493,835)
  Contingent deferred sales charges
    (note 2) ..................................         (26,214)          (55,731)       (1,085,377)       (2,102,342)
  Adjustments to maintain reserves ............            (972)           (2,309)          (75,364)          (25,765)
                                                 --------------    --------------    --------------    --------------
      Net equity transactions .................     (17,673,557)       54,409,116      (125,911,920)     (258,428,806)
                                                 --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........     (26,453,499)       43,423,724      (237,153,585)     (292,657,564)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      43,423,724              --         871,317,930     1,163,975,494
                                                 --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........      16,970,225        43,423,724       634,164,345       871,317,930
                                                 ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       5,375,674              --          21,330,800        27,501,529
                                                 --------------    --------------    --------------    --------------
  Units purchased .............................         146,529        10,155,124           727,548         4,072,109
  Units redeemed ..............................      (2,466,443)       (4,779,450)       (4,396,946)      (10,242,838)
                                                 --------------    --------------    --------------    --------------
  Ending units ................................       3,055,760         5,375,674        17,661,402        21,330,800
                                                 ==============    ==============    ==============    ==============




                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               NSATGrFoc                           NBAMTGro
                                                  --------------------------------    --------------------------------
                                                       2001              2000              2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $      (63,042)           (6,351)       (4,988,905)       (9,756,290)
  Realized gain (loss) on investments .........       (2,791,433)         (472,318)     (363,798,481)      161,222,780
  Change in unrealized gain (loss)
    on investments ............................          155,614          (260,227)        8,220,672      (316,766,270)
  Reinvested capital gains ....................             --                --         198,293,271        58,133,678
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       (2,698,861)         (738,896)     (162,273,443)     (107,166,102)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................          117,774            21,242        14,026,066        26,057,290
  Transfers between funds .....................        5,526,691         2,804,184       (48,378,512)      180,638,275
  Redemptions .................................         (677,754)           (8,171)      (57,149,283)     (128,150,376)
  Annuity benefits ............................             --                --             (97,392)         (156,825)
  Annual contract maintenance charges
    (note 2) ..................................           (1,409)              (63)         (207,185)         (281,123)
  Contingent deferred sales charges
    (note 2) ..................................           (2,960)              (18)         (421,197)       (1,035,806)
  Adjustments to maintain reserves ............           (1,127)          (19,837)       (2,801,335)        2,966,858
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................        4,961,215         2,797,337       (95,028,838)       80,038,293
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........        2,262,354         2,058,441      (257,302,281)      (27,127,809)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................        2,058,441              --         563,699,785       590,827,594
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $    4,320,795         2,058,441       306,397,504       563,699,785
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................          325,514              --          13,936,460        12,251,818
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          897,455           415,939           480,926        21,747,329
  Units redeemed ..............................          (86,894)          (90,425)       (3,618,337)      (20,062,687)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................        1,136,075           325,514        10,799,049        13,936,460
                                                  ==============    ==============    ==============    ==============


                                                             NBAMTGuard                          NBAMTLMat
                                                 --------------------------------    --------------------------------
                                                       2001              2000              2001              2000
                                                 --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................        (439,975)         (299,941)        5,464,292         6,979,893
  Realized gain (loss) on investments .........      (3,074,706)        2,366,098        (2,396,985)       (3,922,677)
  Change in unrealized gain (loss)
    on investments ............................      (2,463,476)       (2,749,827)        5,456,547         3,046,369
  Reinvested capital gains ....................       3,537,781              --                --                --
                                                 --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (2,440,376)         (683,670)        8,523,854         6,103,585
                                                 --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................       1,966,251         2,631,995         3,851,164         3,513,872
  Transfers between funds .....................      17,409,891        (5,343,030)       27,239,745        (4,280,007)
  Redemptions .................................      (8,522,657)       (6,836,772)      (26,051,983)      (26,304,858)
  Annuity benefits ............................            --                --             (40,735)          (39,050)
  Annual contract maintenance charges
    (note 2) ..................................         (19,961)          (14,357)          (43,951)          (40,212)
  Contingent deferred sales charges
    (note 2) ..................................         (72,621)          (98,856)         (154,426)         (186,195)
  Adjustments to maintain reserves ............          18,839             1,634           105,183           (84,157)
                                                 --------------    --------------    --------------    --------------
      Net equity transactions .................      10,779,742        (9,659,386)        4,904,997       (27,420,607)
                                                 --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       8,339,366       (10,343,056)       13,428,851       (21,317,022)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      37,395,138        47,738,194       119,116,070       140,433,092
                                                 --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........      45,734,504        37,395,138       132,544,921       119,116,070
                                                 ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       3,562,208         4,537,424         7,529,063         9,336,870
                                                 --------------    --------------    --------------    --------------
  Units purchased .............................       1,203,519         4,557,908           803,270         3,481,375
  Units redeemed ..............................        (281,625)       (5,533,124)         (251,539)       (5,289,182)
                                                 --------------    --------------    --------------    --------------
  Ending units ................................       4,484,102         3,562,208         8,080,794         7,529,063
                                                 ==============    ==============    ==============    ==============




NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               NBAMTPart                          OppAggGro
                                                  --------------------------------    --------------------------------
                                                       2001               2000              2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $   (3,209,042)       (2,159,706)         (141,674)         (599,214)
  Realized gain (loss) on investments .........      (31,519,114)      (46,883,775)      (61,945,589)       (3,990,201)
  Change in unrealized gain (loss)
    on investments ............................        4,790,368       (34,016,160)       30,319,868       (31,970,529)
  Reinvested capital gains ....................       13,023,030        77,462,093         8,477,879              --
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................      (16,914,758)       (5,597,548)      (23,289,516)      (36,559,944)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................       11,492,775        18,357,180         4,942,600         4,817,207
  Transfers between funds .....................      (14,026,961)      (93,193,847)      (27,533,758)      130,005,890
  Redemptions .................................      (49,081,721)      (62,744,678)       (8,087,383)       (7,209,683)
  Annuity benefits ............................          (84,435)          (58,189)             --                --
  Annual contract maintenance charges
    (note 2) ..................................         (140,819)         (154,158)          (26,399)          (12,684)
  Contingent deferred sales charges
    (note 2) ..................................         (608,149)         (942,253)          (69,342)          (81,134)
  Adjustments to maintain reserves ............           (3,260)           16,063            66,516          (284,032)
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................      (52,452,570)     (138,719,882)      (30,707,766)      127,235,564
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........      (69,367,328)     (144,317,430)      (53,997,282)       90,675,620
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      376,509,048       520,826,478        90,675,620              --
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $  307,141,720       376,509,048        36,678,338        90,675,620
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       15,596,919        21,442,631        11,693,759              --
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          517,798         5,493,330           760,094        18,703,742
  Units redeemed ..............................       (2,843,313)      (11,339,042)       (5,477,973)       (7,009,983)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       13,271,404        15,596,919         6,975,880        11,693,759
                                                  ==============    ==============    ==============    ==============


                                                               OppBdFd                              OppCapAp
                                                  --------------------------------    --------------------------------
                                                       2001               2000             2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................       15,440,562        17,817,962        (1,928,314)       (4,035,648)
  Realized gain (loss) on investments .........       (6,389,828)       (3,503,498)      (20,522,762)       19,759,469
  Change in unrealized gain (loss)
    on investments ............................        6,030,326        (2,972,753)      (51,979,681)      (46,441,022)
  Reinvested capital gains ....................             --                --          28,211,592        18,886,990
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................       15,081,060        11,341,711       (46,219,165)      (11,830,211)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        8,500,638        11,361,432        15,138,058        28,339,519
  Transfers between funds .....................       40,776,617       (20,130,935)      (12,795,521)      168,359,249
  Redemptions .................................      (46,300,141)      (44,423,564)      (37,568,517)      (63,425,378)
  Annuity benefits ............................          (75,824)          (44,219)          (34,952)          (24,885)
  Annual contract maintenance charges
    (note 2) ..................................          (85,306)          (75,096)         (131,843)         (110,754)
  Contingent deferred sales charges
    (note 2) ..................................         (429,035)         (513,519)         (386,490)         (869,369)
  Adjustments to maintain reserves ............            4,927            17,961           173,325            26,296
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................        2,391,876       (53,807,940)      (35,605,940)      132,294,678
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       17,472,936       (42,466,229)      (81,825,105)      120,464,467
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      245,982,059       288,448,288       329,217,939       208,753,472
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........      263,454,995       245,982,059       247,392,834       329,217,939
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       15,613,184        19,088,515        18,754,596        11,706,337
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          114,498         3,281,410         1,043,322        21,416,415
  Units redeemed ..............................          (37,365)       (6,756,741)       (3,471,112)      (14,368,156)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       15,690,317        15,613,184        16,326,806        18,754,596
                                                  ==============    ==============    ==============    ==============






                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               OppGlSec                           OppMSGrInc
                                                  --------------------------------    --------------------------------
                                                        2001             2000              2001               2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $   (3,811,124)       (9,497,905)         (178,541)          (63,915)
  Realized gain (loss) on investments .........       23,327,591        88,151,651        (1,233,256)          (70,499)
  Change in unrealized gain (loss)
    on investments ............................     (213,722,128)     (176,946,955)         (666,772)       (1,233,088)
  Reinvested capital gains ....................       90,344,262       129,198,733              --                --
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................     (103,861,399)       30,905,524        (2,078,569)       (1,367,502)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................       21,329,171        34,741,674         2,922,255         1,660,840
  Transfers between funds .....................      (29,143,488)       49,479,272        12,877,924        14,231,872
  Redemptions .................................     (104,586,710)     (137,477,088)       (3,390,699)       (1,332,873)
  Annuity benefits ............................         (168,231)         (169,049)             --                --
  Annual contract maintenance charges
    (note 2) ..................................         (239,147)         (253,205)           (7,189)             (972)
  Contingent deferred sales charges
    (note 2) ..................................         (899,446)       (1,490,451)          (35,902)          (12,100)
  Adjustments to maintain reserves ............           18,047            46,305             1,442           (14,454)
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................     (113,689,804)      (55,122,542)       12,367,831        14,532,313
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........     (217,551,203)      (24,217,018)       10,289,262        13,164,811
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      789,487,530       813,704,548        13,164,811              --
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $  571,936,327       789,487,530        23,454,073        13,164,811
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       28,160,751        30,115,619         1,467,079              --
                                                                    --------------    --------------    --------------
  Units purchased .............................          887,557        13,821,576         1,743,977         2,120,258
  Units redeemed ..............................       (5,564,826)      (15,776,444)         (261,864)         (653,179)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       23,483,482        28,160,751         2,949,192         1,467,079
                                                  ==============    ==============    ==============    ==============

                                                                OppMult                             StOpp2
                                                  --------------------------------    --------------------------------
                                                       2001               2000              2001             2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................        6,500,458         9,482,004        (5,854,796)      (12,067,686)
  Realized gain (loss) on investments .........        2,674,898        11,689,162        25,760,670        60,117,051
  Change in unrealized gain (loss)
    on investments ............................      (21,319,560)      (26,097,733)     (171,004,754)     (113,708,446)
  Reinvested capital gains ....................       13,422,366        19,342,890       109,245,448       109,148,007
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................        1,278,162        14,416,323       (41,853,432)       43,488,926
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        7,815,482        10,403,792        22,864,601        32,548,031
  Transfers between funds .....................       12,451,190        (7,978,151)       10,010,347         7,798,254
  Redemptions .................................      (44,014,061)      (47,337,976)     (127,338,091)     (150,417,377)
  Annuity benefits ............................          (74,741)          (75,509)         (105,003)         (115,482)
  Annual contract maintenance charges
    (note 2) ..................................         (109,928)         (107,126)         (331,383)         (331,361)
  Contingent deferred sales charges
    (note 2) ..................................         (367,577)         (495,651)         (891,603)       (1,492,196)
  Adjustments to maintain reserves ............           (1,827)           (8,284)           12,746            48,004
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................      (24,301,462)      (45,598,905)      (95,778,386)     (111,962,127)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........      (23,023,300)      (31,182,582)     (137,631,818)      (68,473,201)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      268,446,490       299,629,072       852,390,838       920,864,039
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........      245,423,190       268,446,490       714,759,020       852,390,838
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................       12,317,917        14,388,482        23,556,579        26,685,317
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          982,031         2,440,645           981,693         6,947,813
  Units redeemed ..............................       (2,132,722)       (4,511,210)       (3,802,499)      (10,076,551)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................       11,167,226        12,317,917        20,735,773        23,556,579
                                                  ==============    ==============    ==============    ==============






NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               StDisc2                             StIntStk2
                                                  --------------------------------    --------------------------------
                                                        2001              2000              2001              2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................   $     (722,287)       (1,784,727)         (438,425)       (1,113,146)
  Realized gain (loss) on investments .........       (6,058,275)         (658,639)      (11,922,240)       (2,574,089)
  Change in unrealized gain (loss)
    on investments ............................      (12,015,504)        7,774,816         3,163,891       (24,695,898)
  Reinvested capital gains ....................       20,374,721              --           1,395,153              --
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................        1,578,655         5,331,450        (7,801,621)      (28,383,133)
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................        2,975,412         4,130,307         1,359,085         3,641,000
  Transfers between funds .....................        1,453,029        (5,550,833)       (6,388,182)      (19,680,428)
  Redemptions .................................      (17,907,309)      (20,722,473)       (4,357,135)      (13,768,132)
  Annuity benefits ............................          (21,747)          (16,888)           (4,563)           (8,305)
  Annual contract maintenance charges
    (note 2) ..................................          (58,622)          (60,236)          (15,496)          (26,429)
  Contingent deferred sales charges
    (note 2) ..................................         (135,803)         (210,491)          (51,925)         (155,800)
  Adjustments to maintain reserves ............           (2,209)            4,109             6,432             5,889
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................      (13,697,249)      (22,426,505)       (9,451,784)      (29,992,205)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........      (12,118,594)      (17,095,055)      (17,253,405)      (58,375,338)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................      117,887,042       134,982,097        41,836,831       100,212,169
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $  105,768,448       117,887,042        24,583,426        41,836,831
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................        6,350,092         7,493,723         4,251,346         6,077,598
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................          269,344         2,265,956           144,676        49,933,592
  Units redeemed ..............................       (1,089,147)       (3,409,587)       (1,143,852)      (51,759,844)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................        5,530,289         6,350,092         3,252,170         4,251,346
                                                  ==============    ==============    ==============    ==============


                                                               UIFEmMkt                             UIFUSRE
                                                  --------------------------------    --------------------------------
                                                        2001             2000               2001             2000
                                                  --------------    --------------    --------------    --------------
INVESTMENT ACTIVITY:
  Net investment income .......................          749,529           977,830         3,096,430        31,478,567
  Realized gain (loss) on investments .........         (566,159)          453,963         3,571,336        (2,786,892)
  Change in unrealized gain (loss)
    on investments ............................          550,963          (673,802)          896,242        19,366,953
  Reinvested capital gains ....................             --                --           1,068,776           601,441
                                                  --------------    --------------    --------------    --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations ..............................          734,333           757,991         8,632,784        48,660,069
                                                  --------------    --------------    --------------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................          452,752           728,070         3,661,129         4,028,663
  Transfers between funds .....................          158,808         1,210,281        13,753,415         8,681,768
  Redemptions .................................       (2,146,346)       (1,348,998)      (18,073,860)      (15,485,039)
  Annuity benefits ............................           (2,857)             --             (14,173)           (7,168)
  Annual contract maintenance charges
    (note 2) ..................................           (5,037)           (3,677)          (44,133)          (33,942)
  Contingent deferred sales charges
    (note 2) ..................................          (43,952)          (17,669)         (168,794)         (190,634)
  Adjustments to maintain reserves ............          (12,486)          (23,081)          (41,978)      (23,887,328)
                                                  --------------    --------------    --------------    --------------
      Net equity transactions .................       (1,599,118)          544,926          (928,394)      (26,893,680)
                                                  --------------    --------------    --------------    --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........         (864,785)        1,302,917         7,704,390        21,766,389
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...................................       10,839,640         9,536,723       122,735,571       100,969,182
                                                  --------------    --------------    --------------    --------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........        9,974,855        10,839,640       130,439,961       122,735,571
                                                  ==============    ==============    ==============    ==============


CHANGES IN UNITS:
  Beginning units .............................        1,115,156         1,078,274         6,536,816         6,794,104
                                                  --------------    --------------    --------------    --------------
  Units purchased .............................           67,799           761,145         3,274,373        10,800,445
  Units redeemed ..............................         (237,949)         (724,263)       (3,398,341)      (11,057,733)
                                                  --------------    --------------    --------------    --------------
  Ending units ................................          945,006         1,115,156         6,412,848         6,536,816
                                                  ==============    ==============    ==============    ==============






                                                                     (Continued)

NATIONWIDE VARIABLE ACCOUNT-II
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                        VEWrldBd                       VEWrldEMkt
                                             ------------------------------  ------------------------------
                                                   2001            2000           2001            2000
                                             --------------  --------------  --------------  --------------
INVESTMENT ACTIVITY:
  Net investment income ..................   $    1,529,622       2,452,512        (628,845)     (1,415,017)
  Realized gain (loss) on investments ....       (1,280,625)     (8,868,923)    (11,217,331)     (3,823,213)
  Change in unrealized gain (loss)
    on investments .......................       (3,167,993)      6,299,160       9,410,111     (39,685,719)
  Reinvested capital gains ...............             --              --              --              --
                                             --------------  --------------  --------------  --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations .........................       (2,918,996)       (117,251)     (2,436,065)    (44,923,949)
                                             --------------  --------------  --------------  --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ......................          969,678       1,751,377       2,415,641       6,015,638
  Transfers between funds ................      (10,732,118)       (183,531)      1,049,739     (45,831,549)
  Redemptions ............................       (7,980,525)     (9,690,291)     (5,947,287)    (19,267,027)
  Annuity benefits .......................          (20,863)        (13,291)         (9,710)        (20,169)
  Annual contract maintenance charges
    (note 2) .............................          (20,001)        (21,499)        (26,071)        (39,865)
  Contingent deferred sales charges
    (note 2) .............................          (60,594)        (85,017)        (66,788)       (227,812)
  Adjustments to maintain reserves .......           10,131          (3,871)        (17,910)           (743)
                                             --------------  --------------  --------------  --------------
      Net equity transactions ............      (17,834,292)     (8,246,123)     (2,602,386)    (59,371,527)
                                             --------------  --------------  --------------  --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ....      (20,753,288)     (8,363,374)     (5,038,451)   (104,295,476)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..............................       58,525,199      66,888,573      47,930,088     152,225,564
                                             --------------  --------------  --------------  --------------
CONTRACT OWNERS' EQUITY END OF PERIOD ....   $   37,771,911      58,525,199      42,891,637      47,930,088
                                             ==============  ==============  ==============  ==============


CHANGES IN UNITS:
  Beginning units ........................        4,384,244       4,986,867       7,394,989      13,485,153
                                             --------------  --------------  --------------  --------------
  Units purchased ........................           75,775       6,946,695         779,224      38,726,585
  Units redeemed .........................       (1,462,291)     (7,549,318)     (1,337,305)    (44,816,749)
                                             --------------  --------------  --------------  --------------
  Ending units ...........................        2,997,728       4,384,244       6,836,908       7,394,989
                                             ==============  ==============  ==============  ==============


                                                         VEWrldHAs
                                              ------------------------------
                                                    2001            2000
                                              --------------  --------------
INVESTMENT ACTIVITY:
  Net investment income ..................           (54,520)        (23,393)
  Realized gain (loss) on investments ....        (2,871,909)      4,985,474
  Change in unrealized gain (loss)
    on investments .......................        (3,111,337)       (988,569)
  Reinvested capital gains ...............              --              --
                                              --------------  --------------
    Net increase (decrease) in contract
      owners' equity resulting from
      operations .........................        (6,037,766)      3,973,512
                                              --------------  --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ......................         1,224,816       2,004,013
  Transfers between funds ................        (5,504,013)     (5,884,434)
  Redemptions ............................        (6,605,810)    (10,250,199)
  Annuity benefits .......................           (10,646)        (12,219)
  Annual contract maintenance charges
    (note 2) .............................           (26,582)        (28,916)
  Contingent deferred sales charges
    (note 2) .............................           (53,329)        (98,238)
  Adjustments to maintain reserves .......            (7,803)        (10,373)
                                              --------------  --------------
      Net equity transactions ............       (10,983,367)    (14,280,366)
                                              --------------  --------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ....       (17,021,133)    (10,306,854)
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..............................        52,892,660      63,199,514
                                              --------------  --------------
CONTRACT OWNERS' EQUITY END OF PERIOD ....        35,871,527      52,892,660
                                              ==============  ==============


CHANGES IN UNITS:
  Beginning units ........................         4,035,756       5,295,189
                                              --------------  --------------
  Units purchased ........................           106,027      11,118,861
  Units redeemed .........................        (1,048,293)    (12,378,294)
                                              --------------  --------------
  Ending units ...........................         3,093,490       4,035,756
                                              ==============  ==============



See accompanying notes to financial statements.


                         NATIONWIDE VARIABLE ACCOUNT-II
                          NOTES TO FINANCIAL STATEMENTS
                            December 31,2001 and 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Organization and Nature of Operations

       The Nationwide Variable Account-II (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1981. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

       The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts, and Individual Modified Single Premium Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community; however, other distributors are utilized.

    (b) The Contracts

       Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees are offered for purchase. See note 2 for a discussion of contract expenses.

       With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

           Portfolios of the American Century Variable Portfolios, Inc. (American Century VP);
               American Century VP - American Century VP Balanced (ACVPBal) American Century VP - American Century VP Capital Appreciation
                 (ACVPCapAp)
               American Century VP - American Century VP Income & Growth
                 (ACVPIncGr)
               American Century VP - American Century VP International
                 (ACVPInt)
               American Century VP - American Century VP Value (ACVPValue)

           Funds of the American Variable Insurance Series (American VIS) (available only for contracts issued on or after May 1, 1987 and before September 1, 1989);
               American VIS - Growth Fund (AVISGro)
               American VIS - High-Yield Bond Fund (AVISHiYld)
               American VIS - U.S.Government/AAA-Rated Securities Fund (AVISGvt)

           Portfolios of the Credit Suisse Trust;
               Credit Suisse Trust - Global Post-Venture Capital Portfolio
                 (CSWPGPV)
               Credit Suisse Trust - International Equity Portfolio (CSWPIntEq) Credit Suisse Trust - Small Cap Growth Portfolio (CSWPSmCoGr)

           Portfolio of the Dreyfus Investment Portfolios (Dreyfus IP);
               Dreyfus IP - European Equity Portfolio (DryEuroEq)

           The Dreyfus Socially Responsible Growth Fund, Inc. (DrySRGro)

           Dreyfus Stock Index Fund (DryStkIx)

           Portfolios of the Dreyfus Variable Investment Fund (Dreyfus VIF);
               Dreyfus VIF - Appreciation Portfolio (DryAp)
               Dreyfus VIF - Growth and Income Portfolio (DryGrInc)

           Portfolios of the Fidelity(R) Variable Insurance Products Fund (Fidelity VIP);
               Fidelity(R) VIP - Equity-Income Portfolio:Initial Class
                 (FidVIPEI)
               Fidelity(R) VIP - Growth Portfolio: Initial Class (FidVIPGr) Fidelity(R) VIP - High Income Portfolio: Initial Class (FidVIPHI) Fidelity(R) VIP - Overseas Portfolio: Initial Class
                 (FidVIPOv)

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, Continued


Portfolios of the Fidelity(R) Variable Insurance Products Fund II (Fidelity VIP-II);
  Fidelity(R) VIP-II - Asset Manager Portfolio: Initial Class (FidVIPAM)
  Fidelity(R) VIP-II - Contrafund Portfolio: Initial Class (FidVIPCon)
Portfolio of the Fidelity(R) Variable Insurance Products Fund III (Fidelity VIP-III);
  Fidelity(R) VIP-III - Growth Opportunities Portfolio: Initial Class (FidVIPGrOp)
Portfolios of the Janus Aspen Series (Janus AS);
  Janus AS - Capital Appreciation Portfolio - Service Shares (JanCapAp)
  Janus AS - Global Technology Portfolio - Service Shares (JanGlTech)
  Janus AS - International Growth Portfolio - Service Shares (JanIntGro)
Funds of the Nationwide Separate Account Trust (Nationwide SAT)
(managed for a fee by an affiliated investment advisor);
  Nationwide(R) SAT - Capital Appreciation Fund Class I (NSATCapAp)
  Nationwide(R) SAT - Dreyfus Mid Cap Index Fund Class I (NSATMidCapIx)
  Nationwide(R) SAT - Gartmore Emerging Markets Fund Class I (NSATEmMkt)
  Nationwide(R) SAT - Gartmore Global Technology & Communications Fund Class I (NSATGlobTC)
  Nationwide(R) SAT - Gartmore International Growth Fund Class I (NSATIntGr)
  Nationwide(R) SAT - Government Bond Fund Class I (NSATGvtBd)
  Nationwide(R) SAT - Investor Destinations Aggressive Fund (NSATIDAgg)*
  Nationwide(R) SAT - Investor Destinations Conservative Fund (NSATIDCon)*
  Nationwide(R) SAT - Investor Destinations Moderate Fund (NSATIDMod)*
  Nationwide(R) SAT - Investor Destinations Moderately Aggressive Fund (NSATIDModAgg)*
  Nationwide(R) SAT - Investor Destinations Moderately Conservative Fund (NSATIDModCon)*
  Nationwide(R) SAT - MAS NSAT Multi Sector Bond Fund Class I (NSATMSecBd)
  Nationwide(R) SAT - Money Market Fund Class I (NSATMyMkt)
  Nationwide(R) SAT - Nationwide(R) Small Cap Growth Fund Class I (NSATSmCapG)
  Nationwide(R) SAT - Nationwide(R) Small Cap Value Fund Class I (NSATSmCapV)
  Nationwide(R) SAT - Nationwide(R) Small Company Fund Class I (NSATSmCo)
  Nationwide(R) SAT - Strong Mid Cap Growth Fund Class I (NSATStMCap)
     (formerly Nationwide(R) Separate Account Trust - Strategic Growth Fund)
  Nationwide(R) SAT - Total Return Fund Class I (NSATTotRe)
  Nationwide(R) SAT - Turner Growth Focus Fund Class I (NSATGrFoc)
Portfolios of the Neuberger Berman Advisers Management Trust (Neuberger Berman AMT);
  Neuberger Berman AMT - Growth Portfolio (NBAMTGro)
  Neuberger Berman AMT - Guardian Portfolio (NBAMTGuard)
  Neuberger Berman AMT - Limited Maturity Bond Portfolio (NBAMTLMat)
  Neuberger Berman AMT - Partners Portfolio (NBAMTPart)
Funds of the Oppenheimer Variable Account Funds;
  Oppenheimer Aggressive Growth Fund/VA (OppAggGro)
  Oppenheimer Bond Fund/VA (OppBdFd)
  Oppenheimer Capital Appreciation Fund/VA (OppCapAp)
  Oppenheimer Global Securities Fund/VA (OppGlSec)
  Oppenheimer Main Street Growth & Income Fund/VA (OppMSGrInc)
  Oppenheimer Multiple Strategies Fund/VA (OppMult)
Strong Opportunity Fund II, Inc. (StOpp2)
Funds of the Strong Variable Insurance Funds, Inc. (Strong VIF);
  Strong VIF - Strong Discovery Fund II (StDisc2)
  Strong VIF - Strong International Stock Fund II (StIntStk2)
The Universal Institutional Funds, Inc. (UIF);
  UIF - Emerging Markets Debt Portfolio (UIFEmMkt)
  UIF - U.S. Real Estate Portfolio (UIFUSRE)

       Funds of the Van Eck Worldwide Insurance Trust (Van Eck WIT);
          Van Eck WIT - Worldwide Bond Fund (VEWrldBd)
          Van Eck WIT - Worldwide Emerging Markets Fund (VEWrldEMkt)
          Van Eck WIT - Worldwide Hard Assets Fund (VEWrldHAs)
         *At December 31, 2001, contract owners have not invested in this fund.

    The contract owners' equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2).

    The accompanying financial statements include only contract owners' purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

    A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

    Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

(c) Security Valuation, Transactions and Related Investment Income

    The fair value of the underlying mutual funds is based on the closing net asset value per share at December 31, 2001. The cost of investments sold is determined on the specific identification basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date.

(d) Federal Income Taxes

    Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

    The Company does not provide for income taxes within the Account. Taxes are the responsibility of the contract owner upon termination or withdrawal.

(e) Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Calculation of Annuity Reserves

    Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5 percent unless the annuitant elects otherwise, in which case the rate may vary from 3.5 percent to 7 percent, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II

(2) EXPENSES

    The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is surrendered, the Company will, with certain exceptions, deduct from a contract owner's contract value a contingent deferred sales charge. For contracts issued prior to December 15, 1988, the contingent deferred sales charge will be equal to 5% of the lesser of the total of all purchase payments made within 96 months prior to the date of the request for surrender or the amount surrendered. For contracts issued on or after December 15, 1988, the Company will deduct a contingent deferred sales charge not to exceed 7% of the lesser of purchase payments or the amount surrendered, such charge declining 1% per year, to 0%, after the purchase payment has been held in the contract for 84 months. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the Company.

    The following contract charges are deducted by the Company: (a) for The BEST OF AMERICA(R) contracts, an annual contract maintenance charge of up to $30, dependent on contract type and issue date, which is satisfied by surrendering units; and (b) for The BEST OF AMERICA(R) contracts issued prior to December 15, 1988, a charge for mortality and expense risk assessed through the daily unit value calculation equal to an annual rate of 0.80% and 0.50%, respectively; for The BEST OF AMERICA(R) contracts issued on or after December 15, 1988, a mortality risk charge, an expense risk charge and an administration charge assessed through the daily unit value calculation equal to an annual rate of 0.80%, 0.45% and 0.05%, respectively; for The BEST OF AMERICA(R) America's Vision Annuity(SM) contracts, a mortality risk charge, an expense risk charge and an administration charge assessed through the daily unit value calculation equal to an annual rate of 0.80%, 0.45% and 0.15%, respectively; and for The BEST OF AMERICA(R) Nationwide Insurance Enterprise Annuity contracts, a mortality risk charge assessed through the daily unit value calculation equal to an annual rate of 0.80%.

(3) RELATED PARTY TRANSACTIONS

    The Company performs various services on behalf of the Mutual Fund Companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

(4) FINANCIAL HIGHLIGHTS

    The following is a summary of units, unit fair values and contract owners' equity outstanding for variable annuity contracts as of the end of the periods indicated, and the contract expense rate and total return for each of the periods in the five year period ended December 31, 2001.


                                               CONTRACT                    UNIT             CONTRACT        TOTAL
                                             EXPENSE RATE*     UNITS     FAIR VALUE      OWNERS' EQUITY    RETURN**
                                             -------------     -----     ----------      --------------    --------
    American Century Variable Portfolios, Inc.-
    American Century VP Balanced
         2001  ................................. 0.80%            18,914   $ 15.136400   $      286,295      -4.32%
                                                 1.30%         3,923,625     18.559606       72,820,937      -4.80%
                                                 1.40%         3,993,777     17.020275       67,975,191      -4.90%
         2000  ................................. 0.80%            19,522     15.819174          308,822      -3.43%
                                                 1.30%         4,361,533     19.495665       85,030,986      -3.91%
                                                 1.40%         4,663,795     17.896947       83,467,692      -4.01%
         1999  ................................. 0.80%            22,159     16.380267          362,970       9.18%
                                                 1.30%         5,256,044     20.288854      106,639,109       8.63%
                                                 1.40%         5,334,003     18.643877       99,446,496       8.52%
         1998  ................................. 0.80%            23,530     15.003357          353,029      14.85%
                                                 1.30%         5,996,007     18.677491      111,990,367      14.27%
                                                 1.40%         5,583,901     17.180551       95,934,496      14.15%
         1997  ................................. 0.80%            13,088     13.063915          170,981      14.88%
                                                 1.30%         5,856,813     16.345418       95,732,057      14.30%
                                                 1.40%         4,838,477     15.050621       72,822,084      14.19%

    American Century Variable Portfolios, Inc.-
    American Century VP Capital Appreciation
         2001  ................................. 0.80%            41,673     11.002785          458,518     -28.65%
                                                 1.30%         6,194,078     27.088550      167,788,591     -29.01%
                                                 1.40%         4,632,303     13.736351       63,630,940     -29.08%
         2000  ................................. 0.80%            51,447     15.419843          793,305       8.17%
                                                 1.30%         7,959,747     38.157123      303,721,045       7.62%
                                                 1.40%         7,055,526     19.368910      136,657,848       7.52%
         1999  ................................. 0.80%            20,557     14.255724          293,055      63.21%
                                                 1.30%         7,862,693     35.454211      278,765,577      62.39%
                                                 1.40%         5,527,913     18.015046       99,585,607      62.22%
         1998  ................................. 0.80%            18,219      8.734621          159,136      -2.94%
                                                 1.30%         8,891,042     21.832994      194,118,067      -3.43%
                                                 1.40%         5,094,616     11.105046       56,575,945      -3.53%
         1997  ................................. 0.80%            19,350      8.999141          174,133      -4.03%
                                                 1.30%        11,745,644     22.608168      265,547,493      -4.52%
                                                 1.40%         6,424,116     11.511011       73,948,070      -4.61%

    American Century Variable Portfolios, Inc.-
    American Century VP Income & Growth
         2001  ................................. 0.80%             8,180     10.251735           83,858      -9.09%
                                                 1.30%         3,229,945     10.063450       32,504,386      -9.55%
                                                 1.40%         3,145,423     10.026074       31,536,246      -9.64%
         2000  ................................. 0.80%             5,868     11.276864           66,173     -11.33%
                                                 1.30%         3,560,031     11.126222       39,609,695     -11.77%
                                                 1.40%         3,418,902     11.096215       37,936,872     -11.86%
         1999  ................................. 0.80%             5,509     12.717310           70,060      17.08%
                                                 1.30%         3,486,007     12.610627       43,960,734      16.49%
                                                 1.40%         3,162,385     12.589315       39,812,261      16.37%
         1998  ................................. 0.80%             2,541     10.862433           27,601       8.62% 05/01/98
                                                 1.30%         2,046,928     10.825822       22,159,678       8.26% 05/01/98
                                                 1.40%         1,527,644     10.818483       16,526,791       8.18% 05/01/98

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                           CONTRACT                       UNIT           CONTRACT          TOTAL
                                         EXPENSE RATE*      UNITS      FAIR VALUE     OWNERS' EQUITY      RETURN**
                                         -------------      -----      ----------     --------------      --------
American Century Variable Portfolios, Inc.-
American Century VP International
     2001  ................................. 0.80%           23,935     15.371394            367,920        -29.74%
                                             1.30%        6,318,356     14.979094         94,643,253        -30.10%
                                             1.40%        5,971,956     14.866936         88,784,689        -30.17%
     2000  ................................. 0.80%           27,765     21.879287            607,478        -17.49%
                                             1.30%        8,210,709     21.429753        175,953,466        -17.90%
                                             1.40%        8,202,456     21.291032        174,638,753        -17.98%
     1999  ................................. 0.80%           18,049     26.516535            478,597         62.73%
                                             1.30%        8,418,918     26.102697        219,756,466         61.92%
                                             1.40%        8,622,540     25.959887        223,840,164         61.75%
     1998  ................................. 0.80%           15,993     16.294485            260,598         17.81%
                                             1.30%        8,709,163     16.121219        140,402,324         17.22%
                                             1.40%        9,416,993     16.049229        151,135,477         17.10%
     1997  ................................. 0.80%           12,542     13.831167            173,470         17.69%
                                             1.30%        6,327,934     13.753336         87,030,202         17.09%
                                             1.40%        6,868,887     13.705793         94,143,543         16.97%

American Century Variable Portfolios, Inc.-
American Century VP Value
     2001  ................................. 0.80%           21,820     17.018183            371,333         11.91%
                                             1.30%        6,050,734     16.591903        100,393,194         11.35%
                                             1.40%        6,664,788     16.507696        110,020,288         11.23%
     2000  ................................. 0.80%            8,057     15.206417            122,518         17.20%
                                             1.30%        2,877,118     14.901045         42,872,065         16.62%
                                             1.40%        3,695,945     14.840550         54,849,857         16.50%
     1999  ................................. 0.80%           10,946     12.974490            142,019         -1.64%
                                             1.30%        1,991,906     12.777944         25,452,463         -2.14%
                                             1.40%        2,562,308     12.738880         32,640,934         -2.24%
     1998  ................................. 0.80%           11,797     13.191239            155,617          3.97%
                                             1.30%        2,332,484     13.057214         30,455,743          3.45%
                                             1.40%        2,924,326     13.030493         38,105,409          3.34%
     1997  ................................. 0.80%           10,578     12.687119            134,204         25.07%
                                             1.30%        2,331,383     12.621843         29,426,350         24.44%
                                             1.40%        3,080,976     12.608786         38,847,367         24.32%

American Variable Insurance Series - Growth
Fund
     2001  ................................. 1.30%          473,727     54.780019         25,950,752        -19.01%
     2000  ................................. 1.30%          553,384     67.636095         37,428,733          3.37%
     1999  ................................. 1.30%          635,473     65.428997         41,578,361         55.58%
     1998  ................................. 1.30%          740,145     42.056137         31,127,640         33.79%
     1997  ................................. 1.30%          843,498     31.433956         26,514,479         28.41%

American Variable Insurance Series -
High-Yield Bond Fund
     2001  ................................. 1.30%           57,996     27.135785          1,573,778          6.60%
     2000  ................................. 1.30%           65,619     25.454935          1,670,327         -4.31%
     1999  ................................. 1.30%           78,579     26.601827          2,090,345          4.42%
     1998  ................................. 1.30%          100,976     25.475118          2,572,376         -0.86%
     1997  ................................. 1.30%          123,894     25.696356          3,183,624         10.95%

American Variable Insurance Series - U.S.
Government/AAA-Rated Securities Fund
     2001  ..................................1.30%          121,523     24.088283          2,927,289          5.84%
     2000  ..................................1.30%          130,827     22.759646          2,977,576         10.25%
     1999  ..................................1.30%          169,205     20.644287          3,493,117         -1.82%
     1998  ..................................1.30%          211,100     21.026607          4,438,717          6.78%
     1997  ..................................1.30%          258,271     19.690955          5,085,603          7.04%


                                           CONTRACT                                   UNIT               CONTRACT         TOTAL
                                         EXPENSE RATE*            UNITS            FAIR VALUE         OWNERS' EQUITY    RETURN(**)
                                         -------------            -----            ----------         --------------    ----------
Credit Suisse Trust - Global Post-Venture
Capital Portfolio
     2001  ................................  0.80%                  3,414            11.148756               38,057        -29.21%
                                             1.30%                916,771            10.869241            9,964,601        -29.57%
                                             1.40%                585,736            10.814008            6,334,153        -29.64%
     2000  ................................  0.80%                  4,978            15.749145               78,399        -19.58%
                                             1.30%              1,288,253            15.432781           19,881,326        -19.99%
                                             1.40%                993,737            15.370073           15,273,810        -20.07%
     1999  ................................  0.80%                  2,910            19.584772               56,992         62.19%
                                             1.30%              1,376,514            19.288213           26,550,495         61.38%
                                             1.40%              1,650,674            19.229243           31,741,211         61.21%
     1998  ................................  0.80%                  3,794            12.075066               45,813          5.66%
                                             1.30%                979,637            11.952364           11,708,978          5.13%
                                             1.40%                874,497            11.927880           10,430,895          5.02%
     1997  ................................  0.80%                  3,328            11.428435               38,034         12.43%
                                             1.30%                707,736            11.369600            8,046,675         11.86%
                                             1.40%                580,576            11.357831            6,594,084         11.75%

Credit Suisse Trust - International Equity
Portfolio
     2001  ................................  0.80%                  6,899             9.883302               68,185        -22.90%
                                             1.30%              4,524,393             9.863392           44,625,864        -23.29%
                                             1.40%              5,686,487             9.798673           55,720,031        -23.37%
     2000  ................................  0.80%                  7,880            12.818931              101,013        -26.49%
                                             1.30%              5,559,302            12.858441           71,483,957        -26.86%
                                             1.40%              7,287,295            12.787120           93,183,516        -26.93%
     1999  ................................  0.80%                  7,023            17.437474              122,463         52.21%
                                             1.30%              7,260,250            17.579480          127,631,420         51.44%
                                             1.40%              9,029,739            17.499626          158,017,055         51.29%
     1998  ................................  0.80%                  6,952            11.456500               79,646          4.50%
                                             1.30%              8,662,434            11.608185          100,555,136          3.98%
                                             1.40%             10,971,532            11.567145          126,909,302          3.87%
     1997  ................................  0.80%                 17,214            10.962668              188,711         -3.04%
                                             1.30%             11,097,293            11.164048          123,890,712         -3.53%
                                             1.40%             14,603,429            11.135857          162,621,697         -3.63%

Credit Suisse Trust - Small Cap Growth
Portfolio
     2001  ................................  0.80%                 35,985            15.819291              569,256        -16.69%
                                             1.30%              7,315,425            17.100411          125,096,781        -17.11%
                                             1.40%              6,572,671            16.988109          111,657,254        -17.19%
     2000  ................................  0.80%                 43,379            18.987355              823,652        -18.77%
                                             1.30%              8,717,167            20.629953          179,834,746        -19.17%
                                             1.40%              7,851,571            20.515433          161,078,379        -19.25%
     1999  ................................  0.80%                 32,764            23.373394              765,806         67.73%
                                             1.30%              9,345,473            25.523630          238,530,395         66.88%
                                             1.40%              9,475,778            25.407601          240,756,787         66.72%
     1998  ................................  0.80%                 36,247            13.935312              505,113         -3.63%
                                             1.30%             10,310,188            15.294249          157,686,583         -4.12%
                                             1.40%             10,671,357            15.240137          162,632,943         -4.21%
     1997  ................................  0.80%                 38,323            14.460130              554,156         14.72%
                                             1.30%             11,681,454            15.950665          186,326,959         14.15%
                                             1.40%             12,347,057            15.910364          196,446,171         14.03%

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                            CONTRACT                       UNIT              CONTRACT       TOTAL
                                          EXPENSE RATE*        UNITS    FAIR VALUE       OWNERS' EQUITY   RETURN**
                                          -------------        -----    ----------       --------------   --------
Dreyfus Investment Portfolios - European
Equity Portfolio
     2001  ................................  0.80%             3,110       6.632954            20,627      -28.71%
                                             1.30%           142,395       6.577246           936,568      -29.07%
                                             1.40%           133,527       6.566134           876,758      -29.14%
     2000  ................................  0.80%               650       9.303892             6,048       -6.96% 05/01/00
                                             1.30%            99,169       9.272855           919,580       -7.27% 05/01/00
                                             1.40%           113,791       9.266641         1,054,460       -7.33% 5/01/00

Dreyfus Socially Responsible Growth Fund,
Inc., The
     2001  ................................  0.80%            38,326      17.769005           681,007      -23.20%
                                             1.30%         5,375,905      23.760745       127,735,513      -23.59%
                                             1.40%         3,917,325      22.328068        87,466,291      -23.67%
     2000  ................................  0.80%            46,736      23.136255         1,081,296      -11.74%
                                             1.30%         6,271,857      31.095821       195,028,543      -12.18%
                                             1.40%         5,303,337      29.250748       155,126,574      -12.27%
     1999  ................................  0.80%            44,406      26.214069         1,164,062       29.04%
                                             1.30%         6,009,014      35.410022       212,779,318       28.39%
                                             1.40%         5,373,686      33.342555       179,172,421       28.26%
     1998  ................................  0.80%            21,250      20.314721           431,688       28.35%
                                             1.30%         4,943,293      27.580026       136,336,149       27.70%
                                             1.40%         4,946,872      25.996040       128,599,082       27.57%
     1997  ................................  0.80%            15,824      15.827982           250,462       27.41%
                                             1.30%         4,163,981      21.597400        89,931,163       26.77%
                                             1.40%         4,479,872      20.377644        91,289,237       26.64%

Dreyfus Stock Index Fund
     2001  ................................  0.80%           125,242      20.226586         2,533,212      -12.89%
                                             1.30%        22,253,473      25.269146       562,326,247      -13.33%
                                             1.40%        24,724,745      24.986785       617,791,894      -13.42%
     2000  ................................  0.80%           131,722      23.218901         3,058,440      -10.00%
                                             1.30%        25,282,408      29.155455       737,120,109      -10.45%
                                             1.40%        30,238,514      28.859118       872,656,844      -10.54%
     1999  ................................  0.80%           143,298      25.799667         3,697,041       19.64%
                                             1.30%        29,124,459      32.559249       948,270,513       19.04%
                                             1.40%        35,125,233      32.260809     1,133,168,433       18.92%
     1998  ................................  0.80%           131,089      21.564450         2,826,862       27.19%
                                             1.30%        28,257,153      27.352140       772,893,605       26.55%
                                             1.40%        34,866,181      27.128900       945,881,138       26.42%
     1997  ................................  0.80%            99,290      16.954928         1,683,455       31.89%
                                             1.30%        22,011,947      21.614298       475,772,782       31.23%
                                             1.40%        28,821,679      21.459607       618,501,904       31.10%

Dreyfus Variable Investment Fund -
Appreciation Portfolio
     2001  ................................  0.80%            27,634      12.936796           357,492      -10.04%
                                             1.30%         4,428,984      12.648277        56,019,015      -10.50%
                                             1.40%         3,785,384      12.591167        47,662,398      -10.59%
     2000  ................................  0.80%            21,750      14.380447           312,775       -1.44%
                                             1.30%         5,180,502      14.131419        73,207,844       -1.94%
                                             1.40%         4,804,725      14.081974        67,660,013       -2.03%
     1999  ................................  0.80%            30,352      14.590853           442,862       10.56%
                                             1.30%         6,960,886      14.410358       100,308,859       10.01%
                                             1.40%         6,998,259      14.374409       100,595,837        9.90%

                                           CONTRACT          UNIT           CONTRACT           TOTAL
                                         EXPENSE RATE*      UNITS          FAIR VALUE      OWNERS' EQUITY      RETURN**
                                         -------------      -----          ----------      --------------      --------
     1998  ................................  0.80%           19,647         13.196658            259,275        29.18%
                                             1.30%        6,377,285         13.099410         83,538,671        28.53%
                                             1.40%        6,376,379         13.079978         83,402,897        28.40%
     1997  ................................  0.80%              881         10.216047              9,000         2.16% 07/14/97
                                             1.30%          356,277         10.192063          3,631,198         1.92% 07/14/97
                                             1.40%          628,991         10.187254          6,407,691         1.87% 07/14/97

Dreyfus Variable Investment Fund - Growth
and Income Portfolio
     2001  ................................  0.80%           19,976         13.201947            263,728        -6.60%
                                             1.30%        2,832,364         12.871217         36,455,968        -7.08%
                                             1.40%        3,495,434         12.805859         44,762,032        -7.17%
     2000  ................................  0.80%           32,386         14.135425            457,790        -4.55%
                                             1.30%        2,684,211         13.851602         37,180,622        -5.02%
                                             1.40%        3,534,547         13.795345         48,760,295        -5.12%
     1999  ................................  0.80%           30,865         14.808738            457,072        15.95%
                                             1.30%        2,438,905         14.584456         35,570,103        15.37%
                                             1.40%        3,543,308         14.539855         51,519,185        15.25%
     1998  ................................  0.80%           34,081         12.771671            435,271        10.92%
                                             1.30%        2,540,933         12.641927         32,122,289        10.36%
                                             1.40%        3,797,840         12.616052         47,913,747        10.25%
     1997  ................................  0.80%           35,596         11.514380            409,866        15.28%
                                             1.30%        1,798,495         11.455116         20,601,969        14.70%
                                             1.40%        3,025,163         11.443262         34,617,733        14.58%

Fidelity(R) VIP Fund - Equity-Income
Portfolio: Initial Class
     2001  ................................  0.80%           82,196         18.308975          1,504,930        -5.72%
                                             1.30%       21,634,292         41.158746        890,440,331        -6.20%
                                             1.40%       29,417,442         23.583739        693,773,281        -6.29%
     2000  ................................  0.80%           78,998         19.419912          1,534,134         7.56%
                                             1.30%       24,796,505         43.878710      1,088,038,652         7.02%
                                             1.40%       35,054,089         25.167929        882,238,823         6.91%
     1999  ................................  0.80%           95,044         18.055454          1,716,063         5.48%
                                             1.30%       33,300,821         41.001029      1,365,367,928         4.95%
                                             1.40%       45,180,194         23.541057      1,063,589,522         4.84%
     1998  ................................  0.80%          122,353         17.117556          2,094,384        10.73%
                                             1.30%       40,310,078         39.068090      1,574,837,755        10.18%
                                             1.40%       50,740,113         22.453988      1,139,317,888        10.07%
     1997  ................................  0.80%          100,383         15.458195          1,551,740        27.08%
                                             1.30%       43,512,141         35.459509      1,542,919,155        26.44%
                                             1.40%       51,518,923         20.400657      1,051,019,877        26.32%

Fidelity(R) VIP Fund - Growth Portfolio:
Initial Class
     2001  ................................  0.80%          151,520         18.291955          2,771,600       -18.31%
                                             1.30%       21,235,416         62.576549      1,328,839,075       -18.73%
                                             1.40%       26,873,908         24.615308        661,509,533       -18.81%
     2000  ................................  0.80%          175,928         22.392690          3,939,501       -11.69%
                                             1.30%       25,427,441         76.996322      1,957,819,435       -12.13%
                                             1.40%       34,767,793         30.318476      1,054,106,498       -12.22%
     1999  ................................  0.80%          163,650         25.356659          4,149,617        36.34%
                                             1.30%       28,552,551         87.627336      2,501,983,980        35.65%
                                             1.40%       38,897,645         34.539423      1,343,502,214        35.51%
     1998  ................................  0.80%          139,304         18.598337          2,590,823        38.37%
                                             1.30%       28,860,915         64.597153      1,864,332,942        37.68%
                                             1.40%       35,499,426         25.487577        904,794,354        37.54%

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                           CONTRACT                       UNIT           CONTRACT         TOTAL
                                         EXPENSE RATE*   UNITS         FAIR VALUE     OWNERS' EQUITY     RETURN**
                                         -------------   -----         ----------     --------------     ---------
     1997  ................................  0.80%          94,841      13.440547          1,274,715      22.49%
                                             1.30%      29,239,944      46.918894      1,371,905,833      21.88%
                                             1.40%      33,475,336      18.531166        620,337,008      21.75%

Fidelity(R) VIP Fund - High Income
Portfolio: Initial Class
     2001  ................................  0.80%          23,604       9.194094            217,018     -12.44%
                                             1.30%       6,536,524      19.161462        125,249,358     -12.89%
                                             1.40%      13,495,201      10.219726        137,917,258     -12.98%
     2000  ................................  0.80%          27,435      10.500592            288,084     -23.09%
                                             1.30%       7,250,779      21.995953        159,487,794     -23.48%
                                             1.40%      15,572,924      11.743457        182,879,963     -23.55%
     1999  ................................  0.80%          32,432      13.653329            442,805       7.29%
                                             1.30%       9,978,915      28.744305        286,836,976       6.75%
                                             1.40%      21,726,089      15.361833        333,752,551       6.64%
     1998  ................................  0.80%          49,461      12.725625            629,422      -5.09%
                                             1.30%      12,922,102      26.926873        347,951,799      -5.57%
                                             1.40%      26,438,385      14.405141        380,848,664      -5.67%
     1997  ................................  0.80%          50,741      13.408646            680,368      16.73%
                                             1.30%      14,983,536      28.515871        427,268,580      16.14%
                                             1.40%      26,167,989      15.270686        399,603,143      16.02%

Fidelity(R) VIP Fund - Overseas Portfolio:
Initial Class
     2001  ................................  0.80%           9,928      12.940392            128,475     -21.80%
                                             1.30%      11,760,930      17.759073        208,863,214     -22.20%
                                             1.40%       6,041,208      13.559712         81,917,047     -22.28%
     2000  ................................  0.80%          10,094      16.548211            167,038     -19.75%
                                             1.30%      14,637,909      22.826307        334,129,405     -20.16%
                                             1.40%       7,907,448      17.446546        137,957,655     -20.24%
     1999  ................................  0.80%          10,083      20.621533            207,927      41.49%
                                             1.30%      17,427,775      28.588402        498,232,238      40.77%
                                             1.40%       9,306,865      21.872670        203,565,987      40.63%
     1998  ................................  0.80%           4,658      14.574887             67,890      11.85%
                                             1.30%      20,601,480      20.307878        418,372,342      11.29%
                                             1.40%      10,272,229      15.553060        159,764,594      11.17%
     1997  ................................  0.80%           5,875      13.030895             76,557      10.66%
                                             1.30%      23,816,151      18.248482        434,608,603      10.11%
                                             1.40%      10,741,793      13.990014        150,277,834       9.99%

Fidelity(R) VIP Fund II - Asset Manager
Portfolio: Initial Class
     2001  ................................  0.80%          23,534      16.345622            384,673      -4.86%
                                             1.30%      15,941,974      27.180705        433,314,094      -5.34%
                                             1.40%      10,674,857      16.516182        176,307,889      -5.44%
     2000  ................................  0.80%          25,055      17.180905            430,468      -4.69%
                                             1.30%      19,312,846      28.715312        554,574,398      -5.17%
                                             1.40%      13,701,685      17.466478        239,320,180      -5.27%
     1999  ................................  0.80%          25,628      18.026981            461,995      10.20%
                                             1.30%      24,933,937      30.281181        755,029,059       9.65%
                                             1.40%      16,646,117      18.437523        306,913,165       9.54%
     1998  ................................  0.80%          22,778      16.357953            372,601      14.13%
                                             1.30%      29,762,582      27.616728        821,945,132      13.56%
                                             1.40%      18,729,062      16.832250        315,252,254      13.44%
     1997  ................................  0.80%          16,536      14.332657            237,005      19.69%
                                             1.30%      32,838,236      24.319958        798,624,520      19.08%
                                             1.40%      18,942,848      14.837912        281,072,312      18.96%

                                           CONTRACT                          UNIT        CONTRACT         TOTAL
                                         EXPENSE RATE*      UNITS        FAIR VALUE    OWNERS' EQUITY    RETURN**
                                         -------------      -----        ----------    --------------    --------
Fidelity(R) VIP Fund II - Contrafund
Portfolio: Initial Class
     2001  ................................  0.80%               52,759     19.385644       1,022,774       -12.95%
                                             1.30%           21,789,540     20.398208     444,467,575       -13.39%
                                             1.40%           21,232,127     20.264348     430,255,202       -13.48%
     2000  ................................  0.80%               58,085     22.269742       1,293,538        -7.37%
                                             1.30%           25,112,647     23.552441     591,464,137        -7.83%
                                             1.40%           26,984,714     23.421775     632,029,900        -7.92%
     1999  ................................  0.80%               58,438     24.040622       1,404,886        23.26%
                                             1.30%           28,241,038     25.553458     721,656,178        22.64%
                                             1.40%           31,604,696     25.437333     803,939,177        22.52%
     1998  ................................  0.80%               46,870     19.503885         914,147        28.94%
                                             1.30%           26,949,772     20.836167     561,529,950        28.29%
                                             1.40%           31,862,216     20.762500     661,539,260        28.16%
     1997  ................................  0.80%               43,348     15.126324         655,696        23.15%
                                             1.30%           25,172,286     16.241378     408,832,612        22.53%
                                             1.40%           30,155,970     16.200355     488,537,419        22.40%

Fidelity(R) VIP Fund III - Growth
Opportunities Portfolio: Initial Class
     2001  ................................  0.80%               11,964      9.785858         117,081       -15.11%
                                             1.30%            3,474,583      9.567474      33,242,980       -15.54%
                                             1.40%            3,875,276      9.524258      36,909,131       -15.63%
     2000  ................................  0.80%               13,970     11.527669         161,042       -17.73%
                                             1.30%            4,267,116     11.327928      48,337,583       -18.14%
                                             1.40%            5,504,332     11.288277      62,134,424       -18.22%
     1999  ................................  0.80%               16,334     14.011528         228,864         3.44%
                                             1.30%            5,623,044     13.838158      77,812,571         2.92%
                                             1.40%            7,627,876     13.803637     105,292,431         2.81%
     1998  ................................  0.80%               14,623     13.545866         198,081        23.62%
                                             1.30%            5,126,613     13.446025      68,932,567        23.00%
                                             1.40%            6,667,678     13.426082      89,520,792        22.87%
     1997  ................................  0.80%                8,302     10.957842          90,972         9.58% 07/14/97
                                             1.30%            1,807,800     10.932125      19,763,096         9.32% 07/14/97
                                             1.40%            2,544,452     10.926972      27,803,156         9.27% 07/14/97

Janus Aspen Series - Capital Appreciation
Portfolio - Service Shares
     2001  ................................  0.80%               34,521      6.118995         211,237       -22.46%
                                             1.30%            4,919,247      6.067590      29,847,972       -22.85%
                                             1.40%            4,595,045      6.057333      27,833,720       -22.93%
     2000  ................................  0.80%               28,432      7.891321         224,366       -21.09% 05/01/00
                                             1.30%            4,001,655      7.864985      31,472,957       -21.35% 05/01/00
                                             1.40%            4,515,627      7.859711      35,491,523       -21.40% 05/01/00

Janus Aspen Series - Global Technology
Portfolio - Service Shares
     2001  ................................  0.80%                8,312      4.192587          34,850       -37.82%
                                             1.30%            4,075,721      4.157294      16,943,971       -38.14%
                                             1.40%            3,535,659      4.150252      14,673,876       -38.20%
     2000  ................................  0.80%               12,944      6.742806          87,279       -32.57% 05/01/00
                                             1.30%            3,181,754      6.720273      21,382,255       -32.80% 05/01/00
                                             1.40%            3,471,230      6.715762      23,311,955       -32.84% 05/01/00

Janus Aspen Series - International Growth
Portfolio - Service Shares
     2001  ................................  0.80%               15,424      6.007677          92,661       -24.05%
                                             1.30%            3,215,921      5.957202      19,157,888       -24.43%
                                             1.40%            2,328,160      5.947123      13,845,857       -24.51%
     2000  ................................  0.80%               14,734      7.909644         116,541       -20.90% 05/01/00
                                             1.30%            2,893,580      7.883235      22,810,771       -21.17% 05/01/00
                                             1.40%            2,667,393      7.877947      21,013,581       -21.22% 05/01/00

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                           CONTRACT                      UNIT        CONTRACT         TOTAL
                                         EXPENSE RATE*     UNITS      FAIR VALUE  OWNERS' EQUITY     RETURN**
                                         -------------     -----      ----------  --------------     --------
Nationwide(R) SAT - Capital Appreciation
Fund Class I
     2001  ................................  0.80%         142,477     12.449842      1,773,822      -28.71%
                                             1.30%       5,465,278     16.206536     88,573,232      -29.08%
                                             1.40%       4,089,367     14.288621     58,431,413      -29.15%
     2000  ................................  0.80%         157,532     17.464509      2,751,219      -27.12%
                                             1.30%       6,409,567     22.850565    146,462,227      -27.48%
                                             1.40%       5,586,386     20.166998    112,660,635      -27.56%
     1999  ................................  0.80%         193,049     23.962791      4,625,993        3.44%
                                             1.30%       9,988,756     31.511115    314,756,839        2.92%
                                             1.40%       8,700,641     27.838556    242,213,282        2.82%
     1998  ................................  0.80%         173,177     23.165130      4,011,668       28.93%
                                             1.30%      12,537,893     30.616503    383,866,439       28.28%
                                             1.40%      11,458,493     27.075632    310,245,940       28.15%
     1997  ................................  0.80%          71,575     17.967816      1,286,046       33.42%
                                             1.30%       8,088,601     23.867569    193,055,242       32.75%
                                             1.40%       8,010,877     21.128614    169,258,728       32.61%

Nationwide(R) SAT - Dreyfus NSAT Mid Cap
Index Fund Class I
     2001  ................................  0.80%          39,421     10.241757        403,735       -2.10%
                                             1.30%       3,053,642     10.155801     31,012,185       -2.60%
                                             1.40%       3,012,171     10.138634     30,539,302       -2.70%
     2000  ................................  0.80%          20,569     10.461354        215,180        4.61% 05/01/00
                                             1.30%       1,618,150     10.426483     16,871,613        4.26% 05/01/00
                                             1.40%       1,646,123     10.419496     17,151,772        4.19% 05/01/00

Nationwide(R) SAT - Gartmore NSAT Emerging
Markets Fund Class I
     2001  ................................  0.80%             946      8.178428          7,736       -5.95%
                                             1.30%         276,396      8.126945      2,246,258       -6.42%
                                             1.40%         380,654      8.116661      3,089,636       -6.52%
     2000  ................................  0.80%             502      8.695426          4,365      -13.05% 10/02/00
                                             1.30%           5,853      8.684823         50,832      -13.15% 10/02/00
                                             1.40%           1,097      8.682706          9,525      -13.17% 10/02/00

Nationwide(R) SAT - Gartmore NSAT Global
Technology & Communications Fund Class I
     2001  ................................  0.80%          16,026      3.412304         54,685      -43.18%
                                             1.30%         456,524      3.390760      1,547,964      -43.47%
                                             1.40%         326,287      3.386452      1,104,957      -43.53%
     2000  ................................  0.80%          13,338      6.005928         80,107      -39.94% 10/02/00
                                             1.30%         193,994      5.998573      1,163,687      -40.01% 10/02/00
                                             1.40%          84,524      5.997100        506,899      -40.03% 10/02/00

Nationwide(R) SAT - Gartmore NSAT
International Growth Fund Class I
     2001  ................................  0.80%           1,613      6.533869         10,540      -29.22%
                                             1.30%          19,244      6.492772        124,949      -29.58%
                                             1.40%          14,122      6.484565         91,578      -29.66%
     2000  ................................  0.80%           2,165      9.231861         19,987       -7.68% 10/02/00
                                             1.30%           1,910      9.220640         17,611       -7.79% 10/02/00

Nationwide(R) SAT - Government Bond Fund
Class I
     2001  ................................  0.80%          52,653     14.247187        750,160        6.39%
                                             1.40%      11,895,686     14.987163    178,282,578        5.75%
     2000  ................................  0.80%          55,157     13.391210        738,619       11.64%
                                             1.40%      10,729,706     14.172885    152,070,889       10.97%

                                            CONTRACT                           UNIT          CONTRACT         TOTAL
                                          EXPENSE RATE*    UNITS           FAIR VALUE     OWNERS' EQUITY      RETURN**
                                          -------------    -----           ----------     --------------      --------
     1999  ................................  0.80%           44,058         11.994653            528,460        -3.13%
                                             1.40%       11,751,609         12.771602        150,086,873        -3.71%
     1998  ................................  0.80%           73,710         12.382040            912,680         8.04%
                                             1.40%       13,181,009         13.264325        174,837,187         7.38%
     1997  ................................  0.80%           33,367         11.460915            382,416         8.79%
                                             1.40%        7,189,768         12.352251         88,809,819         8.13%
   Tax qualified
     2001  ................................  1.30%        3,026,477         39.950842        120,910,304         5.85%
     2000  ................................  1.30%        2,868,756         37.741768        108,271,923        11.08%
     1999  ................................  1.30%        3,473,447         33.975979        118,013,762        -3.62%
     1998  ................................  1.30%        3,353,428         35.157882        117,899,426         7.49%
     1997  ................................  1.30%        3,575,004         32.793820        117,238,038         8.24%
   Non-tax qualified
     2001  ................................  1.30%        2,026,602         39.845323         80,750,598         5.85%
     2000  ................................  1.30%        2,244,962         37.741768         84,728,835        11.08%
     1999  ................................  1.30%        2,665,502         33.886230         90,323,814        -3.62%
     1998  ................................  1.30%        4,202,514         35.250995        148,142,800         7.49%
     1997  ................................  1.30%        2,848,085         32.707206         93,152,903         8.24%

Nationwide(R) SAT - MAS NSAT Multi Sector
Bond Fund Class I
     2001  ................................  0.80%            1,018         10.786984             10,982         3.35%
                                             1.30%          536,394         10.696539          5,737,558         2.83%
                                             1.40%          690,408         10.678479          7,372,503         2.72%
     2000  ................................  0.80%            1,302         10.437264             13,589         4.37% 05/01/00
                                             1.30%          332,659         10.402458          3,460,471         4.02% 05/01/00
                                             1.40%          419,960         10.395492          4,365,691         3.95% 05/01/00

Nationwide(R) SAT - Money Market Fund
Class I
     2001  ................................  0.80%          202,212         12.881733          2,604,838         2.77%
                                             1.30%       18,902,402         26.457300        500,106,524         2.25%
                                             1.40%       33,270,180         13.168659        438,123,652         2.15%
     2000  ................................  0.80%          158,820         12.534525          1,990,733         5.18%
                                             1.30%       20,020,975         25.875318        518,049,095         4.66%
                                             1.40%       30,539,028         12.892122        393,712,875         4.55%
     1999  ................................  0.80%          261,619         11.916889          3,117,685         4.01%
                                             1.30%       28,877,905         24.724254        713,984,658         3.49%
                                             1.40%       47,181,959         12.331041        581,802,671         3.38%
     1998  ................................  0.80%          105,929         11.457526          1,213,684         4.43%
                                             1.30%       23,452,710         23.891623        560,323,306         3.90%
                                             1.40%       34,338,812         11.927856        409,588,405         3.80%
     1997  ................................  0.80%           73,643         10.971484            807,973         4.42%
                                             1.30%       22,090,240         22.994005        507,943,089         3.89%
                                             1.40%       28,759,395         11.491365        330,484,705         3.79%

Nationwide(R) SAT - Nationwide(R) Small
Cap Growth Fund Class I
     2001  ................................  0.80%            8,180          7.142751             58,430       -11.56%
                                             1.30%        1,344,988          7.082713          9,526,161       -12.01%
                                             1.40%        1,421,797          7.070735         10,053,153       -12.10%
     2000  ................................  0.80%            7,882          8.076075             63,656       -19.24% 05/01/00
                                             1.30%          618,926          8.049083          4,981,787       -19.51% 05/01/00
                                             1.40%          488,389          8.043683          3,928,446       -19.56% 05/01/00

Nationwide(R) SAT - Nationwide(R) Small
Cap Value Fund Class I
     2001  ................................  0.80%           67,322         15.233556          1,025,551        27.25%
                                             1.30%        8,057,476         14.953758        120,489,553        26.60%
                                             1.40%        7,064,523         14.898248        105,249,010        26.47%

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                         CONTRACT                     UNIT             CONTRACT        TOTAL
                                       EXPENSE RATE*     UNITS     FAIR VALUE       OWNERS' EQUITY    RETURN**
                                       -------------     -----     ----------       --------------    ----------
     2000  ..............................  0.80%          24,218    11.971815            289,933       10.31%
                                           1.30%       4,015,701    11.811823         47,432,749        9.76%
                                           1.40%       4,160,552    11.779985         49,011,240        9.65%

Nationwide(R) SAT - Nationwide(R) Small
Company Fund Class I
     2001  ..............................  0.80%          73,260    23.164553          1,697,041       -7.46%
                                           1.30%       6,151,860    22.470394        138,234,714       -7.93%
                                           1.40%       6,286,727    22.329858        140,381,719       -8.02%
     2000  ..............................  0.80%          74,005    25.030655          1,852,394        8.03%
                                           1.30%       6,820,709    24.404464        166,455,747        7.49%
                                           1.40%       7,402,869    24.276609        179,716,556        7.38%
     1999  ..............................  0.80%          58,529    23.169876          1,356,110       42.87%
                                           1.30%       6,712,735    22.704085        152,406,506       42.15%
                                           1.40%       7,455,760    22.607920        168,559,226       42.01%
     1998  ..............................  0.80%          53,891    16.217601            873,983        0.20%
                                           1.30%       8,113,510    15.971964        129,588,690       -0.30%
                                           1.40%       9,473,130    15.920417        150,816,180       -0.40%
     1997  ..............................  0.80%          81,600    16.185025          1,320,698       16.41%
                                           1.30%       8,605,933    16.020642        137,872,572       15.82%
                                           1.40%       9,467,167    15.985143        151,334,018       15.71%

Nationwide(R) SAT - Strong NSAT Mid Cap
Growth Fund Class I
     2001  ..............................  0.80%          15,084     5.604986             84,548      -30.87%
                                           1.30%       1,570,037     5.557818          8,725,979      -31.22%
                                           1.40%       1,470,638     5.548405          8,159,697      -31.29%
     2000  ..............................  0.80%          13,733     8.107860            111,345      -18.92% 05/01/00
                                           1.30%       2,358,498     8.080774         19,058,489      -19.19% 05/01/00
                                           1.40%       3,003,443     8.075362         24,253,889      -19.25% 05/01/00

Nationwide(R) SAT - Total Return Fund
Class I
     2001  ..............................  0.80%         334,018    17.197866          5,744,392      -12.53%
                                           1.40%      12,851,178    20.216772        259,809,338      -13.06%
     2000  ..............................  0.80%         318,149    19.661262          6,255,211       -2.90%
                                           1.40%      15,733,473    23.254233        365,869,847       -3.48%
     1999  ..............................  0.80%         345,455    20.248322          6,994,884        6.09%
                                           1.40%      20,333,278    24.093443        489,898,674        5.45%
     1998  ..............................  0.80%         341,583    19.086420          6,519,597       17.13%
                                           1.40%      22,221,383    22.849095        507,738,491       16.42%
     1997  ..............................  0.80%         281,695    16.295055          4,590,236       28.40%
                                           1.40%      20,546,798    19.626064        403,252,773       27.62%
   Tax qualified
     2001  ..............................  1.30%       2,811,964    82.854525        232,983,965      -12.97%
     2000  ..............................  1.30%       3,204,746    95.205724        305,110,163       -3.39%
     1999  ..............................  1.30%       4,059,346    98.542231        400,017,011        5.55%
     1998  ..............................  1.30%       4,459,090    93.358149        416,292,389       16.54%
     1997  ..............................  1.30%       4,368,093    80.108117        349,919,705       27.75%
   Non-tax qualified
     2001  ..............................  1.30%       1,664,242    80.720956        134,339,234      -12.97%
     2000  ..............................  1.30%       2,074,432    92.754108        192,412,090       -3.39%
     1999  ..............................  1.30%       2,763,449    96.004702        265,304,098        5.55%
     1998  ..............................  1.30%       3,296,114    90.954119        299,795,145       16.54%
     1997  ..............................  1.30%       3,538,356    78.045294        276,152,034       27.75%

                                            CONTRACT                             UNIT            CONTRACT         TOTAL
                                          EXPENSE RATE*         UNITS         FAIR VALUE      OWNERS' EQUITY     RETURN**
                                          -------------         -----         ----------      --------------     --------
Nationwide(R) SAT - Turner NSAT Growth
Focus Fund Class I
     2001  ................................  0.80%              3,891          3.829462             14,900       -39.52%
                                             1.30%            638,781          3.805277          2,430,739       -39.83%
                                             1.40%            493,403          3.800451          1,875,156       -39.89%
     2000  ................................  0.80%              3,425          6.331960             21,687       -36.68% 10/02/00
                                             1.30%            198,959          6.324196          1,258,256       -36.76% 10/02/00
                                             1.40%            123,129          6.322639            778,500       -36.77% 10/02/00

Neuberger Berman Advisers Management Trust
- Growth Portfolio
     2001  ................................  0.80%             31,957         14.300281            456,991       -30.92%
                                             1.30%          5,720,120         38.434816        219,851,757       -31.27%
                                             1.40%          5,046,973         16.989230         85,744,178       -31.34%
     2000  ................................  0.80%             47,958         20.701572            992,806       -12.36%
                                             1.30%          7,003,828         55.924190        391,683,408       -12.80%
                                             1.40%          6,884,675         24.745323        170,363,507       -12.89%
     1999  ................................  0.80%             23,843         23.621161            563,199        49.19%
                                             1.30%          6,786,793         64.133277        435,259,275        48.44%
                                             1.40%          5,441,181         28.406340        154,564,037        48.29%
     1998  ................................  0.80%             21,611         15.832511            342,156        14.60%
                                             1.30%          8,274,573         43.203987        357,494,544        14.03%
                                             1.40%          6,589,732         19.155589        126,230,198        13.91%
     1997  ................................  0.80%             25,437         13.815173            351,417        27.97%
                                             1.30%          9,503,692         37.889922        360,094,149        27.33%
                                             1.40%          6,937,182         16.816500        116,659,121        27.20%

Neuberger Berman Advisers Management Trust
- Guardian Portfolio
     2001  ................................  0.80%             12,658         10.408666            131,749        -2.30%
                                             1.30%          2,252,525         10.217493         23,015,161        -2.80%
                                             1.40%          2,218,920         10.179546         22,587,594        -2.90%
     2000  ................................  0.80%              6,623         10.653724             70,560         0.33%
                                             1.30%          1,808,437         10.511377         19,009,163        -0.18%
                                             1.40%          1,747,147         10.483042         18,315,415        -0.28%
     1999  ................................  0.80%              7,788         10.619078             82,701        14.01%
                                             1.30%          2,206,897         10.529949         23,238,513        13.44%
                                             1.40%          2,322,739         10.512151         24,416,983        13.32%
     1998  ................................  0.80%             11,593          9.313837            107,975        -6.86% 05/01/98
                                             1.30%          1,710,516          9.282422         15,877,731        -7.18% 05/01/98
                                             1.40%          2,358,130          9.276124         21,874,306        -7.24% 05/01/98

Neuberger Berman Advisers Management Trust
- Limited Maturity Bond Portfolio
     2001  ................................  0.80%             14,110         13.291246            187,535         7.91%
                                             1.30%          3,205,230         20.658997         66,216,843         7.36%
                                             1.40%          4,861,454         13.578196         66,009,781         7.25%
     2000  ................................  0.80%              5,140         12.317349             63,311         5.93%
                                             1.30%          3,591,397         19.242706         69,108,197         5.40%
                                             1.40%          3,932,526         12.660223         49,786,656         5.30%
     1999  ................................  0.80%              5,163         11.627287             60,032         0.67%
                                             1.30%          4,494,538         18.256157         82,052,991         0.16%
                                             1.40%          4,837,168         12.023258         58,158,519         0.06%
     1998  ................................  0.80%              9,399         11.550378            108,562         3.56%
                                             1.30%          5,856,163         18.227259        106,741,800         3.03%
                                             1.40%          5,972,500         12.016412         71,768,021         2.93%
     1997  ................................  0.80%             11,235         11.153775            125,313         5.89%
                                             1.30%          6,326,889         17.690564        111,926,235         5.35%
                                             1.40%          6,540,741         11.674415         76,359,325         5.25%

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                         CONTRACT                     UNIT           CONTRACT          TOTAL
                                       EXPENSE RATE*   UNITS        FAIR VALUE     OWNERS' EQUITY     RETURN**
                                       -------------   -----        ----------     --------------     --------
Neuberger Berman Advisers Management Trust
- Partners Portfolio
     2001  ..............................  0.80%         37,892      18.754586           710,653      -3.61%
                                           1.30%      5,911,528      23.227490       137,309,947      -4.10%
                                           1.40%      7,321,985      23.053572       168,797,901      -4.20%
     2000  ..............................  0.80%         34,879      19.456831           678,635      -0.10%
                                           1.30%      6,668,990      24.220161       161,524,012      -0.60%
                                           1.40%      8,893,050      24.063356       213,996,628      -0.70%
     1999  ..............................  0.80%         45,425      19.476219           884,707       6.51%
                                           1.30%      9,255,549      24.366392       225,524,335       5.97%
                                           1.40%     12,141,659      24.233053       294,229,466       5.87%
     1998  ..............................  0.80%         53,654      18.285622           981,097       3.38%
                                           1.30%     12,948,011      22.992724       297,710,043       2.85%
                                           1.40%     15,996,550      22.890094       366,162,533       2.75%
     1997  ..............................  0.80%         64,149      17.688563         1,134,704      30.20%
                                           1.30%     15,749,600      22.354609       352,076,150      29.55%
                                           1.40%     19,031,073      22.277405       423,962,921      29.41%

Oppenheimer Aggressive Growth Fund/VA
     2001  ..............................  0.80%         27,859       5.306141           147,821     -31.82%
                                           1.30%      3,948,552       5.261530        20,775,427     -32.17%
                                           1.40%      2,999,469       5.252627        15,755,090     -32.24%
     2000  ..............................  0.80%         29,575       7.782700           230,173     -22.17% 05/01/00
                                           1.30%      5,867,987       7.756703        45,516,232     -22.43% 05/01/00
                                           1.40%      5,796,197       7.751499        44,929,215     -22.49% 05/01/00

Oppenheimer Bond Fund/VA
     2001  ..............................  0.80%         33,107      13.499894           446,939       6.92%
                                           1.30%      5,634,830      21.364042       120,382,754       6.38%
                                           1.40%     10,022,380      14.208574       142,403,729       6.27%
     2000  ..............................  0.80%         13,699      12.626152           172,966       5.25%
                                           1.30%      5,522,385      20.083060       110,906,389       4.72%
                                           1.40%     10,077,101      13.370250       134,733,360       4.62%
     1999  ..............................  0.80%         22,929      11.996138           275,059      -2.31%
                                           1.30%      6,939,510      19.177103       133,079,698      -2.80%
                                           1.40%     12,126,075      12.779991       154,971,129      -2.90%
     1998  ..............................  0.80%         37,028      12.279322           454,679       5.95%
                                           1.30%      8,020,359      19.729274       158,235,860       5.41%
                                           1.40%     13,644,195      13.161293       179,575,248       5.31%
     1997  ..............................  0.80%         14,624      11.589929           169,491       8.38%
                                           1.30%      7,497,951      18.715948       140,331,261       7.83%
                                           1.40%     12,023,535      12.497968       150,269,756       7.72%

Oppenheimer Capital Appreciation Fund/VA
     2001  ..............................  0.80%         54,504      15.507663           845,225     -13.28%
                                           1.30%      8,749,073      15.161642       132,650,316     -13.72%
                                           1.40%      7,523,229      15.093160       113,549,305     -13.81%
     2000  ..............................  0.80%         53,684      17.882542           960,006      -1.02%
                                           1.30%      9,438,104      17.572799       165,853,905      -1.52%
                                           1.40%      9,262,808      17.511311       162,203,912      -1.62%
     1999  ..............................  0.80%         29,759      18.067674           537,676      40.52%
                                           1.30%      5,777,138      17.844166       103,088,209      39.82%
                                           1.40%      5,899,439      17.799664       105,008,032      39.67%

                                            CONTRACT                        UNIT            CONTRACT          TOTAL
                                          EXPENSE RATE*      UNITS       FAIR VALUE      OWNERS' EQUITY      RETURN**
                                          -------------      -----       ----------      --------------      --------
     1998  ................................  0.80%           10,024       12.857366            128,882        23.01%
                                             1.30%        2,675,493       12.762568         34,146,161        22.39%
                                             1.40%        2,290,287       12.743636         29,186,584        22.27%
     1997  ................................  0.80%            1,275       10.452434             13,327         4.52% 07/14/97
                                             1.30%          796,017       10.427884          8,300,773         4.28% 07/14/97
                                             1.40%          755,641       10.422959          7,876,015         4.23% 07/14/97

Oppenheimer Global Securities Fund/VA
     2001  ................................  0.80%           23,355       23.174106            541,220       -12.75%
                                             1.30%       11,787,913       25.431265        299,781,532       -13.19%
                                             1.40%       11,672,215       23.212883        270,945,754       -13.28%
     2000  ................................  0.80%           29,487       26.559166            783,150         4.25%
                                             1.30%       13,833,949       29.294816        405,262,991         3.73%
                                             1.40%       14,297,315       26.766747        382,692,613         3.63%
     1999  ................................  0.80%           15,435       25.475921            393,221        57.22%
                                             1.30%       14,627,852       28.241523        413,112,819        56.43%
                                             1.40%       15,472,332       25.830374        399,656,122        56.27%
     1998  ................................  0.80%           12,933       16.204214            209,569        13.19%
                                             1.30%       15,201,324       18.054116        274,446,467        12.62%
                                             1.40%       16,167,011       16.529444        267,231,703        12.51%
     1997  ................................  0.80%           15,358       14.315651            219,860        21.45%
                                             1.30%       15,779,155       16.030693        252,950,790        20.83%
                                             1.40%       16,071,849       14.691771        236,123,925        20.71%

Oppenheimer Main Street Growth &
  Income Fund/VA
     2001  ................................  0.80%            8,837        8.026389             70,927       -10.88%
                                             1.30%        1,511,915        7.959019         12,033,357       -11.34%
                                             1.40%        1,428,440        7.945581         11,349,789       -11.43%
     2000  ................................  0.80%            2,761        9.006560             24,867        -9.93% 05/01/00
                                             1.30%          711,694        8.976519          6,388,535       -10.23% 05/01/00
                                             1.40%          752,623        8.970506          6,751,409       -10.29% 05/01/00

Oppenheimer Multiple Strategies Fund/VA
     2001  ................................  0.80%           25,428       17.243002            438,447         1.40%
                                             1.30%        4,952,209       25.703909        127,291,130         0.88%
                                             1.40%        6,189,589       18.984226        117,504,564         0.78%
     2000  ................................  0.80%           23,989       17.005691            407,950         5.59%
                                             1.30%        5,450,442       25.479369        138,873,823         5.06%
                                             1.40%        6,843,486       18.837595        128,914,818         4.96%
     1999  ................................  0.80%           20,072       16.105297            323,266        10.90%
                                             1.30%        6,529,656       24.251858        158,356,290        10.35%
                                             1.40%        7,838,754       17.948145        140,691,093        10.23%
     1998  ................................  0.80%           30,454       14.521876            442,249         5.80%
                                             1.30%        8,118,694       21.978211        178,434,370         5.27%
                                             1.40%        9,420,168       16.281980        153,378,987         5.16%
     1997  ................................  0.80%           23,875       13.725672            327,700        16.28%
                                             1.30%        9,146,343       20.878401        190,961,017        15.70%
                                             1.40%        9,663,142       15.482895        149,613,413        15.58%

Strong Opportunity Fund II, Inc.
     2001  ................................  0.80%           49,503       23.514295          1,164,022        -4.48%
                                             1.30%       11,862,049       38.935402        461,853,642        -4.96%
                                             1.40%        8,824,221       28.453690        251,081,648        -5.06%
     2000  ................................  0.80%           44,706       24.560714          1,098,011         5.75%
                                             1.30%       13,442,638       40.875509        549,474,671         5.22%
                                             1.40%       10,069,233       29.902010        301,090,306         5.11%

                                                                (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                           CONTRACT                     UNIT          CONTRACT        TOTAL
                                         EXPENSE RATE*   UNITS       FAIR VALUE   OWNERS' EQUITY    RETURN**
                                         -------------   -----       ----------   --------------    --------
     1999  ................................  0.80%         35,419     23.278533         824,502       33.83%
                                             1.30%     15,301,662     38.936728     595,796,651       33.16%
                                             1.40%     11,348,235     28.512432     323,565,779       33.02%
     1998  ................................  0.80%         38,905     17.394278         676,724       12.63%
                                             1.30%     17,586,610     29.241637     514,261,266       12.07%
                                             1.40%     12,636,082     21.434632     270,849,768       11.95%
     1997  ................................  0.80%         33,760     15.443112         521,359       24.45%
                                             1.30%     19,090,002     26.092982     498,115,079       23.82%
                                             1.40%     13,848,847     19.146013     265,150,205       23.70%

Strong Variable Insurance Funds, Inc.-
Strong Discovery Fund II
     2001  ................................  0.80%          5,421     13.718641          74,369        3.25%
                                             1.30%      3,242,590     20.610956      66,832,871        2.72%
                                             1.40%      2,282,278     16.973412      38,738,053        2.62%
     2000  ................................  0.80%          4,344     13.287371          57,720        3.56%
                                             1.30%      3,617,986     20.064864      72,594,397        3.04%
                                             1.40%      2,727,761     16.540572      45,118,727        2.94%
     1999  ................................  0.80%          4,665     12.830259          59,853        4.25%
                                             1.30%      4,257,898     19.472227      82,910,756        3.72%
                                             1.40%      3,231,160     16.068225      51,919,006        3.62%
     1998  ................................  0.80%          3,940     12.307345          48,491        6.40%
                                             1.30%      5,892,249     18.773240     110,616,605        5.87%
                                             1.40%      4,137,242     15.507147      64,156,820        5.76%
     1997  ................................  0.80%          7,594     11.566866          87,839       10.50%
                                             1.30%      6,800,124     17.733129     120,587,476        9.94%
                                             1.40%      5,081,931     14.662845      74,515,567        9.83%

Strong Variable Insurance Funds, Inc.-
Strong International Stock Fund II
     2001  ................................  0.80%          7,171      7.769933          55,721      -22.77%
                                             1.30%      1,623,317      7.574611      12,295,997      -23.16%
                                             1.40%      1,621,681      7.527207      12,206,729      -23.24%
     2000  ................................  0.80%          6,482     10.060255          65,211      -40.01%
                                             1.30%      2,129,566      9.857444      20,992,078      -40.31%
                                             1.40%      2,115,299      9.805769      20,742,133      -40.37%
     1999  ................................  0.80%          7,158     16.768723         120,031       85.71%
                                             1.30%      3,011,772     16.513647      49,735,340       84.77%
                                             1.40%      3,058,669     16.443689      50,295,802       84.59%
     1998  ................................  0.80%          3,975      9.029694          35,893       -5.54%
                                             1.30%      1,939,467      8.937224      17,333,451       -6.02%
                                             1.40%      2,230,544      8.908351      19,870,469       -6.11%
     1997  ................................  0.80%          4,871      9.559256          46,563      -14.21%
                                             1.30%      2,324,241      9.509278      22,101,854      -14.64%
                                             1.40%      2,901,861      9.488178      27,533,374      -14.73%

Universal Institutional Funds, Inc.-
Emerging Markets Debt Portfolio, The
     2001  ................................  0.80%            576     10.821118           6,228        9.21%
                                             1.30%        461,259     10.579623       4,879,944        8.66%
                                             1.40%        483,171     10.531840       5,088,683        8.55%
     2000  ................................  0.80%          2,948      9.908126          29,209       10.50%
                                             1.30%        572,245      9.736352       5,571,579        9.95%
                                             1.40%        539,962      9.702263       5,238,853        9.84%
     1999  ................................  0.80%            183      8.966597           1,641       28.34%
                                             1.30%        536,279      8.855527       4,749,033       27.70%
                                             1.40%        541,812      8.833418       4,786,052       27.57%



                                            CONTRACT                      UNIT         CONTRACT           TOTAL
                                         EXPENSE RATE*    UNITS        FAIR VALUE    OWNERS' EQUITY      RETURN**
                                         -------------    -----        ----------    --------------      --------
     1998  ................................  0.80%             176        6.986517            1,230       -28.95%
                                             1.30%         701,335        6.934889        4,863,680       -29.31%
                                             1.40%         558,431        6.924574        3,866,897       -29.38%
     1997  ................................  0.80%           3,069        9.833594           30,179        -1.66% 07/14/97
                                             1.30%         394,301        9.810487        3,868,285        -1.90% 07/14/97
                                             1.40%         433,246        9.805852        4,248,346        -1.94% 07/14/97

Universal Institutional Funds, Inc.- U.S.
Real Estate Portfolio, The
     2001  ................................  0.80%          22,413       20.708533          464,142         8.96%
                                             1.30%       3,021,013       20.407346       61,650,856         8.41%
                                             1.40%       3,369,422       20.273439       68,309,770         8.30%
     2000  ................................  0.80%          14,597       19.005972          277,430        27.04%
                                             1.30%       3,090,724       18.824987       58,182,839        26.40%
                                             1.40%       3,431,499       18.720543       64,239,525        26.28%
     1999  ................................  0.80%          13,002       14.960757          194,520        -4.15%
                                             1.30%       3,150,086       14.892896       46,913,903        -4.63%
                                             1.40%       3,631,017       14.825198       53,830,546        -4.73%
     1998  ................................  0.80%          16,988       15.607765          265,145       -12.33%
                                             1.30%       4,853,034       15.615675       75,783,402       -12.77%
                                             1.40%       5,361,739       15.560452       83,431,082       -12.86%
     1997  ................................  0.80%          22,553       17.802527          401,500        20.50%
                                             1.30%       7,579,704       17.901858      135,690,785        19.89%
                                             1.40%       7,423,785       17.856659      132,563,997        19.77%

Van Eck Worldwide Insurance Trust -
Worldwide Bond Fund
     2001  ................................  0.80%             606       10.165359            6,164        -5.86%
                                             1.30%       1,472,482       14.073112       20,722,404        -6.34%
                                             1.40%       1,524,639       11.119078       16,952,585        -6.43%
     2000  ................................  0.80%             202       10.797955            2,181         1.06%
                                             1.30%       2,025,852       15.025051       30,438,530         0.55%
                                             1.40%       2,358,189       11.883303       28,023,074         0.45%
     1999  ................................  0.80%             852       10.685109            9,104        -8.56%
                                             1.30%       2,513,259       14.942949       37,555,501        -9.02%
                                             1.40%       2,472,756       11.830291       29,253,423        -9.11%
     1998  ................................  0.80%           2,229       11.685439           26,047        11.85%
                                             1.30%       3,560,835       16.424717       58,485,707        11.29%
                                             1.40%       3,140,834       13.016609       40,883,008        11.18%
     1997  ................................  0.80%           1,653       10.447140           17,269         1.57%
                                             1.30%       4,120,794       14.758566       60,817,010         1.06%
                                             1.40%       3,106,741       11.708039       36,373,845         0.95%

Van Eck Worldwide Insurance Trust -
Worldwide Emerging Markets Fund
     2001  ................................  0.80%          12,886        6.444935           83,050        -2.60%
                                             1.30%       3,675,711        6.283311       23,095,634        -3.10%
                                             1.40%       3,148,311        6.251365       19,681,240        -3.19%
     2000  ................................  0.80%          16,851        6.617049          111,504       -42.33%
                                             1.30%       4,235,314        6.484040       27,461,945       -42.62%
                                             1.40%       3,142,825        6.457670       20,295,327       -42.68%
     1999  ................................  0.80%          20,861       11.473874          239,356        98.68%
                                             1.30%       7,723,086       11.300054       87,271,289        97.69%
                                             1.40%       5,741,206       11.265493       64,677,516        97.49%
     1998  ................................  0.80%          11,193        5.774938           64,639       -34.66%
                                             1.30%       3,256,971        5.716175       18,617,416       -34.99%
                                             1.40%       2,865,738        5.704452       16,347,465       -35.05%
     1997  ................................  0.80%          16,397        8.838016          144,917       -12.31%
                                             1.30%       4,440,484        8.792462       39,042,787       -12.75%
                                             1.40%       4,390,845        8.783348       38,566,320       -12.84%

                                                                     (Continued)

                         NATIONWIDE VARIABLE ACCOUNT-II
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                                        CONTRACT                    UNIT            CONTRACT       TOTAL
                                                     EXPENSE RATE*   UNITS       FAIR VALUE      OWNERS' EQUITY   RETURN**
                                                     -------------   -----       ----------      --------------   --------
   Van Eck Worldwide Insurance Trust -
    Worldwide Hard Assets Fund
         2001  .................................         0.80%         13,198     10.195732              134,567    -11.17%
                                                         1.30%      1,902,524     12.469602           23,723,716    -11.62%
                                                         1.40%      1,177,768     10.179675           11,989,295    -11.71%
         2000  .................................         0.80%         12,799     11.477209              146,897     10.52%
                                                         1.30%      2,449,239     14.108464           34,555,000      9.96%
                                                         1.40%      1,573,717     11.529334           18,143,909      9.85%
         1999  .................................         0.80%          9,105     10.385200               94,557     20.03%
                                                         1.30%      3,245,915     12.830391           41,646,359     19.43%
                                                         1.40%      2,040,168     10.495465           21,412,512     19.31%
         1998  .................................         0.80%         10,692      8.651833               92,505    -31.52%
                                                         1.30%      3,929,938     10.743036           42,219,465    -31.87%
                                                         1.40%      2,441,536      8.796887           21,477,916    -31.94%
         1997  .................................         0.80%         10,500     12.634338              132,661     -2.46%
                                                         1.30%      5,318,796     15.767781           83,865,611     -2.96%
                                                         1.40%      3,341,041     12.924490           43,181,251     -3.06%
                                                                                              ------------------
   2001 Reserves for annuity contracts in payout phase:
      Tax qualified  ................................................................                  3,534,476
      Non-tax qualified .............................................................                 12,789,087
                                                                                              ------------------
   2001 Contract owners' equity  ....................................................          $  14,643,768,219
                                                                                               =================


   2000 Reserves for annuity contracts in payout phase:
      Tax qualified  ................................................................                  4,536,482
      Non-tax qualified .............................................................                 14,828,156
                                                                                              ------------------
   2000 Contract owners' equity  ....................................................          $  19,090,847,996
                                                                                               =================


   1999 Reserves for annuity contracts in payout phase:
      Tax qualified  ................................................................                  4,788,357
      Non-tax qualified .............................................................                 12,639,950
                                                                                              ------------------
   1999 Contract owners' equity  ....................................................          $  23,415,344,916
                                                                                               =================


   1998 Reserves for annuity contracts in payout phase:
      Tax qualified  ................................................................                  3,839,879
      Non-tax qualified .............................................................                  9,491,453
                                                                                              ------------------
   1998 Contract owners' equity  ....................................................          $  20,672,674,408
                                                                                               =================


   1997 Reserves for annuity contracts in payout phase:
      Tax qualified  ................................................................                  3,165,730
      Non-tax qualified .............................................................                  4,436,449
                                                                                              ------------------
   1997 Contract owners' equity  ....................................................          $  17,849,801,427
                                                                                               =================

 * This represents the contract expense rate of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying fund portfolios and charges made directly to contract owner accounts through the redemption of units.

 ** This represents the total return for the period indicated and includes a deduction only for expenses assessed through the daily unit value calculation. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction of the total return presented. Investment options with a date notation indicate the effective date of that investment option in the Account. The total return is calculated for the period indicated or from the effective date through the end of the period.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life Insurance Company:

We have audited the consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (collectively the "Company"), a wholly owned subsidiary of Nationwide Financial Services, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Company changed its methods of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets in 2001.



KPMG LLP


Columbus, Ohio
January 29, 2002

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                           Consolidated Balance Sheets

                     (in millions, except per share amounts)

                                                                                              December 31,
                                                                                     ------------------------------
                                                                                        2001                 2000
                                                                                     =========            =========
                                     ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities (cost $17,961.6 in 2001; $15,245.8 in 2000)            $18,370.8            $15,443.0
    Equity securities (cost $83.0 in 2001; $103.5 in 2000)                                94.0                109.0
  Mortgage loans on real estate, net                                                   7,113.1              6,168.3
  Real estate, net                                                                       172.0                310.7
  Policy loans                                                                           591.1                562.6
  Other long-term investments                                                            125.0                101.8
  Short-term investments, including amounts managed by a related party                 1,011.3                442.6
                                                                                     ---------            ---------
                                                                                      27,477.3             23,138.0
                                                                                     ---------            ---------

Cash                                                                                      22.6                 18.4
Accrued investment income                                                                306.7                251.4
Deferred policy acquisition costs                                                      3,189.0              2,865.6
Other assets                                                                             646.0                396.7
Assets held in separate accounts                                                      59,513.0             65,897.2
                                                                                     ---------            ---------
                                                                                     $91,154.6            $92,567.3
                                                                                     =========            =========

                      LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims                                                    $25,216.0            $22,183.6
Short-term debt                                                                          100.0                118.7
Long-term debt, payable to NFS                                                           300.0                   --
Other liabilities                                                                      2,307.9              1,164.9
Liabilities related to separate accounts                                              59,513.0             65,897.2
                                                                                     ---------            ---------
                                                                                      87,436.9             89,364.4
                                                                                     ---------            ---------

Commitments and contingencies (notes 10 and 15)

Shareholder's equity:
  Common stock, $1 par value.  Authorized 5.0 million shares;
    3.8 million shares issued and outstanding                                              3.8                  3.8
  Additional paid-in capital                                                             646.1                646.1
  Retained earnings                                                                    2,863.1              2,436.3
  Accumulated other comprehensive income                                                 204.7                116.7
                                                                                     ---------            ---------
                                                                                       3,717.7              3,202.9
                                                                                     ---------            ---------
                                                                                     $91,154.6            $92,567.3
                                                                                     =========            =========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                        Consolidated Statements of Income

                                  (in millions)

                                                                                             Years ended December 31,
                                                                                    ------------------------------------------
                                                                                     2001             2000             1999
                                                                                    ========         ========         ========
Revenues:
  Policy charges                                                                    $1,017.3         $1,091.4         $  895.5
  Life insurance premiums                                                              251.1            240.0            220.8
  Net investment income                                                              1,725.0          1,654.9          1,520.8
  Net realized (losses) gains on investments, hedging instruments and hedged items:
      Unrelated parties                                                                (62.7)           (19.4)           (11.6)
      Related party                                                                     44.4               --               --
  Other                                                                                 14.1             17.0             66.1
                                                                                    --------         --------         --------
                                                                                     2,989.2          2,983.9          2,691.6
                                                                                    --------         --------         --------

Benefits and expenses:
  Interest credited to policyholder account balances                                 1,238.7          1,182.4          1,096.3
  Other benefits and claims                                                            280.3            241.6            210.4
  Policyholder dividends on participating policies                                      41.7             44.5             42.4
  Amortization of deferred policy acquisition costs                                    347.9            352.1            272.6
  Interest expense on debt                                                               6.2              1.3               --
  Other operating expenses                                                             444.1            479.0            463.4
                                                                                    --------         --------         --------
                                                                                     2,358.9          2,300.9          2,085.1
                                                                                    --------         --------         --------

    Income before federal income tax expense and cumulative effect of
     adoption of accounting principles                                                 630.3            683.0            606.5
Federal income tax expense                                                             161.4            207.7            201.4
                                                                                    --------         --------         --------
    Income before cumulative effect of adoption of accounting principles               468.9            475.3            405.1
Cumulative effect of adoption of accounting principles, net of tax                      (7.1)              --               --
                                                                                    --------         --------         --------
    Net income                                                                      $  461.8         $  475.3         $  405.1
                                                                                    ========         ========         ========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                 Consolidated Statements of Shareholder's Equity

                  Years ended December 31, 2001, 2000 and 1999
                                  (in millions)

                                                                                           Accumulated
                                                            Additional                        other            Total
                                                Common        paid-in       Retained       comprehensive   shareholder's
                                                stock         capital       earnings       income (loss)       equity
                                               ========     ==========      ========       =============   =============
Balance as of December 31, 1998                     3.8         914.7        1,579.0            275.6        2,773.1

Comprehensive income:
    Net income                                       --            --          405.1               --          405.1
    Net unrealized losses on securities
      available-for-sale arising during
      the year, net of tax                           --            --             --           (315.0)        (315.0)
                                                                                                            --------
  Total comprehensive income                                                                                    90.1
                                                                                                            --------
Capital contribution                                 --          26.4           87.9             23.5          137.8
Return of capital to shareholder                     --        (175.0)            --               --         (175.0)
Dividends to shareholder                             --            --          (61.0)              --          (61.0)
                                               --------      --------       --------         --------       --------
Balance as of December 31, 1999                     3.8         766.1        2,011.0            (15.9)       2,765.0
                                               ========      ========       ========         ========       ========

Comprehensive income:
    Net income                                       --            --          475.3               --          475.3
    Net unrealized gains on securities
      available-for-sale arising during
      the year, net of tax                           --            --             --            132.6          132.6
                                                                                                            --------
  Total comprehensive income                                                                                   607.9
                                                                                                            --------
Return of capital to shareholder                     --        (120.0)            --               --         (120.0)
Dividends to shareholder                             --            --          (50.0)              --          (50.0)
                                               --------      --------       --------         --------       --------
Balance as of December 31, 2000                $    3.8      $  646.1       $2,436.3         $  116.7       $3,202.9
                                               ========      ========       ========         ========       ========

Comprehensive income:
    Net income                                       --            --          461.8               --          461.8
    Net unrealized gains on securities
      available-for-sale arising during
      the year, net of tax                           --            --             --             98.2           98.2
    Cumulative effect of adoption of
      accounting principles, net of tax              --            --             --             (1.4)          (1.4)
    Accumulated net losses on cash flow
      hedges, net of tax                             --            --             --             (8.8)          (8.8)
                                                                                                            --------
  Total comprehensive income                                                                                   549.8
                                                                                                            --------
Dividends to shareholder                             --            --          (35.0)              --          (35.0)
                                               --------      --------       --------         --------       --------
Balance as of December 31, 2001                $    3.8      $  646.1       $2,863.1         $  204.7       $3,717.7
                                               ========      ========       ========         ========       ========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                      Consolidated Statements of Cash Flows

                                  (in millions)

                                                                                               Years ended December 31,
                                                                                      ------------------------------------------
                                                                                        2001             2000             1999
                                                                                      ========         ========         ========
Cash flows from operating activities:
  Net income                                                                          $  461.8         $  475.3         $  405.1
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to policyholder account balances                               1,238.7          1,182.4          1,096.3
      Capitalization of deferred policy acquisition costs                               (743.0)          (778.9)          (637.0)
      Amortization of deferred policy acquisition costs                                  347.9            352.1            272.6
      Amortization and depreciation                                                      (31.5)           (12.7)             2.4
      Realized losses (gains) on investments, hedging instruments and hedged items:
          Unrelated parties                                                               62.7             19.4             11.6
          Related parties                                                                (44.4)              --               --
     Cumulative effect of adoption of accounting principles                               10.9               --               --
      Increase in accrued investment income                                              (55.3)           (12.8)            (7.9)
     (Increase) decrease in other assets                                                (272.5)           (92.0)           122.9
      Increase (decrease) in policy liabilities                                           33.0             (0.3)           (20.9)
      Increase in other liabilities                                                      304.0            229.3            149.7
      Other, net                                                                           8.3             22.3             (8.6)
                                                                                      --------         --------         --------
        Net cash provided by operating activities                                      1,320.6          1,384.1          1,386.2
                                                                                      --------         --------         --------
Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                              3,933.9          2,988.7          2,307.9
  Proceeds from sale of securities available-for-sale                                    497.8            602.0            513.1
  Proceeds from repayments of mortgage loans on real estate                            1,204.4            911.7            696.7
  Proceeds from sale of real estate                                                       29.1             18.7              5.7
  Proceeds from sale of limited partnership to related party                             158.9               --               --
  Proceeds from repayments of policy loans and sale of other invested assets              68.9             79.3             40.9
  Cost of securities available-for-sale acquired                                      (7,123.6)        (3,475.5)        (3,724.9)
  Cost of mortgage loans on real estate acquired                                      (2,123.1)        (1,318.0)          (971.4)
  Cost of real estate acquired                                                            (0.4)            (7.1)           (14.2)
  Short-term investments, net                                                           (568.7)           (26.6)           (27.5)
  Collateral received - securities lending, net                                          791.6               --               --
  Other, net                                                                            (192.2)          (182.3)          (110.9)
                                                                                      --------         --------         --------
        Net cash used in investing activities                                         (3,323.4)          (409.1)        (1,284.6)
                                                                                      --------         --------         --------
Cash flows from financing activities:
  Net proceeds from issuance of long-term debt to NFS                                    300.0               --               --
  Capital returned to shareholder                                                           --           (120.0)          (175.0)
  Net change in short-term debt                                                          (18.7)           118.7               --
  Cash dividends paid                                                                    (35.0)          (100.0)           (13.5)
  Increase in investment and universal life insurance product account balances         5,976.7          4,517.0          3,799.4
  Decrease in investment and universal life insurance product account balances        (4,216.0)        (5,377.1)        (3,711.1)
                                                                                      --------         --------         --------
        Net cash provided by (used in) financing activities                            2,007.0           (961.4)          (100.2)
                                                                                      --------         --------         --------
Net increase in cash                                                                       4.2             13.6              1.4

Cash, beginning of year                                                                   18.4              4.8              3.4
                                                                                      --------         --------         --------
Cash, end of year                                                                     $   22.6         $   18.4         $    4.8
                                                                                      ========         ========         ========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000 and 1999

(1)   Organization and Description of Business

      Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) is a leading provider of long-term savings and retirement products in the United States of America and is a wholly owned subsidiary of Nationwide Financial Services, Inc. (NFS). The Company develops and sells a diverse range of products including individual annuities, private and public sector pension plans and other investment products sold to institutions and life insurance. NLIC sells its products through a diverse network of distribution channels, including independent broker/dealers, brokerage firms, financial institutions, pension plan administrators, life insurance specialists, Nationwide Retirement Solutions and Nationwide agents.

      Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Securities, Inc., and Nationwide Investment Services Corporation.

(2)   Summary of Significant Accounting Policies

      The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) which differ from statutory accounting practices. The statutory financial statements of NLIC and NLAIC are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). The State of Ohio has adopted the National Association of Insurance Commissioners (NAIC) statutory accounting practices (NAIC SAP) as the basis of its statutory accounting practices. NLIC and NLAIC have no statutory accounting practices that differ from NAIC SAP. See also note 12.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

      The most significant estimates include those used in determining deferred policy acquisition costs for investment products and universal life insurance products, valuation allowances for mortgage loans on real estate, impairment losses on other investments and federal income taxes. Although some variability is inherent in these estimates, management believes the amounts provided are appropriate.

      (a)   Consolidation Policy

            The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling interest. All significant intercompany balances and transactions have been eliminated.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (b)   Valuation of Investments, Investment Income and Related Gains and
            Losses

            The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. The Company classifies fixed maturity and equity securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income (AOCI) in shareholders' equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. Management regularly reviews its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to amortized cost or cost, as appropriate, of the security, the length of time the security's fair value has been below amortized cost/cost, and by how much, and specific credit issues related to the issuer. Impairment losses result in a reduction of the cost basis of the underlying investment.

            For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income. All other investment income is recorded on the accrual basis.

            Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the estimated value of the mortgage loan. Estimated value is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

            The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by the Company to absorb estimated probable credit losses. The Company's periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

            Real estate is carried at cost less accumulated depreciation. Real estate designated as held for disposal is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

            Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in valuation allowances and impairment losses for other-than-temporary declines in fair values are included in realized gains and losses on investments, hedging instruments and hedged items.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (c)   Derivative Instruments

            Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or a foreign currency fair value or cash flow hedge (foreign currency hedge) or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

            The Company enters into interest rate swaps, cross-currency swaps or Eurodollar Futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items. Changes in the fair value of the hedged item, attributable to the risk being hedged, are also recorded in realized gains and losses on investments, hedging instruments and hedged items. The adjustment of the carrying amount of hedged assets using Eurodollar Futures and firm commitments using Treasury Futures are accounted for in the same manner as other components of the carrying amount of that asset. The adjustment of the carrying amount is amortized to investment income over the life of the asset.

            The Company may enter into receive fixed/pay variable interest rate swaps to hedge existing floating rate assets or to hedge cash flows from the anticipated purchase of investments. These derivative instruments are classified as cash flow hedges and are carried at fair value, with the offset recorded in AOCI to the extent the hedging relationship is effective. The ineffective portion of the hedging relationship is recorded in realized gains and losses on investments, hedging instruments and hedged items. Gains and losses on cash flow derivative instruments are reclassified out of AOCI and recognized in earnings over the same period(s) that the hedged item affects earnings.

            Amounts receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item.

            From time to time, the Company may enter into a derivative transaction that will not qualify for hedge accounting. These include basis swaps (receive one variable rate, pay another variable rate) to hedge variable rate assets or foreign-denominated liabilities. These instruments are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items.

            The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, or is sold, terminated or exercised, the derivative is dedesignated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the consolidated balance sheet at its fair value, and no longer adjusts the hedged item for changes in fair value. The adjustment of the carrying amount of the hedged item is accounted for in the same manner as other components of the carrying amount of that item. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the consolidated balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the consolidated balance sheet and recognizes any gain or loss in net realized gains and losses on investments, hedging instruments and hedged items. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the consolidated balance sheet at fair value and gains and losses that were accumulated in AOCI are recognized immediately in realized gains and losses on investments, hedging instruments and hedged items. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the consolidated balance sheet, and recognizes any changes in fair value in net realized gains and losses on investments, hedging instruments and hedged items.

            Prior to the adoption of SFAS 133, defined in note 2 (k), provided they met specific criteria, interest rate and foreign currency swaps and futures were considered hedges and accounted for under the accrual and deferral method, respectively. Amounts receivable or payable under interest rate and foreign currency swaps were recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Changes in the fair value of interest rate swaps were not recognized on the consolidated balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale, for which changes in fair values were reported in AOCI. Gains and losses on foreign currency swaps were recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.

      (d)   Revenues and Benefits

            Investment Products and Universal Life Insurance Products:
            Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance and policy administration charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

            Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (e)   Deferred Policy Acquisition Costs

            The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new or renewal business have been deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period.

            For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. The Company regularly reviews the estimated future gross profits and revises such estimates when appropriate. The cumulative change in amortization as a result of changes in estimates to reflect current best estimates is recorded as a charge or credit to amortization expense. The most significant assumptions that are involved in the estimation of future gross profits include future market performance and surrender/lapse rates. In the event actual expense differs significantly from assumptions or assumptions are significantly revised, the Company may be required to record a significant charge or credit to amortization expense. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

            For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits.

      (f)   Separate Accounts

            Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. Separate account assets are recorded at market value except for separate account contracts with guaranteed investment returns. For all but $1.39 billion and $1.12 billion of separate account assets as of December 31, 2001 and 2000, respectively, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives. Such fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.

      (g)   Future Policy Benefits

            Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

            Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued.

      (h)   Participating Business

            Participating business represented approximately 17% in 2001 (21% in 2000 and 29% in 1999) of the Company's life insurance in force, 63% in 2001 (66% in 2000 and 69% in 1999) of the number of life insurance policies in force, and 9% in 2001 (8% in 2000 and 13% in 1999) of life insurance statutory premiums. The provision for policyholder dividends was based on then current dividend scales and has been included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (i)   Federal Income Tax

            The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the ultimate majority shareholder of NFS. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

            The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits. In the event the ultimate deductibility of certain expenses or the realization of certain tax credits differ from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements.

            The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

      (j)   Reinsurance Ceded

            Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

      (k)   Recently Issued Accounting Pronouncements

            In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS
            133). SFAS 133, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was adopted by the Company effective January 1, 2001. Upon adoption, the provisions of SFAS 133 were applied prospectively.

            SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

            As of January 1, 2001, the Company had $755.4 million notional amount of freestanding derivatives with a market value of ($7.0) million. All other derivatives qualified for hedge accounting under SFAS 133. The adoption of SFAS 133 resulted in the Company recording a net transition adjustment loss of $4.8 million (net of related income tax of $2.6 million) in net income. In addition, a net transition adjustment loss of $3.6 million (net of related income tax of $2.0 million) was recorded in AOCI at January 1, 2001. The adoption of SFAS 133 resulted in the Company derecognizing $17.0 million of deferred assets related to hedges, recognizing $10.9 million of additional derivative instrument liabilities and $1.3 million of additional firm commitment assets, while also decreasing hedged future policy benefits by $3.0 million and increasing the carrying amount of hedged investments by $10.6 million. Further, the adoption of SFAS 133 resulted in the Company reporting total derivative instrument assets and liabilities of $44.8 million and $107.1 million, respectively, as of January 1, 2001.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            The adoption of SFAS 133 may increase the volatility of reported earnings and other comprehensive income. The amount of volatility will vary with the level of derivative and hedging activities and fluctuations in market interest rates and foreign currency exchange rates during any period.

            In November 1999, the Emerging Issues Task Force (EITF) issued EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20). The Company adopted EITF 99-20 on April 1, 2001. EITF 99-20 establishes the method of recognizing interest income and impairment on asset-backed investment securities. EITF 99-20 requires the Company to update the estimate of cash flows over the life of certain retained beneficial interests in securitization transactions and purchased beneficial interests in securitized financial assets. Pursuant to EITF 99-20, based on current information and events, if the Company estimates that the fair value of its beneficial interests is not greater than or equal to its carrying value and if there has been a decrease in the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment should be recognized. The cumulative effect, net of tax, upon adoption of EITF 99-20 on April 1, 2001 decreased net income by $2.3 million with a corresponding increase to AOCI.

            In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142).

            SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and the use of the pooling-of-interests method has been eliminated.

            SFAS 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS 142 supersedes APB Opinion No. 17, Intangible Assets, and will carry forward provisions in Opinion 17 related to internally developed intangible assets. SFAS 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations ceased upon adoption of this statement, which was January 1, 2002 for the Company. Companies are required to evaluate all existing goodwill and intangible assets with indefinite lives for impairment within six months of adoption. Any transitional impairment losses will be recognized in the first interim period in the year of adoption and will be recognized as the cumulative effect of a change in accounting principle.

            The Company does not expect any material impact of adopting SFAS 141 and SFAS 142 on the results of operations and financial position.

            In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company) and will carry forward many of the provisions of SFAS 121 and Opinion 30 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. Under SFAS 144, if a long-lived asset is part of a group that includes other assets and liabilities, then the provisions of SFAS 144 apply to the entire group. In addition, SFAS 144 does not apply to goodwill and other intangible assets that are not amortized. Management does not expect the adoption of SFAS 144 to have a material impact on the results of operations or financial position of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            In 2001, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 01-5, Amendments to Specific AICPA Pronouncements for Changes Related to the NAIC Codification (SOP 01-5). In doing so, AICPA SOP 94-5, Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises, was amended to reflect the results of the completion of the NAIC codification of statutory accounting practices for certain insurance enterprises (Codification). The adoption of SOP 01-5 did not have an impact on the results of operations or financial position of the Company.

      (l)   Reclassification

            Certain items in the 2000 and 1999 consolidated financial statements and related footnotes have been reclassified to conform to the 2001 presentation.

(3)   Investments

      The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 2001 and 2000 were:

                                                                                        Gross         Gross
                                                                     Amortized        unrealized    unrealized       Estimated
      (in millions)                                                    cost             gains         losses        fair value
                                                                     =========        ==========    ==========      ==========
      December 31, 2001
          Fixed maturity securities:
          U.S. Treasury securities and obligations of U.S.
            Government corporations and agencies                     $   263.2        $    23.1     $     0.5        $   285.8
          Obligations of states and political subdivisions                 7.6              0.3            --              7.9
          Debt securities issued by foreign governments                   41.8              2.6            --             44.4
          Corporate securities                                        11,769.8            470.6         176.5         12,063.9
          Mortgage-backed securities - U.S. Government backed          2,012.3             67.8           3.7          2,076.4
          Asset-backed securities                                      3,866.9             76.7          51.2          3,892.4
                                                                     ---------        ---------     ---------        ---------
              Total fixed maturity securities                         17,961.6            641.1         231.9         18,370.8
        Equity securities                                                 83.0             11.0            --             94.0
                                                                     ---------        ---------     ---------        ---------
                                                                     $18,044.6        $   652.1     $   231.9        $18,464.8
                                                                     =========        =========     =========        =========

      December 31, 2000
          Fixed maturity securities:
          U.S. Treasury securities and obligations of U.S.
            Government corporations and agencies                     $   277.5        $    33.4     $     0.1        $   310.8
          Obligations of states and political subdivisions                 8.6              0.2            --              8.8
          Debt securities issued by foreign governments                   94.1              1.5           0.1             95.5
          Corporate securities                                         9,758.3            235.0         135.1          9,858.2
          Mortgage-backed securities - U.S. Government backed          2,719.1             46.1           3.8          2,761.4
          Asset-backed securities                                      2,388.2             36.3          16.2          2,408.3
                                                                     ---------        ---------     ---------        ---------
              Total fixed maturity securities                         15,245.8            352.5         155.3         15,443.0
        Equity securities                                                103.5              9.5           4.0            109.0
                                                                     ---------        ---------     ---------        ---------
                                                                     $15,349.3        $   362.0     $   159.3        $15,552.0
                                                                     =========        =========     =========        =========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2001, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            Amortized              Estimated
      (in millions)                                                                           cost                 fair value
                                                                                            =========              ==========
      Fixed maturity securities available for sale:
         Due in one year or less                                                            $ 1,125.4               $ 1,141.7
         Due after one year through five years                                                5,154.4                 5,295.6
         Due after five years through ten years                                               4,073.6                 4,188.8
         Due after ten years                                                                  1,729.0                 1,775.9
                                                                                            ---------               ---------
                                                                                             12,082.4                12,402.0
          Mortgage-backed securities - U.S. Government backed                                 2,012.3                 2,076.4
          Asset-backed securities                                                             3,866.9                 3,892.4
                                                                                            ---------               ---------
                                                                                            $17,961.6               $18,370.8
                                                                                            =========               =========

      The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

      (in millions)                                                                           2001                    2000
                                                                                            =========               =========
      Gross unrealized gains                                                                $   420.2               $   202.7
      Adjustment to deferred policy acquisition costs                                           (94.9)                  (23.2)
      Deferred federal income tax                                                              (113.9)                  (62.8)
                                                                                            ---------               ---------
                                                                                            $   211.4               $   116.7
                                                                                            =========               =========

      An analysis of the change in gross unrealized gains (losses) on securities available-for-sale for the years ended December 31:

           (in millions)                                                   2001                  2000                   1999
                                                                          ======                ======                =======
      Securities available-for-sale:
        Fixed maturity securities                                         $212.0                $280.5                $(607.1)
        Equity securities                                                    5.5                  (2.5)                  (8.8)
                                                                          ------                ------                -------
                                                                          $217.5                $278.0                $(615.9)
                                                                          ======                ======                =======

      Proceeds from the sale of securities available-for-sale during 2001, 2000 and 1999 were $497.8 million, $602.0 million and $513.1 million, respectively. During 2001, gross gains of $31.3 million ($12.1 million and $10.4 million in 2000 and 1999, respectively) and gross losses of $10.1 million ($15.1 million and $35.5 million in 2000 and 1999, respectively) were realized on those sales.

      The Company had $25.2 million and $13.0 million of real estate investments as of December 31, 2001 and 2000, respectively, that were non-income producing the preceding twelve months.

      Real estate is presented at cost less accumulated depreciation of $22.0 million as of December 31, 2001 ($25.7 million as of December 31, 2000). The carrying value of real estate held for disposal totaled $33.4 million and $8.5 million as of December 31, 2001 and 2000, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The recorded investment of mortgage loans on real estate considered to be impaired was $29.9 million as of December 31, 2001 ($9.8 million as of December 31, 2000), which includes $5.3 million ($5.3 million as of December 31, 2000) of impaired mortgage loans on real estate for which the related valuation allowance was $1.0 million ($1.6 million as of December 31, 2000) and $24.6 million ($4.5 million as of December 31, 2000) of impaired mortgage loans on real estate for which there was no valuation allowance. Impaired mortgage loans with no valuation allowance are a result of collateral dependent loans where the fair value of the collateral is greater than the recorded investment of the loan. During 2001, the average recorded investment in impaired mortgage loans on real estate was $7.9 million ($7.7 million in 2000) and interest income recognized on those loans totaled $0.4 million in 2001 ($0.4 million in 2000) which is equal to interest income recognized using a cash-basis method of income recognition.

      Activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31 was as follows:

      (in millions)                                                              2001               2000               1999
                                                                               ========           ========           ========
      Allowance, beginning of year                                             $   45.3           $   44.4           $   42.4
        Additions (reductions) charged (credited) to operations                    (1.2)               4.1                0.7
        Direct write-downs charged against the allowance                           (1.2)              (3.2)                --
        Allowance on acquired mortgage loans                                         --                 --                1.3
                                                                               --------           --------           --------
           Allowance, end of year                                              $   42.9           $   45.3           $   44.4
                                                                               ========           ========           ========

      An analysis of investment income (loss) by investment type follows for the years ended December 31:

      (in millions)                                                              2001              2000               1999
                                                                               ========           ========           ========
      Gross investment income:
        Securities available-for-sale:
          Fixed maturity securities                                            $1,181.1           $1,095.5           $1,031.3
          Equity securities                                                         1.8                2.6                2.5
        Mortgage loans on real estate                                             527.9              494.5              460.4
        Real estate                                                                33.1               32.2               28.8
        Short-term investments                                                     28.3               27.0               18.6
        Derivatives                                                               (19.7)               3.9               (1.0)
        Other                                                                      20.9               49.3               27.5
                                                                               --------           --------           --------
            Total investment income                                             1,773.4            1,705.0            1,568.1
      Less investment expenses                                                     48.4               50.1               47.3
                                                                               --------           --------           --------
            Net investment income                                              $1,725.0           $1,654.9           $1,520.8
                                                                               ========           ========           ========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      An analysis of net realized (losses) gains on investments, hedging instruments and hedged items, by investment type follows for the years ended December 31:

      (in millions)                                                                       2001           2000           1999
                                                                                         ======         ======         ======
      Unrelated parties:
         Realized gains (losses) on sale of securities available-for-sale:
            Fixed maturity securities                                                    $ 20.8         $ (7.7)        $(32.5)
            Equity securities                                                               0.4            4.7            7.4
         Other-than-temporary impairments of securities available-for-sale:
            Fixed maturity securities                                                     (66.1)         (10.5)           7.5
            Equity securities                                                             (13.8)            --             --
         Real estate                                                                        1.9           (0.5)           0.9
         Mortgage loans on real estate(1)                                                   0.6           (4.2)          (0.6)
         Derivatives                                                                         --           (2.7)          (1.6)
         Other                                                                             (6.5)           1.5            7.3
                                                                                         ------         ------         ------
                                                                                          (62.7)         (19.4)         (11.6)
      Related party - gain on sale of limited partnership                                  44.4             --             --
                                                                                         ------         ------         ------
      Net realized losses on investments, hedging instruments and
          hedged items                                                                   $(18.3)        $(19.4)        $(11.6)
                                                                                         ======         ======         ======

----------
      (1) The 2001 amount is comprised of $9.9 million of net realized gains on the sale of mortgage loans on real estate, including those related to a securitization transaction, and $9.3 million of realized losses on derivatives hedging the sale of mortgage loans on real estate.

      Fixed maturity securities with an amortized cost of $6.6 million as of December 31, 2001 and $6.5 million as of December 31, 2000 were on deposit with various regulatory agencies as required by law. In addition, fixed maturity securities with an amortized cost of $6.3 million as of December 31, 2000 were placed in escrow under a contractual obligation and none as of December 31, 2001.

      As of December 31, 2001 the Company had pledged fixed maturity securities with a fair value of $112.3 million as collateral to various derivative counterparties.

      As of December 31, 2001 the Company held collateral of $18.0 million on derivative transactions. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

      As of December 31, 2001, the Company had loaned securities with a fair value of $775.5 million. As of December 31, 2001 the Company held collateral of $791.6 million. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

(4)   Short-term Debt

      NLIC has established a $300 million commercial paper program under which, borrowings are unsecured and are issued for terms of 364 days or less. As of December 31, 2001 and 2000 the Company had $100.0 million and $118.7 million, respectively, of commercial paper outstanding at an average effective rate of 1.90% and 6.53%, respectively. See also note 14.

(5)   Long-term Debt, payable to NFS

      On December 19, 2001 the Company sold a 7.50%, $300.0 million surplus note to NFS, maturing on December 17, 2031. The fair value of the surplus note as of December 31, 2001 was $300.0 million. Principal and interest payments are subject to prior approval by the superintendent of insurance of the State of Ohio. The Company is scheduled to pay interest semi-annually on June 17 and December 17 of each year commencing June 17, 2002.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(6)   Derivative Financial Instruments

      QUALITATIVE DISCLOSURE

      Interest Rate Risk Management

      The Company is exposed to changes in the fair value of fixed rate investments (commercial mortgage loans and corporate bonds) due to changes in interest rates. To manage this risk, the Company enters into various types of derivative instruments to minimize fluctuations in fair values resulting from changes in interest rates. The Company principally uses interest rate swaps and short Eurodollar futures to manage this risk.

      Under interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments, thereby creating floating rate investments.

      Short Eurodollar futures change the fixed rate cash flow exposure to variable rate cash flows. With short Eurodollar futures, if interest rates rise (fall), the gains (losses) on the futures adjust the fixed rate income on the investments, thereby creating floating rate investments.

      As a result of entering into commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of the commitment due to changes in interest rates during the commitment period. To manage this risk, the Company enters into short Treasury futures.

      With short Treasury futures, if interest rates rise (fall), the gains (losses) on the futures will offset the change in fair value of the commitment.

      Floating rate investments (commercial mortgage loans and corporate bonds) expose the Company to fluctuations in cash flow and investment income due to changes in interest rates. To manage this risk, the Company enters into receive fixed, pay variable over-the-counter interest rate swaps or long Eurodollar futures strips to convert the variable rate investments to a fixed rate.

      In using interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments; thereby creating fixed rate assets.

      The long Eurodollar futures change the variable rate cash flow exposure to fixed rate cash flows. With long Eurodollar futures, if interest rates rise (fall), the losses (gains) on the futures are used to reduce the variable rate income on the investments, thereby creating fixed rate investments.

      Foreign Currency Risk Management

      In conjunction with the Company's medium-term note program, from time to time, the Company issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in fair value of the liabilities due to changes in foreign currency exchange rates and interest rates. To manage these risks, the Company enters into cross-currency interest rate swaps to convert these liabilities to a variable U.S. dollar rate.

      For a fixed rate liability, the cross-currency interest rate swap is structured to receive a fixed rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month libor. For a variable rate foreign liability, the cross-currency interest rate swap is structured to receive a variable rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month libor.

      The Company is exposed to changes in fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and interest rates. To manage this risk, the Company uses cross-currency interest rate swaps to convert these assets to variable U.S. dollar rate instruments.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in the foreign currency, and receive a variable U.S. dollar rate, generally 3-month libor.

      Non-Hedging Derivatives

      From time-to-time, the Company enters into over-the-counter basis swaps (receive one variable rate, pay another variable rate) to change the rate characteristics of a specific investment to better match the variable rate paid on a liability. While the pay-side terms of the basis swap will line up with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability; therefore, basis swaps do not receive hedge accounting treatment.

      QUANTITATIVE DISCLOSURE

      Fair Value Hedges

      During the year ended December 31, 2001, gains of $2.1 million were recognized in net realized losses on investments, hedging instruments and hedged items. This represents the ineffective portion of the fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

      Cash Flow Hedges

      For the year ended December 31, 2001, the ineffective portion of cash flow hedges was immaterial. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness.

      The Company anticipates reclassifying less than $0.1 million in losses out of AOCI over the next 12-month period.

      As of December 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions is twelve months. The Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable.

      Other Derivative Instruments, Including Embedded Derivatives

      Net realized gains and losses on investments, hedging instruments and hedged items for the year ended December 31, 2001 include a loss of $1.6 million related to other derivative instruments, including embedded derivatives. For the year ended December 31, 2001 a $27.7 million loss was recorded in net realized losses on investments, hedging instruments and hedged items reflecting the change in fair value of cross-currency interest rate swaps hedging variable rate medium-term notes denominated in foreign currencies. An offsetting gain of $26.3 million was recorded in net realized losses on investments, hedging instruments and hedged items to reflect the change in spot rates of these foreign currency denominated obligations during the year ended December 31, 2001.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The notional amount of derivative financial instruments outstanding as of December 31, 2001 and 2000 were as follows:

       (in millions )                                                                              2001                  2000
                                                                                                 ========             ========
       Interest rate swaps
         Pay fixed/receive variable rate swaps hedging investments                               $1,952.3             $  934.8
         Pay variable/receive fixed rate swaps hedging investments                                  698.4                 98.8
         Pay variable/receive variable rate swaps hedging investments                               197.8                184.0
         Other contracts hedging investments                                                        523.0                 20.4

      Cross currency interest rate swaps
          Hedging foreign currency denominated investments                                           56.1                 30.5
          Hedging foreign currency denominated liabilities                                        2,500.4              1,512.2

      Interest rate futures contracts                                                             6,019.4              5,659.8
                                                                                                 --------             --------

(7)   Federal Income Tax

      The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 2001 and 2000 were as follows:

      (in millions)                                                                             2001                     2000
                                                                                              ========                 ========
      Deferred tax assets:
        Equity securities                                                                     $    6.5                 $     --
        Future policy benefits                                                                     8.2                     34.7
        Liabilities in separate accounts                                                         482.5                    462.7
        Mortgage loans on real estate and real estate                                              7.5                     18.8
        Derivatives                                                                               93.0                       --
        Other assets and other liabilities                                                        81.8                     40.3
                                                                                              --------                 --------
          Total gross deferred tax assets                                                        679.5                    556.5
        Less valuation allowance                                                                  (7.0)                    (7.0)
                                                                                              --------                 --------
          Net deferred tax assets                                                                672.5                    549.5
                                                                                              --------                 --------

      Deferred tax liabilities:
        Deferred policy acquisition costs                                                        861.3                    783.7
        Derivatives                                                                               91.5                       --
        Fixed maturity securities                                                                173.0                     98.8
        Deferred tax on realized investment gains                                                 26.1                     29.0
        Equity securities and other long-term investments                                         31.7                      6.4
        Other                                                                                     68.8                     38.1
                                                                                              --------                 --------
          Total gross deferred tax liabilities                                                 1,252.4                    956.0
                                                                                              --------                 --------
          Net deferred tax liability                                                          $  579.9                 $  406.5
                                                                                              ========                 ========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged for the years ended December 31, 2001, 2000 and 1999.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The Company's current federal income tax liability was $186.2 million and $108.9 million as of December 31, 2001 and 2000, respectively.

      Federal income tax expense attributable to income before cumulative effect of adoption of accounting principles for the years ended December 31 was as follows:

      (in millions)                                                      2001                    2000                    1999
                                                                        ======                  ======                  ======
      Currently payable                                                 $ 32.5                  $ 78.0                  $ 53.6
      Deferred tax expense                                               128.9                   129.7                   147.8
                                                                        ------                  ------                  ------
                                                                        $161.4                  $207.7                  $201.4
                                                                        ======                  ======                  ======

      Total federal income tax expense for the years ended December 31, 2001, 2000 and 1999 differs from the amount computed by applying the U.S. federal income tax rate to income before federal income tax expense and cumulative effect of adoption of accounting principles as follows:

                                                                  2001                     2000                    1999
                                                            -------------------     -------------------     -------------------
      (in millions)                                         Amount          %       Amount          %       Amount          %
                                                            ======       ======     ======       ======     ======       ======
      Computed (expected) tax expense                       $220.6         35.0     $239.1         35.0     $212.3         35.0
      Tax exempt interest and dividends
        received deduction                                   (48.8)        (7.7)     (24.7)        (3.6)      (7.3)        (1.2)
      Income tax credits                                     (11.5)        (1.8)      (8.0)        (1.2)      (4.3)        (0.7)
      Other, net                                               1.1          0.1        1.3          0.2        0.7          0.1
                                                            ------       ------     ------       ------     ------       ------
          Total (effective rate of each year)               $161.4         25.6     $207.7         30.4     $201.4         33.2
                                                            ======       ======     ======       ======     ======       ======

      Total federal income tax (refunded) paid was $(45.4) million, $74.6 million and $29.8 million during the years ended December 31, 2001, 2000 and 1999, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(8)   Comprehensive Income (Loss)

      Comprehensive income (loss) includes net income as well as certain items that are reported directly within separate components of shareholder's equity that bypass net income. Other comprehensive income (loss) is comprised of unrealized gains (losses) on securities available-for-sale and accumulated net losses on cash flow hedges. The related before and after federal income tax amounts for the years ended December 31, 2001, 2000 and 1999 were as follows:

      (in millions)                                                                       2001           2000          1999
                                                                                         ======         ======        =======
      Unrealized gains (losses) on securities available-for-sale arising during the period:
         Gross                                                                           $164.0         $264.5        $(665.3)
         Adjustment to deferred policy acquisition costs                                  (71.7)         (74.0)         167.5
         Related federal income tax (expense) benefit                                     (32.3)         (66.7)         171.4
                                                                                         ------         ------        -------
            Net                                                                            60.0          123.8         (326.4)
                                                                                         ------         ------        -------

      Reclassification adjustment for net losses on securities
         available-for-sale realized during the period:
         Gross                                                                             58.7           13.5           17.6
         Related federal income tax benefit                                               (20.5)          (4.7)          (6.2)
                                                                                         ------         ------        -------
            Net                                                                            38.2            8.8           11.4
                                                                                         ------         ------        -------

      Other comprehensive income (loss) on securities
         available-for-sale                                                                98.2          132.6         (315.0)
                                                                                         ------         ------        -------

      Accumulated net loss on cash flow hedges:
         Gross                                                                            (13.5)            --             --
         Related federal income tax benefit                                                 4.7             --             --
                                                                                         ------         ------        -------
           Other comprehensive loss on cash flow hedges                                    (8.8)            --             --
                                                                                         ------         ------        -------

      Accumulated net loss on transition adjustments:
            Transition adjustment - SFAS 133                                               (5.6)            --             --
            Transition adjustment - EITF 99-20                                              3.5             --             --
            Related federal income tax benefit                                              0.7             --             --
                                                                                         ------         ------        -------
              Other comprehensive loss on transition adjustments                           (1.4)            --             --
                                                                                         ------         ------        -------
      Total other comprehensive income (loss)                                            $ 88.0         $132.6        $(315.0)
                                                                                         ======         ======        =======

      Reclassification adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during 2001 and, therefore, are not reflected in the table above.

(9)   Fair Value of Financial Instruments

      The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

      Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

      The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

      In estimating its fair value disclosures, the Company used the following methods and assumptions:

            Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for fixed maturity and equity securities exclude the fair value of derivatives contracts designated as hedges of fixed maturity and equity securities.

            Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for impaired mortgage loans is the estimated fair value of the underlying collateral.

            Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

            Separate account assets and liabilities: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

            Investment contracts: The fair value for the Company's liabilities under investment type contracts is based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

            Policy reserves on life insurance contracts: Included are disclosures for individual and corporate-owned life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            Collateral received - securities lending and derivatives: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

            Short-term debt: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

            Long-term debt, payable to NFS: The fair value for long-term debt is based on quoted market prices.

            Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 10.

            Futures contracts: The fair value for futures contracts is based on quoted market prices.

            Interest rate and foreign currency swaps: The fair value for interest rate and foreign currency swaps are calculated with pricing models using current rate assumptions.

      Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                           2001                              2000
                                                                ---------------------------        ----------------------------
                                                                 Carrying        Estimated           Carrying        Estimated
           (in millions)                                          amount         fair value           amount         fair value
                                                                ==========       ==========         ==========       ==========
           Assets:
             Investments:
               Securities available-for-sale:
                 Fixed maturity securities                      $ 18,370.8       $ 18,370.8         $ 15,451.3       $ 15,451.3
                 Equity securities                                    94.0             94.0              109.0            109.0
               Mortgage loans on real estate, net                  7,113.1          7,293.3            6,168.3          6,327.8
               Policy loans                                          591.1            591.1              562.6            562.6
               Short-term investments                              1,011.3          1,011.3              442.6            442.6
             Cash                                                     22.6             22.6               18.4             18.4
             Assets held in separate accounts                     59,513.0         59,513.0           65,897.2         65,897.2

           Liabilities:
             Investment contracts                                (19,549.5)       (18,421.0)         (16,815.3)       (15,979.8)
             Policy reserves on life insurance contracts          (5,666.5)        (5,524.4)          (5,368.4)        (5,128.5)
             Collateral received - securities lending and
                 derivatives                                        (809.6)          (809.6)                --               --
             Short-term debt                                        (100.0)          (100.0)            (118.7)          (118.7)
             Long-term debt, payable to NFS                         (300.0)          (300.0)                --               --
             Liabilities related to separate accounts            (59,513.0)       (58,387.3)         (65,897.2)       (64,237.6)

           Derivative financial instruments:
             Interest rate swaps hedging assets                       (5.6)            (5.6)              (8.3)            (8.3)
             Cross currency interest rate swaps                      (66.0)           (66.0)             (24.3)           (24.3)
             Futures contracts                                       (33.0)           (33.0)             (16.0)           (16.0)
                                                                ----------       ----------         ----------       ----------

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(10)  Risk Disclosures

      The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

      Credit Risk: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

      Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

      Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the U. S., thus reducing its exposure to any single product or jurisdiction and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

      Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans and derivative financial instruments. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

      Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to generally lend no more than 80% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $344.0 million extending into 2002 were outstanding as of December 31, 2001. The Company also had $81.5 million of commitments to purchase fixed maturity securities outstanding as of December 31, 2001.

      Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NLIC, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. As of December 31, 2001, NLIC's credit risk from these derivative financial instruments was $1.5 million net of $18.0 million of cash colleteral.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Equity Market Risk: Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. As of December 31, 2001, 82% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins, which may require the Company to accelerate the amortization of deferred policy acquisition costs.

      Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the U. S. The Company has a diversified portfolio with no more than 20% (22% in 2000) in any geographic area and no more than 2% (1% in 2000) with any one borrower as of December 31, 2001. As of December 31, 2001, 34% (36% in
      2000) of the carrying value of the Company's commercial mortgage loan portfolio financed retail properties.

      Significant Business Concentrations: As of December 31, 2001, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also, the Company did not have a concentration of business transactions with a particular customer, lender or distribution source, a market or geographic area in which business is conducted that makes it vulnerable to an event which could cause a severe impact to the Company's financial position.

      Reinsurance: The Company has entered into reinsurance contracts to cede a portion of its general account individual annuity business. Total recoveries due from these contracts were $161.2 million and $143.1 million as of December 31, 2001 and 2000, respectively. The contracts are immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contracts, trusts have been established as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in the underlying contract.

      Collateral - Derivatives: The Company enters into agreements with various counterparties to execute over-the-counter derivative transactions. The Company's policy is to include a Credit Support Annex with each agreement to protect the Company for any exposure above the approved credit threshold. This also protects the counterparty against exposure to the Company. The Company generally posts securities as collateral and receives cash as collateral from counterparties. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

      Collateral - Securities Lending: The Company, through its agent, lends certain portfolio holdings and in turn receives cash collateral. The cash collateral is invested in high-quality short-term investments. The Company's policy requires a minimum of 102% of the fair value of the securities loaned be maintained as collateral. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

(11) Pension Plan, Postretirement Benefits Other than Pensions and Retirement Savings Plan

      The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Pension costs (benefits) charged to operations by the Company during the years ended December 31, 2001, 2000 and 1999 were $5.0 million, $1.9 million and $(8.3) million, respectively. The Company has recorded a prepaid pension asset of $9.4 million and $13.6 million as of December 31, 2001 and 2000, respectively.

      In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

      The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

      The Company's accrued postretirement benefit expense as of December 31, 2001 and 2000 was $53.8 million and $51.0 million, respectively and the net periodic postretirement benefit cost (NPPBC) for 2001, 2000 and 1999 was $2.9 million, $3.8 million and $4.9 million, respectively.

      Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 2001 and 2000 follows:

                                                                           Pension Benefits             Postretirement Benefits
                                                                      -------------------------         -----------------------
      (in millions)                                                     2001             2000             2001            2000
                                                                      ========         ========         ========       ========
      Change in benefit obligation
      Benefit obligation at beginning of year                         $1,981.7         $1,811.4         $  276.4       $  239.8
      Service cost                                                        89.3             81.4             12.6           12.2
      Interest cost                                                      129.1            125.3             21.4           18.7
      Participant contributions                                             --               --              3.3            2.9
      Plan amendment                                                      27.7               --              0.2             --
      Actuarial (gain) loss                                               (5.8)            34.8             20.2           16.1
      Benefits paid                                                      (89.8)           (71.2)           (20.1)         (13.3)
                                                                      --------         --------         --------       --------
      Benefit obligation at end of year                                2,132.2          1,981.7            314.0          276.4
                                                                      ========         ========         ========       ========

      Change in plan assets
      Fair value of plan assets at beginning of year                   2,337.1          2,247.6            119.4           91.3
      Actual return (loss) on plan assets                                (46.6)           140.9             (0.2)          12.2
      Employer contribution                                                 --               --             17.3           26.3
      Participant contributions                                             --               --              3.3            2.9
      Plan curtailment                                                      --             19.8               --             --
      Benefits paid                                                      (89.8)           (71.2)           (20.1)         (13.3)
                                                                      --------         --------         --------       --------
      Fair value of plan assets at end of year                         2,200.7          2,337.1            119.7          119.4
                                                                      --------         --------         --------       --------

      Funded status                                                       68.5            355.4           (194.3)        (157.0)
      Unrecognized prior service cost                                     49.5             25.0              0.2             --
      Unrecognized net gains                                             (79.3)          (311.7)            (4.0)         (34.1)
      Unrecognized net (asset) obligation at transition                   (5.1)            (6.4)             0.8            1.0
                                                                      --------         --------         --------       --------
      Prepaid (accrued) benefit cost                                  $   33.6         $   62.3         $ (197.3)      $ (190.1)
                                                                      ========         ========         ========       ========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Assumptions used in calculating the funded status of the pension plan and postretirement life and health care benefit plan were as follows:

                                                                         Pension Benefits             Postretirement Benefits
                                                                      -----------------------        ------------------------
                                                                       2001             2000            2001            2000
                                                                      =======================        ========================
      Weighted average discount rate                                    6.50%           6.75%           7.25%            7.50%
      Rate of increase in future compensation levels                    4.75%           5.00%             --               --
      Assumed health care cost trend rate:
            Initial rate                                                  --              --           11.00%           11.00%
            Ultimate rate                                                 --              --            5.50%            5.50%
            Declining period                                              --              --           4 Years          4 Years
                                                                       -----           -----           -----            -----

      The components of net periodic pension cost for the pension plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

      (in millions)                                                               2001               2000               1999
      =======================================================================================================================
      Service cost (benefits earned during the period)                           $ 89.3             $ 81.4             $ 80.0
      Interest cost on projected benefit obligation                               129.1              125.3              109.9
      Expected return on plan assets                                             (183.8)            (184.5)            (160.3)
      Recognized gains                                                             (7.8)             (11.8)              (9.1)
      Amortization of prior service cost                                            3.2                3.2                3.2
      Amortization of unrecognized transition asset                                (1.3)              (1.3)              (1.4)
                                                                                 ------             ------             ------
                                                                                 $ 28.7             $ 12.3             $ 22.3
                                                                                 ======             ======             ======

      Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide and employees of WSC ended participation in the pension plan resulting in a curtailment gain of $67.1 million. During 1999, the pension plan transferred assets to settle its obligation related to WSC employees, resulting in a gain of $32.9 million. The spin-off of liabilities and assets was completed in the year 2000, resulting in an adjustment to the curtailment gain of $19.8 million.

      Assumptions used in calculating the net periodic pension cost for the pension plan were as follows:

                                                                                    2001             2000            1999
                                                                                    ====             ====            ====
      Weighted average discount rate                                                6.75%            7.00%           6.08%
      Rate of increase in future compensation levels                                5.00%            5.25%           4.33%
      Expected long-term rate of return on plan assets                              8.00%            8.25%           7.33%
                                                                                    ----             ----            ----

      The components of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

      (in millions)                                                                       2001           2000           1999
                                                                                          =====          =====          =====
      Service cost (benefits attributed to employee service during the year)              $12.6          $12.2          $14.2
      Interest cost on accumulated postretirement benefit obligation                       21.4           18.7           17.6
      Expected return on plan assets                                                       (9.6)          (7.9)          (4.8)
      Amortization of unrecognized transition obligation of affiliates                      0.6            0.6            0.6
      Net amortization and deferral                                                        (0.4)          (1.3)          (0.5)
                                                                                          -----          -----          -----
                                                                                          $24.6          $22.3          $27.1
                                                                                          =====          =====          =====

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 2001, 2000 and 1999 were as follows:

                                                                                          2001             2000            1999
                                                                                        =======          =======         =======
      Discount rate                                                                       7.50%            7.80%           6.65%
      Long-term rate of return on plan assets, net of tax in 1999                         8.00%            8.30%           7.15%
      Assumed health care cost trend rate:
         Initial rate                                                                    11.00%           13.00%          15.00%
         Ultimate rate                                                                    5.50%            5.50%           5.50%
         Declining period                                                               4 Years          5 Years         6 Years
                                                                                        -------          -------         -------

      Because current plan costs are very close to the employer dollar caps, the health care cost trend has an immaterial effect on plan obligations for the postretirement benefit plan as a whole. For this reason, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on the APBO as of December 31, 2001 and on the NPPBC for the year ended December 31, 2001 was not calculated.

      The Company, together with other affiliated companies, sponsors a defined contribution retirement savings plan covering substantially all employees of the Company. Employees may make salary deferral contributions of up to 22%. Salary deferrals of up to 6% are subject to a 50% Company match. The Company match is funded on a bi-weekly basis and the expense of such contributions are allocated to the Company based on employee contributions. The Company's expense for contributions to this plan totaled $5.6 million, $4.4 million and $3.3 million for 2001, 2000 and 1999, respectively. Individuals are subject to a dollar limit on salary deferrals per Internal Revenue Service (IRS) Section 402(g) and other limits also apply. The Company has no legal obligation for benefits under this plan.

(12) Shareholder's Equity, Regulatory Risk-Based Capital, Retained Earnings and Dividend Restrictions

      The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the Company's insurance regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements for all periods presented herein.

      The statutory capital and surplus of NLIC as of December 31, 2001, 2000 and 1999 was $1.76 billion, $1.28 billion and $1.35 billion, respectively. The statutory net income of NLIC for the years ended December 31, 2001, 2000 and 1999 was $83.1 million, $158.7 million and $276.2 million, respectively.

      The NAIC completed a project to codify statutory accounting principles (Codification), which became effective January 1, 2001 for NLIC and NLAIC. The resulting change to NLIC's January 1, 2001 surplus was an increase of approximately $80.0 million. The significant change for NLIC, as a result of Codification, was the recording of deferred taxes, which were not recorded prior to the adoption of Codification.

      The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 2001 $141.0 million in dividends could be paid by NLIC without prior approval.

      In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholders.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses, interest and shareholder dividends in the future.

(13)  Related Party Transactions

      During 2001, the Company entered into a transaction with NMIC, whereby it sold 78% of its interest in a limited partnership (representing 49% of the limited partnership) to NMIC for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million, and related tax expense of $15.5 million. The sale price, which was paid in cash, represented the fair value of the limited partnership interest and was based on a valuation of the limited partnership and its underlying investments. The valuation was completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and NMIC separately reviewed and approved the valuation prior to the execution of this transaction. The Company continues to hold an economic and voting interest in the limited partnership of approximately 14%, with NMIC holding the remaining interests.

      NLIC has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $4.68 billion and $4.80 billion as of December 31, 2001 and 2000, respectively. Total revenues from these contracts were $150.7 million, $156.8 million, and $149.7 million for the years ended December 31, 2001, 2000, and 1999, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $118.4 million, $131.9 million, and $112.0 million for the years ended December 31, 2001, 2000, and 1999, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

      The Company files a consolidated federal tax return with NMIC, as described in Note 2(i). Total payments (from) to NMIC were $(45.4) million, $74.6 million, and $29.8 million for the years ended December 31, 2001, 2000, and 1999, respectively.

      During second quarter 1999, the Company entered into a modified coinsurance arrangement to reinsure the 1999 operating results of an affiliated company, Employers Life Insurance Company of Wausau (ELOW) retroactive to January 1, 1999. In September 1999, NFS acquired ELOW for $120.8 million and immediately merged ELOW into NLIC terminating the modified coinsurance arrangement. Because ELOW was an affiliate, the Company accounted for the merger similar to poolings-of-interests; however, prior period financial statements were not restated due to immateriality. The reinsurance and merger combined contributed $1.46 million to net income in 1999.

      The Company has a reinsurance agreement with NMIC whereby all of the Company's accident and health business is ceded to NMIC on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by the Company, although a fee is paid to the Company for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC and ELOW for the years ended December 31, 2001, 2000 and 1999 were $200.7 million, $170.1 million, and $193.0 million, respectively, while benefits, claims and expenses ceded were $208.5 million, $168.0 million and $197.3 million, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to NMIC and Nationwide Services Company totaling $139.8 million, $150.3 million, and $124.1 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

      Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.4 million, $31.4 million and $34.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2001, 2000 and 1999, the Company made lease payments to NMIC and its subsidiaries of $18.7 million, $14.1 million and $9.9 million, respectively.

      The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $368.5 million and the Company incurred interest expense on intercompany repurchase agreements of $0.2 million for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

      The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $54.8 million and $321.1 million as of December 31, 2001 and 2000, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

      Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 2001 were $52.9 million, $65.0 million and $79.7 million, respectively.

      On December 19, 2001 the Company sold a 7.50%, $300.0 million surplus note to NFS, maturing on December 17, 2031. The fair value of the surplus note as of December 31, 2001 was $300.0 million. Principal and interest payments are subject to prior approval by the superintendent of insurance of the State of Ohio. The Company is scheduled to pay interest semi-annually on June 17 and December 17 of each year commencing June 17, 2002.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(14)  Bank Lines of Credit

      The Company has available as a source of funds a $1 billion revolving credit facility entered into by NFS, NLIC and NMIC. The facility is comprised of a five year $700 million agreement and a 364 day $300 million agreement with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $1.69 billion and NLIC maintain statutory surplus in excess of $935 million. The Company had no amounts outstanding under this agreement as of December 31, 2001. Of the total facility, $300 million is designated to back NLIC's commercial paper program. Therefore, borrowing capacity under this facility is reduced by any amounts outstanding under the commercial paper program, which totaled $100.0 million as of December 31, 2001.

(15)  Contingencies

      On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. The Company intends to defend this lawsuit vigorously.

      On August 15, 2001, the Company was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from the Company which invested in mutual funds that were offered by separate mutual fund companies; that the Company was a fiduciary under ERISA and that the Company breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by the Company; and that the Company violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by the Company and other unspecified compensatory damages. On November 15, 2001, the Company filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to the Company's motion to dismiss the amended complaint. On February 22, 2002, the Company filed a reply in support of its motion to dismiss. The class has not been certified. The Company intends to defend this lawsuit vigorously.

      There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.

(16)  Segment Information

      The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments:
      Individual Annuity, Institutional Products and Life Insurance.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The Individual Annuity segment consists of individual The BEST of AMERICA and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

      The Institutional Products segment is comprised of the Company's private and public sector group retirement plans and medium-term note program. The private sector includes the 401(k) business generated through fixed and variable annuities. The public sector includes the IRC Section 457 business in the form of fixed and variable annuities.

      The Life Insurance segment consists of investment life products, including both individual variable life and COLI products, traditional life insurance products and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.

      In addition to the product segments, the Company reports a Corporate segment. The Corporate segment includes net investment income not allocated to the three product segments, certain revenues and expenses of the Company's broker/dealer subsidiary, unallocated expenses and interest expense on debt. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments, hedging instruments and hedged items in the Corporate segment.

      The following tables summarize the financial results of the Company's business segments for the years ended December 31, 2001, 2000 and 1999.

                                                        Individual   Institutional      Life
      (in millions)                                       Annuity       Products      Insurance      Corporate        Total
                                                        ==========   ============     ==========     =========      =========
      2001:
      Net investment income                              $   534.7      $   847.5      $   323.3     $    19.5      $ 1,725.0
      Other operating revenue                                556.0          205.9          506.5          16.0        1,284.4
                                                         ---------      ---------      ---------     ---------      ---------
         Total operating revenue (1)                       1,090.7        1,053.4          829.8          35.5        3,009.4
                                                         ---------      ---------      ---------     ---------      ---------
      Interest credited to policyholder
         account balances                                    433.2          627.8          177.7            --        1,238.7
      Amortization of deferred policy
         acquisition costs                                   220.0           47.6           80.3            --          347.9
      Interest expense on debt                                  --             --             --           6.2            6.2
      Other benefits and expenses                            206.1          170.2          387.1           2.7          766.1
                                                         ---------      ---------      ---------     ---------      ---------
         Total benefits and expenses                         859.3          845.6          645.1           8.9        2,358.9
                                                         ---------      ---------      ---------     ---------      ---------
      Operating income before
         federal income tax expense (1)                      231.4          207.8          184.7          26.6          650.5
      Net realized losses on investments,
         hedging instruments and hedged
         items (2)                                              --             --             --         (20.2)         (20.2)
                                                         ---------      ---------      ---------     ---------      ---------
      Income before federal income tax
         expense and cumulative effect of
         adoption of accounting principles               $   231.4      $   207.8      $   184.7     $     6.4      $   630.3
                                                         =========      =========      =========     =========      =========

      Assets as of year end                              $43,885.4      $34,130.1      $ 9,129.0     $ 4,010.1      $91,154.6
                                                         =========      =========      =========     =========      =========

----------
(1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.
(2) Realized gains related to securitization transactions are included in operating income.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

                                                        Individual   Institutional       Life
      (in millions)                                       Annuity      Products        Insurance     Corporate        Total
                                                         =========   ============      =========     =========      =========
      2000:
      Net investment income                              $   483.2      $   827.4      $   289.2     $    55.1      $ 1,654.9
      Other operating revenue                                625.9          251.6          453.9          17.0        1,348.4
                                                         ---------      ---------      ---------     ---------      ---------
         Total operating revenue(1)                        1,109.1        1,079.0          743.1          72.1        3,003.3
                                                         ---------      ---------      ---------     ---------      ---------
      Interest credited to policyholder
         account balances                                    396.4          628.8          157.2            --        1,182.4
      Amortization of deferred policy
         acquisition costs                                   238.7           49.2           64.2            --          352.1
      Interest expense on debt                                  --             --             --           1.3            1.3
      Other benefits and expenses                            192.3          170.3          368.8          33.7          765.1
                                                         ---------      ---------      ---------     ---------      ---------
         Total benefits and expenses                         827.4          848.3          590.2          35.0        2,300.9
                                                         ---------      ---------      ---------     ---------      ---------
      Operating income before
         federal income tax expense(1)                       281.7          230.7          152.9          37.1          702.4
      Net realized losses on investments,
         hedging instruments and hedged
         items                                                  --             --             --         (19.4)         (19.4)
                                                         ---------      ---------      ---------     ---------      ---------
      Income before federal income tax
         expense and cumulative effect of
         adoption of accounting principles               $   281.7      $   230.7      $   152.9     $    17.7      $   683.0
                                                         =========      =========      =========     =========      =========

      Assets as of year end                              $45,422.5      $37,217.3      $ 8,103.3     $ 1,824.2      $92,567.3
                                                         =========      =========      =========     =========      =========

      1999:
      Net investment income                              $   458.9      $   771.2      $   253.1     $    37.6      $ 1,520.8
      Other operating revenue                                511.4          211.9          393.0          66.1        1,182.4
                                                         ---------      ---------      ---------     ---------      ---------
         Total operating revenue (1)                         970.3          983.1          646.1         103.7        2,703.2
                                                         ---------      ---------      ---------     ---------      ---------
      Interest credited to policyholder
         account balances                                    384.9          580.9          130.5            --        1,096.3
      Amortization of deferred policy
         acquisition costs                                   170.9           41.6           60.1            --          272.6
      Other benefits and expenses                            155.3          142.8          334.7          83.4          716.2
                                                         ---------      ---------      ---------     ---------      ---------
         Total benefits and expenses                         711.1          765.3          525.3          83.4        2,085.1
                                                         ---------      ---------      ---------     ---------      ---------
      Operating income before
         federal income tax expense (1)                      259.2          217.8          120.8          20.3          618.1
      Net realized losses on investments,
         hedging instruments and hedged
         items                                                  --             --             --         (11.6)         (11.6)
                                                         ---------      ---------      ---------     ---------      ---------
      Income before federal income tax
         expense and cumulative effect of
         adoption of accounting principles               $   259.2      $   217.8      $   120.8     $     8.7      $   606.5
                                                         =========      =========      =========     =========      =========

      Assets as of year end                              $45,667.8      $39,045.1      $ 6,616.7     $ 1,346.3      $92,675.9
                                                         =========      =========      =========     =========      =========

----------
(1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.

      The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.






         PART C. OTHER INFORMATION

         Item 24.     FINANCIAL STATEMENTS AND EXHIBITS

                      (a)  Financial Statements:

                           (1) Financial statements included in Prospectus.

                               (Part A):
                               Condensed Financial Information. Those financial statements required by Item 23 to be included in Part B have been incorporated therein by reference to the Prospectus (Part A).

                           Nationwide Variable Account-II:

                               Independent Auditors' Report.

                               Statement of Assets, Liabilities and Contract Owners' Equity as of December 31, 2001.

                               Statements of Operations for the year ended
                               December 31, 2001.

                               Statements of Changes in Contract Owners' Equity for the years ended December 31, 2001 and 2000.

                               Notes to Financial Statements.

                           Nationwide Life Insurance Company and subsidiaries:

                               Independent Auditors' Report.
                               Consolidated Balance Sheets as of December
                               31, 2001 and 2000.
                               Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999.
                               Consolidated Statements of Shareholder's Equity for the years ended December 31, 2001, 2000 and 1999.

                               Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999.

                               Notes to Consolidated Financial Statements.

Item 24.      (b) Exhibits

                         (1) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Filed previously with Registration Statement (SEC File No. 2-75059) and hereby incorporated by reference.

                         (2)   Not Applicable

                         (3) Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter - Filed previously with Registration Statement (SEC File No. 2-75059) and hereby incorporated by reference.

                         (4) The form of the variable annuity contract - Attached hereto.

                         (5)   Variable Annuity Application - Attached hereto.

                         (6) Articles of Incorporation of Depositor - Filed previously with Registration Statement (SEC File No. 2-75059) and hereby incorporated by reference.

                         (7)   Not Applicable.

                         (8)   Not Applicable

                         (9)   Opinion of Counsel - Attached hereto.

                         (10)  Not Applicable

                         (11)  Not Applicable

                         (12)  Not Applicable

                         (13) Performance Advertising Calculation Schedule - Filed previously with Registration Statement (SEC File No. 2-75059) and hereby incorporated by reference.

Item 25.         DIRECTORS AND OFFICERS OF THE DEPOSITOR

W.G. Jurgensen, Director, Chairman of the Board and Chief Executive Officer Joseph J. Gasper, Director, President and Chief Operating Officer
James G. Brocksmith, Jr., Director
Henry S. Holloway, Director
James F. Patterson, Director
Gerald D. Prothro, Director
Joseph A. Alutto, Director
Donald L. McWhorter, Director
Arden L. Shisler, Director
Alex Shumate, Director
Lydia M. Marshall, Director
David O. Miller, Director
Richard D. Headley, Executive Vice President
Michael S. Helfer, Executive Vice President-Corporate Strategy
Donna A. James, Executive Vice President-Chief Administrative Officer Michael C. Keller, Executive Vice President-Chief Information Officer
Robert A. Rosholt, Executive Vice President-Finance and Investments
John R. Cook, Jr., Senior Vice President-Chief Communications Officer
David A. Diamond, Senior Vice President-Corporate Strategy
Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide Financial Patricia R. Hatler, Senior Vice President, General Counsel and Secretary David K. Hollingsworth, Senior Vice President-President-Nationwide Insurance Sales
David R. Jahn, Senior Vice President-Product Management
Richard A. Karas, Senior Vice President-Sales-Financial Services
Gregory S. Lashutka, Senior Vice President, Corporate Relations
Edwin P. McCausland, Jr., Senior Vice President-Chief Investment Officer Robert H. McNaghten, Senior Vice President-Real Estate Investments
Michael D. Miller, Senior Vice President-NI Finance
Brian W. Nocco, Senior Vice President and Treasurer
Mark D. Phelan, Senior Vice President-Technology and Operations
Kathleen D. Ricord, Senior Vice President-Marketing and Strategy
Douglas C. Robinette, Senior Vice President-Claims
John S. Skubik, Senior Vice President-Strategic Initiatives
Mark R. Thresher, Senior Vice President-Chief Financial Officer
Richard M. Waggoner, Senior Vice President-Operations
Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing

The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza
Columbus, Ohio 43215

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.
            *Subsidiaries for which separate financial statements are filed **Subsidiaries included in the respective consolidated financial statements
            ***Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
            ****other subsidiaries

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  1717 Advisory Services, Inc.          Pennsylvania                            Registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Brokerage Services, Inc.         Pennsylvania                            This company is registered as a
                                                                                broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Capital Management Company       Pennsylvania                            The company is registered as a
                                                                                broker-dealer and investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of              Massachusetts                           Established to grant proper licensing to
  Massachusetts                                                                 Provident Mutual Companies in
                                                                                Massachusetts.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of Texas        Texas                                   Established to grant proper licensing to
                                                                                Provident Mutual Companies in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Services, Inc.      Texas                                   The corporation is a broker-dealer
                                                                                registered with the National Association
                                                                                of Securities Dealers, a self-regulatory
                                                                                body of the Securities and Exchange
                                                                                Commission
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Companies, Inc. (The)          Texas                                   This corporation acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Company (The)                  Texas                                   The corporation is a third-party administrator
                                                                                providing record keeping services for 401(k) plans.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Advisors, Inc.      Texas                                   The corporation is an investment advisor registered
                                                                                with the Securities and Exchange Commission
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency of Ohio, Inc.        Ohio                                    The corporation is an insurance agency marketing
                                                                                life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency, Inc.                Delaware                                The corporation is an insurance agency marketing
                                                                                life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  AGMC Reinsurance Ltd.                 Turks & Caicos                          The corporation is a captive reinsurer.
                                        Islands
------------------------------------------------------------------------------------------------------------------------------------
  AID Finance Services, Inc.            Iowa                                    The corporation is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Document Solutions, Inc.       Iowa                                    The corporation provides general printing services
                                                                                to its affiliated companies as well as to
                                                                                unaffiliated companies.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED General  Agency Company        Iowa                                    The corporation acts as a managing general agent and
                                                                                surplus lines broker for property and casualty
                                                                                insurance products.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group Insurance Marketing      Iowa                                    The corporation engages in the direct Company
                                                                                marketing of property and casualty insurance
                                                                                products.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group, Inc.                    Iowa                                    The corporation is a property and casualty insurance
                                                                                holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Property and Casualty          Iowa                                    The corporation underwrites general property and
  Insurance Company                                                             casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Allied Texas Agency, Inc.             Texas                                   The corporation acts as a managing general agent to
                                                                                place personal and commercial automobile insurance
                                                                                with CCMIC for the independent agency companies.
------------------------------------------------------------------------------------------------------------------------------------
  Allnations, Inc.                      Ohio                                    The corporation engages in promoting, extending, and
                                                                                strengthening cooperative insurance organizations
                                                                                throughout the world.
------------------------------------------------------------------------------------------------------------------------------------
  AMCO  Insurance Company               Iowa                                    The corporation underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  American Marine Underwriters, Inc.    Florida                                 The corporation is an underwriting manager for ocean
                                                                                cargo and hull insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Asset Management Holdings, plc        England and Wales                       The corporation is a holding company of a group
                                                                                engaged in the management of pension fund assets,
                                                                                unit trusts and other collective investment schemes,
                                                                                investment trusts and portfolios for corporate
                                                                                clients.
------------------------------------------------------------------------------------------------------------------------------------
  Audenstar Limited                     England                                 To market insurance products and to carry on
                                                                                business in the fields of life, pension, house,
                                                                                motor, marine, fire, employers' liability, accident
                                                                                and other insurance; to act as insurance brokers and
                                                                                consultants and as agents for effecting insurance
                                                                                and obtaining policies in respect of all and every
                                                                                kind of risk and against death, injury or loss
                                                                                arising out of, or through, or in connection with
                                                                                any accidents and against loss or damage to real or
                                                                                personal property.
------------------------------------------------------------------------------------------------------------------------------------
  Cal-Ag Insurance Services, Inc.       California                              The corporation is a small captive insurance
                                                                                brokerage firm serving principally, but not
                                                                                exclusively, the "traditional" agent producers of
                                                                                CalFarm Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  CalFarm Insurance Agency              California                              The corporation assists agents and affiliated
                                                                                companies in account completion for marketing
                                                                                CalFarm Products.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Calfarm Insurance Company             California                              The corporation is a California-based multi-line
                                                                                insurance corporation that writes agricultural,
                                                                                commercial, personal and individual health coverages
                                                                                and benefits from the sponsorship of the California
                                                                                Farm Bureau.
------------------------------------------------------------------------------------------------------------------------------------
  Cap Pro Holding, Inc.                 Delaware                                This company operates as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Coda Capital Management, LLC          Pennsylvania                            The company is a convertible bond manager.
------------------------------------------------------------------------------------------------------------------------------------
  Colonial County Mutual                Texas                                   The corporation underwrites non-standard automobile
  Insurance Company                                                             and motorcycle insurance and various other
                                                                                commercial liability coverage in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  Cooperative Service Company           Nebraska                                The corporation is an insurance agency that sells
                                                                                and services commercial insurance. The corporation
                                                                                also provides loss control and compliance consulting
                                                                                services and audit, compilation, and tax preparation
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Corviant Corporation                  Delaware                                The purpose of the corporation is to create a
                                                                                captive distribution network through which
                                                                                affiliates can sell multi-manager investment
                                                                                products, insurance products and sophisticated
                                                                                estate planning services.
------------------------------------------------------------------------------------------------------------------------------------
  Damian Securities Limited             England & Wales                         The corporation is engaged in investment holding.
------------------------------------------------------------------------------------------------------------------------------------
  Dancia Life S.A.                      Luxembourg                              The purpose of this company is to carry out, on its
                                                                                own behalf or on behalf of third parties, any
                                                                                insurance business including coinsurance,
                                                                                reinsurance relating to human life, whether
                                                                                undertaken in Luxembourg or abroad, all real estate
                                                                                business and all business relating to movable
                                                                                assets, all financial business, and other business
                                                                                related directly to the company's objectives which
                                                                                would promote or facilitate the realization of the
                                                                                company's objective.
------------------------------------------------------------------------------------------------------------------------------------
  Delfi Realty Corporation              Delaware                                This is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  Depositors Insurance Company          Iowa                                    The corporation underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Dinamica Participacoes SA             Brazil                                  The company participates in other companies related
                                                                                to the registrant's international operations.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency, LLC        California                              The purpose of the company is to sell property and
                                                                                casualty insurance products including, but not
                                                                                limited to, automobile or other vehicle insurance
                                                                                and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency of Texas,   Texas                                   To sell property and casualty insurance products
  LLC                                                                           including, but not limited to, automobile or other
                                                                                vehicle insurance and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  F&B, Inc.                             Iowa                                    The corporation is an insurance agency that
                                                                                places business not written by the Farmland
                                                                                Insurance Companies with other carriers.
------------------------------------------------------------------------------------------------------------------------------------
  Farmland Mutual Insurance             Iowa                                    The corporation provides property and casualty
  Company                                                                       insurance primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Fenplace Limited                      England & Wales                         Currently inactive
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Texas                                   The corporation is an insurance agency marketing
  Agency of Texas, Inc.                                                         life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Alabama                                 The corporation is an insurance agency marketing
  Agency of Alabama, Inc.                                                       life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Ohio                                    The corporation is an insurance agency marketing
  Agency of Ohio, Inc.                                                          life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Oklahoma                                The corporation is an insurance agency marketing
  Agency of Oklahoma, Inc.                                                      life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Securities         Oklahoma                                The corporation is a limited broker-dealer doing
  Corporation                                                                   business solely in the financial institutions
                                                                                market.
------------------------------------------------------------------------------------------------------------------------------------
  Florida Records Administrator, Inc.   Florida                                 The corporation administers the deferred
                                                                                compensation plan for the public employees of the
                                                                                State of Florida.
------------------------------------------------------------------------------------------------------------------------------------
  Four P Finance Company                Pennsylvania                            This is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  G.I.L. Nominees Limited               England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Limited                 England & Wales                         The company is engaged as a general partner in a
                                                                                limited partnership formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Trustee Limited         England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Asset Management, Inc.       Delaware                                The company serves as a registered investment
                                                                                advisor/performing equity investment functions.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Capital Management Limited   England & Wales                         The company is engaged in investment management and
                                                                                advisory services to business, institutional and
                                                                                private investors.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Distribution Services, Inc.  Delaware                                The corporation is a limited broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Emerging Managers, LLC       Delaware                                This is a limited liability company.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers Limited        England & Wales                         The company is engaged in authorized unit trust
                                                                                management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers                Jersey,                                 The company is engaged in investment administration
  International Limited                 Channel Islands                         and support.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset                 Delaware                                The company acts as a holding company for the
  Management Trust                                                              Gartmore Group and as a registered investment
                                                                                advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset Management,     Delaware                                This company operates as a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Investments, Inc.     Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Partners              Delaware                                The partnership is engaged in investment management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Indosuez UK Recovery Fund    England & Wales                         The company is a general partner in two limited
  (G.P.) Limited                                                                partnerships formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Limited           England & Wales                         The company is engaged in investment management and
                                                                                advisory services to pension funds, unit trusts and
                                                                                other collective investment schemes, investment
                                                                                trusts and portfolios for corporate or other
                                                                                institutional clients.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          Germany                                 The company is engaged in marketing support.
  GmbH
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          England                                 The company is engaged in investment holding.
  Limited
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment                   England & Wales                         The company is an investment holding company and
  Management plc                                                                provides services to other companies within the
                                                                                Gartmore Group.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investor Services, Inc.      Ohio                                    The corporation provides transfer and dividend
                                                                                disbursing agent services to various mutual fund
                                                                                entities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Japan Limited                Japan                                   The company is engaged in the business of
                                                                                investment management.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley and Associates,       Oregon                                  The corporation brokers or places book value
  Inc.                                                                          maintenance agreements (wrap contracts) and
                                                                                guaranteed I contracts (GICs) for collective
                                                                                investment trusts and accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Capital               Oregon                                  The corporation is an investment advisor and stable
  Management, Inc.                                                              value money manager.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Financial             Oregon                                  The corporation is a holding company.
  Services, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Mutual Fund Capital          Delaware                                The trust acts as a registered investment advisor.
  Trust
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Nominees Limited             England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Pension Trustees             England & Wales                         The company is the trustee of the Gartmore
  Limited                                                                       Pension Scheme.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Riverview LLC                Delaware                                The company provides customized solutions, in the
                                                                                form of expert advise and investment management
                                                                                services, to a limited number of institutional
                                                                                investors, through construction of hedge fund and
                                                                                alternative asset portfolios and their integration
                                                                                into the entire asset allocation framework.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore S.A. Capital Trust           Delaware                                The trust acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Secretaries (Jersey) Ltd.    Jersey, Channel                         The company acts as a nominee. The company is
                                        Islands                                 dormant.
------------------------------------------------------------------------------------------------------------------------------------

  Gartmore Securities Limited           England & Wales                         The company is engaged in investment holding and is
                                                                                a partner in Gartmore Global Partners.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Trust Company                Oregon                                  The corporation is an Oregon state bank with trust
                                                                                power.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore U.S. Limited                 England & Wales                         The company is a joint partner in Gartmore Global
                                                                                Partners.
------------------------------------------------------------------------------------------------------------------------------------

  Gates, McDonald & Company             Ohio                                    The company provides services to employers for
                                                                                managing worker's and unemployment compensation
                                                                                matters and employee benefits costs.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of          Nevada                                  The corporation provides self-insurance
  Nevada                                                                        administration, claims examining and data processing
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of New      New York                                The corporation provides worker's
  York, Inc.                                                                    compensation/self-insured claims administration
                                                                                services to employers with exposure in New York.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  GatesMcDonald Health Plus, Inc.       Ohio                                    The corporation provides medical management and cost
                                                                                containment services to employers.
------------------------------------------------------------------------------------------------------------------------------------
  GGI MGT LLC                           Delaware                                The company is a passive investment holder in
                                                                                Newhouse Special Situations Fund I, LLC for the
                                                                                purpose of allocation of earnings to Gartmore
                                                                                management team as it relates to the ownership and
                                                                                management of Newhouse Special Situations Fund I,
                                                                                LLC.
------------------------------------------------------------------------------------------------------------------------------------
  Institutional Concepts, Inc.          New York                                This company holds insurance licenses in numerous
                                                                                states.
------------------------------------------------------------------------------------------------------------------------------------
  Insurance Intermediaries, Inc.        Ohio                                    The corporation is an insurance agency and provides
                                                                                commercial property and casualty brokerage services.
------------------------------------------------------------------------------------------------------------------------------------
  Landmark Financial Services of New    New York                                The corporation is an insurance agency marketing
  York, Inc.                                                                    life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Lone Star General Agency, Inc.        Texas                                   The corporation acts as general agent to market
                                                                                non-standard automobile and motorcycle insurance for
                                                                                Colonial County Mutual Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Fund                    Delaware                                This is an open-end diversified management company
                                                                                that serves as an investment medium for the variable
                                                                                life policies and variable annuity of NLICA and
                                                                                NLAICA.
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Investment Management   Pennsylvania                            This is an inactive company.
  Company
------------------------------------------------------------------------------------------------------------------------------------
  MedProSolutions, Inc.                 Massachusetts                           The corporation provides third-party administration
                                                                                services for workers compensation, automobile injury
                                                                                and disability claims.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company             Wisconsin                               The corporation underwrites various property and
                                                                                casualty coverage, as well as individual and group
                                                                                accident and health insurance.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company of          England                                 This company is currently inactive.
  America, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  National Deferred Compensation,      Ohio                                     The corporation administers deferred compensation
  Inc.                                                                          plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Advantage Mortgage        Iowa                                     The company is engaged in making Company (name
                                                                                change) residential (1-4 family) mortgage loans.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affinity Insurance         Kansas                                  It is a shell insurer with no active policies or
  Company of America                                                            liabilities.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affordable Housing,        Ohio                                    The company invests in affordable multi- family
  LLC                                                                           housing projects throughout the U.S.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agency, Inc.               Ohio                                    The corporation is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agribusiness Insurance     Iowa                                    The corporation provides property and casualty
  Company                                                                       insurance primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Arena, LLC                 Ohio                                    The purpose of this company is to develop Nationwide
                                                                                Arena and to engage in related Arena district
                                                                                development activity.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Asset Management           England & Wales                         This company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Assurance Company          Wisconsin                               The corporation underwrites non-standard auto and
                                                                                motorcycle insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Capital Mortgage, LLC      Ohio                                    This is a holding company that funds/owns commercial
                                                                                mortgage loans for an interim basis, hedges the
                                                                                loans during the ownership period, and then sells
                                                                                the loans as part of a securitization to generate a
                                                                                profit.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Cash Management            Ohio                                    The corporation buys and sells investment securities
  Company                                                                       of a short-term nature as agent for other
                                                                                corporations, foundations, and insurance company
                                                                                separate accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Community Development      Ohio                                    The company hold investments in low-income housing
  Corporation, LLC                                                              funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Corporation                Ohio                                    The corporation acts primarily as a holding company
                                                                                for entities affiliated with NMIC and NMFIC.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Assignment       Ohio                                    The corporation acts as an administrator of
  Company                                                                       structured settlements.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Delaware                                The corporation engages in the business of an
  Distributors Agency, Inc.                                                     insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      New Mexico                              The corporation engages in the business of an
  Distributors Agency, Inc. of New                                              insurance agency.
  Mexico
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Massachusetts                           The corporation engages in the business of an
  Distributors Insurance Agency, Inc.                                           insurance agency.
  of Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services           Bermuda                               The corporation is a long-term insurer that issues
  (Bermuda) Ltd.                                                                variable annuity and variable life products to
                                                                                persons outside the United States and Bermuda.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust                                                                 certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust II                                                              certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services, Inc.   Delaware                                The corporation acts primarily as a holding company
                                                                                for companies within the Nationwide organization
                                                                                that offer or distribute long-term savings and
                                                                                retirement products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Sp. Z o.o        Poland                                  The corporation provides services to Nationwide
                                                                                Global Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Foundation                 Ohio                                    The corporation contributes to non-profit activities
                                                                                and projects.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide General                    Ohio                                    The corporation transacts a general insurance
  Insurance Company                                                             business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Finance, LLC        Ohio                                    The company acts as a support company for Nationwide
                                                                                Global Holdings, Inc., in its international
                                                                                capitalization efforts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Funds               Luxembourg                              This company is formed to issue shares of mutual
                                                                                funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Ohio                                    The corporation is a holding company for
                                                                                international operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Luxembourg                              It serves as an extension of Nationwide Global
  Luxembourg Branch                                                             Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings-NGH        Brazil                                  The company acts as a holding company.
  Brazil Participacoes LTDA
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Japan, Inc.         Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Limited             Hong Kong                               The corporation is a holding company for Asian
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Health Plans, Inc.         Ohio                                    The corporation operates as a Health Insurance
                                                                                Corporation (HIC).
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Holdings, SA               Brazil                                  The purpose of the company is to participate in
                                                                                other companies related to the registrant's
                                                                                international operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Home Mortgage              Ohio                                    This corporation performs the marketing function for
  Distributors, Inc.                                                            Nationwide Advantage Mortgage Company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Indemnity Company          Ohio                                    Acts as a reinsurer by assuming business from NMIC
                                                                                and other insurers within the Nationwide Insurance
                                                                                organization.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company          Wisconsin                               The corporation is an independent agency personal
  of America                                                                    lines underwriter of property/casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company of       Ohio                                    The corporation transacts general insurance business
  Florida                                                                       except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Sales Company,   Ohio                                    The company provides administrative services for the
  LLC                                                                           product sales and distribution channels of
                                                                                Nationwide Mutual Insurance Company and its
                                                                                affiliated and subsidiary insurance companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide International              California                              The corporation is a special risk, excess and
  Underwriters, Inc.                                                            surplus lines underwriting manager.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Investment                 Oklahoma                                It is a limited broker-dealer company doing business
  Services Corporation                                                          in the deferred compensation market and acts as an
                                                                                investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life and Annuity           Ohio                                    The corporation engages in underwriting
  Insurance Company                                                             life insurance and granting, purchasing,
                                                                                and disposing of annuities.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life and Annuity           Delaware                                The company insures against personal injury,
  Company of America                                                            disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Assurance             Thailand                                The company acts as a holding company.
  Company, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Pennsylvania                            The company insures against personal injury,
  of America                                                                    disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Delaware                                The company insures against personal injury,
  of Delaware                                                                   disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance             Ohio                                    This corporation provides individual life, group
  Company                                                                       life and health insurance, fixed and variable
                                                                                annuity products, and other life insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Lloyds                     Texas                                   The corporation markets commercial property
                                                                                insurance in Texas.
------------------------------------------------------------------------------------------------------------------------------------

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

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                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Management System,         Ohio                                    The corporation offers a preferred provider
  Inc.                                                                          organization and other related products and
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Martima Vida               Brazil                                  To operate as a licensed insurance company in the
  Previdencia S.A.                                                              categories of Life and Unrestricted Private Pension
                                                                                Plans in Brazil.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mortgage Holdings,         Ohio                                    The corporation acts as a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Fire                Ohio                                    The company engages in a general insurance and
  Insurance Company                                                             reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Funds               Ohio                                    The corporation operates as a business trust for the
                                                                                purposes of issuing investment shares to the public
                                                                                and to segregate asset accounts of life insurance
                                                                                companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Insurance           Ohio                                    The company engages in general insurance and
  Company                                                                       reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Properties, Ltd.           Ohio                                    The company is engaged in the business of
                                                                                developing, owning and operating real estate and
                                                                                real estate investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Property and Casualty      Ohio                                    The corporation engages in a general insurance
  Insurance Company                                                             business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Distributors,    Delaware                                This is an inactive company.
  Inc
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Holding          Pennsylvania                            This is a holding company for non-insurance
  Company                                                                       subsidiaries.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Plan            Ohio                                    The corporation is an insurance agency providing
  Services, Inc.                                                                individual and group life, disability and health
                                                                                insurance and marketing retirement plan
                                                                                administration and investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Delaware                                The corporation markets and administers deferred
  Inc.                                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Alabama                                 The corporation provides retirement
  Inc. of Alabama                                                               products, marketing/education and
                                                                                administration to public employees and
                                                                                educators.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Massachusetts                           The corporation markets and administers deferred
  Insurance Agency, Inc.                                                        compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Wyoming                                 The corporation markets and administers deferred
  Inc. of Wyoming                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arizona                                 The corporation markets and administers deferred
  Inc. of Arizona.                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arkansas                                The corporation markets and administers deferred
  Inc. of Arkansas                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Montana                                 The corporation markets and administers deferred
  Inc. of Montana                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Nevada                                  The corporation markets and administers deferred
  Inc. of Nevada                                                                compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      New Mexico                              The corporation markets and administers
  Inc. of New Mexico                                                            deferred compensation plans for public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Ohio                                    The corporation provides retirement products,
  Inc. of Ohio                                                                  marketing/education and administration to public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Oklahoma                                The corporation markets and administers
  Inc. of Oklahoma                                                              deferred compensation plans for public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      South Dakota                            The corporation markets and administers deferred
  Inc. of South Dakota                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Texas                                   The corporation markets and administers deferred
  Inc. of Texas                                                                 compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Securities, Inc.           Ohio                                    The corporation is a registered broker-dealer and
                                                                                provides investment management and administrative
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Company,          Ohio                                    The company performs shared services functions for
  LLC                                                                           the Nationwide organization.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Sp. Zo.o          Poland                                  The corporation provides services to Nationwide
                                                                                Global Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Strategic Investment       Ohio                                    The company acts as a private equity fund investing
  Fund, LLC                                                                     in companies for investment purposes and to create
                                                                                strategic opportunities for Nationwide.
------------------------------------------------------------------------------------------------------------------------------------

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

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Towarzystwo Ubezpieczen    Poland                                  The corporation is authorized to engage in the
  na Zycie S.A.                                                                 business of life insurance and pension products in
                                                                                Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Trust Company, FSB                                                 This is a federal savings bank chartered by the
                                                                                Office of Thrift Supervision in the United States
                                                                                Department of the Treasury to exercise custody and
                                                                                fiduciary powers.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Asset Management        England & Wales                         The company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Holding Company,        England & Wales                         The company acts as a holding company.
  Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation
  Construction                                                                  administrative services to Nevada employers in the
                                                                                construction industry.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation and
  Health and Nonprofit                                                          administrative services to Nevada employers in the
                                                                                health and nonprofit industries.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation
  Hospitality and Entertainment                                                 administrative services to Nevada employers in the
                                                                                hospitality and entertainment industries.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation
  Manufacturing, Transportation and                                             administrative services to Nevada employers in the
  Distribution                                                                  manufacturing, transportation and distribution
                                                                                industries.
------------------------------------------------------------------------------------------------------------------------------------

  Newhouse Capital Partners, LLC        Delaware                                The company invests in financial services companies
                                                                                that specialize in e-commerce and promote
                                                                                distribution of financial services.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Special Situations Fund,     Delaware                                The company plans to own and manage Contributed
  LLC                                                                           Securities and to achieve long - term capital
                                                                                appreciation from the Contributed Securities and
                                                                                through investments in a portfolio of other equity
                                                                                investments in financial service by the Company to
                                                                                be undervalued.
------------------------------------------------------------------------------------------------------------------------------------
  NFS Distributors, Inc.                Delaware                                The corporation acts primarily as a holding company
                                                                                for Nationwide Financial Services, Inc. distribution
                                                                                companies.
------------------------------------------------------------------------------------------------------------------------------------
  NFSB Investments, Inc.                Bermuda                                 The corporation buys and sells investment securities
                                                                                for its own account in order to enhance the
                                                                                investment returns of its affiliates.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  NGH Luxembourg, S, A.                 Luxembourg                              The company acts primarily as a holding company for
                                                                                Nationwide Global Holdings, Inc. European
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  NGH Netherlands, B.V.                 Netherlands                             The company acts as a holding company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NGH UK, Ltd.                          United Kingdom                          The company functions as a support company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NorthPointe Capital, LLC              Delaware                                The company acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  PanEuroLife                           Luxembourg                              This Luxembourg-based life insurance company
                                                                                provides individual life insurance primarily in the
                                                                                United Kingdom, Belgium and France.
------------------------------------------------------------------------------------------------------------------------------------
  Pension Associates, Inc.              Wisconsin                               The corporation provides pension plan administration
                                                                                and record keeping services and pension plan
                                                                                compensation consulting.
------------------------------------------------------------------------------------------------------------------------------------
  PNAM, Inc.                            Delaware                                This is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Premier Agency, Inc.                  Iowa                                    This corporation is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Provestco, Inc.                       Delaware                                The company serves as a general partner in certain
                                                                                real estate limited partnerships invested in by
                                                                                NLICA.
------------------------------------------------------------------------------------------------------------------------------------
  RCMD Financial Services, Inc.         Delaware                                This is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Retention Alternatives, Ltd.          Bermuda                                 The company will write first dollar insurance
                                                                                policies in the following lines of insurance:
                                                                                workers compensation, general liability and
                                                                                automobile liability for its affiliates in the
                                                                                United States.
------------------------------------------------------------------------------------------------------------------------------------
  RF Advisors, Inc.                     Pennsylvania                            This is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview Agency                      Texas                                   The corporation is an insurance agency licensed with
                                                                                the Texas Department of Insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview International Group, Inc.   Delaware                                This company is an investment advisor and a
                                                                                broker/dealer.
------------------------------------------------------------------------------------------------------------------------------------
  SBSC Ltd. (Thailand)                  Thailand                                This company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Indemnity Company          Ohio                                    The corporation engages in a general insurance
                                                                                business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Insurance Company          Ohio                                    The corporation primarily provides excess and
                                                                                surplus lines of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Surplus Lines              Arizona                                 The corporation provides excess and surplus lines
  Insurance Company                                                             coverage on a non-admitted basis.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Siam Ar-Na-Khet Company Limited       Thailand                                The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Software Development Corp.            Delaware                                The company once used to customize and sell IMACS,
                                                                                NLICA (fka Provident Mutual Life Insurance) direct
                                                                                response administration system.
------------------------------------------------------------------------------------------------------------------------------------
  TBG Insurance Services                California                              The corporation markets and administers executive
  Corporation                                                                   benefit plans.
------------------------------------------------------------------------------------------------------------------------------------
  Vertboise, SA                         Luxembourg                              The company acts as a real property holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Insurance Company      California                              This company provides pet insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Services, Inc.         California                              This corporation acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Villanova Securities, LLC             Delaware                                The purpose of the company is to provide brokerage
                                                                                services for block mutual fund trading for both
                                                                                affiliated and non-affiliated investment advisors
                                                                                and perform block mutual fund trading directly with
                                                                                fund companies.
------------------------------------------------------------------------------------------------------------------------------------
  Washington Square Administrative      Pennsylvania                            This company provided administrative services to
  Services, Inc.                                                                NLACA.
------------------------------------------------------------------------------------------------------------------------------------
  Western Heritage Insurance            Arizona                                 The corporation underwrites excess and surplus lines
  Company                                                                       of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
  *   MFS Variable Account                             Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Multi-Flex Variable Account           Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-A                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-B                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-C                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-D                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account                      Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-II                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-3                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-4                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-5                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-6                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-7                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
      (formerly, Nationwide Fidelity                                  Account
      Advisor Variable Account)
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-8                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-9                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-10                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-11                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-12                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-13                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-14                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-15                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-16                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-A                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-B                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-C                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-D                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account                  Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-2                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-3                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-4                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-5                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VLI Separate Account-6                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         (left side)








                  ------------------------------------------------------------------------------------------------------------------
                  |                                     |
      ---------------------------           ---------------------------       ----------------------------
      |   NATIONWIDE AFFINITY   |           |         ALLIED          |       |                          |
      |    INSURANCE COMPANY    |           |       GROUP, INC.       |       |                          |
      |       OF AMERICA        |           |          (AGI)          |       |     NATIONWIDE LLOYDS    |
      |                         |           |                         |       |                          |
      |Common Stock: 500,000    |   |-------|Common Stock: 850 Shares |---|   |                          |
      |------------  Shares     |   |       |------------             |   |   |      A TEXAS LLOYDS      |==========================
      |                         |   |       |                         |   |   |                          |
      |                         |   |       |                         |   |   |                          |
      |              Cost       |   |       |              Cost       |   |   |                          |
      |Casualty-     ----       |   |       |Casualty-     ----       |   |   |                          |
      |100%          $23,843,431|   |       |100%       $1,245,344,591|   |   |                          |
      ---------------------------   |       ---------------------------   |   ----------------------------
                                    |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |  NATIONWIDE INSURANCE   |   |       |          ALLIED         |   |   |        DEPOSITORS        |
      |   COMPANY OF AMERICA    |   |       |    DOCUMENT SOLUTIONS,  |   |   |     INSURANCE COMPANY    |
      |                         |   |       |           INC.          |   |   |       (DEPOSITORS)       |
      |Common Stock: 12,000     |   |       |Common Stock: 10,000     |   |   |Common Stock: 300,000     |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |---|       |                         |---|---|                          |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%    $215,273,000 |   |       |AGI-100%      $610,000   |   |   |AGI-100%      $22,251,842 |
      ---------------------------   |       ---------------------------   |   |---------------------------
                                    |                                     |
      ---------------------------   |       --------------------------    |   ----------------------------
      |       AID FINANCE       |   |       |         PREMIER         |   |   |     ALLIED PROPERTY      |
      |      SERVICES, INC.     |   |       |         AGENCY,         |   |   |       AND CASUALTY       |
      |      (AID FINANCE)      |   |       |           INC.          |   |   |    INSURANCE COMPANY     |
      |Common Stock: 10,000     |   |       |Common Stock: 100,000    |   |   |                          |
      |------------  Shares     |   |       |------------  Shares     |   |   |Common Stock: 300,000     |
      |                         |---|       |                         |-------|------------  Shares      |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%      $19,545,634|   |       |AGI-100%      $100,000   |   |   |AGI-100%      $47,018,643 |
      ---------------------------   |       ---------------------------   |   ----------------------------
                  |                 |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |         ALLIED          |   |       |           AMCO          |   |   |         WESTERN          |
      |    GROUP INSURANCE      |   |       |    INSURANCE COMPANY    |   |   |    HERITAGE INSURANCE    |
      |   MARKETING COMPANY     |   |       |          (AMCO)         |   |   |         COMPANY          |
      |                         |   |       |                         |   |   |                          |
      |Common Stock: 20,000     |   |       |Common Stock: 300,000    |   |   |Common Stock: 4,776,076   |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |   |    ---|                         |----   |                          |-------------------------
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |              Cost       |   |    |  |             Cost        |       |              Cost        |                |
      | Aid          ----       |   |    |  |             ----        |       |              ----        |                |
      | Finance-100% $16,059,469|   |    |  |AGI-100%     $147,425,540|       |SIC - 100%    $57,000,000 |                |
      --------------------------    |    |  ---------------------------       ----------------------------                |
                                    |    |                                                                                |
      ---------------------------   |    |  ---------------------------       ----------------------------                |
      |   NATIONWIDE MORTGAGE   |   |    |  |          ALLIED         |       |     VETERINARY PET       |                |
      |      HOLDINGS INC.      |   |    |  |      GENERAL AGENCY     |       |     SERVICES, INC.       |                |
      |         (NMHI)          |   |    |  |          COMPANY        |       |         (VPSI)           |                |
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |Common Stock: 5,000      |       |Common Stock: 1,695,985   |                |
------|                         |---|    ---|------------  Shares     |       |------------- Shares      |--------------------------
|     |                         |        |  |                         |       |                          |
|     |                         |        |  |              Cost       |       |              Cost        |
|     |                         |        |  |              ----       |       |              ----        |
|     |AGI-100%                 |        |  |AMCO-100%     $135,342   |       |SIC-5.1%      $60,701     |
|     --------------------------         |  ---------------------------       |                          |
|                                        |                                    |Preferred-A   403,226     |
|     ---------------------------        |  ---------------------------       |-----------   Shares      |
|     |     NATIONWIDE HOME     |        |  |      ALLIED TEXAS       |       |              Cost        |
|     |  MORTGAGE DISTRIBUTORS  |        |  |      AGENCY, INC.       |       |              ----        |
|     |           INC.          |        |  |                         |       |SIC - 100%    $1,121,613  |
|     |                         |        |  |                         |    ---|                          |
|     |                         |        |  |                         |    |  |Preferred-B   250,596     |
------|                         |        ---|                         |    |  |-----------   Shares      |
|     |                         |        |  |                         |    |  |              Cost        |
|     |                         |        |  |                         |    |  |              ----        |
|     |NMHI-100%                |        |  |AMCO-100%                |    |  |SIC-96.5%     $672,968    |
|     ---------------------------        |  ---------------------------    |  -------------|--------------
|                                        |                                 |               |
|     ---------------------------        |  ---------------------------    |  -------------|-------------
|     |       NATIONWIDE        |        |  |    CALFARM INSURANCE    |    |  |     VETERINARY PET      |
|     |   ADVANTAGE MORTGAGE    |        |  |          AGENCY         |    |  |     INSURANCE CO.       |
|     |     COMPANY (NAMC)      |        |  |                         |    |  |                         |
|     |                         |        |  |                         |    |  |                         |
|     |Common Stock: 54,348     |        |  |Common Stock: 1,000      |    ---|                         |
|     |------------  Shares     |        |  |------------  Shares     |    |  |                         |
|     |                         |        |  |                         |    |  |                         |
------|                         |        ---|                         |    |  |                         |
      |                         |           |                         |    |  |                         |
      |NMHI-89.75%              |           |AMCO-100%                |    |  |VPSI-100%                |
      ---------------------------           ---------------------------    |  ---------------------------
                  |                                    |                   |               |
      ---------------------------           ---------------------------    |  ---------------------------
      |          AGMC           |           |    CAL-AG INSURANCE     |    |  |       DVM INSURANCE      |
      |   REINSURANCE, LTD.     |           |     SERVICES, INC.      |    ---|        AGENCY, INC.      |
      |                         |           |                         |    |  |                          |
      |                         |           |                         |    |  |VPSI-100%                 |
      |Common Stock: 11,000     |           |Common Stock: 100        |    |  ----------------------------
      |------------  Shares     |            ------------  Shares     |    |               |
      |                         |           |                         |    |  ----------------------------
      |              Cost       |           |                         |    |  |     VPI SERVICES, INC.   |
      |              ----       |           |CalFarm Insurance        |    ---|                          |
      |NAMC-100%     $11,000    |           |Agency - 100%            |       |VPSI-100%                 |
      ---------------------------           ---------------------------       ----------------------------

                                                    NATIONWIDE(R)                                                  (middle)
  ------------------------------------------                                              ------------------------------------------
  |                                        |                                              |                                        |
  |           NATIONWIDE MUTUAL            |                                              |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |==============================================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                                              |               (FIRE)                   |
  |                                        |                                              |                                        |
  --------------------|---------------------                                              ------------------|-----------------------
  |  ||               |                                                                                     |
--|  ||               |--------------------------------------------------------------------|                |-----------------------
     ||                                                                                    |
     ||                                          |----------------------------------------------------------------------------------
     ||                                          |                                         |
     ||  --------------------------------        |   --------------------------------      |        --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |      NATIONWIDE GENERAL      |      |        |          SCOTTSDALE          |
     ||  |      INSURANCE COMPANY       |        |   |      INSURANCE COMPANY       |      |        |      INDEMNITY COMPANY       |
     ||  |Guaranty Fund                 |        |   |                              |      |        |                              |
=====||==|------------                  |---|    |---|Common Stock: 20,000          |      |--------|Common Stock: 50,000          |
         |Certificate                   |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |-----------                   |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         |                 ----         |   |    |   |              ----            |      |        |              ----            |
         |Casualty         $500,000     |   |    |   |Casualty-100% $5,944,422      |      |        |Casualty-100% $8,800,000      |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |          F & B, INC.         |   |    |   |     NATIONWIDE PROPERTY      |      |        |         NATIONWIDE           |
         |                              |   |    |   |        AND CASUALTY          |      |        |      INDEMNITY COMPANY       |
         |Common Stock:    1 Share      |   |    |   |      INSURANCE COMPANY       |      |        |       (NW INDEMNITY)         |
         |------------                  |   |    |   |                              |      |        |                              |
         |                              |---|    |---|Common Stock: 60,000          |      |--------|Common Stock: 28,000          |
         |                              |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |                              |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         | Farmland        ----         |   |    |   |              ----            |      |        |              ----            |
         | Mutual-100%     $1,010       |   |    |   |Casualty-100% $6,000,000      |      |        |Casualty-100% $594,529,000    |
         --------------------------------   |    |   --------------------------------               --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |     COOPERATIVE SERVICE      |   |    |   |     NATIONWIDE ASSURANCE     |      |        |          LONE STAR           |
         |           COMPANY            |   |    |   |           COMPANY            |      |        |     GENERAL AGENCY, INC.     |
         |                              |----    |---|                              |      |--------|                              |
         |Common Stock: 600 Shares      |        |   |Common Stock: 1,750           |      |        |Common Stock: 1,000           |
         |------------                  |        |   |------------  Shares          |      |        |------------  Shares          |
         |                              |        |   |                              |               |                              |
         |                 Cost         |        |   |              Cost            |      |        |              Cost            |
         |Farmland         ----         |        |   |              ----            |      |        |              ----            |
         |Mutual-100%      $5,336,063   |        |   |Casualty-100% $41,750,000     |      |        |Casualty-100% $5,000,000      |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |                        ||
         --------------------------------        |   --------------------------------      |        --------------------------------
         |          SCOTTSDALE          |        |   |   NATIONWIDE AGRIBUSINESS    |      |        |       COLONIAL COUNTY        |
         |       INSURANCE COMPANY      |        |   |      INSURANCE COMPANY       |      |        |       MUTUAL INSURANCE       |
         |             (SIC)            |        |   |                              |      |        |           COMPANY            |
         |                              |--------|---|Common Stock:  1,000,000      |      |        |                              |
         |Common Stock:    30,136       |        |   |------------   Shares         |      |        |                              |
         |------------     Shares       |        |   |                              |      |        |                              |
---------|                              |        |   |                              |      |        | Surplus Debentures:          |
         |                              |        |   |               Cost           |      |        | ------------------           |
         |                              |        |   |               ----           |      |        |                              |
         |                              |        |   |Casualty-99.9% $26,714,335    |      |        |                 Cost         |
         |                 Cost         |        |   |Other Capital:                |      |        |                 ----         |
         |                 ----         |        |   |-------------                 |      |        |Colonial         $500,000     |
         |Casualty-100%    $150,000,500 |        |   |Casualty-Ptd.  $713,576       |      |        |Lone Star         150,000     |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |         SCOTTSDALE           |        |   |     NATIONAL CASUALTY        |      |        |    NATIONWIDE SERVICES       |
         |        SURPLUS LINES         |        |   |          COMPANY             |      |        |       COMPANY, LLC           |
         |      INSURANCE COMPANY       |        |---|           (NC)               |      |--------|                              |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    10,000       |        |   |Common Stock:    100          |      |        |Single Member Limited         |
---------|------------     Shares       |        |   |------------     Shares       |      |        |Liability Company             |
         |                              |        |   |                              |      |        |                              |
         |                 Cost         |        |   |                 Cost         |      |        |                              |
         |                 ----         |        |   |                 ----         |      |        |                              |
         |SIC-100%         $6,000,000   |        |   |Casualty-100%    $67,442,439  |      |        |Casualty-100%                 |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                  |                      |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |            RP&C              |        |   |    NCC OF AMERICA, LTD.      |      |        |      AMERICAN MARINE         |
         |        INTERNATIONAL         |        |   |        (INACTIVE)            |      |        |     UNDERWRITERS, INC.       |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    963          |        |   |                              |      |        |Common Stock: 20 Shares       |
         |------------     Shares       |        |   |                              |      |        |------------                  |
         |                              |--------|   |                              |      |--------|                              |
         |                 Cost         |        |   |                              |      |        |              Cost            |
         |                 ----         |        |   |NC-100%                       |      |        |              ----            |
         |Casualty-23.88%  $2,400,740   |        |   |                              |      |        |Casualty-100% $5,020          |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |       NATIONWIDE CAPITAL     |        |   |      NEWHOUSE CAPITAL        |      |        |    NATIONWIDE INSURANCE      |
         |         MORTGAGE, LLC        |        |   |        PARTNERS, LLC         |      |        |     COMPANY OF FLORIDA       |
         |                              |---------   |                              |---------------|                              |
         |                              |            |                              |               |                              |
         |Mutual-5%                     |            |                              |               |Common Stock: 10,000          |
         |                              |            |Casualty-70%                  |               |------------  Shares          |
         |                              |            |                              |               |                              |
         |                              |            |GGAMI-19%                     |               |              Cost            |
         |NW Indemnity-95%              |            |                              |               |              ----            |
         |                              |            |Fire-10%                      |               |Casualty-100% $300,000,000    |
         --------------------------------            --------------------------------               --------------------------------

                                                                                                                        (right side)
                                                                                                            ------------------------
                                                                                                            |      NATIONWIDE      |
                                                                                                            |      FOUNDATION      |
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------

---------------------------------------------------------------------------------|-------------------------------------|
                                                                                 |                                     |
--|-------------------------------------------|---------------------|            |                                     |
  |                                           |                     |            |                                     |
  |                                           |                     |            |                                     |
  |     --------------------------------      |   ------------------|------------|-----          ----------------------|------------
  |     |       NATIONWIDE CASH        |      |   |            NATIONWIDE             |          |                                 |
  |     |      MANAGEMENT COMPANY      |      |   |            CORPORATION            |          |             RETENTION           |
  |     |                              |      |   |                                   |          |         ALTERNATIVES, LTD.      |
  |     |                              |      |   |Common Stock:    Control:          |          |                                 |
  |     |Common Stock:    100 Shares   |      |   |------------     -------           |          |                                 |
  |-----|------------                  |      |   |13,642,432       100%              |          |                                 |
  |     |                 Cost         |      |   |         Shares     Cost           |          |                                 |
  |     |                 ----         |      |   |         ------     ----           |          |                                 |
  |     |Casualty-100%    $11,226      |      |   |Casualty 12,992,922 $1,344,787,854 |          |                                 |
  |     |                              |      |   |Fire        649,510    118,038,022 |          |   Fire-100%                     |
  |     |                              |      |   |          (See Page 2)             |          |                                 |
  |     --------------------------------      |   -------------------------------------          -----------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |          NATIONWIDE          |      |   |         ALLNATIONS, INC.          |
  |     |           ARENA LLC          |      |   |Common Stock:    12,227 Shares     |
  |     |                              |      |   |-------------    Cost              |
  |-----|                              |      |---|                 ----              |
  |     |                              |      |   |Casualty-16.1%   $93,555           |
  |     |                              |      |   |Fire-16.1%       $93,697           |
  |     |                              |      |   |Preferred Stock  1,466 Shares      |
  |     |Casualty-90%                  |      |   |---------------  Cost              |
  |     |                              |      |   |                 ----              |
  |     |                              |      |   |Casualty-6.8%    $100,000          |
  |     |                              |      |   |Fire-6.8%        $100,000          |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |    NATIONWIDE INSURANCE      |      |   |     NATIONWIDE INTERNATIONAL      |
  |     |     SALES COMPANY, LLC       |      |   |           UNDERWRITERS            |
  |     |            (NISC)            |      |   |                                   |
  ------|                              |---|  |---|Common Stock:    1,000             |
  |     |    Single Member Limited     |   |  |   |------------    Shares             |
  |     |      Liability Company       |   |  |   |                                   |
  |     |                              |   |  |   |                 Cost              |
  |     |                              |   |  |   |                 ----              |
  |     |Casualty-100%                 |   |  |   |Casualty-100%    $10,000           |
  |     ---------------|----------------   |  |   -------------------------------------
  |                    |                   |  |
  |     ---------------|----------------   |  |   -------------------------------------
  |     |          INSURANCE           |   |  |   |         CALFARM INSURANCE         |
  |     |     INTERMEDIARIES, INC.     |   |  |   |              COMPANY              |
  |     |                              |   |  |   |                                   |
  |     |Common Stock:   1,615 Shares  |   |  |   |Common Stock:   52,000 Shares      |
  |     |-------------                 |   |  |---|--------------                     |
  |     |                 Cost         |   |  |   |                 Cost              |
  |     |                 ----         |   |  |   |                 ----              |
  |     |NISC-100%        $1,615,000   |   |  |   |Casualty-100%    $106,164,995      |
  |     --------------------------------   |  |   -------------------------------------
  |                                        |  |
  |     --------------------------------   |  |   -------------------------------------
  |     |       DISCOVER INSURANCE     |   |  |   |        NATIONWIDE REALTY          |
  |     |         AGENCY, LLC          |   |  |   |         INVESTORS, LTD            |
  |     |                              |   |  |   |                                   |
  |     |     Single Member Limited    |   |  |   |Casualty-95%                       |
  |     |       Liability Company      |---|  |---|                                   |
  |     |                              |      |   |                                   |
  |     |NISC-100%                     |      |   |NW Indemnity-5%                    |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |       DISCOVER INSURANCE     |      |   |        NATIONWIDE STRATEGIC       |
  |     |           AGENCY OF          |      |   |         INVESTOR FUND, LLC        |
  |     |           TEXAS, LLC         |      |   |                                   |
  |     |                              |      |   |      Single Member Limited        |
  |=====|     Single Member Limited    |      |---|        Liability Company          |
        |       Liability Company      |          |                                   |
        |                              |          |                                   |
        |                              |          |Casualty-100%                      |
        --------------------------------          -------------------------------------

                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        September 30, 2002

                                                                                                                       (Left Side)

                                                                                                                    |--------------
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
   --------------|------------------------------------------------------|                                           |
   |  -----------|-----------------                  -------------------|--------------              ---------------|-------------
   |  | NATIONWIDE TOWARZYSTWO    |                  |        NATIONWIDE GLOBAL       |              |     NATIONWIDE GLOBAL     |
   |  | UBEZPIECZEN NA ZYCIE SA   |                  |         HOLDINGS, INC. -       |              |    HOLDINGS, INC. NGH)    |
   |  |                           |                  |      LUXEMBOURG BRANCH         |              |                           |
   |  | Common Stock: 1,952,000   |                  |          (BRANCH)              |--------------| Common Stock: 1 Share     |
   |  | ------------  Shares      |                  |                                |     |        | -------------             |
   |  |                           |                  |                                |     |        |                  Cost     |
   |  |                           |                  | Endowment                      |     |        |                  ----     |
   |  | NGH-100%                  |                  | Capital-$1,000,000             |     |        | NW Corp.-100% $794,465,454|
   |  -----------|-----------------                  ---------------|------------------     |        -----------------------------
   |             |                                                  |                       |
   |  -----------------------------                  ----------------------------------     |        -----------------------------
   |  |        NATIONWIDE         |                  |      NGH LUXEMBOURG S.A.       |     |        |     NATIONWIDE GLOBAL     |
   |  |    FINANCIAL SP. Z.O.O.   |                  |           (LUX SA)             |     |        |          LIMITED          |
   |  |                           |                  |                                |     |        |                           |
   |  | Common Stock: 40,950      |                  | Common Stock:   5,894          |     |        | Common Stock: 20,343,752  |
   |  | ------------  Shares      |           -------| -------------   Shares         |     |--------| ------------- Shares      |
   |  |                           |           |      |                                |     |        |                Shares     |
   |  |                           |           |      |                  Cost          |     |        |                ------     |
   |  |                           |           |      |                  ----          |     |        | NGH            20,343,751 |
   |  | NGH-100%                  |           |      | Branch-99.98%    115,470,723   |     |        | LUX SA         1          |
   |  -----------------------------           |      |                  EURO          |     |        -----------------------------
   |                                          |      |---------------------------------     |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |  |     SIAM AR-NA-KHET       |           |      |          NGH UK, LTD.          |     |        |           NGH             |
   |  |   COMPANY LTD. (SIAM)     |           |      |                                |     |        |       NETHERLANDS B.V.    |
   |  |                           |           |      |                                |     |        |                           |
   |  |                           |           |      |                                |     |--------| Common Stock: 40          |
   |--|                           |           |------|                                |     |        | ------------- Shares      |
   |  |                           |           |      |                                |     |        |                           |
   |  |                           |           |      |                                |     |        |                 Cost      |
   |  |                           |           |      |                                |     |        |                 ----      |
   |  | NGH-48.99%                |           |      | LUX SA-100%                    |     |        | NGH-100%     NLG 52,500   |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |                                          |                                             |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |  |      NATIONWIDE LIFE      |           |      |   NATIONWIDE GLOBAL HOLDINGS   |     |        |     NATIONWIDE GLOBAL     |
   |  |  ASSURANCE COMPANY, LTD.  |           |      |   -NGH BRASIL PARTICIPACOES,   |     |        |         JAPAN, INC.       |
   |  |                           |           |      |       LTDA (NGH BRASIL)        |     |        |                           |
   |  |                           |           |      |                                |     |        | Common Stock:  100        |
   |  |                           |           |------|                                |     |--------| -------------  Shares     |
   |  |                           |           |      |                                |     |        |                           |
   |  |                           |           |      |         Shares        Cost     |     |        |                           |
   |  |                           |           |      |         ------        ----     |     |        |                 Cost      |
   |  | NGH-24.3%                 |           |      | LUX SA 6,164,899    R6,164,889 |     |        |                 ----      |
   |  | SIAM-37.7%                |           |      | NGH    1            R1         |     |        | NGH-100%        $100      |
   |  -----------------------------           |      ---------------|------------------     |        -----------------------------
   |                                          |                     |                       |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |  |  SBSC LTD (THAILAND)      |           |      |      NATIONWIDE HOLDINGS       |     |        |        NATIONWIDE         |
   |  |                           |           |      |            SA (NHSA)           |     |        |    SERVICES SP. Z.O.O.    |
   |  |                           |           |      |                                |     |        |                           |
   |  | Common Stock:  24,500     |           |      |                                |     |        | Common Stock:  80         |
   |--| -------------  Shares     |           |      |          Shares       Cost     |     |--------| -------------  Shares     |
      |                           |           |      |          ------       ----     |     |        |                           |
      |                           |           |      |NGH                             |     |        |                Cost       |
      | NGH-.01%                  |           |      |BRASIL  42,900,999   R42,900,999|     |        |                ----       |
      | SIAM-48.98%               |           |      |LUX SA 1             R1         |     |        | NGH-100%       4,000 PLN  |
      -----------------------------           |      ---------------|------------------     |        -----------------------------
                                              |                     |                       |
      -----------------------------           |      ----------------------------------     |       ------------------------------
      |    PANEUROLIFE (PEL)      |           |      |    DINAMICA PARTICIPACOES SA    |    |       |    NATIONWIDE GLOBAL       |
      |                           |           |      |             (DPSA)              |    |       |       FINANCE LLC          |
      |                           |           |      |                                 |    |       |                            |
      | Common Stock:  1,300,000  |           |      |                                 |    |       |   Single Member Limited    |
      | -------------  Shares     |           |      |                                 |    |-------|     Liability Company      |
      |                           |           |      |         Shares       Cost       |            |                            |
      |                 Cost      |------------      |         ------       ----       |            |                            |
      |                 ----      |                  |NHSA     132,522,386  R14,723,256|            |                            |
      | LUX SA-100% 3,817,832,685 |                  |NGH                              |            |                            |
      | LUF                       |                  | BRASIL  1            R1,472     |            | NGH-100%                   |
      --------------|--------------                  |---------------|------------------             -----------------------------
                    |                                                |
      -----------------------------                  -----------------------------------
      |        VERTBOIS, SA       |                  |    NATIONWIDE MARITIMA VIDA e   |
      |                           |                  |         PREVIDENCIA SA          |
      |                           |                  | Common Stock:    134,822,225    |
      |                           |                  | -------------    Shares         |
      |                           |                  |                                 |
      |                           |                  |                   Cost          |
      | PEL-99.99%                |                  |                   ----          |
      | LUX SA-.01%               |                  |DPSA-86.4%       R14,128,512     |
      -----------------------------                  |----------------------------------




                                                                                                              (Center)
                                                    NATIONWIDE(R)
---------------------------------------                                 ---------------------------------------------
|      NATIONWIDE MUTUAL               |                                |          NATIONWIDE MUTUAL                |
|      INSURANCE COMPANY               |================================|       FIRE INSURANCE COMPANY              |
|        (CASUALTY)                    |                 |              |               (FIRE)                      |
----------------------------------------                 |              ---------------------------------------------
                                                         |
                                      -----------------------------------------
                                      |    NATIONWIDE CORPORATION (NW CORP)   |
                                      |   Common Stock:           Control:    |
                                      |   ------------            -------     |
                                      |    13,642,432               100%      |
                                      |             Shares     Cost           |
                                      |             ------     ----           |
                                      |CASUALTY     12,992,922 $1,344,787,854 |
                                      |FIRE            649,510    118,038,022 |
                                      -------------------|---------------------
                                                         |
----------------------------|----------------------------|-----------------------------|----------------------------
                            |                            |                             |
                ------------|------------    ------------|-------------    ------------|-------------
                |      NATIONWIDE       |    |                        |    | GARTMORE GLOBAL ASSET  |
                |   SECURITIES, INC.    |    |  NATIONWIDE FINANCIAL  |    |    MANAGEMENT TRUST    |
                |Common Stock: 7,676    |    |  SERVICES, INC. (NFS)  |    |         (GGAMT)        |
                |------------- Shares   |    |Common Stock: Control:  |    |                        |
                |              Cost     |    |------------  -------        |                        |
                |              ----     |    |Class A    Public-100%  |    |                        |
                |Corp.-100%  $5,996,261 |    |Class B    NW Corp-100% |    |Corp.-100%              |
                |                       |    |      (See Page 3)      |    |      (See Page 4)      |
                -------------------------    --------------------------    --------------------------

                                                                                                                            (Right)











-----------------------------------------------------------------------------------------------------|
                                               |                                                     |
                                               |                                                     |
                                               |                                                     |
                                               |                                                     |
                                  -------------|-----------------                       -------------|-----------------
                                  |       GATES MCDONALD        |                       |     NATIONWIDE HEALTH       |
                                  |      & COMPANY (GATES)      |                       |     PLANS, INC. (NHP)       |
                                  |                             |                       |                             |
                                  |Common Stock:  254 Shares    |                       |Common Stock:  100 Shares    |
                                  |------------                 |                   |---|------------                 |
                                  |                Cost         |                   |   |                Cost         |
                                  |                ----         |                   |   |                ----         |
                                  | NW Corp.-100%  $25,683,532  |                   |   | NW Corp.-100%  $19,103,732  |
                                  -------------------------------                   |   -------------------------------
                                              |                                     |
                                              |                                     |
             ------------------------------   |   -------------------------------   |   -------------------------------
             |   MEDPROSOLUTIONS, INC.    |   |   |      NEVADA INDEPENDENT     |   |   |    NATIONWIDE MANAGEMENT    |
             |                            |   |   |   COMPANIES-MANUFACTURING   |   |   |        SYSTEMS, INC.        |
             |                            |   |   |      TRANSPORTATION AND     |   |   |                             |
             |                            |   |   |         DISTRIBUTION        |   |   |                             |
             |                            |   |   |                             |   |   |                             |
             |                            |   |   | Common Stock: 1,000 Shares  |   |---|  Common Stock: 100          |
             |                            |---|---| ------------                |   |   |  ------------  Shares       |
             |                            |   |   |                             |   |   |                             |
             |               Cost         |   |   |                             |   |   |                Cost         |
             |               ----         |   |   |                             |   |   |                ----         |
             | Gates-100%    $6,700,000   |   |   | Gates-100%                  |   |   |  NHP-100%      $25,149      |
             ------------------------------   |   -------------------------------   |   -------------------------------
                                              |                  |                  |
             ------------------------------   |   ---------------|---------------   |   -------------------------------
             |      GATES, MCDONALD &     |   |   |      NEVADA INDEPENDENT     |   |   |        NATIONWIDE           |
             |  COMPANY OF NEW YORK, INC. |   |   |     COMPANIES-HEALTH AND    |   |   |        AGENCY, INC.         |
             |                            |   |   |           NONPROFIT         |   |   |                             |
             |                            |   |   |                             |   |   |                             |
             | Common Stock: 3 Shares     |---|---| Common Stock: 1,000 Shares  |   |---|  Common Stock: 1000 Shares |
             | -------------              |   |   | ------------                |       |  ------------               |
             |                            |   |   |                             |       |                             |
             |              Cost          |   |   |                             |       |                Cost         |
             |              ----          |   |   |                             |       |                ----         |
             | Gates-100%  $106,947       |   |   | Gates-100%                  |       |  NHP-99%       $116,077     |
             ------------------------------   |   -------------------------------       -------------------------------
                                              |
             ------------------------------   |   -------------------------------
             |      GATES, MCDONALD &     |   |   |      NEVADA INDEPENDENT     |
             |      COMPANY OF NEVADA     |   |   |    COMPANIES-CONSTRUCTION   |
             |                            |   |   |                             |
             | Common Stock: 40 Shares    |---|---| Common Stock: 1,000 Shares  |
             | -------------              |   |   | ------------                |
             |                            |   |   |                             |
             |              Cost          |   |   |                             |
             |              ----          |   |   |                             |
             | GATES-100%  $93,750        |   |   | Gates-100%                  |
             ------------------------------   |   -------------------------------
                                              |
                                              |
             ------------------------------   |   -------------------------------
             |      GATES MCDONALD &      |   |   |      NEVADA INDEPENDENT     |
             |      HEALTH PLUS, INC.     |   |   |    COMPANIES-HOSPITALITY    |
             |                            |   |   |      AND ENTERTAINMENT      |
             |                            |---|---|                             |
             | Common Stock: 200 Shares   |       | Common Stock: 1,000 Shares  |
             | -------------              |       | ------------                |
             |                            |       |                             |
             |              Cost          |       |                             |
             |              ----          |       |                             |
             | GATES-100%  $2,000,000     |       | Gates-100%                  |
             ------------------------------       -------------------------------















                                                                               Subsidiary Companies      -- Solid Line
                                                                               Contractual Association   -- Double Line
                                                                               Limited Liability Company -- Dotted Line

                                                                               September 30, 2002

                                                                                                                 Page 2

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

                                                                                    (Left Side)



























                    ---------------------------------------------------------------------------------------------------------------
                    |                                            |                                            |
    ----------------|------------------        ------------------|-----------------         ------------------|----------------
    |                                 |        |                                  |         |                                 |
    |      NATIONWIDE FINANCIAL       |        |     NATIONWIDE LIFE INSURANCE    |         |                                 |
    |     SERVICES CAPITAL TRUST      |        |         COMPANY (NW LIFE)        |         |           TBG INSURANCE         |
    | Preferred Stock:                |    ----|  Common Stock: 3,814,779 Shares  |         |       SERVICES CORPORATION      |
    | ----------------                |    |   |  -------------                   |         |                                 |
    | NFS-100%                        |    |   |  NFS-100%                        |         |  NFS-65%                        |
    |                                 |    |   |                                  |         |                                 |
    -----------------------------------    |   ------------------------------------         -----------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |        NATIONWIDE LIFE AND       |
                                           |   |    ANNUITY INSURANCE COMPANY     |
                                           |---|  Common Stock:   66,000 Shares   |
                                           |   |  -------------   Cost            |
                                           |   |                  ----            |
                                           |   |  NW Life-100%    $183,070,003    |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |       NATIONWIDE INVESTMENT      |
                                           |   |        SERVICES CORPORATION      |
                                           |---|  Common Stock:    5,000 Shares   |
                                           |   |  -------------   Cost            |
                                           |   |                  ----            |
                                           |   |  NW Life-100%    $529,728        |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |                                  |
                                           |   |       NATIONWIDE FINANCIAL       |
                                           |---|           ASSIGNMENT             |
                                           |   |            COMPANY               |
                                           |   |                                  |
                                           |   |  NW Life-100%                    |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |            NATIONWIDE            |
                                           |   |         PROPERTIES, LTD.         |
                                           |---|  Units                           |
                                           |   |  -----                           |
                                           |   |  NW Life-97.6%                   |
                                           |   |  NW Mutual-2.4%                  |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |      NATIONWIDE COMMUNITY        |
                                           |   |     DEVELOPMENT CORP., LLC       |
                                           |---|  Units                           |
                                           |   |  -----                           |
                                           |   |  NW Life-67%                     |
                                           |   |  NW Indemnity-33%                |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |      NATIONWIDE AFFORDABLE       |
                                           |   |           HOUSING, LLC           |
                                           ----|                                  |
                                               |  NW Life-45%                     |
                                               |  NW Indemnity-45%                |
                                               ------------------------------------


                                                                                                                            (Center)
                                                                    NATIONWIDE(R)

                         -------------------------------                                       ----------------------------------
                         |      NATIONWIDE MUTUAL      |                                       |        NATIONWIDE MUTUAL       |
                         |      INSURANCE COMPANY      |=================|=====================|      FIRE INSURANCE COMPANY    |
                         |          (CASUALTY)         |                 |                     |              (FIRE)            |
                         -------------------------------                 |                     ----------------------------------
                                                                         |
                                                                         |
                                                      -------------------|---------------------
                                                      |   NATIONWIDE CORPORATION (NW CORP)    |
                                                      |        Common Stock:   Control:       |
                                                      |        -------------   --------       |
                                                      |           13,642,432   100%           |
                                                      |             Shares     Cost           |
                                                      |             ------     ----           |
                                                      | CASUALTY  12,992,922   $1,344,787,854 |
                                                      | FIRE         649,510      118,038,022 |
                                                      -------------------|---------------------
                                                          ---------------|------------------
                                                          |      NATIONWIDE FINANCIAL      |
                                                          |      SERVICES, INC. (NFS)      |
                                                          |   Common Stock:     Control    |
                                                          |   -------------     -------    |
                                                          |   Class A         Public-100%  |
                                                          |   Class B         NW Corp-100% |
                                                          ---------------|------------------
                                                                         |
-------------------------------------------------------------------------|----------------------------------------------------------
                                    |                                    |                                   |
                    ----------------|-----------------    ---------------|----------------    ---------------|----------------
                    |        NATIONWIDE TRUST        |    |                              |    |                              |
                    |          COMPANY, FSB          |    |    NFS DISTRIBUTIONS, INC.   |    |     NATIONWIDE FINANCIAL     |
                    | Common Stock: 2,800,000 Shares |    |            (NFSDI)           |    |   SERVICES CAPITAL TRUST II  |
                    | ------------                   |    |                              |    |                              |
                    |                  Cost          |    |                              |    |                              |
                    |                  ----          |    |                              |    |                              |
                    | NFS-100%         $3,000,000    |    | NFS-100%                     |    | NFS-100%                     |
                    ----------------------------------    ---------------|----------------    --------------------------------
                                    -------------------------------------|-----------------|----------------------------------------
                    ----------------|-----------------    ---------------|---------------- |  ---------------|----------------
                    |      NATIONWIDE FINANCIAL      |    |                              | |  |  THE 401(k) COMPANIES, INC.  |
                    |    INSTITUTION DISTRIBUTORS    |    |       NATIONAL DEFERRED      | |  |           (401(k))           |
                    |      AGENCY, INC. (NFIDAI)     |    |       COMPENSATION, INC.     | |  |                              |
                    |   Common Stock  1,000 Shares   |    |                              | |  |                              |
                    |   ------------                 |    |                              | |  |                              |
                    |   NFSDI-100%                   |    | NFSDI-100%                   | |  | NFSDI-100%                   |
                    --------------|-|-|---------------    ---------------|-|-------------- |  -------------------|------------
                                  | | |                                  | |               |                     |
 -------------------------------- | | | -------------------------------- | | --------------|-------------------  |
 |     FINANCIAL HORIZONS       | | | | |                              | | | |     NATIONWIDE RETIREMENT      |  |
 |    DISTRIBUTION AGENCY       | | | | |            FLORIDA           | | | |      PLAN SERVICES, INC.       |  |
 |     OF ALABAMA, INC.         | | | | |            RECORDS           | | | |   Common Stock:   Control      |  |
 | Common Stock:  10,000 Shares | | | | |      ADMINISTRATOR, INC.     |-|-| |   -------------   -------      |  |
 | -------------   Cost         | | | | |                              |---- |   Class A        NSF-100%      |  |
 |                 ----         | | | | |                              |     |   Class B       NFSDI-100%     |  |
 | NFIDAI - 100%   $100       | | | | |                              |     |                                |  |
 -------------------------------- | | | --------------------------------     ----- ----------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |      LANDMARK FINANCIAL      | | | | |                              |     |        401(k) INVESTMENT       |  |
 |          SERVICE OF          | | | | |     FINANCIAL HORIZONS       |     |          SERVICES, INC.        |  |
 |         NEW YORK, INC.       | | | |-|        DISTRIBUTORS          |     |                                |  |
 | Common Stock:  10,000 Shares |-| | |-|    AGENCY OF OHIO, INC.      |     | Common Stock: 1,000,000 Shares |--|
 | -------------   Cost         | | | | |                              |     | ------------- Cost             |  |
 |                 ----         | | | | |                              |     |               ----             |  |
 | NFIDAI-100%     $10,000      | | | | |                              |     | 401(k)-100%   $7,800           |  |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |     FINANCIAL HORIZONS       | | | | |                              |     |        401(k) INVESTMENT       |  |
 |      SECURITIES CORP.        | | | | |     FINANCIAL HORIZONS       |     |          ADVISORS, INC.        |  |
 | Common Stock: 10,000 Shares  |-| | |-|        DISTRIBUTORS          |     | Common Stock:     1,000 Shares |  |
 | ------------- Cost           | | | |-|          AGENCY OF           |     | -------------     Cost         |--|
 |               ----           | | | | |       OKLAHOMA, INC.         |     |                   ----         |  |
 | NFIDAI-100%   $153,000       | | | | |                              |     | 401(k)-100%       $1,000       |  |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |    AFFILIATE AGENCY, INC.    | | | | |                              |     |         401(k) COMPANY         |  |
 | Common Stock:    100 Shares  | | | | |      FINANCIAL HORIZONS      |     | Common Stock:  855,000 Shares  |  |
 | -------------    Cost        |-| | |-|         DISTRIBUTORS         |     | -------------  Cost            |--|
 |                  ----        | | | |-|     AGENCY OR TEXAS, INC.    |     |                ----            |  |
 | NFIDAI-100%      $100        | | | | |                              |     | 401(k)-100%    $1,000          |  |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |    NATIONWIDE FINANCIAL      | | | | |                              |     |                                |  |
 |  INSTITUTIONAL DISTRIBUTORS  | | | | |       AFFILIATE AGENCY       |     |                                |  |
 |INSURANCE AGENCY,INC. OF MASS.|-| ----|         OF OHIO, INC.        |     |     RIVERVIEW AGENCY, INC.     |--|
 | Common Stock:    100 Shares  | |     | Common Stock:    750 Shares  |     |                                |---
 | -------------                | |     | -------------                |     |                                |
 | NFIDAI-100%                  | |     | NFIDAI-100%                  |     |                                |
 -------------------------------- |     --------------------------------     ----------------------------------
                                  |
 -------------------------------- |
 |    NATIONWIDE FINANCIAL      | |
 |  INSTITUTION DISTRIBUTORS    | |
 |  AGENCY, INC. OF NEW MEXICO  |--
 | Common Stock:    100 Shares  |
 | -------------                |
 | NFIDAI-100%                  |
 --------------------------------

                                                                                                                            (Right)




























------------------------------------------------------------------------------------------------------------------
                                    |                                      |                                     |
                    ----------------|----------------     -----------------|---------------     -----------------|---------------
                    |    PENSION ASSOCIATES, INC.   |     |                               |     |      NATIONWIDE FINANCIAL     |
                    |                               |     |      EAGLE ACQUISITION        |     |    SERVICES, (BERMUDA) LTD.   |
                    | Common Stock:    1,000 Shares |     |          CORPORATION          |     |              (NFSB)           |
                    | ------------     Cost         |     |                               |     | Common Stock:  250,000 Shares |
                    |                  ----         |     |                               |     | -------------  Cost           |
                    |                               |     |                               |     |                ----
                    | NFS-100%        $2,839,392    |     | NFS-100%                      |     | NFSB-100%      $113,500,000   |
                    ---------------------------------     ---------------------------------     -----------------|---------------
                                                                                                                 |
-------------------------------------                                                                            |
                                    |                                                                            |
                    ----------------|----------------                                           -----------------|---------------
                    |     NATIONWIDE RETIREMENT     |                                           |      NFSB INVESTMENTS LTD.    |
                    |     SOLUTIONS, INC. (NRS)     |                                           | Common Stock:   12,000 Shares |
                    | Common Stock:  236,494 Shares |                                           | -------------   Cost          |
                    | -------------                 |                                           |                 ----          |
                    | NFSDI-100%                    |                                           | NFSB-100%       $12,000       |
                    ----------------|----------------                                           ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |     NATIONWIDE RETIREMENT     |
 |      SOLUTIONS, INC. OF       |  |  |       SOLUTIONS, INC. OF      |
 |            ALABAMA            |  |  |           NEW MEXICO          |
 | Common Stock:   10,000 Shares |--|--| Common Stock:    1,000 Shares |
 | -------------   Cost          |  |  | -------------    Cost         |
 |                 ----          |  |  |                  ----         |
 | NRS-100%        $1,000        |  |  | NRS-100%         $1,000       |
 |--------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |     NATIONWIDE RETIREMENT     |
 |  SOLUTIONS, INC. OF ARIZONA   |  |  | SOLUTIONS, INC. OF SO. DAKOTA |
 | Common Stock:    1,000 Shares |  |  | Common Stock:    1,000 Shares |
 | -------------    Cost         |--|--| -------------    Cost         |
 |                  ----         |  |  |                  ----         |
 | NRS-100%         $1,000       |  |  | NRS-100%         $1,000       |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |    NATIONWIDE RETIREMENT      |
 |  SOLUTIONS, INC. OF ARKANSAS  |  |  |     SOLUTIONS, INC. OF        |
 |                               |  |  |           WYOMING             |
 | Common Stock:  50,000  Shares |--|--| Common Stock:      500 Shares |
 | ------------     Cost         |  |  | ------------      Cost        |
 |                  ----         |  |  |                   ----        |
 | NRS-100%         $500         |  |  | NRS-100%          $500        |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |                               |
 | SOLUTIONS, INS. AGENCY, INC.  |  |--|    NATIONWIDE RETIREMENT      |
 | Common Stock:    1,000 Shares |--|--|   SOLUTIONS, INC. OF OHIO     |
 | ------------     Cost         |  |  |                               |
 |                  ----         |  |  |                               |
 | NRS-100%         $1,000       |  |  |                               |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |                               |
 |  SOLUTIONS, INC. OF MONTANA   |  |--|    NATIONWIDE RETIREMENT      |
 | Common Stock:      500 Shares |--|--|      SOLUTIONS, INC. OF       |
 | ------------      Cost        |  |  |           OKLAHOMA            |
 |                   ----        |  |  |                               |
 | NRS-100%          $500        |  |  |                               |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |                               |
 |   SOLUTIONS, INC. OF NEVADA   |  |--|    NATIONWIDE RETIREMENT      |
 | Common Stock:    1,000 Shares |-----|   SOLUTIONS, INC. OF TEXAS    |
 | ------------     Cost         |     |                               |
 |                  ----         |     |                               |
 | NRS-100%         $1,000       |     |                               |
 ---------------------------------     ---------------------------------






                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        September 30, 2002

                                                                                                                       (Left Side)





























                            --------------------------------------------------------------------------------------------------------
                            |                  |                  |                   ----------------------------------------------
                            |                  |                  |                   |                    |
              -----------------------------    |    -----------------------------     |      -----------------------------
              |     AUDENSTAR LIMITED     |    |    |     NATIONWIDE ASSET      |     |      |    GARTMORE INVESTMENT    |
              |           (AL)            |    |    | MANAGEMENT HOLDINGS, LTD. |     |      |        SERVICES LTD.      |
              |                           |    |    |         (NAMHL)           |     |      |          (GISL)           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   | GIM-80%                   |
              | GGAMT-100%                |    |    | GGAMT-100%                |     |  |   | GNL-20%                   |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
                            |                  |                  |                   |  |
                            |                  |                  |                   |  |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
              |  RIVERVIEW INTERNATIONAL  |    |    |    NATIONWIDE UK ASSET    |     |  |   |    GARTMORE INVESTMENT    |
              |        GROUP, INC.        |    |    | MANAGEMENT HOLDINGS, LTD. |     |  |   |       SERVICES GMBH       |
              |           (RIG)           |    |    |         (NUKAMHL)         |     |  |   |                           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   |                           |
              | AL-21%                    |    |    | NAMHL-100%                |     |  |   | GISL-100%                 |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
                            |                  |                  |                   |  |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
              |  GARTMORE RIVERVIEW, LLC  |    |    |   NATIONWIDE UK HOLDING   |     |  |   |  GARTMORE FUND MANAGERS   |
              |                           |    |    |       COMPANY, LTD.       |     |  |   |   INTERNATIONAL LIMITED   |
              |                           |    |    |         (NUKHCL)          |     |  |   |          (GFMI)           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |      |                           |
              |                           |    |    |                           |     |      | GISL-99.99%               |
              | RIG-70%                   |    |    | NUKAMHL-96.1%             |     |      | GSL-.01%                  |
              -----------------------------    |    -----------------------------     |      -----------------------------
                                               |                  |                   |                    |
              -----------------------------    |    -----------------------------     |      -----------------------------
              |      GARTMORE ASSET       |    |    |     ASSET MANAGEMENT      |     |      |    GARTMORE SECRETARIES   |
              |     MANAGEMENT, INC.      |    |    |       HOLDINGS PLC        |     |      |       (JERSEY) LTD.       |
              |                           |    |    |           (AMH)           |     |      |                           |
              |                           |----|    |                           |     |      |                           |
              |                           |         |                           |     |      | GFMI-94%                  |
              |                           |         |                           |     |      | GSL-3%                    |
              | GGAMT-100%                |         | NUKHCL-100%               |     |      | GIM-3%                    |
              -----------------------------         -----------------------------     |      -----------------------------
                                                                  |                   |
                                                    -----------------------------     |
                                                    |     GARTMORE INVESTMENT   |     |
                                                    |       MANAGEMENT PLC      |     |
                                                    |           (GIM)           |-----|
                                                    |                           |
                                                    |                           |
                                                    | AMH-99.99%                |
                                                    | GNL-.01%                  |
                                                    -----------------------------


                                                                                                                           (Center)
                                                           NATIONWIDE(R)
--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   Common Stock:           Control:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |             Shares     Cost           |
                                                  |             ------     ----           |
                                                  |CASUALTY     12,992,922 $1,344,787,854 |
                                                  |FIRE            649,510    118,038,022 |
                                                  -----------------------------------------
                                                                     |
                                                      -----------------------------
                                                      |      GARTMORE GLOBAL      |
                                                      |     ASSET MANAGEMENT      |
                                                      |       TRUST (GGAMT)       |
                                                      |                           |
                                                      |                           |
                                                      |                           |
                                                      |                           |
                                                      |                           |
                                                      | Corp.-100%                |
                                                      -----------------------------
                                                             |
-------------------------------------------------------------|---------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                   |                                 |
                                   |   ----------------------------  |  --------------------------
                                   |   |      GARTMORE FUND       |  |  |GARTMORE INVESTMENT LTD.|
                                   |   |      MANAGERS LTD.       |  |  |         (GIL)          |
                                   |   |          (GFM)           |  |  |                        |
                                   |   |                          |  |  |                        |
                                   |---|                          |  |--|                        |
                                   |   |                          |  |  |                        |
                                   |   |GIM-99.99%                |  |  |GIM-99.9%               |
                                   |   |GSL-.01%                  |  |  |GNL-.1%                 |
                                   |   ----------------------------  |  --------------------------
                                   |                 |               |
                                   |   ----------------------------  |  --------------------------
                                   |   |     FENPLACE LIMITED     |  |  |     GARTMORE JAPAN     |
                                   |   |                          |  |  |        LIMITED         |
                                   |   |                          |  |  |                        |
                                   |---|                          |  |--|                        |
                                   |   |                          |  |  |                        |
                                   |   |                          |  |  |                        |
                                   |   |GFM-100%                  |  |  |GIL-100%                |
                                   |   |                          |  |  |                        |
                                   |   ----------------------------  |  --------------------------
                                   |                                 |
                                   |   ----------------------------  |  --------------------------
                                   |   | GARTMORE SECURITIES LTD. |  |  |   GARTMORE 1990 LTD.   |
                                   |   |          (GSL)           |  |  |    (General Partner)   |
                                   |   |                          |  |  |                        |
                                   |   |                          |  |  |                        |
                                   |---|                          |  |--|                        |
                                       |                          |  |  |                        |
                                       |                          |  |  |                        |
                                       |GIM-99.99%                |  |  |GIM-50%                 |
                                       |GNL-.01%                  |  |  |GSL-50%                 |
                                       ----------------------------  |  --------------------------
                                                                     |
                                                                     |  --------------------------
                                                                     |  |  GARTMORE INDOSUEZ UK  |
                                                                     |  |     RECOVERY FUND      |
                                                                     |  |      (G.P.) LTD.       |
                                                                     |  |                        |
                                                                     |--|                        |
                                                                     |  |                        |
                                                                     |  |GIM-50%                 |
                                                                     |  |GNL-50%                 |
                                                                     |  --------------------------
                                                                     |
                                                                     |  --------------------------
                                                                     |  |  GARTMORE 1990 TRUSTEE |
                                                                     |  |          LTD.          |
                                                                     |  |    (General Partner)   |
                                                                     ---|                        |
                                                                        |                        |
                                                                        |                        |
                                                                        |GIM-50%                 |
                                                                        |GSL-50%                 |
                                                                        --------------------------







                                                                                                                             (Right)





























-----------------------------------------------------------------------------------------------------------
-------------------------------------------------                                                         |
           |                                    |                                                         |
           |  ----------------------------      |    -----------------------------             -----------------------------
           |  |  DAMIAN SECURITIES LTD.  |      |    |     GARTMORE CAPITAL      |             |      GARTMORE GLOBAL      |
           |  |                          |      |    |      MANAGEMENT LTD.      |             |  INVESTMENTS, INC. (GGI)  |
           |  |                          |      |----|          (GCM)            |             |                           |
           |  |                          |      |    |                           |             |                           |
           |--|                          |      |    |  GIM - 99.99%             |             |         See Page 5        |
           |  |                          |      |    |  GSL - .01%               |             |                           |
           |  |GIM 50%                   |      |    -----------------------------             -----------------------------
           |  |GSL-50%                   |      |    -----------------------------
           |  ----------------------------      |    |     GARTMORE U.S. LTD.    |
           |                                    |    |           (GUS)           |
           |  ----------------------------      |----|                           |
           |  |  GARTMORE NOMINEES LTD.  |      |    |                           |
           |  |          (GNL)           |      |    | GCM - 100%                |
           |  |                          |      |    |                           |
           |--|                          |      |    -----------------------------
           |  |                          |      |
           |  |                          |      |    -----------------------------
           |  |GIM-99.99%                |      |    | GARTMORE GLOBAL PARTNERS  |
           |  |GSL-.01%                  |      |    |      (General Partner)    |
           |  ----------------------------      |    |                           |
           |                                    |    |                           |
           |  ----------------------------      -----|                           |
           |  |     GARTMORE PENSION     |           |                           |
           |  |      TRUSTEES, LTD.      |           | GUS - 50%                 |
           |  |                          |           | GSL - 50%                 |
           |  |                          |           ----------------------------
           |--|                          |
           |  |                          |
           |  |                          |
           |  |GIM-99%                   |
           |  |GSL-1%                    |
           |  ----------------------------
           |
           |  ----------------------------
           |  |    GIL NOMINEES LTD.     |
           |                             |
           |  |                          |
           |  |                          |
           ---|                          |
              |                          |
              |GIM-50%                   |
              |GSL-50%                   |
              ----------------------------


                                                                                Subsidiary Companies      -- Solid Line
                                                                                Contractual Association   -- Double Line
                                                                                Limited Liability Company -- Dotted Line

                                                                                September 30, 2002

                                                       NATIONWIDE(R)

                    ----------------------------                           ----------------------------
                    |    NATIONWIDE MUTUAL     |                           |     NATIONWIDE MUTUAL    |
                    |    INSURANCE COMPANY     |=============|=============|  FIRE INSURANCE COMPANY  |
                    |       (CASUALTY)         |             |             |          (FIRE)          |
                    ----------------------------             |             ----------------------------
                                          -------------------|---------------------
                                          |   NATIONWIDE CORPORATION (NW CORP)    |
                                          |        Common Stock:   Control:       |
                                          |        -------------   --------       |
                                          |           13,642,432   100%           |
                                          |             Shares     Cost           |
                                          |             ------     ----           |
                                          | Casualty  12,992,922   $1,344,787,854 |
                                          | Fire         649,510      118,038,022 |
                                          --------------------|--------------------
                                            ------------------|-------------------
                                            |          GARTMORE GLOBAL            |
                                            |         ASSET MANAGEMENT           |
                                            |           TRUST (GGAMT)            |
                                            |                                    |
                                            |  Corp.-100%                        |
                                            ------------------|-------------------
                                              ----------------|------------------
                                              |        GARTMORE GLOBAL          |
                                              |     INVESTMENTS, INC. (GGI)     |
                                           ---| Common Stock:    958,750 Shares |
                                           |  | -------------                   |
                                           |  | GGAMT-94%                       |
                                           |  | Preferred Stock: 500,000 Shares |
                                           |  | ----------------                |
                                           |  | GGAMT-100%                      |
                                           |  ----------------|------------------
                                           |  ----------------|------------------
                                           |  |                                 |
                                           |  |      GARTMORE S.A. CAPITAL      |
                                           |  |           TRUST (GSA)           |
                                           |  |                                 |--------------------
                                           |  |                                 |
                                           |  |     DELAWARE BUSINESS TRUST     |
                                           |  |                                 |
                                           |  ----------------|------------------
                                           |  ----------------|------------------
                                           |  |                                 |
                                           |  |            EMERGING             |
                                           |  |         MANAGERS, LLC           |
                                           |  |              (EM)               |----
                                           |  |                                 |   |
                                           |  |  GSA-100%                       |   |
                                           |  |                                 |   |
                                           |  -----------------------------------   |
                                           |  -----------------------------------   |
                                           |  |                                 |   |
                                           |  |           NORTHPOINTE           |   |
                                           |  |           CAPITAL LLC           |   |
                                           |  |                                 |---|
                                           |  |                                 |   |
                                           |  |  EM-65%                         |   |
                                           |  |                                 |   |
                                           |  -----------------------------------   |
                                           |  -----------------------------------   |
                                           |  |                                 |   |
                                           |  |         CODA  CAPITAL           |   |
                                           |  |         MANAGEMENT LLC          |   |
                                           |  |                                 |----
                                           |  |                                 |
                                           |  |  EM-79%                         |
                                           |  |                                 |
                                           |  -----------------------------------
                                           |  -----------------------------------
                                           |  |                                 |
                                           |  |      GARTMORE MUTUAL FUND       |
                                           |  |          CAPITAL TRUST          |
                                           ---|                                 |
                                              |                                 |
                                              |     DELAWARE BUSINESS TRUST     |
                                              |                                 |
                                              -----------------------------------



                                  --------------------------------------               ------------------------------------
                                  |                                    |               |                                  |
                                  |     GARTMORE GLOBAL ASSET          |               |              ADVISOR             |
            ----------------------|        MANAGEMENT, INC.            |---------------|           SOFTWARE, INC.         |
                                  |            (GGAMI)                 |       |       |                                  |
                                  |  GSA-100%                          |       |       |   GGAMI-23%                      |
                                  |                                    |       |       |                                  |
                                  --------------------------------------       |       ------------------------------------
                                                                               |
                                  --------------------------------------       |       ------------------------------------
                                  |             GARTMORE               |       |       |                                  |
                                  |     INVESTORS SERVICES, INC.       |       |       |              INVESTIA            |
                                  | Common Stock:          5 Shares    |---------------|           HOLDINGS, LTD.         |
                                  | -------------       Cost           |       |       |                                  |
                                  |                     ----           |       |       |   GGAMI-25%                      |
                                  | GGAMI-100%          $5,000         |       |       |                                  |
                                  --------------------------------------       |       ------------------------------------
                                                                               |
                                  --------------------------------------       |       ------------------------------------
                                  |                                    |       |       |         GARTMORE MORLEY          |
                                  |     NATIONWIDE GLOBAL FUNDS        |       |       |     FINANCIAL SERVICES, INC.     |
                                  |                                    |-------|       |            (MORLEY)              |
                                  |        LUXEMBOURG SICAV            |-------|-------|   Common Stock: 82,343 Shares    |-----
                                  |                                    |       |       |   ------------                   |    |
                                  |                                    |       |       |   GGAMI-100%                     |    |
                                  --------------------------------------       |       ------------------------------------    |
                                                                               |                                               |
                                  --------------------------------------       |       ------------------------------------    |
                                  |     GARTMORE DISTRIBUTION          |       |       |     GARTMORE MORLEY CAPITAL      |    |
                                  |          SERVICES, INC.            |       |       |         MANAGEMENT, INC          |    |
                                  | Common Stock:     10,000 Shares    |       |       | Common Stock:        500 Shares  |    |
                                  | -------------       Cost           |-------|       | -------------       Cost         |----|
                                  |                     ----           |       |       |                     ----         |    |
                                  | GGAMI-100%        $146,653         |       |       | Morley-100%        $5,000        |    |
                                  --------------------------------------       |       ------------------------------------    |
                                                                               |                                               |
                                  --------------------------------------       |       ------------------------------------    |
                                  |      CORVIANT CORPORATION          |       |       |            GARTMORE              |    |
                                  |              (CC)                  |       |       |         TRUST COMPANY            |    |
                                  | Common Stock:    450,000 Shares    |       |       | Common Stock:      2,000 Shares  |    |
                                  | -------------                      |-------|       | -------------                    |----|
                                  | Series A Preferred: 250,000 Shares |       |       |                                  |    |
                                  | ------------------  Cost           |       |       |                     Cost         |    |
                                  |                     ----           |       |       |                     ----         |    |
                                  | GGAMI-100%        $10,000,000      |       |       | Morley-100%       $50,000        |    |
                                  --------------------------------------       |       ------------------------------------    |
                                                                               |                                               |
                                  --------------------------------------       |       ------------------------------------    |
                                  |                                    |       |       |        GARTMORE MORLEY &         |    |
                                  |   VILLANOVA SECURITIES, LLC        |       |       |         ASSOCIATES, INC.         |    |
                                  |                                    |       |       | Common Stock:      3,500 Shares  |    |
                                  |                                    |-------|       | -------------                    |-----
                                  |                                    |       |       |                     Cost         |
                                  |                                    |       |       |                     ----         |
                                  | CC-100%                            |       |       | Morley-100%        $1,000        |
                                  --------------------------------------       |       ------------------------------------
                                                                               |
                                  --------------------------------------       |       ------------------------------------
                                  |                                    |       |       |         NEWHOUSE SPECIAL         |
                                  |            GGI MGT LLC             |       |       |      SITUATIONS FUND I, LLC      |
                                  |             (GGIMGT)               |       |       | Common Stock:     10,000 Shares  |
                                  |                                    |---------------| -------------                    |
                                  |                                    |               | GGIMGT-10%                       |
                                  |                                    |               | Class A Preferred: 10,000 Shares |
                                  |                                    |               | -----------------                |
                                  | GGAMI-100%                         |               | GGAMI-75%                        |
                                  --------------------------------------               ------------------------------------

                                                                               Subsidiary Companies      - Solid Line
                                                                               Contractual Association   - Double Line
                                                                               Limited Liability Company - Dotted Line

                                                                               September 30, 2002


Item 27.      NUMBER OF CONTRACT OWNERS
              N/A

Item 28.      INDEMNIFICATION
              Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.
              Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.      PRINCIPAL UNDERWRITER
              (a) Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for Multi-Flex Variable Account, Nationwide Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-4, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account-13, Nationwide Variable Account-14, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and Nationwide VLI Separate Account-5, all of which are separate investment accounts of Nationwide or its affiliates.

              (b) NATIONWIDE INVESTMENT SERVICES CORPORATION DIRECTORS AND OFFICERS

                    Joseph J. Gasper, Director and Chairman of the Board Richard A. Karas, Director and Vice Chairman
                    Mark R. Thresher, Director, Senior Vice President and
                      Treasurer
                    Duane C. Meek, President
                    William G. Goslee, Senior Vice President
                    Kevin S. Crossett, Vice President
                    Trey Rouse, Vice President
                    Peter R. Salvator, Vice President
                    Barbara J. Shane, Vice President-Compliance Officer
                    Karen R. Tackett, Vice President
                    Alan A. Todryk, Vice President-Taxation
                    Carol L. Dove, Associate Vice President-Treasury Services
                      and Assistant Treasurer
                    Glenn W. Soden, Associate Vice President and Secretary Thomas E. Barnes, Associate Vice President and Assistant
                      Secretary
                    John F. Delaloye, Assistant Secretary

                    Dina A. Tantra, Assistant Secretary
                    Mark D. Maxwell, Assistant Secretary
                    E. Gary Berndt, Assistant Treasurer
                    Terry C. Smetzer, Assistant Treasurer

                    The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
                    One Nationwide Plaza
                    Columbus, Ohio 43215

(c)
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                     DISCOUNTS AND REDEMPTION OR COMMISSIONS
                                        COMMISSIONS              ANNUITIZATION
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         Nationwide Investment          N/A                      N/A                     N/A                N/A
         Services Corporation
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------


Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES
              Not Applicable

Item 32.      UNDERTAKINGS

              The Registrant hereby undertakes to:

              (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

              (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or
                  (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

              (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

              The Registrant represents that any of the contracts which are issued pursuant to Section 403(b) of the Internal Revenue Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with
              Section 403(b)(11) of the Internal Revenue Code.


              Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life Insurance Company and
Contract Owners of Nationwide Variable Account-II:

We consent to use of our reports for Nationwide Variable Account-II dated February 20, 2002 and for Nationwide Life Insurance Company and subsidiaries dated January 29, 2002, except as to notes 16 and 17, which are as of December 20, 2002, included herein, and to the reference to our firm under the heading "Services" in the Statement of Additional Information. Our report for Nationwide Life Insurance Company and subsidiaries refers to a change to the method of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets.





KPMG LLP
Columbus, Ohio
February 11, 2003

                                                    SIGNATURES
As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-II, certifies that it has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 11th day ofFebruary , 2003.

                                                NATIONWIDE VARIABLE ACCOUNT-II
                                ------------------------------------------------
                                                      Registrant)

                                             NATIONWIDE LIFE INSURANCE COMPANY
                                ------------------------------------------------
                                                       (Depositor)


                                                      By/s/STEVEN SAVINI
                                ------------------------------------------------
                                                      Steven Savini

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of February, 2003.


               SIGNATURE                                   TITLE

W. G. JURGENSEN                               Director and Chief Executive Officer
----------------------------------------
W. G. Jurgensen

JOSEPH J. GASPER                                 Director and President and
----------------------------------------
Joseph J. Gasper                                  Chief Operating Officer

JOSEPH A. ALUTTO                                          Director
----------------------------------------
Joseph A. Alutto

JAMES G. BROCKSMITH, JR.                                  Director
----------------------------------------
James G. Brocksmith, Jr.

HENRY S. HOLLOWAY                                         Director
----------------------------------------
Henry S. Holloway

LYDIA M. MARSHALL                                         Director
----------------------------------------
Lydia M. Marshall

DONALD L. MCWHORTER                                       Director
----------------------------------------
Donald L. McWhorter

DAVID O. MILLER                                           Director
----------------------------------------
David O. Miller

JAMES F. PATTERSON                                        Director
----------------------------------------
James F. Patterson

GERALD D. PROTHRO                                         Director
----------------------------------------
Gerald D. Prothro

ARDEN L. sHISLER                                          Director
----------------------------------------
Arden L. Shisler

ALEX SHUMATE                                              Director
----------------------------------------
Alex Shumate

                                                                                                  By /s/ STEVEN SAVINI
                                                                                     -----------------------------------------------
                                                                                                      Steven Savini
                                                                                                    Attorney-in-Fact